As filed with the U.S. Securities and Exchange Commission on April 16, 2024

Registration No. 333-273884

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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AMENDMENT NO. 2
TO

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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Jinxin Technology Holding Company
(Exact name of Registrant as specified in its charter)

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Not Applicable
(Translation of Registrant’s name into English)

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Cayman Islands	8200	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Floor 8, Building D, Shengyin Building, Shengxia Road 666
Pudong District, Shanghai 201203
People’s Republic of China
+86 21-5058-2081
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

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Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

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Copies to:

Steve Lin, Esq.
Justin You Zhou, Esq.
Kirkland & Ellis International LLP
58th Floor, China World
Tower A No. 1 Jian Guo Men Wai Avenue
Chaoyang District, Beijing 100004
People’s Republic of China
+86 10-5737-9315

Ying Li, Esq. Guillaume de Sampigny, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 +1 (212) 530-2206

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Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement contains two prospectuses, as set forth below.

•        Public Offering Prospectus. A prospectus (the “Public Offering Prospectus”) to be used for the public offering of           ADSs representing           ordinary shares of the Registrant through the underwriter named on the cover page of the Public Offering Prospectus.

•        Resale Prospectus. A prospectus to be used for the resale by the Selling Shareholder set forth therein of           ADSs representing           ordinary shares of the Registrant (the “Resale Prospectus”).

The Resale Prospectus is substantively identical to the Public Offering Prospectus, except for the following principal points:

•        they contain different outside and inside front covers;

•        they contain different Offering sections in the Prospectus Summary section;

•        they contain different Use of Proceeds sections;

•        the Capitalization section is deleted from the Resale Prospectus;

•        the Dilution section is deleted from the Resale Prospectus;

•        a Selling Shareholder section is included in the Resale Prospectus;

•        the Underwriting section from the Public Offering Prospectus is deleted from the Resale Prospectus and a Selling Shareholder Plan of Distribution is inserted in its place; and

•        the Legal Matters section in the Resale Prospectus deletes the reference to counsel for the underwriter.

The Registrant has included in this Registration Statement a set of alternate pages after the back cover page of the Public Offering Prospectus (the “Alternate Pages”) to reflect the foregoing differences in the Resale Prospectus as compared to the Public Offering Prospectus. The Public Offering Prospectus will exclude the Alternate Pages and will be used for the public offering by the Registrant. The Resale Prospectus will be substantively identical to the Public Offering Prospectus except for the addition or substitution of the Alternate Pages and will be used for the resale offering by the Selling Shareholder.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)
Dated             , 2024

American Depositary Shares

Jinxin Technology Holding Company

Representing              Ordinary Shares

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This is an initial public offering of American depositary shares, or ADSs, representing ordinary shares of Jinxin Technology Holding Company. Each ADS represents            of our ordinary shares, par value US$0.00001428571428 per share. We are offering a total of            ADSs. The Selling Shareholder is offering            ADSs to be sold in the offering pursuant to the Resale Prospectus. We will not receive any proceeds from the sale of the ADSs by the Selling Shareholder.

Prior to this offering, there has been no public market for the ADSs or our ordinary shares. We anticipate the initial public offering price per ADS will be between US$            and US$            . We intend to apply for the listing of the ADSs representing our ordinary shares on the Nasdaq Global Market (“Nasdaq”) under the symbol “NAMI.” This offering is contingent upon the final approval from Nasdaq for the listing of our ADSs on the Nasdaq Global Market. There is no guarantee or assurance that our ADSs will be approved for listing on the Nasdaq Global Market. We will not proceed to consummate this offering if Nasdaq denies our listing.

Jinxin Technology Holding Company is a Cayman Islands holding company with no business operations and not a Chinese operating company. It conducts its China-based operations through its PRC subsidiary, or the WFOE, a consolidated variable interest entity, or the VIE, and the VIE’s subsidiaries. However, we and our shareholders do not have any equity interests in the VIE as current PRC laws and regulations restrict and impose conditions on direct foreign investment in companies that engage in certain services, such as value-added telecommunication services. As a result, we operate a significant portion of our businesses in China through certain contractual arrangements with the VIE. This structure allows us to be considered the primary beneficiary of the VIE for accounting purposes, which serves the purpose of consolidating the financial results of the VIE in our consolidated financial statements under generally accepted accounting principles in the U.S. (“U.S. GAAP”). This structure also provides investors with exposure to foreign investment in such companies. As of the date of this prospectus, these contractual arrangements have not been tested in a court of law in the PRC. The VIE is owned by certain nominee shareholders, not us. The nominee shareholders are also shareholders of our company. For a summary of such contractual arrangements, see “Corporate History and Structure — Contractual Arrangements with the VIE and Its Shareholders.” Investors in the ADSs are purchasing equity securities of a Cayman Islands holding company rather than equity securities of our subsidiaries and the VIE. Investors may never directly hold equity interests in the VIE under the current PRC laws and regulations. As used in this prospectus, “we,” “us,” “our company,” “our” or “Jinxin Technology” refers to Jinxin Technology Holding Company and its subsidiaries, and, in the context of describing our consolidated financial information, business operations and operating data, the consolidated VIE. We refer to Shanghai Jinxin Network Technology Co., Ltd. as the VIE in the context of describing their activities and contractual arrangements with us.

Our corporate structure involves unique risks to investors in the ADSs. In 2022 and 2023, substantially all of our revenues were derived from the VIE. If the PRC government deems that our contractual arrangements with the VIE do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to material penalties or be forced to relinquish our interests in those operations or otherwise significantly change our corporate structure. We and our investors face significant uncertainty about potential future actions by the PRC government that could affect the legality and enforceability of the contractual arrangements with the VIE and, consequently, significantly affect our ability to consolidate the financial results of the VIE and the financial performance of our company as a whole. Our ADSs may decline in value or become worthless, if we are unable to claim our contractual rights over the assets of the VIE that conducts substantially all of our operations in China. See “Risk Factors — Risks Related to Our Corporate Structure” for detailed discussion.

Under PRC law, Jinxin Technology Holding Company may provide funding to the WFOE only through capital contributions or loans, and to the VIE only through loans, subject to the satisfaction of applicable government registration and approval requirements. In 2022 and 2023, transfers of cash were made across our organization through capital injections and intra-group loans. As of December 31, 2023, Jinxin Technology Holding Company had made cumulative capital contributions of RMB146.9 million to the WFOE through its intermediate holding company, and had transferred RMB55.9 million to the WFOE by way of intra-group loans. In 2022 and 2023, the VIE transferred RMB20.5 million and RMB32.0 million to the WFOE, respectively, through intra-group loans. In 2022 and 2023, the WFOE transferred RMB19.8 million and RMB32.7 million to the VIE, respectively, through repayment of loans. Apart therefrom, no other cash or asset was transferred within our organization in 2022 and 2023. Jinxin Technology Holding Company has not previously declared or paid any cash dividend or dividend in kind, and has no plan to declare or pay any dividends in the near future on our shares or the ADSs representing our ordinary shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. For details, see “Prospectus Summary — Transfer of Funds and Other Assets” and “Summary Consolidated Financial Data — Condensed Consolidating Schedule.” As of the date of this prospectus, we do not have cash management policies and procedures in place that dictate how funds are transferred through our organization. Rather, the funds can be transferred in accordance with the applicable PRC laws and regulations, subject to satisfaction of applicable government registration and approval requirements. There is no assurance the PRC government will not intervene in or impose restrictions and limitations on the ability of Jinxin Technology Holding Company, our subsidiaries, and the VIE to transfer cash. To the extent cash or assets are held in mainland China or by a mainland China entity, the funds or assets may not be available to fund operations or for other use outside of mainland China due to the intervention in or imposition of restrictions and limitations on the ability of Jinxin Technology Holding Company, our subsidiaries, or the VIE by the PRC government to transfer cash or assets. While there are currently no such restrictions or limitations in Hong Kong on cash transfers to, or from, entities in Hong Kong, if certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future, were to become applicable to our Hong Kong subsidiary in the future, and to the extent our cash or assets are in Hong Kong or a Hong Kong entity, such funds or assets may not be available due to the interventions in or imposition of restrictions and limitations on our ability to transfer funds or assets by the PRC government. See “Prospectus Summary — Summary of Risk Factors,” “Prospectus Summary — Restrictions on Foreign Exchange and our Ability to Transfer Cash between Entities, Across Borders and to U.S. Investors,” “Risk Factors — Risks Related to Our Corporate Structure — We may rely on dividends and other payments from Shanghai Mihe to fund cash and financing requirements, and any limitation on the ability of Shanghai Mihe to pay dividends to us could have a material adverse effect on our ability to conduct our business and pay dividends to our shareholders” and “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans to our PRC subsidiary and the VIE in China, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

Jinxin Technology Holding Company’s ability to pay dividends, if any, to its shareholders and ADS holders and to service any debt it may incur will depend upon dividends paid by the WFOE. Under PRC laws and regulations, the WFOE is subject to certain restrictions with respect to paying dividends or otherwise transferring any of their net assets offshore to Jinxin Technology Holding Company. In particular, under the current effective PRC laws and regulations, dividends may be paid only out of distributable profits. Distributable profits are the net profit as determined under PRC GAAP, less any recovery of accumulated losses and appropriations to statutory and other reserves required to be made. The WFOE is required to set aside at least 10% of its after-tax profits each year, after making up previous years’ accumulated losses, if any, to fund certain statutory reserve funds, until the aggregate amount of such a fund reaches 50% of its registered capital. Furthermore, the PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our offshore intermediary holding companies or ultimate parent company, and therefore, our shareholders or investors in our ADSs. If any of our subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to Jinxin Technology Holding Company. In addition, the WFOE is required to make appropriations to certain statutory reserve funds, which are not distributable as cash dividends except in the event of a solvent liquidation of the companies. See “Prospectus Summary — Restrictions on Foreign Exchange and our Ability to Transfer Cash between Entities, Across Borders and to U.S. Investors,” “Risk Factors — Risks Related to Our Corporate Structure — We may rely on dividends and other payments from Shanghai Mihe to fund cash and financing requirements, and any limitation on the ability of Shanghai Mihe to pay dividends to us could have a material adverse effect on our ability to conduct our business and pay dividends to our shareholders” and “Risk Factors — Risks Related to Doing Business in China — PRC governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment” for detailed discussion.

The Holding Foreign Companies Accountable Act, or the HFCAA, was enacted on December 18, 2020 and amended by the Consolidated Appropriations Act, 2023 enacted on December 29, 2022. The amended HFCAA states that if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for two consecutive years, the SEC shall prohibit our shares or ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States. The Consolidated Appropriations Act, 2023 reduced the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two years. On December 16, 2021, the PCAOB issued its report notifying the SEC of its determination that it was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China or Hong Kong. Our auditor, WWC Professional Corporation, is an independent registered public accounting firm headquartered in the United States. Our auditor is currently subject to PCAOB inspections and has been inspected by the PCAOB on a regular basis. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms.

Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a “Commission-Identified Issuer” following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a “Commission-Identified Issuer” for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the prohibition on trading under the HFCAA. The delisting of our ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. These risks could result in a material adverse change in our operations and the value of our ADSs, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause the value of such securities to significantly decline or become worthless. For more details, see “Risk Factors — Risks Related to Doing Business in China — Our ADSs will be prohibited from trading in the United States under the Holding Foreign Companies Accountable Act, or the HFCAA, if it is later determined that the PCAOB is unable to inspect and investigate completely our auditor. The delisting of and prohibition from trading our ADSs, or the threat of their being delisted and prohibited from trading, may cause the value of our ADSs to significantly decline or be worthless.”

We face various legal and operational risks and uncertainties as a company based in and primarily operating in China. Similar to situations of many other countries, the PRC government has significant authority to exert influence on the ability of a China-based company, like us, to conduct its business, accept foreign investments or list on a U.S. stock exchange. For example, recently the PRC government initiated a series of regulatory actions and statements to regulate business operations in China, including cracking down on illegal activities in the securities market, strengthened supervision on overseas listings by China-based companies, including companies with a VIE structure, adopting new measures to extend the scope of cybersecurity reviews and data security protection, and expanding the efforts in anti-monopoly enforcement. The PRC government may also regulate our operations by adopting new laws and regulations from time to time. The PRC government has recently published new policies that significantly affected certain industries. The PRC private education industry, especially the after-school tutoring sector, has experienced intense scrutiny and has been subject to significant regulatory changes recently. In particular, the Opinions on Further Alleviating the Burden of Homework and After-School Tutoring for Students in Compulsory Education jointly promulgated by the General Office of State Council and the General Office of Central Committee of the Communist Party of China on July 24, 2021, or the Alleviating Burden Opinion, sets out a series of operating requirements on after-school tutoring institutions that provides, among other things, (i) all existing after-school tutoring institutions providing tutoring services on academic subjects for students in compulsory education, or the Academic AST Institutions, shall be registered as non-profit, (ii) Academic AST Institutions are prohibited from raising funds by listing on stock markets or conducting any capitalization activities and listed companies are prohibited from investing in Academic AST Institutions through capital markets fund raising activities, or acquiring assets of Academic AST Institutions by paying cash or issuing securities, and (iii) foreign capital is prohibited from controlling or participating in any Academic AST Institutions through mergers and acquisitions, entrusted operation, joining franchise or variable interest entities. See “Regulations — Regulations Relating to Education” for more details. The VIE ceased to provide online tutoring services by the end of 2021 and has taken a series of actions to restructure its business and operations in order to be in compliance with the Alleviating Burden Opinion and other applicable PRC laws and regulations relating to after-school tutoring, which negatively affected our business, financial condition and results of operations in 2022. Although we do not expect that the Alleviating Burden Opinion and other PRC laws and regulations relating to after-school tutoring currently in effect will adversely impact our ability to conduct our current business, accept foreign investments or list on a U.S. or other foreign exchange, we cannot rule out the possibility that the PRC government will in the future release regulations or policies regarding our industry that could affect or influence our business, financial condition and results of operations. Furthermore, the PRC government has recently made efforts to exert more oversight and control over overseas securities offerings and other capital markets activities and foreign investment in China-based companies like us. Any such action, once taken by the PRC government, could cause the value of such securities to significantly decline or in extreme cases, become worthless. For a detailed description of risks related to doing business in China, see “Risk Factors — Risks Related to Doing Business in China.”

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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We are an “emerging growth company” under the applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements. See “Risk Factors” beginning on page 22 for factors you should consider before investing in the ADSs.

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PRICE US$            PER ADS

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	Per ADS	Total
Initial Public Offering Price	US$	US$
Underwriting discounts(1)	US$	US$
Proceeds, before expenses, to us	US$	US$

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(1)         For a description of compensation payable to the underwriter, see “Underwriting.”

We have granted the underwriter an option to purchase up to an additional             ADSs (15%) within 45 days after the closing of the offering at the initial public offering price, less the underwriting discounts.

The underwriter expects to deliver the ADSs against payment in U.S. dollars in New York, New York on            , 2024.

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EF HUTTON LLC

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Prospectus dated            , 2024

英汉
Aa
95分
汉语
汉
大

纳米盒

NAMIBOX

Innovative Digital Educational Content Service Provider
Empowered by Advanced Technologies

NAMIBOX

You should rely only on the information contained in this prospectus or in any related free writing prospectus that we have filed with the Securities and Exchange Commission, or the SEC. We and the Selling Shareholder have not authorized anyone to provide you with information different from that contained in this prospectus or in any related free writing prospectus. We and the Selling Shareholder are offering to sell, and seeking offers to buy the ADSs offered hereby, but only under circumstances and in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the ADSs.

Neither we, the Selling Shareholder nor the underwriter has taken any action that would permit a public offering of the ADSs outside the United States or permit the possession or distribution of this prospectus or any filed free writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ADSs and the distribution of this prospectus or any filed free writing prospectus outside the United States.

Until               , 2024 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information, financial statements and related notes appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the ADSs discussed under “Risk Factors,” “Business,” and information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before deciding whether to buy the ADSs.

Our Business

We are an innovative digital content service provider in China. Leveraging our powerful digital content generation engine powered by advanced AI/AR/VR/digital human technologies, we are committed to offering our users high-quality digital content services through both our own platform and the content distribution channels of our strong partners.

We currently target K-9 students in China, with core expertise in providing them digital and integrated educational contents, and plan to further expand our service offerings to provide premium and engaging digital contents to other age groups. We were the largest digital textbook platform and a leading digital educational content provider for K-9 students in China, both in terms of revenue in 2022, according to Frost & Sullivan. We collaborate with leading textbook publishers in China and provide digital version of mainstream textbooks used in primary schools and middle schools. Our digital textbooks primarily cover Chinese and English subjects used in K-9 schools in China. We also create and develop digital self-learning contents and leisure reading materials in-house. Our AI-generated content technology enables our comprehensive digital contents to deliver an interactive, intelligent and entertaining learning experience.

Textbooks have been the primary teaching instrument for most children. Access to an advanced and intelligent version of textbook is becoming a rising demand, particularly among K-9 students who are at early stage of learning and forming an efficient learning style. There are currently over 150 million K-9 students in China while the digitization rate of textbook remains relatively low. Since our inception in 2014, we have built expertise in creating digitized, interactive and intelligent textbooks that we believe improve K-9 students’ learning experience. Previously, CDs were the most common learning equipment used by K-9 students to assist with studying textbook in China. We are committed to replacing outdated learning materials and equipment with our intelligent, interactive digital products and resources, and eventually cultivate a fresh and innovative learning style.

We are authorized by major Chinese textbook publishers to digitize their proprietary textbooks, and design and develop the digital version. Besides digital textbooks, leveraging our deep insights in China’s childhood education sector and our technological strength, we also provide digital self-learning materials and digital leisure reading materials, catering to the evolving and diversified needs of potential users. We have strong in-house content development expertise in digitized materials, amusement features, video and audio effects as well as art design. Our products and contents are imbued with the rich operational know-how and deep understanding of China’s childhood education sector, which we believe make our digital contents highly compelling to our users.

We distribute digital contents primarily through (i) our flagship learning app, Namibox, (ii) telecom and broadcast operators and (iii) third-party devices with our contents embedded. We launched our interactive and self-directed learning app Namibox in 2014, to provide users an integrated entry point to our digital textbooks, self-learning materials and leisure reading materials. Users can access various free contents, subscribe to advanced contents and choose to become premium members through our membership programs. In addition, we partner with all mainstream Chinese telecom and broadcast operators to tap into their large user base. Our partnered telecom and broadcast operators broadcast our various programs to end users through their respective platforms, distribute our educational contents to interested users and share certain percentage of revenues with us. Through networks of our partnered telecom and broadcast operators, individual users gain easy access to our digital contents through TVs or mobile devices. Furthermore, we cooperate with well-known hardware manufacturers, such as manufacturers of digital pads and intelligent TVs, and pre-install our programs in such devices directly. The integrated distribution channels empower us to increase our brand awareness in a cost-efficient manner, grow our user base sustainably and improve our contents continuously based on users’ real time feedbacks.

Our business has evolved significantly since inception and we have never stopped reimagining and innovating our products and digital contents. We are doing this not only to cater to, but influence, the learning habits and lifestyles of our users, to fulfill their goals and enrich their lives. With innovative and high-quality educational contents, we have built a trusted and well recognized brand, as well as a large user base throughout China. Since our inception, our Namibox app has amassed over 79 million cumulative downloads and more than 39 million registered users as of December 31, 2023. The high-frequency interactions we have with users and our unique access to a large amount of mission-critical learning data further provide us deep insights in K-9 education sector.

Fueling all of these great achievements are our technologies. We deploy advanced digitization technologies, AI technologies and big data analysis to provide superior user experience. We also deploy advanced AI technologies that power various teaching and voice assessment tools, all to improve the learning effectiveness for children. Leveraging our proprietary digital content generation engine, we are able to consistently refine and upgrade our educational contents, as well as to intelligently recommend content to our users, continually improving user experience.

We have realized steady growth with healthy financial performance since inception. Despite negative impacts caused by regulatory changes in the online education industry in 2021, our registered users increased from 29.9 million as of December 31, 2021 to 35.3 million as of December 31, 2022, and further to 39.5 million as of December 31, 2023. In addition, we recorded net income of RMB55.1 million and RMB83.5 million (US$11.8 million) in 2022 and 2023, respectively.

Our Industry

China’s K-9 digital educational content services market stays relatively fragmented, with the top five players having approximately 12.1% of the market share in aggregate in terms of revenue in 2022, according to Frost & Sullivan. China’s K-9 digital educational content services market in terms of revenue increased from RMB3.5 billion in 2018 to RMB9.6 billion in 2022, representing a CAGR of 29.1%. The market size is expected to reach RMB23.7 billion in 2027, representing a CAGR of 19.8% from 2022. According to Frost & Sullivan, our flagship learning app, Namibox, ranked second in the market with a 2.5% market share in terms of revenue in 2022.

The K-9 digital textbook services market in China is relatively concentrated, with the top five players collectively holding 33.5% of the market share in terms of revenue in 2022, according to Frost & Sullivan. China’s K-9 digital textbook services market in terms of revenue increased from RMB694 million in 2018 to RMB1,779 million in 2022, representing a CAGR of 26.5%, and is expected to further increase to RMB5,004 million in 2027, representing a CAGR of 23.0% from 2022. According to Frost & Sullivan, we were the largest digital textbook platform in terms of revenue in 2022, with a market share of 12.7%.

Our Strengths

We believe the following competitive strengths are essential for our success and differentiate us from our competitors:

•        market leader with strong brand value;

•        high-quality and comprehensive suite of products and enriched educational contents;

•        scalable and synergistic business model;

•        leading technologies and data insights; and

•        visionary management team.

Our Strategies

We intend to enhance student engagement and increase our paid student enrollment by pursuing the following strategies:

•        improve educational content and user experiences;

•        expand the scope of product offerings;

•        strengthen content development capability and technology leadership;

•        expand user base and enhance user engagement;

•        further expand into overseas markets; and

•        create a virtual learning community.

Summary of Risk Factors

Investing in our ADSs involves a high degree of risk. You should carefully consider the risks and uncertainties summarized below, the risks described under the “Risk Factors” section and the other information contained in this prospectus before you decide whether to purchase our ADSs.

We face risks and uncertainties in realizing our business objectives and executing our strategies, including:

•        If we are not able to continue to attract and retain users, increase the spending of paying users on our contents, maintain or strengthen the cooperation with the major telecom operators in China and other business partners, we may not be able to sustain revenue growth, which may materially and adversely affect our business, financial condition and results of operations. See “Risk Factors — Risks Related to Our Business and Industry — If we are not able to continue to attract and retain users, increase the spending of paying users on our contents, maintain or strengthen the cooperation with the major telecom operators in China and other business partners, we may not be able to sustain revenue growth, which may materially and adversely affect our business, financial condition and results of operations” on page 22 for details.

•        We have a limited operating history in an evolving market, which makes it difficult to predict our prospects and our business and financial performance. See “Risk Factors — Risks Related to Our Business and Industry — We have a limited operating history in an evolving market, which makes it difficult to predict our prospects and our business and financial performance” on page 22 for details.

•        We have grown rapidly and expect to continue to invest in our growth for the foreseeable future. If we fail to manage this growth effectively, our business, financial condition and operating results may be materially and adversely affected. See “Risk Factors — Risks Related to Our Business and Industry — We have grown rapidly and expect to continue to invest in our growth for the foreseeable future. If we fail to manage this growth effectively, our business, financial condition and operating results may be materially and adversely affected” on page 23 for details.

•        We have incurred net losses in the past, and we may not be able to remain profitable or increase profitability in the future. See “Risk Factors — Risks Related to Our Business and Industry — We have incurred net losses in the past, and we may not be able to remain profitable or increase profitability in the future” on page 23 for details.

•        We face competition, which may divert users to our competitors, lead to pricing pressure and loss of market share. See “Risk Factors — Risks Related to Our Business and Industry — We face competition, which may divert users to our competitors, lead to pricing pressure and loss of market share” on page 23 for details.

•        We face risks and uncertainties with respect to the development of relevant regulations. Failure to obtain and renew the requested licenses or permits in a timely manner or obtain newly required ones, due to adverse changes in regulations or policies could have a material adverse impact on our business, financial condition and results of operations. See “Risk Factors — Risks Related to Our Business and Industry — We face risks and uncertainties with respect to the development of relevant regulations. Failure to obtain and renew the requested licenses or permits in a timely manner or obtain newly required ones, due to adverse changes in regulations or policies could have a material adverse impact on our business, financial condition and results of operations” on page 24 for details.

•        The recognition of our brand may be adversely affected by any negative publicity concerning us and our business, shareholders, affiliates, directors, officers, and other employees, as well as the industry in which we operate, regardless of its accuracy, which could harm our reputation and business. See “Risk Factors — Risks Related to Our Business and Industry — The recognition of our brand may be adversely affected by any negative publicity concerning us and our business, shareholders, affiliates, directors, officers, and other employees, as well as the industry in which we operate, regardless of its accuracy, which could harm our reputation and business” on page 25 for details.

•        We may not be able to convert trial users of our Namibox to paying users of our digital educational content. See “Risk Factors — Risks Related to Our Business and Industry — We may not be able to convert trial users of our Namibox to paying users of our digital educational content” on page 25 for details.

•        Our promulgation of new products and contents may not be successful and may expose us to new challenges and more risks. See “Risk Factors — Risks Related to Our Business and Industry — Our promulgation of new products and contents may not be successful and may expose us to new challenges and more risks” on page 26 for details.

•        If we are unable to effectively manage our interest rate risk, changes in interest rates could have a material adverse effect on our profitability. See “Risk Factors — Risks Related to Our Business and Industry — We have exposure to interest rate risk” on page 31 for details.

We face risks and uncertainties relating to our corporate structure, including:

•        Jinxin Technology is a Cayman Islands holding company primarily operating in China through its subsidiaries and contractual arrangements with Shanghai Jinxin. Investors in the ADSs thus are not purchasing, and may never directly hold, equity interests in the VIE. If the PRC government determines such agreements non-compliant with relevant PRC laws, regulations, and rules, or if these laws, regulations, and rules or the interpretation thereof change in the future, we could be subject to severe penalties or be forced to relinquish our interests in Shanghai Jinxin, which may materially and adversely affect our operations and the value of your investment. See “Risk Factors — Risks Related to Our Corporate Structure — Jinxin Technology is a Cayman Islands holding company primarily operating in China through its subsidiaries and contractual arrangements with Shanghai Jinxin. Investors in the ADSs thus are not purchasing, and may never directly hold, equity interests in the VIE. There are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations, and rules relating to the agreements that establish the VIE structure for our operations in China, including potential future actions by the PRC government, which could affect the enforceability of our contractual arrangements with Shanghai Jinxin and, consequently, significantly affect the financial condition and results of operations of Jinxin Technology. If the PRC government determines such agreements non-compliant with relevant PRC laws, regulations, and rules, or if these laws, regulations, and rules or the interpretation thereof change in the future, we could be subject to severe penalties or be forced to relinquish our interests in Shanghai Jinxin, which may materially and adversely affect our operations and the value of your investment” on page 37 for details.

•        Substantial uncertainties exist with respect to the interpretation and implementation of the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises and whether we can complete the relevant filing with the existing VIE structure. See “Risk Factors — Risks Related to Our Corporate Structure — Substantial uncertainties exist with respect to the interpretation and implementation of the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises and whether we can complete the relevant filing with the existing VIE structure” on page 38 for details.

•        We rely on contractual arrangements with Shanghai Jinxin and its shareholders for our operations in China, which may not be as effective in providing operational control as direct ownership, and Shanghai Jinxin’s shareholders may fail to perform their obligations under the contractual arrangements. See “Risk Factors — Risks Related to Our Corporate Structure — We rely on contractual arrangements with Shanghai Jinxin and its shareholders for our operations in China, which may not be as effective in providing operational control as direct ownership, and Shanghai Jinxin’s shareholders may fail to perform their obligations under the contractual arrangements” on page 38 for details.

•        The shareholders of the VIE may have actual or potential conflicts of interest with us. See “Risk Factors — Risks Related to Our Corporate Structure — The shareholders of the VIE may have actual or potential conflicts of interest with us” on page 39 for details.

•        Our contractual arrangements may be subject to scrutiny by the PRC tax authorities and additional tax may be imposed which could negatively affect our financial condition and the value of your investment. See “Risk Factors — Risks Related to Our Corporate Structure — Our contractual arrangements may be subject to scrutiny by the PRC tax authorities and additional tax may be imposed which could negatively affect our financial condition and the value of your investment” on page 40 for details.

•        If we exercise the option to acquire equity ownership and assets of Shanghai Jinxin, the ownership or asset transfer may subject us to certain limitations and substantial costs. See “Risk Factors — Risks Related to Our Corporate Structure — If we exercise the option to acquire equity ownership and assets of Shanghai Jinxin, the ownership or asset transfer may subject us to certain limitations and substantial costs” on page 40 for details.

•        We may rely on dividends and other payments from Shanghai Mihe to fund cash and financing requirements, and any limitation on the ability of Shanghai Mihe to pay dividends to us could have a material adverse effect on our ability to conduct our business and pay dividends to our shareholders. To the extent cash or assets are held in mainland China or by a mainland China entity, the funds or assets may not be available to fund operations or for other use outside of mainland China due to the intervention in or imposition of restrictions and limitations on the ability of Jinxin Technology Holding Company, our subsidiaries, or the VIE by the PRC government to transfer cash or assets. See “Risk Factors — Risks Related to Our Corporate Structure — We may rely on dividends and other payments from Shanghai Mihe to fund cash and financing requirements, and any limitation on the ability of Shanghai Mihe to pay dividends to us could have a material adverse effect on our ability to conduct our business and pay dividends to our shareholders” on page 41 for details.

We are also subject to risks and uncertainties relating to doing business in China in general, including:

•        The approval, filing or other requirements of the China Securities Regulatory Commission or other PRC government authorities may be required in connection with this offering under PRC law. Any failure of fully complying with the approval, filing or other requirements may completely hinder our ability to offer our ordinary shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations. See “Risk Factors — Risks Related to Doing Business in China — The approval, filing or other requirements of the China Securities Regulatory Commission or other PRC government authorities may be required in connection with this offering under PRC law. Any failure of fully complying with the approval, filing or other requirements may completely hinder our ability to offer our ordinary shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations” on page 42 for details.

•        Similar to situations of many other countries, the PRC government has significant authority to exert influence on the China operations of an offshore holding company, such as us. Therefore, investors in the ADSs and our business face potential uncertainty from the PRC government’s policy. Changes in China’s economic or social conditions, or government policies may materially and adversely affect our business, financial condition, and results of operations. See “Risk Factors — Risks Related to Doing Business in China — Similar to situations of many other countries, the PRC government has significant authority to exert influence on the China operations of an offshore holding company, such as us. Therefore, investors in the ADSs and our business face potential uncertainty from the PRC government’s policy. Changes in China’s economic or social conditions, or government policies may materially and adversely affect our business, financial condition, and results of operations” on page 43 for details.

•        We are subject to extensive and evolving legal development, non-compliance with which, or changes in which, may materially and adversely affect our business and prospects, and may result in a material change in our operations and/or the value of our ADSs or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless. See “Risk Factors — Risks Related to Doing Business in China — We are subject to extensive and evolving legal development, non-compliance with which, or changes in which, may materially and adversely affect our business and prospects, and may result in a material change in our operations and/or the value of our ADSs or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless” on page 43 for details.

•        Significant uncertainties exist in relation to the interpretation and implementation of, or proposed changes to, the PRC laws, regulations and policies regarding the online private education industry. In particular, our compliance with the Opinions on Further Alleviating the Burden of Homework and After-School Tutoring for Students in Compulsory Education and the implementation measures issued thereunder by the relevant PRC government authorities has materially and adversely affected and will materially and adversely affect our business, financial condition, results of operations and prospect. See “Risk Factors — Risks Related to Doing Business in China — Significant uncertainties exist in relation to the interpretation and implementation of, or proposed changes to, the PRC laws, regulations and policies regarding the online private education industry. In particular, our compliance with the Opinions on Further Alleviating the Burden of Homework and After-School Tutoring for Students in Compulsory Education and the implementation measures issued thereunder by the relevant PRC government authorities has materially and adversely affected and will materially and adversely affect our business, financial condition, results of operations and prospect” on page 44 for details.

•        We are subject to the oversight of the CAC and it is unclear how such oversight may impact us. Our business could be interrupted or we could be subject to liabilities which may materially and adversely affect the results of our operation and the value of your investment. See “Risk Factors — Risks Related to Doing Business in China — We are subject to the oversight of the CAC and it is unclear how such oversight may impact us. Our business could be interrupted or we could be subject to liabilities which may materially and adversely affect the results of our operation and the value of your investment” on page 45 for details.

•        Our ADSs will be prohibited from trading in the United States under the Holding Foreign Companies Accountable Act if it is later determined that the PCAOB is unable to inspect and investigate completely our auditor. See “Risk Factors — Risks Related to Doing Business in China — Our ADSs will be prohibited from trading in the United States under the Holding Foreign Companies Accountable Act, or the HFCAA, if it is later determined that the PCAOB is unable to inspect and investigate completely our auditor. The delisting of and prohibition from trading our ADSs, or the threat of their being delisted and prohibited from trading, may cause the value of our ADSs to significantly decline or be worthless” on page 52 for details.

Corporate History and Structure

The following diagram illustrates our corporate structure, including our significant subsidiaries, the VIE and the VIE’s principal subsidiaries, as of the date of this prospectus:

____________

Notes:

(1)      Shareholders of Shanghai Jinxin are Mr. Jin Xu, our founder, chairman and chief executive officer, Beijing Tianzhi Dingchuang Investment Center Partnership (Limited Partnership), Tibet Xiangyu Hetai Enterprise Management Co., Ltd., Zhuhai Zhongguan Qianming Venture Capital Partnership (Limited Partnership), Shanghai Yanqiao Investment Center Partnership (Limited Partnership) and Mr. Haitong Zhu, our shareholder, each holding approximately 56.4%, 13.4%, 13.3%, 9.0%, 6.1% and 1.8%, respectively, of Shanghai Jinxin’s equity interests.

(2)      The remaining 48% equity interests in Zhongjiao Enshi Education Technology (Shanghai) Co., Ltd. are held by: (i) Shanghai Shijia Information Technology Co., Ltd. as to 30%; (ii) Zhongjiao Le’en Education Technology (Beijing) Co., Ltd. as to 7%; and (iii) Shanghai Xiyan Enterprise Management Center Partnership (Limited Partnership) as to 11%.

Contractual Arrangements

We are a Cayman Islands exempted company and currently conduct substantially all of our business operations in China through our PRC subsidiary Shanghai Mihe, the WFOE, and Shanghai Jinxin, the VIE, and its subsidiaries. The VIE and its subsidiaries hold our key operating licenses, provide products and contents to our users and business partners, and enter into contracts with our suppliers. We operate our businesses this way because PRC laws and regulations restrict foreign investment in companies that engage in certain services, such as the radio and television program production and operation services, Internet culture operation services and value-added telecommunication services. These contractual arrangements entered into with the VIE allow us to be considered the primary beneficiary of the VIE for accounting purposes, and to consolidate the financial results of the VIE in our consolidated financial statements under U.S. GAAP. These contractual arrangements include the exclusive technology and consulting service agreements, equity pledge agreements, exclusive option agreements, business operation agreements, powers of attorneys and spouse consents, as the case may be. This structure also provides investors with exposure to foreign investment in such companies. As of the date of this prospectus, these contractual arrangements have not been tested in a court of law in the PRC.

The VIE structure involves unique risks to investors in the ADSs. We do not have any equity interests in the VIE who is owned by certain nominee shareholders. As a result, these contractual arrangements may be less effective than direct ownership, and we could face heightened risks and costs in enforcing these contractual arrangements, because there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations, and rules relating to the legality and enforceability of these contractual arrangements. If the PRC government determines such agreements to be illegal, we could be subject to severe penalties or be forced to relinquish our interests in the VIE. As a result of our use of the VIE structure, you may never directly hold equity interests in the VIE under the current PRC laws and regulations. See “Risk Factors — Risks Related to Our Corporate Structure.”

Under PRC law, we may provide funding to the WFOE only through capital contributions or loans, and to the VIE only through loans, subject to the satisfaction of applicable government registration and approval requirements. We rely on dividends and other distributions from the WFOE to satisfy part of our liquidity requirement. The WFOE enjoys the economic interest in the operations of the VIE in the form of service fees under the contractual arrangements among Shanghai Mihe, Shanghai Jinxin, and shareholders of Shanghai Jinxin. For risks relating to the fund flows of our China operations, see “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans to our PRC subsidiary and the VIE in China, which could materially and adversely affect our liquidity and our ability to fund and expand our business.” and “Risk Factors — Risks Related to Corporate Structure — We may rely on dividends and other payments from Shanghai Mihe to fund cash and financing requirements, and any limitation on the ability of Shanghai Mihe to pay dividends to us could have a material adverse effect on our ability to conduct our business and pay dividends to our shareholders.”

Material Licenses and Permits

The VIE and its subsidiaries have obtained all material licenses and approvals required for our operations in China, except for the Online Publishing Service Permit and License for Online Transmission of Audio-Visual Programs. Given the significant uncertainties of the interpretation and implementation of certain regulatory requirements applicable to digital educational content business, we, the VIE and its subsidiaries may be required to apply for and obtain additional licenses, permits or registrations. We cannot assure you that we, the VIE or its subsidiaries will be able to obtain, in a timely manner or at all, or maintain such licenses, permits or registrations, and we, the VIE or its subsidiaries may also inadvertently conclude that such licenses, permits or registrations are not required. Any lack of or failure to maintain requisite licenses, permits or registrations applicable to us, the VIE or its subsidiaries may have a material adverse impact on our business, results of operations, financial condition and prospects and cause the value of any securities we offer to significantly decline or become worthless. For risks relating to licenses and approvals required for our operations in China, see “Risk Factors — Risks Related to Our Business and Industry.”

Transfer of Funds and Other Assets

In 2022 and 2023, transfers of cash were made across our organization through capital injections and intra-group loans. As of December 31, 2023, Jinxin Technology Holding Company had made cumulative capital contributions of RMB146.9 million to the WFOE through its intermediate holding company, and had transferred RMB55.9 million to the WFOE by way of intra-group loans. In 2022 and 2023, the VIE transferred RMB20.5 million and RMB32.0 million to the WFOE, respectively, through intra-group loans. In 2022 and 2023, the WFOE transferred RMB19.8 million and RMB32.7 million to the VIE, respectively, through repayment of loans. Apart therefrom, no other cash or asset was transferred between Jinxin Technology Holding Company, its subsidiaries, and the VIE in 2022 and 2023.

As advised by our PRC legal counsel, DeHeng Law Offices, for any amounts owed by the VIE to the WFOE under the contractual arrangements, unless otherwise required by PRC tax authorities, we are able to settle such amounts without limitations under the current effective PRC laws and regulations, provided that the VIE has sufficient funds to do so. We have no plan to distribute earnings or settle amounts owed under the contractual arrangements. Jinxin Technology Holding Company has not previously declared or paid any cash dividend or dividend in kind, and has no plan to declare or pay any dividends in the near future on our shares or the ADSs representing our ordinary shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. See “Summary Consolidated Financial Data — Condensed Consolidating Schedule” and “Dividend Policy.”

Restrictions on Foreign Exchange and our Ability to Transfer Cash between Entities, Across Borders and to U.S. Investors

As of the date of this prospectus, we do not have cash management policies and procedures in place that dictate how funds are transferred through our organization. Rather, the funds can be transferred in accordance with the applicable PRC laws and regulations, subject to satisfaction of applicable government registration and approval requirements. To the extent cash or assets are held in mainland China or by a mainland China entity, the funds or assets may not be available to fund operations or for other use outside of mainland China due to the intervention in or imposition of restrictions and limitations on the ability of Jinxin Technology Holding Company, our subsidiaries, or the VIE by the PRC government to transfer cash or assets. While there are currently no such restrictions or limitations in Hong Kong on cash transfers to, or from, entities in Hong Kong, if certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future, were to become applicable to our Hong Kong subsidiary in the future, and to the extent our cash or assets are in Hong Kong or a Hong Kong entity, such funds or assets may not be available due to the interventions in or imposition of restrictions and limitations on our ability to transfer funds or assets by the PRC government.

In the future, if and when we become profitable, Jinxin Technology Holding Company’s ability to pay dividends, if any, to its shareholders and ADS holders and to service any debt it may incur will depend upon dividends paid by the WFOE. Under PRC laws and regulations, the WFOE is subject to certain restrictions with respect to paying dividends or otherwise transferring any of their net assets offshore to Jinxin Technology Holding Company. In particular, under the current effective PRC laws and regulations, dividends may be paid only out of distributable profits. Distributable profits are the net profit as determined under PRC GAAP, less any recovery of accumulated losses and appropriations to statutory and other reserves required to be made. The WFOE is required to set aside at least 10% of its after-tax profits each year, after making up previous years’ accumulated losses, if any, to fund certain statutory reserve funds, until the aggregate amount of such a fund reaches 50% of its registered capital. At its discretion, the WFOE may allocate a portion of its after-tax profits based on PRC GAAP to discretional funds. As a result, the WFOE may not have sufficient distributable profits to pay dividends to us in the near future. See “Risk Factors — Risks Related to Our Corporate Structure — We may rely on dividends and other payments from Shanghai Mihe to fund cash and financing requirements, and any limitation on the ability of Shanghai Mihe to pay dividends to us could have a material adverse effect on our ability to conduct our business and pay dividends to our shareholders.”

Furthermore, if certain procedural requirements are satisfied, the payment of current account items, including profit distributions and trade and service related foreign exchange transactions, can be made in foreign currencies without prior approval from State Administration of Foreign Exchange (the “SAFE”) or its local branches, by complying with certain procedural requirements under PRC foreign exchange regulations, such as the overseas investment registrations by the beneficial owners of our Company who are PRC residents. However, where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses, such as the repayment of loans denominated in foreign currencies, approval from or registration with competent government authorities or its authorized banks is required. The PRC government may take measures at its discretion from time to time to restrict access to foreign currencies for current account or capital account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our offshore intermediary holding companies or ultimate parent company, and therefore, our shareholders or investors in our ADSs. Further, we cannot assure you that new regulations or policies will not be promulgated in the future, which may further restrict the remittance of RMB into or out of the PRC. We cannot assure you, in light of the restrictions in place, or any amendment to be made from time to time, that our current or future PRC subsidiaries will be able to satisfy their respective payment obligations that are denominated in foreign currencies, including the remittance of dividends outside of the PRC. If any of our subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to Jinxin Technology Holding Company. In addition, the WFOE is required to make appropriations to certain statutory reserve funds, which are not distributable as cash dividends except in the event of a solvent liquidation of the companies. See “Risk Factors — Risks Related to Doing Business in China — PRC governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.”

For PRC and United States federal income tax consideration of an investment in the ADSs, see “Taxation.”

Recent PRC Regulatory Developments

Cybersecurity Review Measures

On December 28, 2021, the Cyberspace Administration of China, or the CAC, and several other regulatory authorities in China jointly promulgated the Cybersecurity Review Measures, which came into effect on February 15, 2022. Pursuant to the Cybersecurity Review Measures, (i) where the relevant activity affects or may affect national security, a “critical information infrastructure operator,” or a CIIO, that purchases network products and services, or an internet platform operator that conducts data process activities, shall be subject to the cybersecurity review, (ii) an application for cybersecurity review shall be made by an issuer who is an internet platform operator holding personal information of more than one million users before such issuer applies to list its securities on a foreign stock exchange, and (iii) relevant governmental authorities in the PRC may initiate cybersecurity review if they determine an operator’s network products or services or data processing activities affect or may affect national security.

Shanghai Jinxin is currently operating an internet platform which holds personal information of more than one million users, therefore we are required by the PRC regulatory authority to apply for a cybersecurity review in connection with this offering under the Cybersecurity Review Measures. As of the date of this prospectus, we have applied for and completed the cybersecurity review for this offering and listing pursuant to the Cybersecurity Review Measures. We believe that we are compliant with the existing regulations and policies issued by the CAC regarding the cybersecurity review as of the date of this prospectus.

CSRC Approval and Filing Required for the Listing of Our ADSs

On February 17, 2023, the CSRC issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises, or the Trial Measures, which became effective on March 31, 2023. On the same date of the issuance of the Trial Measures, the CSRC circulated No. 1 to No. 5 Supporting Guidance Rules, the Notes on the Trial Measures, the Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and the relevant CSRC Answers to Reporter Questions on the official website of the CSRC, or collectively, the Guidance Rules and Notice. Under the Trial Measures and the Guidance Rules and Notice, domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application. Companies that have already been listed on overseas stock exchanges or have obtained the approval from overseas supervision administrations or stock exchanges for its offering and listing prior to March 31, 2023 and will complete their overseas offering and listing prior to September 30, 2023 are not required to make immediate filings for its listing yet but need to make filings for subsequent offerings in accordance with the Trial Measures. Companies that have already submitted an application for an initial public offering to overseas supervision administrations prior to the effective date of the Trial Measures but have not yet obtained the approval from overseas supervision administrations or stock exchanges for the offering and listing may arrange for the filing within a reasonable time period and is required to complete the filing procedure before such companies’ overseas offering and listing.

On February 24, 2023, the CSRC, Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China jointly issued the Provisions on Strengthening the Confidentiality and Archive Management Work Relating to the Overseas Securities Offering and Listing, or the Confidentiality Provisions, which came into effect on March 31, 2023 with the Trial Administrative Measures. The Confidentiality Provisions require that, among other things, (a) a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. For more details of the Trail Measures and the Confidentiality Provisions, please refer to “Regulation — Regulations Relating to M&A Rules and Overseas Listing”.

According to the Trial Measures, we are required to submit to the CSRC and complete the filing procedure before our overseas initial public offering and listing. We have been actively preparing the necessary documents required for filing with the CSRC, in order to fully comply with the required filing procedures pursuant to the Trial Measures. We submitted initial filing documents to the CSRC on July 18, 2023, received comments from the CSRC on August 21, 2023 and submitted responses to such comments on September 7, 2023. CSRC has concluded the filing procedure and published the filing results on the CSRC website on April 2, 2024. As the Trial Measures and the Confidentiality Provisions were newly published and there exists uncertainty with respect to the filing requirements and its implementation, we cannot be sure that we will be able to fulfill all the regulatory requirements. Any failure of fully complying with the Trial Measures may completely hinder our ability to offer and list our ADSs, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations. For details of the associated risks, see “Risk Factors — Risks Related to Our Corporate Structure — Substantial uncertainties exist with respect to the interpretation and implementation of the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises and whether we can fulfill all the regulatory requirements with the existing VIE structure” and “Risk Factors — Risks Related to Doing Business in China — The approval, filing or other requirements of the CSRC or other PRC government authorities may be required in connection with this offering under PRC law. Any failure of fully complying with the approval, filing or other requirements may completely hinder our ability to offer our ordinary shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations.”

Implication of the Holding Foreign Companies Accountable Act

The Holding Foreign Companies Accountable Act, or the HFCAA, was enacted on December 18, 2020 and amended by the Consolidated Appropriations Act, 2023 enacted on December 29, 2022. The amended HFCAA states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for two consecutive years, the SEC shall prohibit our shares or ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States. The Consolidated Appropriations Act, 2023 reduced the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two years. On December 16, 2021, the PCAOB issued its report notifying the SEC of its determination that it was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China or Hong Kong. Our auditor, WWC Professional Corporation, is an independent registered public accounting firm headquartered in the United States. Our auditor is currently subject to PCAOB inspections and has been inspected by the PCAOB on a regular basis. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms.

Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a “Commission-Identified Issuer” following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a “Commission-Identified

Issuer” for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the prohibition on trading under the HFCAA. The delisting of our ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. These risks could result in a material adverse change in our operations and the value of our ADSs, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause the value of such securities to significantly decline or become worthless. For more details, see “Risk Factors — Risks Related to Doing Business in China — Our ADSs will be prohibited from trading in the United States under the Holding Foreign Companies Accountable Act, or the HFCAA, if it is later determined that the PCAOB is unable to inspect and investigate completely our auditor. The delisting of and prohibition from trading our ADSs, or the threat of their being delisted and prohibited from trading, may cause the value of our ADSs to significantly decline or be worthless.”

Corporate Information

Our principal executive office is located at Floor 8, Building D, Shengyin Building, Shengxia Road 666, Pudong, Shanghai, the People’s Republic of China. Our registered office in the Cayman Islands is Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. Our corporate website is www.namibox.com. The information contained on our website is not a part of this prospectus.

Implications of Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include an exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. Pursuant to the JOBS Act, we have elected to take advantage of the benefits of this extended transition period for complying with new or revised accounting standards. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.

We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the United States Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Conventions Which Apply to This Prospectus

Unless we indicate otherwise, all information in this prospectus assumes no exercise by the underwriter of its option to purchase additional ADSs.

Except where the context otherwise requires, and for purposes of this prospectus only:

•        “ADSs” refer to our American depositary shares, each of which represents            ordinary shares;

•        “CAGR” refers to compound annual growth rate;

•        “China” or “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus only, Taiwan and the special administrative regions of Hong Kong and Macau; the legal and operational risks associated with operating in China also apply to our operations in Hong Kong;

•        “K-9” refers to first grade to ninth grade;

•        “ordinary shares” refer to our ordinary shares, par value US$0.00001428571428 per share;

•        “VIE” refers to Shanghai Jinxin Network Technology Co., Ltd., a variable interest entity;

•        “WFOE” refers to our wholly foreign-owned enterprise Shanghai Mihe Information Technology Co., Ltd.;

•        “registered users” refer to users who have registered and logged onto our Namibox app at least once since registration;

•        “Resale Offering” refers to the resale of          ADSs by the Selling Shareholder named in this prospectus;

•        “RMB” or “Renminbi” refers to the legal currency of China;

•        “Selling Shareholder” refers to HK EDUCATION VISION HOLDING CO., LIMITED, an existing shareholder of the Company that are selling its ADSs pursuant to the Resale Prospectus;

•        “sqm” refers to square meters;

•        “Shanghai Jinxin” refers to Shanghai Jinxin Network Technology Co., Ltd.;

•        “Shanghai Mihe” refers to Shanghai Mihe Information Technology Co., Ltd.;

•        “US$,” “U.S. dollars,” “$” and “dollars” refer to the legal currency of the United States; and

•        “we,” “us,” “our company,” “our” and “Jinxin Technology” refers to Jinxin Technology Holding Company and its subsidiaries, and, in the context of describing our consolidated financial information, business operations and operating data, the consolidated VIE.

Our reporting currency is the Renminbi. This prospectus also contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise stated, all translations of Renminbi into U.S. dollars were made at RMB7.0999 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on December 29, 2023. We make no representation that the Renminbi or U.S. dollars amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all.

THE OFFERING

Offering price	We expect that the initial public offering price will be between US$ and US$ per ADS.
ADSs offered by us	ADSs (or ADSs if the underwriter exercises its option to purchase additional ADSs in full).
ADSs outstanding immediately after this offering	ADSs (or ADSs if the underwriter exercises its option to purchase additional ADSs in full).
Ordinary shares outstanding immediately after this offering	Ordinary shares, par value US$0.00001428571428 per share (or ordinary shares if the underwriter exercises its option to purchase additional ADSs in full).
The ADSs

Each ADS represents            ordinary shares, par value US$0.00001428571428 per share.

The depositary will hold the ordinary shares underlying your ADSs and you will have rights as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.

We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares, after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may turn in your ADSs to the depositary in exchange for ordinary shares. The depositary will charge you fees for any exchange.

We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Option to purchase additional ADSs	We have granted to the underwriter an option, exercisable within 45 days after the closing of the offering, to purchase up to an aggregate of (15%) additional ADSs.
Use of proceeds

We estimate that we will receive net proceeds from this offering of approximately US$            million (or US$            million if the underwriter exercises its option to purchase additional ADSs in full), after deducting underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us and assuming an initial public offering price of US$            per ADS, being the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus.

We plan to use the net proceeds of this offering primarily for (i) developing and producing new educational content; (ii) sales and marketing and brand promotions; (iii) recruitment of experienced personnel; and (iv) other general corporate purposes, and potential strategic investments and acquisitions to strengthen our technological capabilities and overall ecosystem.

We will not receive any of the proceeds from the sale of the ADSs by the Selling Shareholder.

See “Use of Proceeds” for additional information.

Lock-up

We, our directors and executive officers and certain shareholders and option holders have agreed with the underwriter, subject to certain exceptions, not to sell, transfer or otherwise dispose of any ADSs, ordinary shares or similar securities or any securities convertible into or exchangeable or exercisable for our ordinary shares or ADSs, for a period ending 180 days after the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of the risks you should carefully consider before investing in the ADSs.
Depositary	Deutsche Bank Trust Company Americas.
Listing

We will apply to have the ADSs listed on the Nasdaq Global Market, or Nasdaq under the symbol “NAMI.” This offering is contingent upon the final approval from Nasdaq for the listing of our ADSs on the Nasdaq Global Market. There is no guarantee or assurance that our ADSs will be approved for listing on the Nasdaq Global Market. We will not proceed to consummate this offering if Nasdaq denies our listing. Our ADSs and ordinary shares will not be listed on any other stock exchange or traded on any automated quotation system.

Payment and settlement	The underwriter expects to deliver the ADSs against payment therefor through the facilities of The Depository Trust Company on , 2024.

Unless otherwise indicated, all information contained in this prospectus assumes no exercise of the option granted to the underwriter to purchase additional ADSs, if any, in connection with the offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated statements of comprehensive income data for the years ended December 31, 2022 and 2023, summary consolidated balance sheets data as of December 31, 2022 and 2023, and summary consolidated statements of cash flows data for the years ended December 31, 2022 and 2023 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods. You should read this Summary Consolidated Financial Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The following table sets forth a summary of our consolidated statements of comprehensive income data for the years presented, both in absolute amount and as a percentage of the total revenues for the years presented.

	For the Years Ended December 31,
	2022		2023
	RMB	%	RMB	US$	%
	(in thousands, except percentages)
Net revenues	236,441	100.0	379,821	53,497	100.0
Cost of revenues	(139,186)	(58.9)	(220,051)	(30,994)	(57.9)
Gross profit	97,255	41.1	159,770	22,503	42.1
Operating expenses
Sales and marketing expenses	(11,580)	(4.9)	(20,760)	(2,924)	(5.5)
General and administrative expenses	(15,552)	(6.6)	(23,624)	(3,327)	(6.2)
Research and development expenses	(26,355)	(11.1)	(35,333)	(4,977)	(9.3)
Total operating expenses	(53,487)	(22.6)	(79,717)	(11,228)	(21.0)
Operating income	43,768	18.5	80,053	11,275	21.1
Other income	1,786	0.8	835	118	0.2
Other expenses	(6)	0.0	—	—	—
Interest income	508	0.2	513	72	0.1
Interest expenses	(202)	(0.1)	—	—	—
Gain (loss) from equity method investments	17	0.0	(381)	(54)	(0.1)
Investment income	633	0.3	1,101	155	0.3
Exchange gain	7,234	3.1	61	9	0.0
Government subsidy	1,341	0.6	1,331	187	0.4
Income before income taxes	55,079	23.3	83,513	11,762	22.0
Income tax expense	—	—	(21)	(3)	0.0
Net income	55,079	23.3	83,492	11,759	22.0
Less: net loss attributable to non-controlling interests	(2,316)	(1.0)	(12,995)	(1,830)	(3.4)
Net income attributable to the Company’s ordinary shareholders	52,763	22.3	70,497	9,929	18.6
Comprehensive income
Net income	55,079	23.3	83,492	11,759	22.0
Other comprehensive income
Foreign currency translation adjustment	(6,270)	(2.7)	—	—	—
Total comprehensive income	48,809	20.6	83,492	11,759	22.0

	For the Years Ended December 31,
	2022		2023
	RMB	%	RMB	US$	%
	(in thousands, except percentages)
Less: comprehensive loss attributable to non-controlling interests	(2,316)	(1.0)	(12,995)	(1,830)	(3.4)
Comprehensive income attributable to the Company’s ordinary shareholders	46,493	19.7	70,497	9,929	18.6
Earnings per share:
Ordinary shares – basic	0.13		0.17	0.02
Ordinary shares – diluted	0.11		0.15	0.01
Weighted average shares outstanding used in calculating basic and diluted earnings per share:
Ordinary shares – basic	416,920,000		416,920,000	416,920,000
Ordinary shares – diluted	466,190,000		466,190,000	466,190,000

The following table presents our summary consolidated balance sheets data as of December 31, 2022 and 2023:

	As of December 31,
	2022	2023
	RMB	RMB	US$
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	54,946	75,132	10,582
Short-term investments	25,000	43,158	6,079
Accounts receivable	6,388	14,342	2,020
Inventories	190	844	119
Advance to suppliers	2,115	3,678	518
Amount due from related parties	870	90	13
Deferred IPO expenses	—	9,171	1,292
Other current assets	2,844	1,421	200
Total current assets	92,353	147,836	20,823
Non-current assets:
Long-term investments	8,707	8,326	1,173
Property and equipment, net	1,430	1,315	185
Intangible assets, net	8,704	10,862	1,530
Operating lease right-of-use assets, net	10,194	7,575	1,067
Total non-current assets	29,035	28,078	3,955
Total assets	121,388	175,914	24,778

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	3,533	10,221	1,442
Accrued expenses and other liabilities	4,069	6,290	886
Tax payables	8,223	5,378	757
Operating lease liabilities – current	2,464	2,479	349
Amount due to related parties	1	10	1
Contract liabilities	58,746	25,806	3,635
Total current liabilities	77,036	50,184	7,070

Non-current liabilities:
Operating lease liabilities – non-current	7,879	5,396	760
Total non-current liabilities	7,879	5,396	760
Total liabilities	84,915	55,580	7,830
Mezzanine equity:
Redeemable preferred shares (US$0.00001428571428 par value; 519,840,747 shares issued and outstanding as of December 31, 2022 and 2023)	241,411	241,411	34,002

Shareholders’ deficit:
Ordinary shares (US$0.00001428571428 par value; 3,500,000,000 shares authorized; 416,920,000 issued and outstanding as of December 31, 2022 and 2023)	41	41	6
Additional paid-in capital	13,188	13,357	1,881
Statutory reserve	2,561	5,268	742
Accumulated deficit	(229,503)	(161,713)	(22,777)
Accumulated other comprehensive income	399	399	56
Total JINXIN TECHNOLOGY HOLDING COMPANY shareholders’ deficit	(213,314)	(142,648)	(20,092)
Non-controlling interests	8,376	21,571	3,038
Total deficit	(204,938)	(121,077)	(17,054)
Total liabilities, mezzanine equity and deficit	121,388	175,914	24,778

The following table presents our summary consolidated statements of cash flows data for the years ended December 31, 2022 and 2023:

	For the year ended December 31,
	2022	2023
	RMB	RMB	US$
	(in thousands)
Net cash provided by operating activities	33,535	56,695	7,986
Net cash used in investing activities	(23,852)	(30,630)	(4,315)
Net cash used in financing activities	—	(5,879)	(828)
Effect of exchange rate changes	(6,270)	—	—
Net increase in cash and cash equivalents	3,413	20,186	2,843
Cash and cash equivalents at beginning of year	51,533	54,946	7,739
Cash and cash equivalents at end of year	54,946	75,132	10,582

Condensed Consolidating Schedule

The following tables present the summary statements of operations for the VIE and other entities for the years presented.

	For the Year Ended December 31, 2023
	Jinxin Technology	Subsidiaries	VIE	Eliminations	Consolidated
	(RMB in thousands)
Net revenues	—	19	379,802	—	379,821
Cost of revenues	—	—	(220,051)	—	(220,051)
Gross profit	—	19	159,751	—	159,770
Sales and marketing expenses	—	(1,306)	(19,454)	—	(20,760)
General and administrative expenses	(32)	(2,939)	(20,653)	—	(23,624)
Research and development expenses	—	(1,513)	(33,820)	—	(35,333)
Total operating expenses	(32)	(5,758)	(73,927)	—	(79,717)
Operating (loss) income	(32)	(5,739)	85,824	—	80,053
Other income	—	9	826	—	835
Other expenses	—	—	—	—	—
Interest income	5	402	106	—	513
Interest expense	—	—	—	—	—
Loss from equity method investments	—	—	(381)	—	(381)
Investment income	10	84	1,007	—	1,101
Exchange gain (loss)	3,337	(3,276)	—	—	61
Government subsidy	—	—	1,331	—	1,331
Profit (loss) before income taxes	3,320	(8,520)	88,713	—	83,513
Income tax expense	—	—	(21)	—	(21)
Net income (loss)	3,320	(8,520)	88,692	—	83,492
Total comprehensive income (loss)	3,320	(8,520)	88,692	—	83,492

	For the Year Ended December 31, 2022
	Jinxin Technology	Subsidiaries	VIE	Eliminations	Consolidated
	(RMB in thousands)
Net revenues	—	1,370	236,364	(1,293)	236,441
Cost of revenues	—	(1,876)	(137,310)	—	(139,186)
Gross profit	—	(506)	99,054	(1,293)	97,255
Sales and marketing expenses	—	(2,413)	(9,167)	—	(11,580)
General and administrative expenses	(947)	(1,929)	(13,969)	1,293	(15,552)
Research and development expenses	—	(2,165)	(24,190)	—	(26,355)
Total operating expenses	(947)	(6,507)	(47,326)	1,293	(53,487)
Operating loss	(947)	(7,013)	51,728	—	43,768
Other income	—	87	1,699	—	1,786
Other expenses	—	—	(6)	—	(6)
Interest income	17	377	114	—	508
Interest expense	—	1	(203)	—	(202)
Loss from equity method investments	—	—	17	—	17
Investment income	—	159	474	—	633
Exchange gain (loss)	16,826	(9,591)	(1)	—	7,234
Government subsidy	—	1	1,340	—	1,341
Profit (loss) before income taxes	15,896	(15,979)	55,162	—	55,079
Income tax expense	—	—	—	—	—
Net income (loss)	15,896	(15,979)	55,162	—	55,079
Total comprehensive income (loss)	15,896	(22,249)	55,162	—	48,809

The following tables present the summary balance sheet data for the VIE and other entities as of the dates presented.

	As of December 31, 2023
	Jinxin Technology	Subsidiaries	VIE	Eliminations	Consolidated
	(RMB in thousands)
Cash and cash equivalents	58	24,299	50,775	—	75,132
Other current assets	713	6,575	65,416	—	72,704
Intercompany receivable from subsidiaries	186,176	—	—	(186,176)	—
Intercompany receivable from WOFE	55,874	—	—	(55,874)	—
Investment in WOFE	—	155,821	—	(155,821)	—
Other non-current assets	—	71	28,007	—	28,078
Total assets	242,821	186,766	144,198	(397,871)	175,914
Other current liabilities	—	3,322	46,862	—	50,184
Intercompany payables to parent company	—	242,050	—	(242,050)	—
Non-current liabilities	—	—	5,396	—	5,396
Total liabilities	—	245,372	52,258	(242,050)	55,580
Total mezzanine equity and shareholders’ equity (deficit)	242,821	(58,606)	91,940	(155,821)	120,334
Total liabilities, mezzanine equity and shareholders’ equity (deficit)	242,821	186,766	144,198	(397,871)	175,914

	As of December 31, 2022
	Jinxin Technology	Subsidiaries	VIE	Eliminations	Consolidated
	(RMB in thousands)
Cash and cash equivalents	2,384	28,393	24,169	—	54,946
Other current assets	—	3,709	33,698	—	37,407
Intercompany receivable from subsidiaries	237,101	—	—	(237,101)	—
Intercompany receivable from WOFE	—	—	700	(700)	—
Investment in WOFE	—	146,935	—	(146,935)	—
Other non-current assets	—	127	28,908	—	29,035
Total assets	239,485	179,164	87,475	(384,736)	121,388
Other current liabilities	—	336	76,700	—	77,036
Intercompany payables to parent company	—	237,101	—	(237,101)	—
Intercompany payables to VIE	—	700	—	(700)	—
Non-current liabilities	—	—	7,879	—	7,879
Total liabilities	—	238,137	84,579	(237,801)	84,915
Total mezzanine equity and shareholders’ equity (deficit)	239,485	(58,973)	2,896	(146,935)	36,473
Total liabilities, mezzanine equity and shareholders’ equity (deficit)	239,485	179,164	87,475	(384,736)	121,388

The following tables present the summary cash flow data for the VIE and other entities for the years presented.

	For the Year Ended December 31, 2023
	Jinxin Technology	Subsidiaries	VIE	Eliminations	Consolidated
	(RMB in thousands)
Cash flows from operating activities:
Net cash (used in) provided by operating activities	(1,613)	(4,252)	62,560	—	56,695
Cash flows from investing activities:
Net cash provided by (used in) investing activities	—	3,660	(34,290)	—	(30,630)
Cash flows from financing activities:
Net cash used in financing activities	(713)	(3,501)	(1,665)	—	(5,879)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	—	—
Net (decrease) increase in cash and cash equivalents	(2,326)	(4,093)	26,605	—	20,186
Cash and cash equivalents at the beginning of year	2,384	28,393	24,169	—	54,946
Cash and cash equivalents at the end of year	58	24,300	50,774	—	75,132

	For the Year Ended December 31, 2022
	Jinxin Technology	Subsidiaries	VIE	Eliminations	Consolidated
	(RMB in thousands)
Cash flows from operating activities:
Net cash (used in) provided by operating activities	(756)	1,406	32,885	—	33,535
Cash flows from investing activities:
Net cash provided by (used in) investing activities	—	3,042	(26,894)	—	(23,852)
Cash flows from financing activities:
Net cash provided by financing activities	—	—	—	—	—
Effect of exchange rate changes on cash and cash equivalents	—	(6,270)	—	—	(6,270)
Net (decrease) increase in cash and cash equivalents	(756)	(1,822)	5,991	—	3,413
Cash and cash equivalents at the beginning of year	3,140	30,215	18,178	—	51,533
Cash and cash equivalents at the end of year	2,384	28,393	24,169	—	54,946

RISK FACTORS

Investing in the ADSs involves a high degree of risk. You should carefully consider the following risks and uncertainties and all other information contained in this prospectus before investing in the ADSs. Any of the following risks could have a material and adverse effect on our business, financial condition and results of operations. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

If we are not able to continue to attract and retain users, increase the spending of paying users on our contents, maintain or strengthen the cooperation with the major telecom operators in China and other business partners, we may not be able to sustain revenue growth, which may materially and adversely affect our business, financial condition and results of operations.

We mainly generate revenues from provision of digital educational contents to individual users through our flagship learning app, Namibox. We also generate revenues from provision of digital educational contents to our business partners, mainly major telecom and broadcast operators and hardware manufacturers in China, that distribute or install our digital contents through their platforms or devices. Therefore, the ability to attract and retain users, increase the spending of paying users on our contents, and maintain or strengthen the cooperation with our business partners is critical to the continued success and growth of our business. Such ability will depend on several factors, including but not limited to the quality of our product and content offerings, the overall learning experience we provide to our users, the development capabilities and technology leadership, our brand recognition and reputation, as well as the effectiveness of our marketing activities.

We may not, however, always be able to meet our users’ and business partners’ expectations, many of which are outside of our control. If users feel dissatisfied with the quality of our educational contents or the learning experience we offer, or if our business partners feel that we are not providing them the contents or programs they are seeking for, our user engagement as well as cooperation with business partners could be negatively affected or the costs associated with user acquisition and retention could increase, or both, any of which could materially and adversely affect our ability to grow the user base as well as revenues. These developments could also harm the brand and reputation of us, which would negatively impact our ability to expand our business.

We have a limited operating history in an evolving market, which makes it difficult to predict our prospects and our business and financial performance.

We have a limited operating history in China’s childhood education sector as we launched our app only in 2014. Such limited history of operating under the current business model may not serve as an adequate basis for evaluating our prospects and operating results, including our revenues, cash flows and operating margins. The childhood education market in China is still rapidly evolving and is characterized by increased competition, which makes it more difficult to evaluate our performance and prospects. We have encountered, and may continue to encounter in the future, risks, challenges and uncertainties associated with operating a digital educational content business and expanding our user reach, such as continuing to develop high-quality content, expanding our user base and enhancing user engagement, navigating an uncertain and evolving regulatory environment, and improving and expanding our product and content offerings. If we do not manage these risks successfully, our operating and financial results may differ materially from our expectations and our business and financial performance may suffer.

We have grown rapidly and expect to continue to invest in our growth for the foreseeable future. If we fail to manage this growth effectively, our business, financial condition and operating results may be materially and adversely affected.

We have experienced rapid growth since the inception of our online operations. However, our historical growth may not be indicative of our future growth or financial results. For example, we recorded net income of RMB55.1 million and RMB83.5 million (US$11.8 million) in 2022 and 2023, respectively. We cannot assure you that we will be able manage the business growth at the same rate as we did in the past, or avoid any decline in the future. Our financial condition and results of operations may fluctuate due to a number of other factors, many of which are beyond our control, including:

•        the ability of us to continue to improve product and content offerings and expand the user base;

•        general economic and social conditions and government regulations or actions pertaining to the provision of digital educational contents to primary and middle school students in China;

•        increased competition and market perception and acceptance of any of the newly introduced offerings of us in any given year;

•        expansion and related costs in a given period;

•        shifts in attitude towards childhood digital education services in China; and

•        our ability to control the cost of revenues and other operating costs, and enhance the operational efficiency.

To maintain our growth, we need to strengthen the ability as follows: (i) develop and improve educational contents to make them appealing to existing and prospective users; (ii) maintain and expand our user base; (iii) effectively recruit, train and motivate new employees, including our content development and technology personnel; (iv) successfully implement enhancements and improvements to our technological systems and platforms; (v) continue to improve our operational, financial and management controls and efficiencies; (vi) protect and further develop our intellectual property rights; and (vii) make sound business decisions in light of the scrutiny associated with operating as a listed company. These activities require significant capital expenditures and management and financial resources. We cannot assure you that we will be able to effectively manage any future growth in an efficient, cost-effective and timely manner, or at all. Our rapid growth in a relatively short period of time is not necessarily indicative of results that we may achieve in the future. If we do not effectively manage the growth of our business and operations, our reputation, results of operations and overall business and prospects could be adversely impacted.

We have incurred net losses in the past, and we may not be able to remain profitable or increase profitability in the future.

We have incurred net losses in the past. Although we recorded net income of RMB55.1 million and RMB83.5 million (US$11.8 million) in 2022 and 2023, respectively, we cannot assure you that we will be able to remain profitable in the future. Our ability to maintain profitability will depend primarily on our ability to increase our operating margin, either by growing our revenues at a rate faster than the increase of our operating expenses, such as our research and development expenses, or by reducing our operating expenses as a percentage of our net revenues. As we plan to continue to invest in expanding the scope and improving the quality of our product and content offerings as well as in marketing and branding efforts, there can be no assurance that we will maintain profitability and we may experience net losses again in the future.

We face competition, which may divert users to our competitors, lead to pricing pressure and loss of market share.

The childhood education industry in China is evolving and competitive, and we expect competition in this sector to persist and intensify as more players may enter this promising market. We compete with competitors for users, high-quality content offerings, collaboration opportunities with major telecom operators and hardware manufacturers as distribution partners, and sales and marketing capabilities, among other things. Some of our current and future competitors may have substantially greater name recognition and financial and other resources than we do, which may enable them to compete more effectively for potential users and decrease our market share as a result. We also expect to face competition as a result of new entrants to the respective markets.

If we are unable to compete successfully against current or future competitors, we may face competitive pressures that could adversely affect our business and results of operations. For example, increased competition may result in pricing pressure for us in terms of the fees we are able to charge from users and business partners. In addition, childhood digital education is characterized by rapid changes in users’ technological requirements and expectations as well as evolving market standards, and our competitors may develop applications or other technologies that are superior to those we use. These differences may affect our ability to retain users and cooperate with business partners in a cost-efficient manner, which may render our products and content offerings less competitive. The increasingly competitive landscape may also result in longer and more complex sales cycles with a prospective user, or a decrease in the market share, any of which could negatively affect our revenue and the ability to grow our business.

We face risks and uncertainties with respect to the development of relevant regulations. Failure to obtain and renew the requested licenses or permits in a timely manner or obtain newly required ones, due to adverse changes in regulations or policies could have a material adverse impact on our business, financial condition and results of operations.

The digital education industry in China is highly regulated by the PRC government. As an integrated digital educational content provider, we, the VIE and its subsidiaries are required to obtain and maintain various licenses and permits and fulfill registration and filing requirements in order to conduct and operate our business currently carried out. We cannot assure you that we, the VIE or its subsidiaries will be able to successfully update or renew the licenses or permits required for our business in a timely manner or that these licenses or permits are sufficient to conduct all of our present or future business.

The VIE and its subsidiaries currently hold the Value-added Telecommunications Business Operating License, the Production and Operation of Radio and TV Programs Permit, the Internet Culture Operation License and the Publication Business License for our business operation. However, we, the VIE and its subsidiaries may be required to apply for and obtain additional licenses, permits or registrations, given the significant uncertainties of the interpretation and implementation of certain regulatory requirements applicable to digital educational content business. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations. As of the date of this prospectus, we, the VIE and its subsidiaries have not obtained certain approvals, licenses and permits that may be required for some aspects of our operations. According to the Administrative Provisions on Internet Audio-Visual Program Services, a provider of internet audio-visual program services is required to obtain a license for online transmission of audio-visual programs, or License for Online Transmission of Audio-Visual Programs, issued by the State Administration of Press and Publication Radio, Film and Television. Moreover, an entity providing online publication services shall obtain an Online Publishing Service Permit. We, the VIE and its subsidiaries have not obtained the License for Online Transmission of Audio-Visual Programs and Online Publishing Service Permit since we, the VIE or its subsidiaries may not be eligible to apply for such license and permit under the current regulatory regime as a privately-held company. Historically, the VIE was fined by certain local regulators for an immaterial amount for failure to obtain the License for Online Transmission of Audio-Visual Programs and Online Publishing Service Permit. The VIE has paid the fine and made the corresponding rectification. We do not believe that these administrative penalties are material under the current regulatory environment.

There can be no assurance that, if so required, we, the VIE or its subsidiaries will be able to obtain all the required approvals, licenses, permits and complete all necessary filings, recordation renewals and registrations on a timely basis for our provision of digital educational contents, or at all, given the amount of discretion the PRC authorities may have in interpreting, implementing and enforcing relevant rules and regulations, as well as other factors beyond our control and anticipation. If we, the VIE or its subsidiaries fail to obtain required permits in a timely manner or obtain or renew any permits and certificates, or fail to complete the necessary filings, recordation renewals or registrations on a timely basis, we and the VIE may be subject to fines, confiscation of the gains derived from our non-compliant operations, suspension of our non-compliant operations or claims for compensation of any economic loss suffered by our users or other relevant parties.

The recognition of our brand may be adversely affected by any negative publicity concerning us and our business, shareholders, affiliates, directors, officers, and other employees, as well as the industry in which we operate, regardless of its accuracy, which could harm our reputation and business.

We believe that market awareness of our Namibox among users have contributed significantly to the success of our business. Maintaining and enhancing our brand recognition is critical to scale our business and attract and retain users. We engage in branding efforts such as word-of-mouth marketing, app store promotion, online social media advertising, and partnership with third-party promotional companies and channels. These efforts may not always achieve the desired results. If we are unable to maintain and further enhance our brand recognition, or if our brand image is negatively impacted by any negative publicity, we may not be able to maintain our current growth and our business, financial condition and results of operations may be materially and adversely affected.

Negative publicity about us and our business, shareholders, affiliates, directors, officers, other employees, business partners, users, businesses with similar names to ours without our authorization, as well as the industry in which we operate, can harm our brand and reputation. Negative publicity concerning these parties could be related to a wide variety of matters, including, but are not limited to:

•        alleged misconduct or other improper activities committed by our users or our shareholders, affiliates, directors, officers and other employees, including misrepresentation made by our employees during sales and marketing activities, and other fraudulent activities to artificially inflate the popularity of our products and services;

•        false or malicious allegations or rumors about us or our business, shareholders, affiliates, directors, officers and other employees;

•        complaints by our users about our product and content offerings;

•        security breaches of private user or transaction data;

•        employment-related claims relating to alleged employment discrimination, wage and hour violations; and

•        governmental and regulatory investigations or penalties resulting from our failure to comply with applicable laws, regulations and policies, including those to be adopted by the government for applying more stringent social, ethical and environmental standards

In addition to traditional media, there has been increasing use of social media platforms and similar media in China that provide individuals with access to a broad audience of consumers and other interested persons. The availability of information on instant messaging applications and social media platforms is virtually immediate without affording us an opportunity for redress or correction. The opportunity for dissemination of information, including inaccurate information, is seemingly limitless and readily available. Information concerning our company, shareholders, affiliates, directors, officers and other employees may be posted on such platforms at any time. The risks associated with any such negative publicity or incorrect information cannot be completely eliminated or mitigated and may materially harm our reputation, business, financial condition and results of operations.

We may not be able to convert trial users of our Namibox to paying users of our digital educational content.

As an industry norm, we grant users access to certain of our digital educational content on Namibox on a trial basis free of charge. We believe that this trial mechanism helps attract users to our platform. However, historically, a portion of such potential users have not converted into new paying users for our digital educational contents. While we intend to increase the conversion of the trial users to paying users, we may not be able to do so due to a variety of reasons, many of which are outside of our control. We may face increased dissatisfaction from trial users if our product and content offerings fail to meet their expectations, increased pricing pressure from our existing paying users and increased competitive pressure from our competitors if they were to offer their trial users more attractive trial use services. These factors may cause the conversion of our trial users to paying users to further decrease, which may adversely affect our prospects, business, financial condition, results of operations and reputation.

Our promulgation of new products and contents may not be successful and may expose us to new challenges and more risks.

We aim to continue to develop more digital textbooks and reading materials to cover a wider range of educational and leisure reading contents in the future, such as the introduction of various versions of textbooks used in different regions in China and the further development of after-class reading resources. We also plan to extend the scope of offerings to cover all aspects of children’s self-directed learning activities. Our lack of experience with these new product and content offerings may adversely affect our prospects and our ability to compete with the existing market players in any of these product and service categories. Moreover, promulgation of new products and content offerings and expansion into new markets may disrupt our ongoing business, distract our management and employees and increase our expenses to cover unforeseen or hidden liabilities or costs. We may also face challenges in achieving the expected benefits of synergies and growth opportunities in connection with these new product and content offerings. We may also become subject to additional compliance requirements for these new product and service categories. Failure to expand successfully may also diminish investor confidence in our decision-making and execution capabilities, which could materially and adversely affect our business, results of operations, financial condition and prospects.

If we fail to adopt new technologies that are important to our business, in particular the technology upgrades, our competitive position and ability to generate revenues may be materially and adversely affected.

The technology used in digital educational contents may evolve and change over time. We believe our technologies are important to our success and are critical to the implementation of our business model. In particular, implementation of technologies to improve user’s learning experience is an important part of our educational content offerings and is critical to attracting new users to purchase our contents. As a digital educational content provider, we must anticipate and adapt to such technological changes and adopt new technologies in a timely manner. We also rely on our data and technology capabilities to build and maintain our platform and infrastructure. We cannot assure you that we can keep up with the fast pace of the technology industry, and continue to develop, innovate and utilize our proprietary capabilities. Our technologies may become insufficient, and we may have difficulties in following and adapting to technological changes in the digital educational content industry in a timely and cost-effective manner. New solutions and technologies developed and introduced by competitors could render our technology obsolete. Developing and integrating new technologies into our existing technology framework could be expensive and time-consuming. We may not succeed in developing and incorporating new technologies at all. If we fail to continue to develop, innovate and utilize our technologies effectively and on a timely basis, our business, financial performance and prospects could be materially and adversely affected.

If we are not able to continue to engage, train and retain high-quality content development staff, we may not be able to offer appealing new educational content or maintain the quality of existing educational content in a cost-effective way.

As we believe our high-quality original educational content is crucial to our product-centric business model and our prospects, our content development staff is critical to the popularity of our learning app and educational contents and to the experience of our users. We seek to engage high-quality content development staff with strong educational backgrounds and innovative capabilities. We need to provide competitive salaries and offer attractive career outlooks to attract and retain them. We must also provide ongoing training to our content development staff to ensure that they stay abreast of the evolving and diversified needs of both individual users and education organizations for childhood education. Furthermore, as we continue to develop educational content in new subjects and formats, we may need to engage additional high-quality content development staff with appropriate skill sets or backgrounds to develop the content effectively. We cannot guarantee that we will be able to effectively engage and train such staff quickly, or at all. Additionally, given the potentially more attractive opportunities for our skilled and experienced content development staff, over time, some of them may choose to leave us. Departure of quality content development staff may reduce the attractiveness of our product and content offerings and negatively impact our results of operations. Although we have not experienced major difficulties in engaging, training or retaining high-quality content development staff in the past, we may not always be able to do so to keep pace with our growth while maintaining consistent content development quality. A shortage of high-quality content development staff, a decrease in the quality of our existing staff’s performance, whether actual or perceived, or a significant increase in the cost to engage or retain high-quality content development staff would have a material adverse effect on our business, financial condition and results of operations.

A significant portion of our revenue is contributed by a limited number of key customers. The loss of one or more of our key customers, or a failure to renew our agreements with one or more of our key customers, could adversely affect our financial condition and results of operations.

We currently generate a significant portion of our revenue from a limited number of key customers. China Telecommunications Corporation, a major telecom and broadcast operator in China, was our largest customer for each of 2022 and 2023. The percentage of our revenue attributable to China Telecommunications Corporation amounted to 45.6% and 33.9% of our total revenues in 2022 and 2023, respectively. The percentage of our revenue attributable to a hardware distributor in China amounted to 11.3% of our total revenues in 2023. No other customers accounted for more than 10% of our total revenues in 2022 or 2023.

We expect that a substantial portion of our revenue will continue to be derived from a relatively small number of key customers. In the event that these existing key customers cease to engage our products and services and we are unable to find new customers with similar attributable revenue within a reasonable period of time or at all, our business and profitability may be adversely affected. Key customers may also seek, and on occasion receive, pricing, payment or other commercial terms that are less favorable to us and can hurt our competitive position. In addition, if any of such customers default or delay on their payment or settlement of our trade and other receivables, our liquidity, financial condition and results of operations may be adversely affected.

We cooperate with various business partners, such as suppliers and distributors. If we are not able to maintain our relationships with existing business partners or develop relationships with new business partners, our operations may be materially and adversely affected.

We cooperate with various business partners in the ordinary course of our business. For example, we cooperate with publishers to obtain their authorization to digitalize and distribute the textbooks published by them. We also cooperate with major telecom operators and well-known hardware manufacturers to effectively distribute and promote our product and content offerings. Maintaining strong relationships with these suppliers and partners is critical to the results of operations and prospects of our business. We generally enter into cooperation agreements with these content and distribution partners, and these agreements typically do not restrict the business partners from cooperating with our competitors in the industry. There can be no assurance that the business partners we currently cooperate with will continue the cooperation with us on commercially acceptable terms, or at all, after the terms of the current agreements expire. Our ability to attract leading publishers and distributors to cooperate with us also hinges on the quality and popularity of our offerings. If we cannot ensure that our educational contents are well-recognized among users, we might not be able to attract new partners or maintain the existing distribution channels. If we are unable to maintain our relationships with existing business partners or develop relationships with new business partners, our operations may be materially and adversely affected.

We may not be able to develop and introduce new features to, or upgrade the current features in, our existing educational content to meet changing market preferences in a timely and cost-effective manner.

To attract users and keep our existing users engaged, we must introduce new products and contents and upgrade the existing offerings to meet the evolving preferences of the market. It is difficult to predict the preferences of a particular user or a specific group of users. Changes and upgrades to our existing products and contents may not be well received by our users, and newly introduced products and contents may not achieve success as expected. We cannot assure you that any of such new product or content offerings will achieve market acceptance or generate sufficient revenues to adequately compensate the costs and expenses incurred in relation to our development and promotion efforts. If we fail to improve our existing products and contents and introduce new ones in a timely or cost-effective manner, our ability to attract and retain users may be impaired, and our financial performance and prospects may be adversely affected.

The success and future growth of our business may be affected by user acceptance and market trend of integration of learning and technology.

We operate in the digital educational content industry, and our business model features integrating technology, including AI technologies, big data analysis and gamified technologies, closely with learning to provide a more interactive and engaging learning experience. However, the integration of technology and education remains a relatively new concept in China, and there are limited proven methods to project the demand or preference of users or available industry standards on which we can rely. The general public, many of whom are our potential users, may not recognize and accept the concept of children learning on a mobile app or intelligent TV rather than from a human teacher. They may also have concerns over the effectiveness of our interactive and self-directed learning app, considering that our business model is relatively new and there are few players with proven track records in the market. As a result of the foregoing, the general public may not choose our products and content offerings, and may stick with traditional in-person teaching. If we fail to convince our users and potential users on the value and the effectiveness of our innovative approach as well as further promote our products and contents, our growth will be limited and our business, financial performance and prospects may be materially and adversely affected.

We may not be able to maintain or increase our price level for digital educational contents offered on our app.

Our results of operations are affected by the pricing of our digital educational contents offered on Namibox. We determine the subscription fees of our educational contents primarily based on our research and development expenses, the market demand for our products and contents as well as the level of fees charged by other industry players. We cannot guarantee that we will be able to maintain or increase our price level in the future without adversely affecting the demand for our products and contents.

We are subject to a variety of laws and other obligations regarding data privacy and protection, and any failure to comply with applicable laws and obligations could have a material adverse effect on our business, financial condition and results of operations.

We are subject to various regulatory requirements relating to the security and privacy of data, including PRC restrictions on the collection and use of personal information and requirements to take steps to prevent personal data from being divulged, stolen, or tampered with. See “Regulation — Regulations Relating to Internet Security and Privacy Protection.” Regulatory requirements regarding the protection of data are constantly evolving and can be subject to differing interpretations or significant change, making the extent of our responsibilities in that regard uncertain. For example, the PRC Cybersecurity Law became effective in June 2017, it is possible that those regulatory requirements may be interpreted and applied in a manner that is inconsistent with our practices. In addition, the Office of the Central Cyberspace Affairs Commission, the Ministry of Industry and Information Technology, the Ministry of Public Security, and the State Administration for Market Regulation jointly issued an announcement on January 23, 2019 regarding carrying out special campaigns against mobile internet application programs collecting and using personal information in violation of applicable laws and regulations, which prohibits business operators from collecting personal information irrelevant to their services and from forcing users to give authorization in a disguised manner. Further, the Cyberspace Administration of China issued the Provisions on the Cyber Protection of Children’s Personal Information on August 22, 2019, which took effect on October 1, 2019. The Provisions on the Cyber Protection of Children’s Personal Information requires that, among others, network operators who collect, store, use, transfer and disclose personal information of children under the age of 14 shall establish special rules and user agreements for the protection of children’s personal information, inform the children’s guardians in a noticeable and clear manner, and shall obtain the consent of the children’s guardians. On June 10, 2021, the SCNPC promulgated the PRC Data Security Law, or the Date Security Law, which took effect on September 1, 2021. The Data Security Law introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it may cause to national security, public interests, or legitimate rights and interests of individuals or organizations if such data are tampered with, destroyed, leaked, illegally acquired or illegally used. The appropriate level of protection measures is required to be taken for each respective category of data. On August 20, 2021, the SCNPC promulgated the PRC Personal Information Protection Law, or the Personal Information Protection Law effective from November 1, 2021. The Personal Information Protection Law requires, among others, that (i) the processing of personal information should have a clear and reasonable purpose which should be directly related to the processing purpose, in a method that has the least impact on personal rights and interests, and (ii) the collection of personal information should be limited to the minimum scope necessary to achieve the processing purpose to avoid the excessive collection of personal information. Different types of personal information and personal information processing will be subject to various rules on consent, transfer and security. We have been taking and will continue to take reasonable measures to comply with such announcement and provisions. However, as the announcement and provisions are relatively new, we cannot assure you we can adapt our operations to it in a timely manner. Besides the evolving regulations, we face challenges exposed by the wide array of different regulatory bodies and professional self-regulatory associations in the area (such as China National App Administration Center, or CNAAC, a third-party monitoring organization), which impose different standards of data privacy regulations or non-binding self-regulatory rules related to data privacy from different perspectives, often times resulting in a more difficult position for us to comply with all such regulations and rules.

Although we strive to ensure that our learning app is compliant with applicable data privacy and protection laws and regulations overseas, the laws may be modified, interpreted or applied in new manners that we may be unable to anticipate or adjust for appropriately. We may also incur substantial costs to ensure our compliance internationally. In addition, users or potential users may find our measures to comply with the applicable laws and regulations troublesome to follow, and thus we may lose our users or potential users.

Any failure, or perceived failure, by us, or by our business partners, to comply with applicable privacy, data security and personal information protection laws, regulations, policies, contractual provisions, industry standards, and other requirements, may result in the suspension or even removal of our learning apps, as well as civil or regulatory liability, including governmental or data protection authority enforcement actions and investigations, fines, penalties, enforcement orders requiring us to cease operating in a certain way, litigation, or adverse publicity, and may require us to expend significant resources in responding to and defending allegations and claims.

Moreover, claims or allegations that we have failed to adequately protect our users’ data, or otherwise violated applicable privacy, data security and personal information protection laws, regulations, policies, contractual provisions, industry standards, or other requirements, may result in damage to our reputation and a loss of confidence in us by our users or our business partners, potentially causing us to lose users, business partners and revenues, which could have a material adverse effect on our business, financial condition and results of operations.

If our security measures are breached or failed and result in unauthorized disclosure or unintended leakage of data, we could lose existing users, fail to attract new users and be exposed to protracted and costly litigation or administration sanctions.

We store and transmit proprietary and confidential information, including information for user registration and placing orders. We currently utilize third-party cloud providers in China to store our data. To ensure the confidentiality and integrity of our data, we maintain comprehensive and rigorous data security measures. For example, we anonymize and encrypt confidential personal information and take other technological measures to ensure the secure processing, transmission and usage of data. See “Business — Data Privacy and Security.” These measures, however, may not be as effective as we anticipate. If these security measures are breached, or fail to function as intended, and result in unauthorized disclosure or unintended leakage of data, external parties may receive or be able to access the personal information on our users, which could subject us to liabilities, interrupt our business and adversely impact our reputation. Furthermore, we currently are subject to certain legal obligations regarding the manner in which we treat such information. Increased regulation of data utilization practices, including self-regulation or findings under existing laws that limit our ability to collect, transfer and use data, could have an adverse effect on our business. If we were to process or disclose data of our users in a manner they objected, our business reputation could be adversely affected, our mobile apps could be removed from app stores, and we may face potential legal claims that could impact our operating results.

Any of these issues could harm our reputation, adversely affect our ability to attract users, retain existing users, or subject us to third-party lawsuits, regulatory fines or other action or liability. Further, any reputational damage resulting from breach of our security measures could create distrust of our company by prospective users or investors. We may be required to expend significant additional resources to protect us against the threat of security measures breaches or to alleviate problems caused by such disruptions or breaches.

Any significant disruption to our technology infrastructure or our failure to maintain the satisfactory performance, security and integrity of our technology infrastructure would reduce user satisfaction and harm our business, reputation, financial condition and results of operations.

The proper functioning and reliability of our IT infrastructure are critical to our operations and reputation. We provide digital educational contents to users primarily through our app and programs built upon proprietary IT infrastructure. Our operations depend on the service providers’’ ability to protect its and our IT infrastructure against events such as damage or interruption from natural disasters, power or telecommunications failures, air quality issues, environmental conditions, computer viruses or attempts to harm our systems, criminal acts and similar events, which events are beyond our control. In addition, we cannot assure you that we will be able to timely scale up and adjust our existing technology and infrastructure to respond to system interruptions. Accordingly, any errors, defects, disruptions or other performance problems with our IT infrastructure could damage our reputation, decrease user satisfaction and retention, adversely impact our ability to attract new users, and materially disrupt our operations. To date, we have not experienced any significant system outage caused by IT issues, but we cannot assure you that such issues will not happen in the future.

We may not be successful in developing or maintaining relationships with key participants in the mobile industry or in developing products and services that operate effectively with these operating systems, networks, devices and standards.

We make our Namibox available on both iOS and Android systems across a variety of mobile devices. We depend on the interoperability of our learning app with popular devices and mobile operating systems that we do not control. Any changes in devices or their systems that degrade the functionality of our learning app or give preferential treatment to competitive products or contents could adversely affect the usage of our products and contents. We may not be successful in developing relationships with key participants in the mobile industry or in developing services that operate effectively with their operating systems, networks, devices and standards. We also cooperate with key participants in the mobile industry to put our products on the front page of their respective apps stores and label our products as recommended, which helps attract prospective users. If we cannot maintain such relationships at reasonable costs or at all, we may not get sufficient exposure on their respective platforms, which will impair our ability to acquire traffic.

In addition, we rely on mainstream telecom operators as distribution channels to distribute our app and programs to more users. As such, the promotion, distribution and operation of our Namibox are subject to such distribution channels’ standard terms and policies for app developers, which are subject to the interpretation of, and frequent changes by, these distribution channels. If any major distribution channel interprets or changes its standard terms and conditions in a manner that is detrimental to us in the future, or terminate its existing relationship with us, our business, financial condition and results of operations may be materially and adversely affected.

If we are not able to improve or maintain our sales and marketing efficiency, our business and results of operations may be materially and adversely affected.

In addition to word-of-mouth referrals, we have been conducting other sales and marketing activities efficiently. We incurred sales and marketing expenses of RMB11.6 million and RMB20.8 million (US$2.9 million) in 2022 and 2023, respectively.

We intend to further strengthen our collaboration with major telecom operators and hardware manufacturers to enhance distribution of our app and programs, and we also plan to conduct more sales and marketing activities through online advertising, such as social media, internet video and livestreaming-based promotional campaigns. These sales and marketing activities may not be well received by our target user group and may not result in the levels of sales that we anticipate. We also may not be able to retain or recruit experienced marketing staff, or to efficiently train junior marketing staff. In addition, sales and marketing approaches and tools in the digital educational content market in China are evolving. This further requires us to enhance our marketing and branding approaches and experiment with new methods to keep pace with industry developments and user preferences. Failure to refine our existing sales and marketing approaches or to introduce new sales and marketing approaches in a cost-effective manner may reduce our market share, cause our revenues to decline and negatively impact our operating margins.

We may be involved in legal and other disputes from time to time arising out of our operations, including allegations relating to our infringement of intellectual property rights of third parties.

We have and may continue to be involved in legal and other disputes in the ordinary courses of our business, including allegations against us for potential infringement of third party’s copyrights or other intellectual property rights. In addition, the digital educational content offered in our Namibox may expose us to allegations from third parties for infringement of intellectual property rights. We acquired authorization from third party publishers for a certain portion of our educational content offerings. If our rights to such educational contents are disputed or if we lose such rights, we may be forced to remove the disputed contents as well as pay certain penalties. In this case, our business, financial condition, results of operations and reputation would be materially and adversely affected.

We have adopted policies and procedures to prohibit our employees from infringing upon third-party copyright or intellectual property rights. However, we cannot ensure that they will not, against our policies, use third-party copyrighted materials or intellectual property without proper authorization or via any medium through which we provide our product and content offerings. We may incur liability for unauthorized duplication or distribution of materials posted on our platform. We may be subject to claims against us alleging our infringement of third-party intellectual property rights in the future. Any such intellectual property infringement claim could result in costly litigation and divert our management attention and resources, which in turn could adversely affect our business, financial condition and prospects.

If we fail to protect our intellectual property rights, our competitive position may be undermined, and litigation to protect our intellectual property rights or defend against third-party allegations of infringement may be costly and ineffective.

We believe that our patents, copyrights, trademarks and other intellectual property are essential to our success, and we depend, to a large extent, on our ability to develop and maintain the intellectual property rights relating to our digital educational contents and technologies.

We rely primarily on a combination of intellectual property laws and other contractual restrictions, including confidentiality agreements, non-compete agreements and IP ownership assignment terms, for the protection of the intellectual property used in our business. Despite our efforts to protect our proprietary intellectual property rights, unauthorized parties may attempt to copy or duplicate our intellectual property or otherwise use our intellectual properties without obtaining our consent. Monitoring unauthorized use of our intellectual property is difficult and costly, and we cannot be certain that the steps we have taken will effectively prevent misappropriation of our intellectual properties. If we are not successful in protecting our intellectual property rights, the business and results of operations of us may be adversely affected.

In addition, litigation may be necessary to enforce and protect our intellectual property rights, which may be costly and divert management’s attention away from our business. An adverse determination in any such litigation would impair our intellectual property rights and may harm our business, prospects and reputation. Enforcement of judgments in China is also uncertain, and therefore even if we are successful in litigation, it may not provide us with an effective remedy. In addition, we have no insurance coverage against litigation costs and would have to bear all costs arising from such litigation to the extent we are unable to recover them from other parties. The occurrence of any of the foregoing could materially and adversely affect our business, financial condition and results of operations.

We may be subject to liability claims for any inappropriate content in our product and content offerings, which could cause us to incur legal costs and damages our reputation.

We implement various content monitoring procedures to prohibit inappropriate content from being displayed in the educational content we offer. However, we cannot assure you that there will be no inappropriate content displayed and offered on our app. Therefore, we may face civil or administrative liability if an individual or corporate, governmental or other entity believes that our educational content, violates any laws, regulations or governmental policies or infringes upon its legal rights. Even if such a claim were not successful, defending such a claim may cause us to incur substantial costs. Moreover, any accusation of inappropriate content in our education content offerings could lead to significant negative publicity, which could harm our reputation and results of operations.

We have exposure to interest rate risk.

As a part of our business, we invest in interest-earning assets and are obligated on interest-bearing liabilities. Interest rate fluctuations primarily affect our interest income and interest expenses. Changes in interest rates could affect the interest earned on assets differently than interest paid on liabilities. A rising interest rate environment generally results in a larger net interest spread. Conversely, a falling interest rate environment generally results in a smaller net interest spread. If we are unable to effectively manage our interest rate risk, changes in interest rates could have a material adverse effect on our profitability.

We may not be able to obtain additional capital when desired, on favorable terms or at all.

We make investments in content development, technological systems and other projects to remain competitive. Due to the unpredictable nature of the capital markets and our industry, there can be no assurance that we will be able to raise additional capital on terms favorable to us, or at all, if and when required, especially if we experience disappointing results of operations. If adequate capital is not available to us as required, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our infrastructure or respond to competitive pressures could be significantly limited. If we do raise additional funds through the issuance of equity or convertible debt securities, the ownership interests of our shareholders could be significantly diluted. These newly issued securities may have rights, preferences or privileges senior to those of existing shareholders.

Our success depends on the continuing efforts of our founder, senior management team and other key employees.

The continuing efforts of our founder, senior management team and other key employees are important to our continued success. In particular, we rely on the expertise and experience of Mr. Jin Xu, our founder, chairman of the board of directors and chief executive officer. We also rely on the experience and services from our senior management team. If they cannot work together effectively or efficiently, our business may be severely disrupted. If one or more of our senior management were unable or unwilling to continue in their present positions, we might not be able to replace them easily or at all, and our business, financial condition and results of operations may be materially and adversely affected. If any of our senior management joins a competitor or forms a competing business, we may lose users, key professionals and other staff members. Our senior management has entered into employment agreements with us which contain confidentiality clauses, as well as standalone confidentiality and non-compete agreements. However, if any dispute arises between our senior management and us, we may have to incur substantial costs and expenses in order to enforce such agreements in China or we may be unable to enforce them at all.

We are subject to third-party payment processing-related risks.

Payments for some of our educational contents are conducted through major third-party online payment channels in China. We may also be susceptible to fraud, user data leakage and other illegal activities in connection with the various payment methods we offer. In addition, our business depends on the billing, payment and escrow systems of the third-party payment service providers to maintain accurate records of payments by users and collect such payments. If the quality, utility, convenience or attractiveness of these payment processing and escrow services declines, or if we have to change the pattern of using these payment services for any reason, the attractiveness of our company could be materially and adversely affected. We are also subject to various rules, regulations and requirements, regulatory or otherwise, governing electronic funds transfers that could change or be reinterpreted to make it difficult or impossible for us to comply. Therefore, any failure to comply with these rules or requirements may subject us to fines and higher transaction fees and we may become unable to accept the current online payment solutions from our users, and as a result, our business, financial condition and results of operations could be materially and adversely affected. Business involving online payment services is subject to a number of risks that could materially and adversely affect third-party online payment service providers’ ability to provide payment processing and escrow services to us, including:

•        dissatisfaction with these online payment services or decreased use of their services;

•        increasing competition, including from other established Chinese internet companies, payment service providers and companies engaged in other financial technology services;

•        changes to rules or practices applicable to payment systems that link to third-party online payment service providers;

•        breach of users’ personal information and concerns over the use and security of information collected from buyers;

•        service outages, system failures or failures to effectively scale the system to handle large and growing transaction volumes;

•        increasing costs to third-party online payment service providers, including fees charged by banks to process transactions through online payment channels, which would also increase our costs of revenues; and

•        failure to manage funds accurately or loss of funds, whether due to employee fraud, security breaches, technical errors or otherwise.

Our results of operations are subject to seasonal fluctuations.

Our results of operations are subject to seasonal fluctuations. Historically, our revenues are generally higher in the first and third quarters because subscriptions for our products and contents typically increase during the back-to-school seasons. However, it is difficult for us to judge the exact nature or extent of the seasonality of our digital educational content business due to its rapid growth. Given our limited operating history, the seasonal trends that we have experienced in the past may not be indicative of our future operating results. Our financial condition and results of operations for future periods may continue to fluctuate. As a result, the trading price of our ADSs may fluctuate from time to time due to seasonality.

We have granted share-based awards, and expect to continue to grant share-based awards under our share incentive plan, which may result in increased share-based compensation expenses.

In 2016, we have adopted a share incentive plan, or the 2016 Plan, to provide additional incentives to core employees and directors. As of the date of this prospectus, the maximum aggregate number of ordinary shares that may be issued under the plan is 130,666,669. See “Management — 2016 Share Incentive Plan.” In addition, the performance condition for options granted will be satisfied upon the completion of this offering. As a result, upon the completion of this offering, we will record a significant amount of cumulative share-based compensation expenses for those options. We also expect to continue to grant awards under our share incentive plan, which we believe is of significant importance to our ability to attract and retain key personnel and employees. As a result, our expenses associated with share-based compensation may increase, which may have an adverse effect on our financial condition and results of operations.

We rely on certain key operating metrics to evaluate the performance of our business, and real or perceived inaccuracies in such metrics may negatively affect our business and reputation.

We rely on certain key operating metrics, such as the number of paying users, among other things, to evaluate the performance of our business. Such operating metrics may differ from estimates published by third parties or from similarly titled metrics used by other companies due to differences in methodology and assumptions. We calculate these operating metrics using internal company data and certain external data. If we discover material inaccuracies in the operating metrics we use, or if they are perceived to be inaccurate, our reputation may be harmed and our evaluation methods and results may be impaired, which could negatively affect our business. If investors make investment decisions based on operating metrics we disclose that are inaccurate, we may also face potential lawsuits or disputes.

We face risks related to natural and other disasters, including severe weather conditions or outbreaks of health epidemics, and other extraordinary events, which could significantly disrupt our operations.

COVID-19 has significantly affected China and many other countries. Since early 2020, the PRC government has imposed various measures to keep COVID-19 in check, including quarantine arrangements, travel restrictions, and stay-at-home orders from time to time. Such restrictions have adversely affected our operations, as it has caused inconvenience to our day-to-day operating activities. Additionally, in connection with the COVID-19 pandemic, our suppliers and partners may be unable to fulfill their obligations to us in a timely manner or at all. The COVID-19 pandemic has also broadly affected China’s K-9 digital educational content services market and the macroeconomy. Historically, there has been an increase in the demand for online learning and digital education during the COVID-19 pandemic, which has contributed to the growth of China’s K-9 digital educational content services market, and in turn, our business growth. We experienced a growth in revenue from individual users in 2022, partly because an increasing number of K-9 students switched to online study at home and subscribed for our digital educational contents during the pandemic. We believe that, as a market leader, we are well-positioned to capture this opportunity and further grow our business. However, we are not able to quantify the proportion of the increase in revenue that is attributable to the increased number of paying users opting for online learning during the pandemic as opposed to other factors contributing to our growth in the same period. Further, the circumstances that have driven our business growth during the pandemic may not persist in the future. The extent to which the COVID-19 pandemic impacts our long-term operational and financial performance, and our relationships with suppliers, partners, customers and users, will depend on future developments, including the duration, spread and intensity of the pandemic, the effect of approved vaccines, and the speed and extent to which they are distributed and taken, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. Further, COVID-19 had a severe and negative impact on the Chinese and the global economy since 2020. Whether this will lead to a prolonged downturn in the economy is still unknown. Any severe or prolonged slowdown in the global or Chinese economy may materially and adversely affect our business, results of operations and financial condition.

In addition to the impact of COVID-19, our business could be materially and adversely affected by natural disasters, other health epidemics or other extraordinary events affecting the PRC, and particularly Shanghai. Natural disasters may give rise to server interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to operate our products and services.

Our business could also be adversely affected if employees of us or our service providers are affected by health epidemics. In addition, our results of operations could be adversely affected to the extent that any health epidemic harms the Chinese economy in general. Our headquarters are located in China, where most of our directors and management and the majority of our employees currently reside. Most of our system hardware and back-up systems are hosted in facilities located in China, and most of our service providers are located in China. Consequently, if any natural disasters, health epidemics or other public safety concerns were to affect China, our operation may experience material disruptions, which may materially and adversely affect our business, financial condition and results of operations.

We currently do not have any business insurance coverage, which could expose us to significant costs and business disruption.

Currently, we do not have any business liability or disruption insurance to cover our operations. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured business disruptions may result in our incurring substantial costs and the diversion of resources, which could have an adverse effect on our results of operations and financial condition.

We face certain risks relating to the real properties that we lease.

We lease real properties from third parties primarily for our office use in China, and the lease agreements for some of these leased properties have not been registered with the PRC government authorities as required by PRC law. Although the failure to do so does not in itself invalidate the leases, we may be ordered by the PRC government authorities to rectify such noncompliance and, if such noncompliance were not rectified within a given period of time, we may be subject to fines imposed by PRC government authorities ranging from RMB1,000 and RMB10,000 for each of our lease agreements that has not been registered with the relevant PRC government authorities.

As of the date of this prospectus, we are not aware of any regulatory or governmental actions, claims or investigations being contemplated or any challenges by third parties to our use of our leased properties the lease agreements of which have not been registered with the government authorities. However, government authorities could impose fines on us due to our failure to register some of our lease agreements, which may negatively impact our financial condition.

If we fail to implement and maintain an effective system of internal controls to remediate our material weakness over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of the ADSs may be materially and adversely affected.

Prior to this offering, we have been a private company with limited accounting and financial reporting personnel and other resources with which we address our internal control over financial reporting and we were never required to evaluate our internal controls within a specified period of time. In connection with the audits of our consolidated financial statements as of and for the years ended December 31, 2022 and 2023, we and our independent registered public accounting firm identified a material weakness in our internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, or PCAOB, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness identified relates to the lack of sufficient accounting and financial reporting personnel with appropriate knowledge of U.S. GAAP and financial reporting requirements set forth by the SEC to design and implement period-end financial reporting policies and procedures for the preparation of our consolidated financial statements and related disclosures in accordance with U.S. GAAP and the SEC reporting requirements. The material weakness resulted in a number of significant management adjustments and amendments to our consolidated financial statements and related disclosures under U.S. GAAP. The material weakness, if not timely remedied, may lead to material misstatements in our consolidated financial statements in the future.

Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control for purposes of identifying and reporting material weakness in our internal control over financial reporting. Had we performed an assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional material weaknesses may have been identified.

Following the identification of the material weakness, we have taken measures and plan to continue to take measures to remedy the material weakness. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Internal Control Over Financial Reporting.” However, the implementation of these measures may not fully address the material weakness in our internal control over financial reporting, and we cannot conclude that they have been fully remediated. Our failure to remediate the material weakness or our failure to discover and address any other material weakness could result in inaccuracies in our consolidated financial statements and impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, ineffective internal control over financial reporting could significantly hinder our ability to prevent fraud.

Upon completion of this offering, we will become subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act, or Section 404, will require that we include a report from management on the effectiveness of our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report in our second annual report on Form 20-F after becoming a public company. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report with adverse opinion if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses in our internal control over financial reporting. If we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally speaking, if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

Increases in labor costs and enforcement of stricter labor laws and regulations in the PRC may adversely affect our business and results of operations.

China’s overall economy and the average wage in China have increased in recent years and are expected to grow. The average wage level for our employees has also increased in recent years. We expect that our labor costs, including wages and employee benefits, will increase in the future. Unless we are able to offset these increased labor costs by increasing our revenues faster, our profitability and results of operations may be materially and adversely affected.

In addition, we have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. Pursuant to the PRC Labor Contract Law and its implementation rules, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employee’s probation and unilaterally terminating labor contracts. In order to comply with the PRC Labor Contract Law and its implementation rules, we may not able to terminate some of our employees or otherwise change our employment or labor practices in a desirable or cost-effective manner, which could adversely affect our business and results of operations.

As the interpretation and implementation of labor-related laws and regulations are still evolving, our employment practices may violate labor-related laws and regulations in China, which may subject us to labor disputes or government investigations. We cannot assure you that we have complied or will be able to comply with all labor-related law and regulations including those relating to obligations to make social insurance payments and contribute to the housing provident funds. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees and our business, financial condition and results of operations will be adversely affected.

Our operations depend on the performance of the internet infrastructure and telecommunications networks in China.

The successful operation of our business depends on the performance of the internet infrastructure and telecommunications networks in China. Almost all access to the internet is maintained through state-owned telecommunications operators under the administrative control and regulatory supervision of the Ministry of Industry and Information Technology, or the MIIT. Moreover, we have entered into contracts with various subsidiaries of a limited number of telecommunications service providers at the provincial level and rely on them to provide us with data communications capacity through local telecommunications lines. We have limited access to alternative networks or services in the event of disruptions, failures or other problems with China’s internet infrastructure or the telecommunications networks provided by telecommunications service providers. We regularly serve a large number of users. With the expansion of our business, we may be required to upgrade our technology and infrastructure to keep up with the increasing traffic using our products and services. However, we have no control over the costs of the services provided by telecommunications service providers. If the prices we pay for telecommunications and internet services rise significantly, our results of operations may be materially and adversely affected. If internet access fees or other charges to internet users increase, users may be discouraged or prevented from accessing the Internet and thus cause the growth of Internet users to decelerate. Such deceleration may adversely affect our ability to continue to expand user base, which in turn could adversely affect our business and growth.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the Nasdaq Global Market, impose various requirements on the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly.

As a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the number of additional costs we may incur or the timing of such costs.

In addition, as an emerging growth company, we will still incur expenses in relation to management assessment according to requirements of Section 404(a) of the Sarbanes-Oxley Act of 2002. After we are no longer an “emerging growth company,” we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC.

Risks Related to Our Corporate Structure

Jinxin Technology is a Cayman Islands holding company primarily operating in China through its subsidiaries and contractual arrangements with Shanghai Jinxin. Investors in the ADSs thus are not purchasing, and may never directly hold, equity interests in the VIE. There are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations, and rules relating to the agreements that establish the VIE structure for our operations in China, including potential future actions by the PRC government, which could affect the enforceability of our contractual arrangements with Shanghai Jinxin and, consequently, significantly affect the financial condition and results of operations of Jinxin Technology. If the PRC government determines such agreements non-compliant with relevant PRC laws, regulations, and rules, or if these laws, regulations, and rules or the interpretation thereof change in the future, we could be subject to severe penalties or be forced to relinquish our interests in Shanghai Jinxin, which may materially and adversely affect our operations and the value of your investment.

Foreign ownership in entities that provide radio and television program production and operation services, Internet culture operation services, value-added telecommunication services and certain other services, with a few exceptions, is subject to restrictions under current PRC laws and regulations. Specifically, foreign ownership of a value-added telecommunication service provider may not exceed 50%, and foreign ownership is strictly prohibited from such providers engaging in radio and television program production and operation services and Internet culture operation services.

We are a company incorporated under the laws of the Cayman Islands, and Shanghai Mihe, the WFOE, is our indirect wholly-owned PRC subsidiary and a foreign-invested enterprise under the PRC laws. Accordingly, the WFOE is not eligible to engage in businesses of educational content services as they constitute radio and television program production and operation services, Internet culture operation services, value-added telecommunications services and certain other services that are subject to foreign ownership restriction. We currently conduct our business in China through Shanghai Jinxin, the VIE, and its subsidiaries, based on the contractual arrangements by and among the WFOE, the VIE and its shareholders. These contractual arrangements enable us to (1) be considered as the primary beneficiary of the VIE for accounting purposes and consolidate the financial results of the VIE, (2) receive substantially all of the economic benefits of the VIE, and (3) have an exclusive option to purchase all or part of the equity interests in the VIE when and to the extent permitted by PRC laws. We have been and expect to continue to be dependent on the VIE to operate our business in China. As a result of these contractual arrangements, we have significant influence over and are the primary beneficiary of the VIE and consolidate the financial results of the VIE under U.S. GAAP. Investors in the ADSs are purchasing the equity securities of a Cayman Islands holding company, rather than the equity securities of the VIE or its subsidiaries. See “Corporate History and Structure” for further details.

As the contractual arrangements that establish the structure for operating our business in the PRC have not been tested in any of the PRC courts, if the contractual arrangements are found to be in violation of any existing or any PRC laws or regulations in the future, or the PRC government determines that we, or the VIE fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities, including the MIIT, MOFCOM and STA, would have broad discretion in dealing with such violations, including:

•        revoking the business and operating licenses;

•        discontinuing or restricting the operations;

•        imposing fines or confiscating any of the income from us that they deem to have been obtained through illegal operations;

•        requiring us to restructure our operations in such a way as to compel us to establish new entities, re-apply for the necessary licenses or relocate our business, staff and assets;

•        imposing additional conditions or requirements with which we may not be able to comply;

•        restricting or prohibiting the use of proceeds from the initial public offering or other financing activities to finance our business and operations in the PRC; or

•        taking other regulatory or enforcement actions that could be harmful to our business.

Any of these events could cause significant disruption to our business operations, and may materially and adversely affect our business, financial condition and results of operations. In addition, it is unclear what impact the PRC government actions would have on us and on our ability to consolidate the financial results of the VIE and its subsidiaries in our consolidated financial statements, if the PRC governmental authorities determine the VIE’s legal structure and contractual arrangements to be in violation of PRC laws, rules and regulations. If occurrences of any of these events results in our inability to direct the activities of Shanghai Jinxin or its subsidiaries, our failure to receive the economic benefits from the VIE and/or our inability to claim our contractual rights over the assets of the VIE that conducts substantially all of our operations in China, we may not be able to consolidate the financial results of the VIE into our consolidated financial statements in accordance with U.S. GAAP, which could materially and adversely affect our financial condition and results of operations and cause our ADSs to significantly decline in value or become worthless.

Substantial uncertainties exist with respect to the interpretation and implementation of the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises and whether we can fulfill all the regulatory requirements with the existing VIE structure.

On February 17, 2023, the CSRC issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises, or the Trial Measures, which became effective on March 31, 2023. On the same date of the issuance of the Trial Measures, the CSRC circulated No. 1 to No. 5 Supporting Guidance Rules, the Notes on the Trial Measures, the Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and the relevant CSRC Answers to Reporter Questions on the official website of the CSRC, or collectively, the Guidance Rules and Notice.

The Trial Measures stimulate that overseas securities offerings and listings by PRC companies, either in direct or indirect form, shall be filed with the CSRC, and no overseas offering and listing shall be made where the securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules. These PRC companies are also required to obtain regulatory opinions, filings or approvals, etc. from their industry authorities, if applicable, for CSRC filing. CSRC further explained through CSRC Answers to Reporter Questions that the CSRC will consult with relevant industry authorities and complete filing of the overseas listings for enterprises using VIE structures that meet compliance requirements. For more details of the Trail Measures, please refer to “Regulation — Regulations Relating to M&A Rules and Overseas Listing”.

We are conducting businesses that are subject to foreign ownership restrictions through the VIE and its subsidiaries. Since the Trial Measures and the Guidance Rules and Notice are relatively new, substantially uncertainties exist in relation to its interpretation and implementation. We cannot be sure whether we can fulfill all the regulatory requirements with our existing VIE structure, and any failure of fully complying with the Trial Measures may completely hinder our ability to offer and list our ADSs, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations.

We rely on contractual arrangements with Shanghai Jinxin and its shareholders for our operations in China, which may not be as effective in providing operational control as direct ownership, and Shanghai Jinxin’s shareholders may fail to perform their obligations under the contractual arrangements.

Due to the restrictions or prohibitions on foreign ownership of radio and television program production and operation services, Internet culture operation services, value-added telecommunications business and certain other services in the PRC under PRC laws, we operate substantially all of the business in the PRC through the VIE, in which we have no direct ownership interest. As such, Shanghai Mihe, the WFOE, entered into a series of contractual arrangements with Shanghai Jinxin, the VIE, and its shareholders. These contractual arrangements, however, may not be as effective as direct ownership in providing us with control over the VIE. For example, the VIE and its shareholders could breach their contractual arrangements with us by, among other things, failing to conduct the operations of the VIE in an acceptable manner or taking other actions that are detrimental to our interests.

Although we have been advised by our PRC legal counsel, that our contractual arrangements constitute valid and binding obligations enforceable against each party of such agreements in accordance with their terms, the contractual arrangements may not be as effective in providing control over Shanghai Jinxin as direct ownership. If we had direct ownership of Shanghai Jinxin, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of Shanghai Jinxin, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current contractual arrangements, we rely on the performance by Shanghai Jinxin and its shareholders of their obligations under the contracts to exercise control over Shanghai Jinxin. The shareholders of Shanghai Jinxin may not act in the best interests of our company or may not perform their obligations under these contracts. If any dispute relating to these contracts remains unresolved, we will have to enforce our rights under these contracts through the operations of PRC law and arbitration, litigation and other legal proceedings. However, the contractual arrangements that establish the structure for operating our business in the PRC have not been tested in any of the PRC courts and there are very few precedents and little official guidance as to how contractual arrangements in the context of a variable interest entity should be interpreted or enforced under PRC laws. There remain significant uncertainties regarding the outcome of arbitration or litigation. These uncertainties could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements or we experience significant delays or other obstacles in the process of enforcing these contractual arrangements, we may not be able to exert control over the VIE and may lose control over the assets owned by Shanghai Jinxin. Therefore, our contractual arrangements with Shanghai Jinxin may not be as effective in ensuring our control over the relevant portion of our business operations as direct ownership would be, which would adversely affect our business and financial performance.

The shareholders of the VIE may have actual or potential conflicts of interest with us.

The shareholders of the VIE may have actual or potential conflicts of interest with us. These shareholders may breach, or cause the VIE to breach, or refuse to renew, the existing contractual arrangements we have with them and the VIE, which would have a material and adverse effect on our contractual rights over the VIE and receive economic benefits from it. For example, the shareholders may be able to cause our agreements with the VIE to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor.

Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our company, except that we could exercise our purchase option under the exclusive call option agreements with these shareholders to request them to transfer all of their equity interests in the VIE to a PRC entity or individual designated by us, to the extent permitted by PRC law. For individuals who are also our directors and officers, we rely on them to abide by the laws of the Cayman Islands, which provide that directors and officers owe a fiduciary duty to the company that requires them to act in good faith and in what they believe to be the best interests of the company and not to use their position for personal gains. The shareholders of the VIE have executed powers of attorney to appoint Shanghai Mihe or a person designated by Shanghai Mihe to vote on their behalf and exercise voting rights as shareholders of the VIE. If we cannot resolve any conflict of interest or dispute between us and the shareholders of the VIE, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

The shareholders of the VIE may be involved in personal disputes with third parties or other incidents that may have an adverse effect on their respective equity interests in the VIE and the validity or enforceability of our contractual arrangements with the VIE and its shareholders. For example, in the event that any of the shareholders of the VIE divorces his or her spouse, the spouse may claim that the equity interest of the VIE held by such shareholder is part of their community property and should be divided between such shareholder and his or her spouse. If such claim is supported by the court, the relevant equity interest may be obtained by the shareholder’s spouse or another third party who is not subject to obligations under our contractual arrangements, which could result in a loss of the effective contractual rights over the VIE by us. Similarly, if any of the equity interests of the VIE is inherited by a third party with whom the current contractual arrangements are not binding, we could lose our contractual rights over the VIE or have to maintain such contractual rights by incurring unpredictable costs, which could cause significant disruption to our business and operations and harm our financial condition and results of operations.

Although under our current contractual arrangements, (i) each of the spouses of the shareholders of the VIE has respectively executed a spousal consent letter, under which each spouse agrees that she will take every action to ensure the performance of the contractual arrangements, and (ii) the VIE and its shareholders shall not assign any of their respective rights or obligations to any third party without the prior written consent of Shanghai Mihe, we cannot assure you that these undertakings and arrangements will be complied with or effectively enforced. In the case any of them is breached or becomes unenforceable and leads to legal proceedings, it could disrupt our business, distract our management’s attention and subject us to substantial uncertainties as to the outcome of any such legal proceedings.

Our contractual arrangements may be subject to scrutiny by the PRC tax authorities and additional tax may be imposed which could negatively affect our financial condition and the value of your investment.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. We could face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements in relation to the VIE were not entered into on an arm’s length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust income of the VIE in the form of a transfer pricing adjustment. A transfer pricing adjustment could increase our tax liabilities. In addition, the PRC tax authorities may impose late payment fees and other penalties on the VIE for the adjusted but unpaid taxes according to the applicable regulations. Our financial position could be materially and adversely affected if the VIE’s tax liabilities increase or if we are found to be subject to late payment fees and other penalties.

If we exercise the option to acquire equity ownership and assets of Shanghai Jinxin, the ownership or asset transfer may subject us to certain limitations and substantial costs.

According to the Regulations for the Administration of Foreign-Invested Telecommunications Enterprises (the “FITE Regulations”), foreign investors are not allowed to hold more than 50% of the equity interests in a company providing value-added telecommunications services. In addition, the main foreign investor who invests in a value-added telecommunications business in the PRC must obtain the basic telecommunications business license in the country or region of registration, and have the capital and professional staff appropriate for the business activity (the “Qualification Requirements”). Although we have taken many measures to meet the Qualification Requirements, we still face the risk of not satisfying the requirements promptly. If the PRC laws allow foreign investors to invest in value-added telecommunications enterprises in the PRC in the future, we may not be able to unwind the contractual arrangements before we are able to comply with the Qualification Requirements. Consequently, we may be ineligible to operate the VIE’s value-added telecommunication enterprises directly and may be forced to suspend the operations if the contractual arrangements are considered as invalid, which could materially and adversely affect our business, financial condition and results of operations.

Pursuant to the contractual arrangements, Shanghai Mihe or its designated person(s) has the irrevocable and exclusive right to purchase all or any part of the equity interests in Shanghai Jinxin from its registered shareholders at any time and from time to time in Shanghai Mihe’s absolute discretion to the extent permitted by PRC laws. The equity transfer may be subject to the approvals from, or filings with, the MIIT, MOFCOM and SAMR and/or their local competent branches. In addition, the equity transfer price may be subject to review and tax adjustment by the relevant tax authorities. The equity transfer price to be received by Shanghai Jinxin under the contractual arrangements may also be subject to enterprise income tax, and such tax amounts could be substantial. Accordingly, in the event that we exercise the option to acquire equity ownership and/or assets of Shanghai Jinxin, substantial costs may be incurred, which may adversely and materially affect our financial performance.

Substantial uncertainties exist with respect to the interpretation and implementation of the Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.

On March 15, 2019, the National People’s Congress promulgated the Foreign Investment Law, which took effect on January 1, 2020. Since it is relatively new, substantially uncertainties exist in relation to its interpretation and implementation. However, the Foreign Investment Law does not explicitly stipulate the contractual arrangements as a form of foreign investment. The Foreign Investment Law is formulated to establish regulatory principles to foreign investment within the PRC, aiming to further expand opening-up, vigorously promote foreign investment and protect the legitimate rights and interests of foreign investors. Much detailed laws, regulations and rules relating to foreign investments are to be enacted by relevant regulatory authorities. As such, there are uncertainties regarding the evolution of the regulatory regime and the interpretation and implementation of current and any future PRC laws and regulations applicable to the foreign investment.

Conducting operations through contractual arrangements has been adopted by many PRC-based companies, including us, to obtain and maintain necessary licenses and permits in the industries that are currently subject to foreign investment restrictions or prohibitions in China. The Foreign Investment Law stipulates that foreign investment includes foreign investors investing in China through any other methods under laws, administrative regulations, or provisions prescribed by the State Council. Therefore, there are possibilities that future laws, administrative regulations, or provisions of the State Council may stipulate contractual arrangements as a way of foreign investments, and then whether our contractual arrangements will be recognized as foreign investment, whether our contractual arrangements will be deemed to be in violation of the foreign investment access requirements and how our contractual arrangements will be handled are uncertain. In the extreme case-scenario, we may be required to unwind the contractual arrangements and/or dispose of the VIE, which could have a material and adverse effect on our business, financial condition and result of operations. In the event that our Company no longer has a sustainable business after the aforementioned unwinding of the contractual arrangements or disposal or when such measures do not comply with the listing rules or applicable laws, the relevant regulators may take enforcement actions against us which may have a material adverse effect on the trading of our Shares or even result in delisting of our Company.

We may lose the ability to use and enjoy assets held by the VIE that are critical to the operation of our business if the VIE declares bankruptcy or become subject to a dissolution or liquidation proceeding.

The VIE holds certain assets that may be critical to the operation of our business, including permits, domain names and IP rights, among others. Under the contractual arrangements, the registered shareholders of Shanghai Jinxin may not voluntarily liquidate the VIE or approve them to sell, transfer, mortgage or dispose of their assets or legal or beneficial interests exceeding certain threshold in the business in any manner without our prior consent. However, in the event that the registered shareholders of Shanghai Jinxin breach this obligation and voluntarily liquidate the VIE, or if the VIE declares bankruptcy and all or part of their assets become subject to liens or rights of third-party creditors or are otherwise disposed of without our consent, we may be unable to continue some or all of our operations, which could materially and adversely affect our business, financial condition and results of operations. In addition, if the VIE undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of its assets, thereby hindering our ability to operate our business, which could materially or adversely affect our business, financial condition and results of operations. We do not have priority pledges and liens against the assets of the VIE. If Shanghai Jinxin undergoes an involuntary liquidation proceeding, third-party creditors may claim rights to some or all of its assets and we may not have priority against such third-party creditors on the assets of Shanghai Jinxin. If Shanghai Jinxin liquidates, we may take part in the liquidation procedures as a general creditor under the PRC Enterprise Bankruptcy Law and recover any outstanding liabilities owed by Shanghai Jinxin to Jinxin Technology under the applicable agreement(s).

We may rely on dividends and other payments from Shanghai Mihe to fund cash and financing requirements, and any limitation on the ability of Shanghai Mihe to pay dividends to us could have a material adverse effect on our ability to conduct our business and pay dividends to our shareholders.

We are a holding company, and we rely principally on dividends and other distributions paid by our subsidiaries in China for our cash needs, including paying dividends and other cash distributions to our shareholders, servicing any debt we may incur and paying our operating expenses. If Shanghai Mihe incur debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. In addition, the income of Shanghai Mihe in turn depends on the service fees paid by Shanghai Jinxin and the PRC tax authorities may require us to adjust our taxable income under the contractual arrangements in a manner that would materially and adversely affect its ability to pay dividends and other distributions to us.

There is no assurance the PRC government will not intervene in or impose restrictions and limitations on the ability of Jinxin Technology Holding Company, our subsidiaries, and the VIE to transfer cash. To the extent cash or assets are held in mainland China or by a mainland China entity, the funds or assets may not be available to fund operations or for other use outside of mainland China due to the intervention in or imposition of restrictions and limitations on the ability of Jinxin Technology Holding Company, our subsidiaries, or the VIE by the PRC government to transfer cash or assets. While there are currently no such restrictions or limitations in Hong Kong on cash transfers to, or from, entities in Hong Kong, if certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future, were to become applicable to our Hong Kong subsidiary in the future, and to the extent our cash or assets are in Hong Kong or a Hong Kong entity, such funds or assets may not be available due to the interventions in or imposition of restrictions and limitations on our ability to transfer funds or assets by the PRC government.

Current PRC laws and regulations permit our subsidiaries in China to pay dividends to us only out of its retained earnings, if any, determined in accordance with Chinese accounting standards and regulations and Shanghai Mihe shall make up its losses of previous years when conducting outward remittance. Under the applicable requirements of PRC laws and regulations, Shanghai Mihe is required to set aside at least 10% of its accumulated after-tax profits based on PRC accounting standards each year to fund certain statutory reserves until the accumulated amount of such reserve reaches 50% of its registered capital. At its discretion, Shanghai Mihe may allocate a portion of its after-tax profits based on PRC accounting standards to its discretionary reserve fund, or its staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends. Any limitation on the ability of Shanghai Mihe to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Risks Related to Doing Business in China

The approval, filing or other requirements of the China Securities Regulatory Commission or other PRC government authorities may be required in connection with this offering under PRC law. Any failure of fully complying with the approval, filing or other requirements may completely hinder our ability to offer our ordinary shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations.

On February 17, 2023, the CSRC issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises, or the Trial Measures, which became effective on March 31, 2023. On the same date of the issuance of the Trial Measures, the CSRC circulated No. 1 to No. 5 Supporting Guidance Rules, the Notes on the Trial Measures, the Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and the relevant CSRC Answers to Reporter Questions on the official website of the CSRC, or collectively, the Guidance Rules and Notice. The Trial Measures stimulate that overseas securities offerings and listing by PRC companies, either in direct or indirect form, shall be filed with the CSRC (“CSRC Filing”). Under the Trial Measures and the Guidance Rules and Notice, no overseas offering and listing shall be made by PRC companies, whether in direct or indirect form, where such offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules, including the Market Access Negative List (2022 Edition) issued by the NDRC and MOFCOM, the Guiding Opinions of the State Council on Establishing a Sound System of Joint Incentives for Honesty and Joint Punishments for Dishonesty to Accelerate the Development of Social Integrity, and other laws, administrative regulations and relevant state provisions that restrict or prohibit listing and financing in the areas of industrial policy, production safety and industry supervision. PRC companies intending overseas offering and listing are required to obtain regulatory opinions, filings or approvals from government authorities of correspondent industries, if applicable, for CSRC Filing. The Trial Measures also stipulate that no overseas offering and listing shall be made where the intended securities offering and listing may endanger national security as reviewed and determined by competent government authorities under the State Council in accordance with PRC law. PRC companies intending overseas offering and listing shall strictly comply with relevant laws, administrative regulations and rules concerning national security in spheres of foreign investment, cybersecurity, data security and etc. If the intended overseas offering and listing necessitates a national security review, relevant security review procedures shall be completed before the application for such offering and listing is submitted to any overseas parties such as securities regulatory agencies and trading venues. A PRC company that seeks to offer and list securities in overseas markets shall, as required by competent government authorities under the State Council, take measures such as timely rectification, commitment and divestiture of relevant business and assets, to eliminate or avert any impact on national security resulting from such overseas offering and listing.

On February 24, 2023, the CSRC, Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China jointly issued the Provisions on Strengthening the Confidentiality and Archive Management Work Relating to the Overseas Securities Offering and Listing, or the Confidentiality Provisions, which came into effect on March 31, 2023 with the Trial Administrative Measures. The Confidentiality Provisions require that, among other things, (a) a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. For more details of the Trail Measures and the Confidentiality Provisions, please refer to “Regulation — Regulations Relating to M&A Rules and Overseas Listing”.

According to the Trial Measures, we are required to submit to the CSRC and complete the filing procedure before our overseas initial public offering and listing. We have been actively preparing the necessary documents required for filing with the CSRC, in order to fully comply with the required filing procedures pursuant to the Trial Measures. We submitted initial filing documents to the CSRC on July 18, 2023, received comments from the CSRC on August 21, 2023 and submitted responses to such comments on September 7, 2023. CSRC has concluded the filing procedure and published the filing results on the CSRC website on April 2, 2024. As the Trial Measures and the Confidentiality Provisions were newly published and there exists uncertainty with respect to the filing requirements and its implementation, we cannot be sure that we will be able to fulfill all the regulatory requirements. Any failure of fully complying with the Trial Measures may completely hinder our ability to offer and list our ADSs, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations.

Similar to situations of many other countries, the PRC government has significant authority to exert influence on the China operations of an offshore holding company, such as us. Therefore, investors in the ADSs and our business face potential uncertainty from the PRC government’s policy. Changes in China’s economic or social conditions, or government policies may materially and adversely affect our business, financial condition, and results of operations.

Substantially all of our operations are located in China. Accordingly, our results of operations, financial condition and prospects are influenced by economic, political and legal developments in China. As the PRC government continues to play a significant role in regulating industrial development, allocation of natural and other resources, production, pricing and management of currency, we cannot predict whether changes in China’s economic or social conditions or government policies will have any adverse effect on our current or future business, financial condition or results of operations.

Our ability to successfully expand business operations in the PRC depends on a number of factors, including macro-economic and other market conditions. Demand for our services and our business, financial condition and results of operations may be materially and adversely affected by the following factors:

•        changes in economic or social conditions of the PRC;

•        changes in laws, regulations, and administrative directives or the interpretation thereof;

•        measures which may be introduced to control inflation or deflation; and

•        changes in the rate or method of taxation.

These factors are affected by a number of variables which are beyond our control.

We are subject to extensive and evolving legal development, non-compliance with which, or changes in which, may materially and adversely affect our business and prospects, and may result in a material change in our operations and/or the value of our ADSs or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless.

The PRC legal system is a civil law system based on written statutes, where prior court decisions have limited precedential value. The PRC legal system is evolving rapidly, and enforcement of these laws, regulations and rules involves uncertainties. Recently, the PRC government is enhancing supervision over companies seeking listings overseas and some specific business or activities such as the use of variable interest entities and data security or anti-monopoly. The PRC government may adopt new measures that may affect our operations. In addition they may also exert more oversight and control over offerings conducted outside of China and foreign investment in China-based companies, which could significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares to investors, result in a material change in our operation and cause the value of our ordinary shares to significantly decline or become worthless. We may be subject to challenges brought by these new laws, regulations and policies. However, since these laws, regulations and policies are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties. Furthermore, as we may be subject to additional, yet undetermined, laws and regulations, compliance may require us to obtain additional permits and licenses, complete or update registrations with relevant regulatory authorities, adjust our business operations, as well as allocate additional resources to monitor developments in the relevant regulatory environment. However, under the stringent regulatory environment, it may take much more time for the relevant regulatory authorities to approve new applications for permits and licenses, and complete or update registrations and we cannot assure you that we will be able to comply with these laws and regulations in a timely manner or at all. The failure to comply with these laws and regulations may delay, or possibly prevent, us to conduct business, accept foreign investments, or listing overseas.

The occurrence of any of these events may materially and adversely affect our business and prospects and may result in a material change in our operations and/or the value of our ADSs or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. In addition, if any of changes causes us unable to direct the activities of the VIE or lose the right to receive their economic benefits, we may not be able to consolidate the VIE into our consolidated financial statements in accordance with U.S. GAAP, which could cause the value of our ADSs to significantly decline or become worthless.

Significant uncertainties exist in relation to the interpretation and implementation of, or proposed changes to, the PRC laws, regulations and policies regarding the online private education industry. In particular, our compliance with the Opinions on Further Alleviating the Burden of Homework and After-School Tutoring for Students in Compulsory Education and the implementation measures issued thereunder by the relevant PRC government authorities has materially and adversely affected and will materially and adversely affect our business, financial condition, results of operations and prospect.

The PRC private education industry, especially the after-school tutoring sector, has experienced intense scrutiny and has been subject to significant regulatory changes recently. In particular, the Opinions on Further Alleviating the Burden of Homework and After-School Tutoring for Students in Compulsory Education jointly promulgated by the General Office of State Council and the General Office of Central Committee of the Communist Party of China on July 24, 2021, or the Alleviating Burden Opinion, sets out a series of operating requirements on after-school tutoring institutions, including, among other things, (i) local government authorities shall no longer approve any new after-school tutoring institutions providing tutoring services on academic subjects for students in compulsory education, or the Academic AST Institutions, and all the existing Academic AST Institutions shall be registered as non-profit, and local government authorities shall no longer approve any new after-school tutoring institutions providing tutoring services on academic subjects for pre-school-age children and students in grade ten to twelve; (ii) online Academic AST Institutions that have filed with the local education administration authorities will be subject to review and re-approval procedures by competent government authorities, and any failure to obtain such approval will result in the cancellation of its previous filing and ICP license; (iii) Academic AST Institutions are prohibited from raising funds by listing on stock markets or conducting any capitalization activities and listed companies are prohibited from investing in Academic AST Institutions through capital markets fund raising activities, or acquiring assets of Academic AST Institutions by paying cash or issuing securities; and (iv) foreign capital is prohibited from controlling or participating in any Academic AST Institutions through mergers and acquisitions, entrusted operation, joining franchise or variable interest entities.

We are committed to complying with all applicable PRC laws and regulations, including the Alleviating Burden Opinion. The VIE ceased to provide online tutoring services by the end of 2021 and has taken actions to restructure our business and operations, including implementing staff optimization plans, to maintain our continued operations. We will continue to seek guidance from and cooperate with all relevant government authorities in China, and we will further adjust our business operations as required. However, due to the complexity and substantial uncertainty of the regulatory environment, we cannot assure you that our operations would be in full compliance with applicable laws, regulations and policies in a timely manner, or at all. Although we do not expect that the Alleviating Burden Opinion and other PRC laws and regulations relating to after-school tutoring currently in effect will adversely impact our ability to conduct our current business, accept foreign investments or list on a U.S. or other foreign exchange, we cannot rule out the possibility that the PRC government will in the future release regulations or policies regarding our industry that could affect or influence our business, financial condition and results of operations. We may become subject to fines or other penalties or be required to terminate certain operations, in which case our business, financial condition and results of operations could be materially and adversely affected further.

We are subject to the oversight of the CAC and it is unclear how such oversight may impact us. Our business could be interrupted or we could be subject to liabilities which may materially and adversely affect the results of our operation and the value of your investment.

On December 28, 2021, the CAC and other ministries and commissions jointly promulgated the Cybersecurity Review Measures (the “Measures”), which came into effect on February 15, 2022, targeting to further restate and expand the applicable scope of the cybersecurity review. Pursuant to the Measures, critical information infrastructure operators that intend to purchase internet products and services and online platform operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review. The Measures further stipulate that if an online platform operator possesses the personal information of more than one million users and intends to list in a foreign country, it shall proactively apply to the Office of Cybersecurity Review for cybersecurity review. However, regulatory requirements on cybersecurity and data security in the PRC are constantly evolving and can be subject to varying interpretations or significant changes, which may result in uncertainties about the scope of our responsibilities in that regard.

Regulatory requirements on cybersecurity and data security in the PRC are constantly evolving and can be subject to varying interpretations or significant changes, which may result in uncertainties about the scope of our responsibilities in that regard. However, given that Shanghai Jinxin is an online platform operator possesses the personal information of more than one million users, we are required by the Measures to apply for a cybersecurity review in connection with this offering. As of the date of this prospectus, we have applied for and completed the cybersecurity review for this offering and listing pursuant to the Cybersecurity Review Measures, and have not been subject to any administrative penalties by the CAC for violation of any regulations and policies issued by the CAC. We believe that we are compliant with the existing regulations and policies issued by the CAC regarding the cybersecurity review as of the date of this prospectus.

We are subject to a variety of laws and other obligations regarding data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations.

We are subject to a variety of laws and other obligations regarding data protection. These laws continue to develop, and the PRC government may adopt other rules and restrictions in the future. Non-compliance could result in penalties or other significant legal liabilities.

The PRC Data Security Law, which was promulgated by the Standing Committee of the National People’s Congress on June 10, 2021 and took effect on September 1, 2021, requires data collection to be conducted in a legitimate and proper manner, and stipulates that, for the purpose of data protection, data processing activities must be conducted based on data classification and hierarchical protection system for data security. Furthermore, the recently issued Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law require (i) speeding up the revision of the provisions on strengthening the confidentiality and archives management relating to overseas issuance and listing of securities and (ii) improving the laws and regulations relating to data security, cross-border data flow, and management of confidential information.

In addition, the PRC State Administration for Market Regulation, or the SAMR, and the PRC Standardization Administration jointly issued the Standard of Information Security Technology — Personal Information Security Specification (2020 edition), which took effect on October 2020. Pursuant to this standard, any person or entity who has the authority or right to determine the purposes for and methods of using or processing personal information is considered a personal information controller. Such personal information controller is required to collect information in accordance with applicable laws, and except in certain specific events that are expressly exempted in the standard, prior to collecting such data, the information provider’s consent is required. Furthermore, the CAC issued the Provisions on the Cyber Protection of Children’s Personal Information, which took effect on October 1, 2019. According to these provisions, no person or entity is allowed to produce, release, or disseminate information that infringes upon the personal information security of children aged below 14. Network operators collecting, storing, using, transferring, or disclosing children’s personal information are required to enact special protections for such information.

The Office of the Central Cyberspace Affairs Commission, the Ministry of Industry and Information Technology, or the MIIT, the Ministry of Public Security, and the SAMR jointly issued an announcement on January 23, 2019 regarding carrying out special campaigns against mobile internet application programs collecting and using of personal information in violation of applicable laws and regulations, which prohibits business operators from collecting personal information irrelevant to their services and from forcing users to give authorization in a disguised manner.

On October 31, 2019, the MIIT issued the Notice on the Special Rectification of Mobile Apps Infringing Users’ Rights and Interests, pursuant to which application providers were required to promptly rectify issues that the MIIT designated as infringing application users’ rights such as collecting personal information in violation of PRC regulations and setting obstacles for user account deactivation. In July 2020, the MIIT issued the Notice on Conducting Special Rectification Actions in Depth Against the Infringement upon Users’ Rights and Interests by Applications, to rectify the following issues: (i) illegal collection and use of personal information of users by an application and a software development kit, (ii) setting up obstacles and frequently harassing users, (iii) cheating and misleading users, and (iv) inadequate implementation of application distribution platforms’ responsibilities.

The above laws and regulations and recent events and pronouncements indicate greater oversight by Chinese regulators in terms of data protection and cybersecurity. Such laws, regulations and associated interpretation and implementation are evolving rapidly and may place restrictions on our business operations and the manner in which we interact with customers. In addition, compliance with any additional laws could be expensive and any failure to comply with applicable cybersecurity, privacy, and data protection laws and regulations could result in proceedings, penalties and legal liabilities against us, which could materially and adversely affect our business, financial condition, and results of operations, and/or the value of our ADSs or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. In addition, if any of these events causes us unable to direct the activities of the VIE or lose the right to receive their economic benefits, we may not be able to consolidate the VIE into our consolidated financial statements in accordance with U.S. GAAP, which could cause the value of our ADSs to significantly decline or become worthless.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws.

The legal framework to which our Company is subject is materially different from the Companies Ordinance or corporate law in the United States and other jurisdictions with respect to certain areas. In addition, the mechanisms for enforcement of rights under the corporate governance framework to which our Company is subject are also relatively untested. However, according to the PRC Company Law, shareholders may commence a derivative action against the directors, supervisors, officers or any third party on behalf of a company under certain circumstances.

On July 14, 2006, the Supreme People’s Court of the PRC and the Government of Hong Kong signed the Arrangement on Reciprocal Recognition and Enforcement of Judgments in Civil and Commercial Matters by the Courts of the Mainland and of the Hong Kong Special Administrative Region Pursuant to Choice of Court Agreements between Parties Concerned. Under such an arrangement, where any designated people’s court in the PRC or any designated Hong Kong court has made an enforceable final judgment requiring payment of money in a civil and commercial case pursuant to a choice of court agreement in writing by the parties, any party concerned may apply to the relevant people’s court in the PRC or Hong Kong court for recognition and enforcement of the judgment. Although this arrangement became effective on August 1, 2008, the outcome and effectiveness of any action brought under the arrangement may still be uncertain.

We are an exempted company incorporated under the laws of the Cayman Islands, however, we conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, all our directors and executive officers, namely, Mr. Jin Xu, Mr. Jun Jiang, Mr. Feifei Huang and Mr. Huazhen Xu, reside within China for a significant portion of the time and all of them are PRC nationals. Therefore, it may be difficult for you to effect service of process upon us or our management inside the PRC. It may also be difficult for you to enforce in U.S. courts of the judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States. Furthermore, judgment of United States courts will not be directly enforced in Hong Kong. There are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the United States.

It may be difficult for U.S. regulatory bodies to conduct investigation or inspections of our operations in China.

The Securities and Exchange Commission, the U.S. Department of Justice, the PCAOB, and other U.S. authorities may also have difficulties in bringing and enforcing actions against us or our directors or executive officers in the PRC and Hong Kong. The SEC has stated that there are significant legal and other obstacles to obtaining information needed for investigations or litigation in China. Furthermore, China has adopted a revised securities law that became effective on March 1, 2020, Article 177 of which provides, among other things, that no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without governmental approval in China, no entity or individual in China may provide documents and information relating to securities business activities to overseas regulators when it is under direct investigation or evidence discovery conducted by overseas regulators, which could present significant legal and other obstacles to obtaining information needed for investigations and litigation conducted outside of China.

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Administration of Taxation, or the SAT, issued a circular, known as SAT Circular 82, as last amended in 2017, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China, and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that Jinxin Technology. is a PRC resident enterprise for enterprise income tax purposes, we could be subject to PRC tax at a rate of 25% on our worldwide income, which could materially reduce our net income, and we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our ADSs. In addition, non-resident enterprise shareholders (including our ADS holders) may be subject to PRC tax at a rate of 10% on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within China. Furthermore, if we are deemed a PRC resident enterprise, dividends payable to our non-PRC individual shareholders (including our ADS holders) and any gain realized on the transfer of ADSs or ordinary shares by such shareholders may be subject to PRC tax at a rate of 10% in the case of non-PRC enterprises or a rate of 20% in the case of non-PRC individuals unless a reduced rate is available under an applicable tax treaty. It is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the ADSs or ordinary shares.

We face uncertainties with respect to indirect transfer of equity interests in PRC resident enterprises by their non-PRC holding companies.

We face uncertainties regarding the reporting on and consequences of previous private equity financing transactions involving the transfer and exchange of shares in our company by non-resident investors. In February 2015, the SAT issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or SAT Bulletin 7. Pursuant to SAT Bulletin 7, an “indirect transfer” of PRC assets, including a transfer of equity interests in an unlisted non-PRC holding company of a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of the underlying PRC assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. SAT Bulletin 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange. On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect on December 1, 2017. SAT Bulletin 37 further clarifies the practice and procedure of the withholding of nonresident enterprise income tax.

We face uncertainties on the reporting and consequences of future private equity financing transactions, share exchanges or other transactions involving the transfer of shares in our company by investors that are non-PRC resident enterprises. The PRC tax authorities may pursue such non-resident enterprises with respect to a filing or the transferees with respect to a withholding obligation, and request our PRC subsidiaries to assist in the filing. As a result, we and non-resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed under SAT Bulletin 7 and SAT Bulletin 37, and may be required to expend valuable resources to comply with them or to establish that we and such non-resident enterprises should not be taxed under these bulletins, which may have a material adverse effect on our financial condition and results of operations.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions in China and China’s foreign exchange policies. Considering the economic situation and financial market developments in the PRC and abroad and the balance of payments situation in the PRC, the PRC government has decided to proceed further with reform of the Renminbi exchange rate regime and to enhance the Renminbi exchange rate flexibility.

Any appreciation or depreciation in the value of the Renminbi or other foreign currencies that our operations are exposed to will affect our business in different ways. In addition, changes in foreign exchange rates may have an impact on the value of, and any dividends payable on, the Shares in Hong Kong dollars. In such events, our business, financial condition, results of operations and growth prospects may be materially and adversely affected.

China’s M&A Rules and certain other PRC regulations establish complex procedures for certain acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

A number of PRC laws and regulations have established procedures and requirements regarding the merger and acquisition activities in China by foreign investors. In addition to the Anti-monopoly Law itself, these include the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, and the Rules of the Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the Security Review Rules, promulgated in 2011. These laws and regulations impose requirements in some instances that the PRC Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. In addition, the Anti-Monopoly Law requires that the PRC Ministry of Commerce be notified in advance of any concentration of undertaking if certain thresholds are triggered. Moreover, the Security Review Rules specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the PRC Ministry of Commerce, and prohibit any attempt to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement.

In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the relevant regulations to complete such transactions could be time consuming, and any required approval processes, including approval from the PRC Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand business or maintain market share. Furthermore, according to the M&A Rules, if a PRC entity or individual plans to merger or acquire its related PRC entity through an overseas company legitimately incorporated or controlled by such entity or individual, such a merger and acquisition will be subject to examination and approval by the Ministry of Commerce. There is a possibility that the PRC regulators may promulgate new rules or explanations requiring that we obtain the approval of the Ministry of Commerce or other PRC governmental authorities for our completed or ongoing mergers and acquisitions. Any action by the PRC government to exert more oversight and control over foreign investment in China-based companies could result in a material change in our operation, cause the value of our ordinary shares to significantly decline or become worthless, and significantly limit, or completely hinder our ability to offer or continue to offer our ordinary shares to investors.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject our share incentive plan participants or us to fines and other legal or administrative sanctions.

In February 2012, the State Administration of Foreign Exchange, or SAFE, promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, replacing earlier rules promulgated in 2007. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year and participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiaries of such overseas-listed company, and complete certain other procedures. In addition, an overseas-entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We and our executive officers and other employees who are PRC citizens or who reside in China for a continuous period of not less than one year and who have been granted options will be subject to these regulations when our company becomes an overseas-listed company upon the completion of this offering. Failure to complete SAFE registrations may subject them to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law. See “Regulation — Regulations Relating to Foreign Debts, Foreign Currency Exchange and Dividend Distribution.”

In addition, the SAT has issued certain circulars concerning employee share options and restricted shares. Under these circulars, our employees working in China who exercise share options or are granted restricted shares will be subject to PRC individual income tax. Our PRC subsidiaries have obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If our employees fail to pay or we fail to withhold their income taxes according to relevant laws and regulations, we may face sanctions imposed by the tax authorities or other PRC government authorities. See “Regulation — Regulations Relating to Taxation.”

PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries’ ability to change their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC laws.

In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities as well as foreign individuals that are deemed as PRC residents for foreign exchange administration purpose) to register with SAFE or its local branches in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing with such PRC residents or entities’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests. In February 2015, SAFE promulgated a Circular on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Circular 13, effective in June 2015. Under SAFE Circular 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of SAFE. SAFE Circular 37 further requires amendment to the SAFE registrations in the event of any changes with respect to the basic information of the offshore special purpose vehicle, such as change of a PRC individual shareholder, name and operation term, or any significant changes with respect to the offshore special purpose vehicle, such as increase or decrease of capital contribution, share transfer or exchange, or mergers or divisions. SAFE Circular 37 and SAFE Circular 13 are applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future.

Failure to comply with the registration procedures set forth in the SAFE Circular 37 and SAFE Circular No. 13 or making misrepresentation on or failure to disclose controllers of the foreign-invested enterprise that is established through round-trip investment, may result in restrictions being imposed on the foreign exchange activities of our PRC subsidiaries, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject our beneficial owners who are PRC residents to penalties under PRC foreign exchange administration regulations.

We have notified all PRC individuals or entities who directly or indirectly hold shares in our Cayman Islands holding company and who are known to us as being PRC residents to complete the foreign exchange registrations. However, we may not be informed of the identities of all the PRC residents or entities holding direct or indirect interest in our company, nor can we compel our beneficial owners to comply with SAFE registration requirements. We cannot assure you that all shareholders or beneficial owners of ours who are PRC residents or entities have complied with, and will in the future make, obtain or update any applicable registrations or approvals required by, SAFE regulations.

The failure or inability of such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our PRC subsidiaries, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiaries’ ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans to our PRC subsidiary and the VIE in China, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We are an offshore holding company conducting our operations in China through the VIE and its subsidiaries. We may make loans to the WFOE and the VIE, we may make additional capital contributions to the WFOE, we may establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, or we may acquire offshore entities with business operations in China in an offshore transaction.

Most of these ways are subject to PRC regulations and approvals. For example, Shanghai Mihe may not procure loans which exceed the difference between its total investment amount and registered capital or, as an alternative, only procure loans subject to the calculation approach and limitation as provided by applicable PRC laws. See “Regulations — Regulations Relating to Foreign Debts, Foreign Currency Exchange and Dividend Distribution” for a detailed description of such limits. We may also provide loans to Shanghai Jinxin according to the Notice of the People’s Bank of China on Matters concerning the Macro-Prudential Management of Full-Covered Cross-Border Financing, or PBOC Notice No. 9. According to the announcement promulgated by the People’s Bank of China and the State Administration of Foreign Exchange (“SAFE”) on July 20, 2023, the limit for the total amount of foreign debt of Shanghai Jinxin is 3 times of its respective net assets. Moreover, any loans by us to our PRC subsidiaries or VIE are subject to PRC regulations and foreign exchange loan registrations and must be registered with the SAFE, or its local counterparts, or filed with SAFE in its information system. In addition, any loans by us to our PRC subsidiary or the VIE with a term of more than 1 year must also be filed and registered with the National Development and Reform Commission, or the NDRC. We may also decide to finance Shanghai Mihe by means of capital contributions. There is, in effect, no statutory limit on the amount of capital contribution that we can make to Shanghai Mihe. This is because there is no statutory limit on the amount of registered capital for Shanghai Mihe, and we are allowed to make capital contributions to Shanghai Mihe by subscribing for its increased registered capital. These capital contributions must be recorded with the Ministry of Commerce, or MOFCOM, or its local counterpart.

SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or SAFE Circular 19, effective June 2015, in replacement of a former regulation. Pursuant to SAFE Circular 19, up to 100% of foreign currency capital of a FIE may be converted into RMB capital according to the actual operation, and within the business scope, of the enterprise at its will. Although SAFE Circular 19 allows for the use of RMB converted from the foreign currency-denominated capital for equity investments in the PRC, the restrictions continue to apply as to FIEs’ use of the converted RMB for purposes beyond the business scope, for entrusted loans or for inter-company RMB loans. On June 9, 2016, SAFE promulgated the Notice of the SAFE on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, effective on June 9, 2016, which reiterates some rules set forth in Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a FIE to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-affiliated enterprises. On October 23, 2019, the SAFE issued the Notice of the SAFE on Further Facilitating Cross-border Trade and Investment, which, among other things, expanded the use of foreign exchange capital to domestic equity investment area. Non-investment foreign-funded enterprises are allowed to lawfully make domestic equity investments by using their capital on the premise without violation to prevailing special administrative measures for access of foreign investments (Negative List) and the authenticity and compliance with the regulations of domestic investment projects. If the VIE requires financial support from us or our wholly owned subsidiaries in the future and we find it necessary to use foreign currency-denominated capital to provide such financial support, our ability to fund the VIE’s operations will be subject to statutory limits and restrictions, including those described above.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to our entities in the PRC. If we fail to receive such registrations or approvals, our ability to use the net proceeds from this offering and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

PRC governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. The majority of our income is received in Renminbi and shortages in the availability of foreign currencies may restrict our ability to pay dividends or other payments, or otherwise satisfy their foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. Approval from appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our Shareholders.

Inflation in the PRC could negatively affect our profitability and growth.

The economy of the PRC experienced significant growth, leading to inflation and increased labor costs. According to the National Bureau of Statistics of China, the year-over-year percent change in the consumer price index was 1.5% in December 2021 and 1.8% in December 2022. The PRC overall economy and the average wage in the PRC are expected to continue to grow. Future increases in the PRC’s inflation and material increases in the cost of labor may materially and adversely affect our profitability and results of operations unless we are able to pass on these costs to customers by increasing the price of services.

Our ADSs will be prohibited from trading in the United States under the Holding Foreign Companies Accountable Act, or the HFCAA, if it is later determined that the PCAOB is unable to inspect and investigate completely our auditor. The delisting of and prohibition from trading our ADSs, or the threat of their being delisted and prohibited from trading, may cause the value of our ADSs to significantly decline or be worthless.

Pursuant to the HFCAA, if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspections by the PCAOB for two consecutive years, the SEC will prohibit our shares or ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States.

On December 18, 2020, the HFCAA was signed into law. The HFCAA has since then been subject to amendments by the U.S. Congress and interpretations and rulemaking by the SEC. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”), which proposes to reduce the period of time for foreign companies to comply with PCAOB audits from three to two consecutive years, thus reducing the time period before the securities of such foreign companies may be prohibited from trading or delisted. On December 29, 2022, the Consolidated Appropriations Act, 2023 was signed into law, which contained, among other things, an identical provision to the AHFCAA, and reduced the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two.

On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination relating to the PCAOB’s inability to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. The inability of the PCAOB to conduct inspections of auditors in China made it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors in issuers operating in China to lose confidence in such issuers’ procedures and reported financial information and the quality of financial statements.

Our auditor, WWC Professional Corporation, an independent registered public accounting firm that is headquartered in the United States and issues the audit report included elsewhere in this prospectus, is currently subject to PCAOB inspections and has been inspected by the PCAOB on a regular basis.

On December 15, 2022, the PCAOB released a statement confirming it has secured complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong, and it issued the 2022 HFCAA Determination Report to vacate its precious determinations to the contrary. The PCAOB is continuing to demand complete access, and it will act immediately to reconsider such determinations should China obstruct, or otherwise fail to facilitate the PCAOB’s access, at any time.

Further developments related to the HFCAA could add uncertainties to our offering. We cannot assure you what further actions the SEC, the PCAOB or the stock exchanges will take to address these issues and what impact such actions will have on companies that have significant operations in the PRC and have securities listed on a U.S. stock exchange (including a national securities exchange or over-the-counter stock market). In addition, any additional actions, proceedings, or new rules resulting from these efforts to increase U.S. regulatory access to audit information could create uncertainty for investors, the market price of our ordinary shares could be adversely affected, and we could be delisted if we and our auditor are unable to meet the PCAOB inspection requirement. Such a delisting would substantially impair your ability to sell or purchase our ordinary shares when you wish to do so, and would have a negative impact on the price of our shares and ADSs.

Recent litigation and negative publicity surrounding China-based companies listed in the United States may negatively impact the trading price of our ADSs.

We believe that recent litigation and negative publicity surrounding companies with operations in China that are listed in the United States have negatively impacted the stock prices of these companies. Certain politicians in the United States have publicly warned investors to shun China-based companies listed in the United States. The SEC and the Public Company Accounting Oversight Board (United States), or the PCAOB, also issued a joint statement on April 21, 2020, reiterating the disclosure, financial reporting and other risks involved in the investments in companies that are based in emerging markets as well as the limited remedies available to investors who might take legal action against such companies. Furthermore, various equity-based research organizations have recently published reports on China-based companies after examining their corporate governance practices, related party transactions, sales practices and financial statements, and these reports have led to special investigations and listing suspensions on U.S. national exchanges. Any similar scrutiny on us, regardless of its lack of merit, could cause the market price of our ADSs to fall, divert management resources and energy, cause us to incur expenses in defending ourselves against rumors, and increase the premiums we may pay for director and officer insurance.

The current tension in international trade, particularly with regard to U.S. and China trade policies, may adversely impact our business, financial condition, and results of operations.

Although cross-border business may not be an area of our focus, since we plan to expand our business internationally in the future, any unfavorable government policies on international trade, such as capital controls or tariffs, may affect the demand for our products and services, impact our competitive position, or prevent us from being able to conduct business in certain countries. If any new tariffs, legislation, or regulations are implemented, or if existing trade agreements are renegotiated, such changes could adversely affect our business, financial condition, and results of operations.

Although the direct impact of the current international trade tension, and any escalation of such tension, on the edutainment industry in China is uncertain, the negative impact on general, economic, political and social conditions may adversely impact our business, financial condition and results of operations.

Risks Related to Our ADSs and This Offering

An active trading market for our ordinary shares or our ADSs may not develop and the trading price for our ADSs may fluctuate significantly.

We plan to apply to list our ADSs on the Nasdaq Global Market. Prior to the completion of this offering, there has been no public market for our ADSs or our ordinary shares, and we cannot assure you that a liquid public market for our ADSs will develop. If an active public market for our ADSs does not develop following the completion of this offering, the market price and liquidity of our ADSs may be materially and adversely affected. The initial public offering price for our ADSs will be determined by negotiation between us and the underwriter based upon several factors, and the trading price of our ADSs after this offering could decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their ADSs.

The trading price of the ADSs is likely to be volatile, which could result in substantial losses to investors.

The trading price of the ADSs is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for the ADSs may be highly volatile for factors specific to our own operations, including the following:

•        variations in our and the revenue from us, earnings, cash flow and data related to the VIE’s user base;

•        announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

•        announcements of new product and service offerings, solutions and expansions by us or our competitors;

•        changes in financial estimates by securities analysts;

•        detrimental adverse publicity about us, our products and services or industry;

•        additions or departures of key personnel;

•        release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

•        actual or potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which the ADSs will trade. Furthermore, the stock market in general experiences price and volume fluctuations that are often unrelated or disproportionate to the operating performance of companies like us. These broad market and industry fluctuations may adversely affect the market price of our ADSs. Volatility or a lack of positive performance in our ADS price may also adversely affect our ability to retain key employees, most of whom have been granted equity incentives.

In the past, shareholders of public companies have often brought securities class action suits against companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, or if they adversely change their recommendations regarding the ADSs, the market price for the ADSs and trading volume could decline.

The trading market for the ADSs will be influenced by research or reports that industry or securities analysts publish about our business. If research analysts do not establish and maintain adequate research coverage or if one or more analysts who cover us downgrade the ADSs or publish inaccurate or unfavorable research about the business of us, the market price for the ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for the ADSs to decline.

We currently do not expect to pay dividends in the foreseeable future after this offering and you must rely on price appreciation of our ADSs for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in our ADSs.

We have not determined a specific use for a portion of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

We have not determined a specific use for a portion of the net proceeds of this offering, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that would improve our results of operations or increase the ADS price, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

Substantial future sales or perceived potential sales of our ADSs in the public market, including the sales pursuant to the Resale Prospectus, could cause the price of our ADSs to decline.

Sales of our ADSs in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline. All ADSs sold in this offering will be freely transferable without restriction or additional registration under the Securities Act. The remaining ordinary shares issued and outstanding after this offering will be available for sale, upon the expiration of the 180-day lock-up period beginning from the date of this prospectus, subject to volume and other restrictions as applicable provided in Rules 144 and 701 under the Securities Act. Any or all of these shares may be released prior to the expiration of the lock-up period at the discretion of the underwriter of this offering. To the extent shares are released before the expiration of the lock-up period and sold into the market, the market price of our ADSs could decline.

The registration statement of which this prospectus forms a part also registers on behalf of the Selling Shareholder an aggregate of          ADSs representing          ordinary shares. The Selling Shareholder, however, will not be required to sell any or all of its respective ADSs or, conversely, the Selling Shareholder may choose to sell its respective ADSs at its own initiative. Sales of a substantial number of ADSs representing our ordinary shares by the Selling Shareholder after the effective date of the registration statement of which this prospectus forms a part could cause the market price of our ADSs to drop and could impair our ability to raise capital in the future by selling additional Company securities.

Our post-offering memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares and the ADSs.

We have conditionally adopted an amended and restated memorandum and articles of association that will become effective immediately prior to the completion of this offering. Our post-offering memorandum and articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. Our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, including ordinary shares represented by ADSs. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of the ADSs may fall and the voting and other rights of the holders of our ordinary shares and the ADSs may be materially and adversely affected.

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to direct the voting of the underlying ordinary shares represented by your ADSs.

Holders of ADSs do not have the same rights as our registered shareholders. As a holder of ADSs, you will not have any direct right to attend general meetings of our shareholders or to cast any votes at such meetings. You will only be able to exercise the voting rights attached to the underlying ordinary shares represented by your ADSs indirectly by giving voting instructions to the depositary in accordance with the provisions of the deposit agreement. Where any matter is to be put to a vote at a general meeting, then upon receipt of your voting instructions, the depositary will try, as far as is practicable, to vote the underlying ordinary shares represented by your ADSs in accordance with your instructions. You will not be able to directly exercise your right to vote with respect to the underlying ordinary shares represented by your ADSs, unless you cancel the ADSs and withdraw the shares and become the registered holder of such shares prior to the record date for the general meeting.

When a general meeting is convened, you may not receive sufficient advance notice of the meeting to withdraw the underlying ordinary shares represented by your ADSs and become the registered holder of such ordinary shares to allow you to attend the general meeting and to vote directly with respect to any specific matter or resolution to be considered and voted upon at the general meeting. In addition, under our post-offering memorandum and articles of association that will become effective immediately prior to completion of this offering, for the purposes of determining those shareholders who are entitled to attend and vote at any general meeting, our directors may close our register of members and/or fix in advance a record date for such meeting, and such closure of our register of members or the setting of such a record date may prevent you from withdrawing the underlying ordinary shares represented by your ADSs and from becoming the registered holder of such shares prior to the record date, so that you would not be able to attend the general meeting or to vote directly. Where any matter is to be put to a vote at a general meeting, upon our instruction the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the underlying ordinary shares represented by your ADSs.

In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to direct how the underlying ordinary shares represented by your ADSs are voted and you may have no legal remedy if the underlying ordinary shares represented by your ADSs are not voted as you requested. In addition, in your capacity as an ADS holder, you will not be able to call a shareholders’ meeting.

The depositary for the ADSs will give us a discretionary proxy to vote our ordinary shares underlying your ADSs if you do not vote at shareholders’ meetings, except in limited circumstances, which could adversely affect your interests.

Under the deposit agreement for the ADSs, if you do not vote, the depositary will give us a discretionary proxy to vote the ordinary shares underlying your ADSs at shareholders’ meetings unless:

•        we have instructed the depositary that we do not wish a discretionary proxy to be given;

•        we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

•        a matter to be voted on at the meeting may have a material adverse impact on shareholders; or

•        the voting at the meeting is to be made on a show of hands.

The effect of this discretionary proxy is that you cannot prevent our underlying ordinary shares represented by your ADSs from being voted, except under the circumstances described above. This may adversely affect your interests and make it more difficult for ADS holders to influence the management of our company. Holders of our ordinary shares are not subject to this discretionary proxy.

You may be subject to limitations on transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of the ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

You may experience dilution of your holdings due to inability to participate in rights offerings.

We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act (As Revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association, the register of mortgages and charges and any special resolutions passed by such companies) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our post-offering articles of association that will become effective immediately prior to completion of this offering to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of our board of directors or controlling shareholder than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital — Differences in Corporate Law.”

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands exempted company and substantially all of our assets are located outside of the United States. Substantially all of our current operations are conducted in China. In addition, all of our current directors and officers are nationals and residents of countries other than the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities.”

ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our ordinary shares provides that, subject to the depositary’s right to require a claim to be submitted to arbitration, the federal or state courts in the City of New York have exclusive jurisdiction to hear and determine claims arising under the deposit agreement and in that regard, to the fullest extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the ADSs.

If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us or the depositary. If a lawsuit is brought against us or the depositary under the deposit agreement, subject to the depositary’s right to require a claim to be submitted to arbitration, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary from our respective obligations to comply with the Securities Act and the Exchange Act. See “Description of American Depositary Shares” for more information.

Your rights to pursue claims against the depositary as a holder of ADSs are limited by the terms of the deposit agreement.

Under the deposit agreement, any action or proceeding against or involving the depositary, arising out of or based upon the deposit agreement or the transactions contemplated thereby or by virtue of owning the ADSs may only be instituted in a state or federal court in New York, New York, and you, as a holder of our ADSs, will have irrevocably waived any objection which you may have to the laying of venue of any such proceeding, and irrevocably submitted to the exclusive jurisdiction of such courts in any such action or proceeding.

The depositary may, in its sole discretion, require that any dispute or difference arising from the relationship created by the deposit agreement be referred to and finally settled by an arbitration conducted under the terms described in the deposit agreement, although the arbitration provisions do not preclude you from pursuing claims under the Securities Act or the Exchange Act in state or federal courts. See “Description of American Depositary Shares” for more information.

As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Stock Market’s corporate governance requirements.

As a Cayman Islands exempted company listed on the Nasdaq, we are subject to the Nasdaq Stock Market’s corporate governance listing standards, which requires listed companies to have, among other things, a majority of their board members to be independent and independent director oversight of executive compensation and nomination of directors. However, Nasdaq Stock Market’s rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq Stock Market’s corporate governance listing standards.

We are permitted to elect to rely on home country practice to be exempted from the corporate governance requirements. If we choose to follow home country practice in the future, our shareholders may be afforded less protection than they would otherwise enjoy if we complied fully with the Nasdaq Stock Market’s corporate governance listing standards.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the Nasdaq Stock Market. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company” pursuant to the JOBS Act. Therefore, we may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies. As a result, if we elect not to comply with such reporting and other requirements, in particular the auditor attestation requirements, our investors may not have access to certain information they may deem important.

The deposit agreement may be amended or terminated without your consent.

We and the depositary may amend or terminate the deposit agreement without your consent. Such amendment or termination may be done in favor of our company. Holders of the ADSs, subject to the terms of the deposit agreement, will receive notice in the event of an amendment that prejudices a substantial existing right or a termination. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended. The deposit agreement may be terminated at any time upon a prior written notice. Upon the termination of the deposit agreement, our company will be discharged from all obligations under the deposit agreement, except for our obligations to the depositary thereunder. See “Description of American Depositary Shares” for more information.

Holders or beneficial owners of the ADSs have limited recourse if we or the depositary fail to meet our respective obligations under the deposit agreement.

The deposit agreement expressly limits the obligations and liability of us and the depositary. For example, the depositary is not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, the Cayman Islands or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our memorandum and articles of association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure). See “Description of American Depositary Shares” for more information. In addition, the depositary and any of its agents also disclaim any liability for (i) any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, (ii) the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (iii) any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities or the credit-worthiness of any third party, (iv) any tax consequences that may result from ownership of ADSs, ordinary shares or deposited securities, or (v) any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without gross negligence or willful misconduct while it acted as depositary. These provisions of the deposit agreement will limit the ability of holders or beneficial owners of the ADSs to obtain recourse if we or the depositary fail to meet our respective obligations under the deposit agreement.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year, which could subject United States investors in our ADSs or ordinary shares to significant adverse United States income tax consequences.

We will be classified as a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year if, in applying the applicable look-through rules, either (a) 75% or more of our gross income for such year consists of certain types of “passive” income or (b) 50% or more of the value of our assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income (the “asset test”). Although the law in this regard is unclear, we intend to treat the VIE (including its subsidiaries) as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their results of operations in our consolidated financial statements. Assuming that we are the owner of the VIE (including its subsidiaries) for United States federal income tax purposes, and based upon our current and expected income and assets, including goodwill and other unbooked intangibles not reflected on our balance sheet (taking into account the expected proceeds from this offering) and projections as to the market price of our ADSs immediately following the offering, we do not expect to be a PFIC for the current taxable year ending December 31, 2024, although there can be no assurance in this regard. PFIC status is based on an annual determination that cannot be made until the close of a taxable year and involves extensive factual investigation, including ascertaining the fair market value of all of our assets on a quarterly basis and the character of each item of income that we earn. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you that the United States Internal Revenue Service, or IRS, will not take a position contrary to any position that we take regarding the determination of our PFIC status.

Changes in the nature or composition of our income or assets may cause us to be or become a PFIC for the current or subsequent taxable years. The determination of whether we will be or become a PFIC will depend, in part, upon the value of our good will and other unbooked intangibles not reflected on our balance sheet (which may depend upon the market price of our ADSs from time to time, which may fluctuate significantly), the nature and composition of our income and assets, and also may be affected by how, and how quickly, we spend our liquid assets, the cash we generate from our operations and the cash raised in this offering, which generally will be considered a passive asset. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be or become a PFIC for the current or one or more future taxable years because our liquid assets and cash (which are for this purpose considered assets that produce passive income) may then represent a greater percentage of the value of our overall assets. Further, while we believe our classification methodology and valuation approach are reasonable, it is possible that the United State Internal Revenue Service, or IRS, may challenge our classification or valuation of our goodwill and other unbooked intangibles, which may result in our being or becoming a PFIC for the current or one or more future taxable years.

If we are a PFIC in any taxable year, a United States Holder (as defined in “Taxation — United States Federal Income Tax Considerations”) may incur significantly increased United States income tax on gain recognized on the sale or other disposition of the ADSs or ordinary shares and on the receipt of distributions on the ADSs or ordinary shares to the extent such distribution is treated as an “excess distribution” under the United States federal income tax rules, and such United States Holder may be subject to burdensome reporting requirements. Further, if we are a PFIC for any year during which a United States Holder holds our ADSs or ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such United States Holder holds our ADSs or ordinary shares, unless we were to cease to be a PFIC and the United States Holder were to make a “deemed sale” election with respect to the ADSs or ordinary shares. For more information, see “Taxation — United States Federal Income Tax Considerations — Passive Foreign Investment Company.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of current or historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

In some cases, you can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but not limited to, statements about:

•        our goals and strategies;

•        our future business development, financial condition and results of operations;

•        the expected growth of the K-9 digital educational content services market in China;

•        our expectations regarding demand for, and market acceptance of, our services;

•        government policies and regulations relating to our business and industry;

•        our expectations regarding keeping and strengthening our relationships with clients;

•        our expectation regarding the use of proceeds from this offering;

•        general economic and business conditions in China; and

•        assumptions underlying or related to any of the foregoing.

You should read this prospectus and the documents that we refer to in this prospectus thoroughly with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

This prospectus also contains statistical data and estimates that we obtained from industry publications and reports generated by government or third-party providers of market intelligence. Although we have not independently verified the data, we believe that the publications and reports are reliable. However, the statistical data and estimates in these publications and reports are based on a number of assumptions and if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. In addition, due to the rapidly evolving nature of the industry in which we operate, projections or estimates about our business and financial prospects involve significant risks and uncertainties.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$            million, or approximately US$            million if the underwriter exercises its option to purchase additional ADSs in full, after deducting underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us. These estimates are based upon an assumed initial offering price of US$            per ADS, the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus. A US$1.00 increase (decrease) in the assumed initial public offering price of US$            per ADS would increase (decrease) the net proceeds of this offering by US$            million, or approximately US$            million if the underwriter exercises its option to purchase additional ADSs in full.

The primary purposes of this offering are to create a public market for our shares for the benefit of all shareholders, retain talented employees by providing them with equity incentives and obtain additional capital. We plan to use the net proceeds of this offering as follows:

•        approximately 50% is expected to be used for product and content development;

•        approximately 20% is expected to be used for sales and marketing and brand promotions;

•        approximately 20% is expected to be used for recruitment of experienced personnel; and

•        approximately 10% is expected to be used for general corporate purposes, and potential strategic investments and acquisitions to strengthen our technological capabilities and overall ecosystem, although we have not identified any specific investments or acquisition opportunities at this time.

If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. In utilizing the proceeds from this offering, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiary only through loans or capital contributions, and to the consolidated VIE only through loans, and only if we satisfy the applicable government registration and approval requirements. We cannot assure you that we will be able to meet these requirements on a timely basis, if at all. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans to our PRC subsidiary and the VIE in China, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

Pending use of the net proceeds, we intend to hold our net proceeds in short-term, interest-bearing, financial instruments or demand deposits.

We will not receive any of the proceeds from the sale of the ADSs by the Selling Shareholder.

DIVIDEND POLICY

We have not previously declared or paid any cash dividend or dividend in kind and we have no plan to declare or pay any dividends in the near future on our shares or the ADSs representing our ordinary shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. We rely principally on dividends from our PRC subsidiary for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiary to pay dividends to us. See “Regulation — Regulations Relating to Foreign Debts, Foreign Currency Exchange and Dividend Distribution” and “Regulation — Regulations Relating to Taxation”

Our board of directors has discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of the ordinary shares underlying the ADSs to the depositary, as the registered holder of such ordinary shares, and the depositary then will pay such amounts to the ADS holders in proportion to the ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.”

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2023:

•        on an actual basis;

•        on a pro forma basis to reflect the conversion of all of our issued and outstanding preferred shares into ordinary shares on a one-for-one basis immediately prior to the completion of this offering; and

•        on a pro forma as adjusted basis to reflect (i) the conversion of all of our issued and outstanding preferred shares into ordinary shares on a one-for-one basis immediately prior to the completion of this offering, and (ii) the issuance and sale of            ordinary shares in the form of ADSs by us in this offering at an assumed initial public offering price of US$            per ADS, the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting the underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us, assuming the underwriter does not exercise its option to purchase additional ADSs.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of December 31, 2023
	Actual		Pro Forma		Pro Forma As Adjusted(1)
	RMB	US$	RMB	US$	RMB	US$
	(in thousands)
Mezzanine equity:
Redeemable preferred shares (US$0.00001428571428 par value; 519,840,747 shares authorized, issued and outstanding on an actual basis; and nil outstanding on a pro forma and pro forma as adjusted basis as of December 31, 2023)	241,411	34,002	—	—
Shareholders’ (deficit)/equity:
Ordinary shares (US$0.00001428571428 par value, 2,786,679,253 shares authorized, 416,920,000 shares issued and outstanding on an actual basis; 1,130,240,747 shares issued and outstanding on a pro forma basis; and shares issued and outstanding on a pro forma as adjusted basis as of December 31, 2022 and 2023, respectively)	41	6	114	16
Additional paid-in capital	13,357	1,881	254,695	35,873
Statutory reserve	5,268	742	5,268	742
Accumulated other comprehensive income	399	56	399	56
Accumulated deficit	(161,713)	(22,777)	(161,713)	(22,777)
Non-controlling interests	21,571	3,038	21,571	3,038
Total shareholders’ (deficit)/equity	(121,077)	(17,054)	120,334	16,948
Total capitalization	120,334	16,948	120,334	16,948

____________

(1)      The pro forma as adjusted information discussed above is illustrative only. Our additional paid-in capital, total shareholders’ (deficit)/equity and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing.

DILUTION

If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value as of December 31, 2023 was approximately US$            million, or US$            per ordinary share on an as-converted basis as of that date and US$            per ADS. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per ordinary share after giving effect to the additional proceeds we will receive from this offering, from the assumed initial public offering price of US$            per ordinary share, which is the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus adjusted to reflect the ADS-to-ordinary share ratio, and after deducting underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us.

Without taking into account any other changes in such net tangible book value after December 31, 2023, other than to give effect to the issuance and sale of             ADSs in this offering at an assumed initial public offering price of US$            per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, and after deducting underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2023 would have been US$            million, or US$            per ordinary share and US$            per ADS. This represents an immediate increase in net tangible book value of US$            per ordinary share and US$            per ADS to the existing shareholders and an immediate dilution in net tangible book value of US$            per ordinary share and US$            per ADS to investors purchasing ADSs in this offering. The following table illustrates such dilution:

	Per Ordinary Share	Per ADS
Assumed initial public offering price	US$	US$
Net tangible book value as of December 31, 2023	US$	US$
Pro forma net tangible book value per share after giving effect to this offering	US$	US$
Amount of dilution in net tangible book value to new investors in the offering	US$	US$

A US$1.00 increase (decrease) in the assumed public offering price of US$        per ADS would increase (decrease) our pro forma as adjusted net tangible book value after giving effect to this offering as described above by US$            million, the pro forma as adjusted net tangible book value per ordinary share and per ADS after giving effect to this offering by US$            per ordinary share and US$            per ADS, and the dilution in pro forma as adjusted net tangible book value per ordinary share and per ADS to new investors in this offering by US$            per ordinary share and US$            per ADS, respectively, assuming no change to the number of ADSs offered by us as set forth on the front cover of this prospectus, and after deducting underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of the ADSs and other terms of this offering determined at pricing.

The following table summarizes, on a pro forma as adjusted basis as of December 31, 2023, the differences between the existing shareholders and the new investors with respect to the number of ordinary shares (in the form of ADSs or ordinary shares) purchased from us in this offering, the total consideration paid and the average price per ordinary share paid and per ADS at an assumed initial public offering price of US$        per ADS before deducting underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us. The total number of ordinary shares does not include ordinary shares underlying the ADSs issuable upon the exercise of the option to purchase additional ADSs which we granted to the underwriter.

	Ordinary shares purchased		Total consideration		Average price per ordinary share	Average price per ADS
	Number	Percent	Amount (in US$ thousands)	Percent
Existing shareholders
New investors
Total				100.0%

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as:

•        political and economic stability;

•        an effective judicial system;

•        a favorable tax system;

•        the absence of exchange control or currency restrictions; and

•        the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. In particular, the Cayman Islands has a less developed body of securities laws compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Our operations are conducted outside the United States, and all of our assets are located outside the United States. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. Mr. Jin Xu, our founder, chairman and chief executive officer, Mr. Jun Jiang, our co-founder, director and chief operating officer, Mr. Feifei Huang, our co-founder, director and chief technology officer, and Mr. Huazhen Xu, our chief financial officer, reside within China for a significant portion of the time and all of them are PRC nationals. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or these individuals in the United States, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Campbells, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the securities laws of the United States or the securities laws of any state in the United States.

Campbells has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands will, at common law, recognize and enforce a foreign monetary judgment of a foreign court of competent jurisdiction without any re-examination of the merits of the underlying dispute based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the liquidated sum for which such judgment has been given, provided that such judgment (i) is final and conclusive, (ii) is not in the nature of taxes, a fine, or a penalty; and (iii) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

DeHeng Law Offices, our counsel as to PRC law, has advised us that there is uncertainty as to whether PRC courts would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

DeHeng Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. There exists no treaty and few other forms of reciprocity between China and the United States or the Cayman Islands governing the recognition and enforcement of foreign judgments as of the date of this prospectus. In addition, according to the PRC Civil Procedures Law, PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law before a PRC court against a company for disputes relating to contracts or other property interests, and the PRC court may accept a cause of action based on the laws or the parties’ express mutual agreement in contracts choosing PRC courts for dispute resolution if such foreign shareholders can establish sufficient nexus to China for a PRC court to have jurisdiction and meet other procedural requirements, including, among others, that the plaintiff must have a direct interest in the case and that there must be a concrete claim, a factual basis, and a cause for the case. The PRC court will determine whether to accept the complaint in accordance with the PRC Civil Procedures Law. The shareholder may participate in the action by itself or entrust any other person or PRC legal counsel to participate on behalf of such shareholder. Foreign citizens and companies will have the same rights as PRC citizens and companies in an action unless the home jurisdiction of such foreign citizens or companies restricts the rights of PRC citizens and companies. However, it will be difficult for U.S. shareholders to originate actions against us in China in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our ADSs or ordinary shares, to establish a connection to China for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

There is uncertainty as to whether the judgment of United States courts will be directly enforced in Hong Kong, as the United States and Hong Kong do not have a treaty or other arrangements providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters. However, a foreign judgment may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court since the judgment may be regarded as creating a debt between the parties to it, provided that the foreign judgment, among other things, is a final judgment conclusive upon the merits of the claim and is for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment.

CORPORATE HISTORY AND STRUCTURE

Our Corporate History

We are an exempted company with limited liability incorporated in the Cayman Islands. We commenced our operations in April 2014 through Shanghai Jinxin Network Technology Co., Ltd., or Shanghai Jinxin.

Our holding company, Jinxin Technology Holding Company, was incorporated in the Cayman Islands in August 2015. Shortly after its incorporation, Jinxin Technology Holding Limited established a wholly-owned subsidiary in Hong Kong, Namibox Limited (Hong Kong). In November 2015, Shanghai Mihe Information Technology Co., Ltd., or Shanghai Mihe, was established in the PRC as a wholly foreign owned enterprise, and was wholly owned by Namibox Limited (Hong Kong). In September 2018, we gained control over Shanghai Jinxin through Shanghai Mihe by entering into a series of contractual arrangements with Shanghai Jinxin and its shareholders.

In June 2019, Zhongjiao Enshi Education Technology (Shanghai) Co., Ltd., or Zhongjiao Enshi, was established in the PRC to conduct our business, of which Shanghai Jinxin is the controlling shareholder. We also established certain wholly-owned subsidiaries of Shanghai Jinxin, including Shanghai Pindu Education Technology Co., Ltd. in October 2020, Shanghai Mouding Education Technology Co., Ltd. in May 2021 and Shanghai Jingche Network Technology Co., Ltd. in October 2022.

As a result of our direct ownership in Shanghai Mihe and the aforementioned contractual arrangements, we are regarded as the primary beneficiary of Shanghai Jinxin, and Shanghai Jinxin is treated as our consolidated affiliated entity under U.S. GAAP. We have consolidated the financial results of the VIE and its subsidiaries in our consolidated financial statements in accordance with U.S. GAAP. We refer to Shanghai Mihe as the WFOE, and to Shanghai Jinxin as the VIE.

Our Corporate Structure

The following diagram shows our corporate structure, including our principal subsidiaries, as of the date of this prospectus.

____________

Notes:

(1)      Shareholders of Shanghai Jinxin are Mr. Jin Xu, our founder, chairman and chief executive officer, Beijing Tianzhi Dingchuang Investment Center Partnership (Limited Partnership), Tibet Xiangyu Hetai Enterprise Management Co., Ltd., Zhuhai Zhongguan Qianming Venture Capital Partnership (Limited Partnership), Shanghai Yanqiao Investment Center Partnership (Limited Partnership) and Mr. Haitong Zhu, our shareholder, each holding approximately 56.4%, 13.4%, 13.3%, 9.0%, 6.1% and 1.8%, respectively, of Shanghai Jinxin’s equity interests.

(2)      The remaining 48% equity interests in Zhongjiao Enshi Education Technology (Shanghai) Co., Ltd. are held by: (i) Shanghai Shijia Information Technology Co., Ltd. as to 30%; (ii) Zhongjiao Le’en Education Technology (Beijing) Co., Ltd. as to 7%; and (iii) Shanghai Xiyan Enterprise Management Center Partnership (Limited Partnership) as to 11%.

Contractual Arrangements with the VIE and Its Shareholders

Current PRC laws and regulations impose certain restrictions or prohibitions on foreign ownership of companies that engage in radio and television program production and operation business and value-added telecommunication business. We are a company registered in the Cayman Islands. Our PRC subsidiary, Shanghai Mihe, is considered a foreign-invested enterprise. To comply with PRC laws and regulations, we primarily conduct our business in China through Shanghai Jinxin, the VIE, and its subsidiaries, based on a series of contractual arrangements.

These contractual arrangements enable us to (i) be considered as the primary beneficiary of the VIE for accounting purposes and consolidate the financial results of the VIE, (ii) receive substantially all of the economic benefits of the VIE, and (iii) have an exclusive option to purchase all or part of the equity interests in the VIE when and to the extent permitted by PRC law. As a result of these contractual arrangements, we have become the primary beneficiary of the VIE, and, therefore, have consolidated the financial results of the VIE in our consolidated financial statements in accordance with U.S. GAAP. The following is a summary of the contractual arrangements by and among Shanghai Mihe, Shanghai Jinxin, and the shareholders of Shanghai Jinxin.

•        Exclusive Technology and Consulting Service Agreement

Pursuant to the Exclusive Technology and Consulting Service Agreement, Shanghai Jinxin is obliged to pay service fee to Shanghai Mihe for the exclusive services such as technical services, Internet support, business consulting, marketing consulting, system integration, product development and system maintenance. The service fee shall consist of 100% of the profit before tax of Shanghai Jinxin, after the deduction of all costs, expenses, taxes and other fee required under PRC laws and regulations. Shanghai Jinxin agrees not to accept the same or any similar services provided by any third party and shall not establish cooperation relationships similar to that formed by the exclusive technology and consulting service agreements with any third party. Shanghai Mihe shall have exclusive proprietary rights to and interests in any and all intellectual property rights developed or created by itself and Shanghai Jinxin. The Exclusive Technology and Consulting Service Agreement shall remain effective unless terminated (i) by Shanghai Mihe with prior written notice in accordance with the provisions of the Exclusive Technology and Consulting Service Agreement; or (ii) upon the expiration of the operation period of Shanghai Jinxin pursuant to PRC laws and regulations.

•        Exclusive Option Agreement

Pursuant to the Exclusive Option Agreement, the shareholders of Shanghai Jinxin have unconditionally and irrevocably granted Shanghai Mihe or its designated purchaser the right to purchase all or part of their equity interests in Shanghai Jinxin (“Equity Option”). The purchase price payable by Shanghai Mihe in respect of the transfer of equity interests upon exercise of the Equity Option shall be RMB1.0 or equal to the lowest price permissible by the then-applicable PRC laws and regulations. Shanghai Mihe or its designated purchaser shall have the right to purchase such proportion of equity interests in Shanghai Jinxin as it decides at any time. In addition, Shanghai Jinxin also unconditionally and irrevocably granted an exclusive option to Shanghai Mihe or its designated person to purchase all or any of its assets at a purchase price of the lowest price permitted under PRC laws and regulations. Shanghai Mihe shall have absolute discretion as to when and in what manner to exercise the option to purchase assets of Shanghai Jinxin permitted by PRC laws and regulations. In the event of such purchase, Shanghai Mihe or its designated person will enter into an asset transfer agreement with Shanghai Jinxin to set out detailed arrangements.

The Exclusive Option Agreement shall remain effective unless terminated (i) in accordance with the provisions of the Exclusive Option Agreement or any other supplemental agreements; or (ii) the entire equity interests held by the shareholders of Shanghai Jinxin in Shanghai Jinxin have been transferred to Shanghai Mihe or its designated person.

•        Powers of Attorneys

Pursuant to the Powers of Attorneys, each of the shareholders of Shanghai Jinxin irrevocably authorized Shanghai Mihe or its designee(s) to act on their respective behalf as proxy attorney, to the extent permitted by law, to exercise all rights of shareholders concerning all the equity interest held by each of them in Shanghai Jinxin, including but not limited to proposing to convene or attend shareholder meetings, signing resolutions and minutes of such meetings, exercising all the rights as shareholders in such meeting (including but not limited to voting rights, nomination rights and appointment rights), the right to receive dividends and the right to sell, transfer, pledge or dispose of all the equity held in part or in whole, and exercising all other rights as shareholders. The Powers of Attorneys will remain irrevocable and effective during the period that the shareholder remains his/her/its shareholding.

•        Equity Pledge Agreements

Pursuant to the Equity Pledge Agreements, each of the shareholders of Shanghai Jinxin unconditionally and irrevocably pledged and granted first priority security interests over all of his/her/its equity interests in Shanghai Jinxin together with all related rights thereto to Shanghai Mihe as security for performance of the contractual arrangements and all direct, indirect or consequential damages and foreseeable loss of interest incurred by Shanghai Mihe as a result of any event of default on the part of the shareholders of Shanghai Jinxin, Shanghai Jinxin and all expenses incurred by Shanghai Mihe as a result of enforcement of the obligations of the shareholders of Shanghai Jinxin and/or Shanghai Jinxin under the contractual arrangements. Upon the occurrence and during the continuance of an event of default (as defined in the Equity Pledge Agreements), Shanghai Mihe shall have the right to (i) require the shareholders of Shanghai Jinxin to immediately pay any amount payable under the contractual arrangements; or (ii) to purchase, auction or sell all or part of the pledged equity interests in Shanghai Jinxin and will have priority in receiving the proceeds from such disposal.

The said equity pledge under the Equity Pledge Agreements takes effect upon the completion of registration with relevant administrative department of industry and commerce and shall remain valid until after all the contractual obligations of the shareholders of Shanghai Jinxin and Shanghai Jinxin under the relevant contractual arrangements have been fully performed and all the outstanding debts of the shareholders of Shanghai Jinxin and/or Shanghai Jinxin under the relevant contractual arrangements have been fully paid.

•        Business Operation Agreement

Pursuant to the Business Operation Agreement, the shareholders of Shanghai Jinxin and Shanghai Jinxin have jointly and severally further undertaken to Shanghai Mihe that, without the prior written consent of Shanghai Mihe, Shanghai Jinxin shall not engage in any transactions or actions that may have substantial adverse impact on its assets, business, staff, obligations, rights or results of operations. The shareholders of Shanghai Jinxin have agreed to accept, and strictly follow, the advice and instructions from Shanghai Mihe on the appointment and dismissal of relevant staff, the daily operation and management, and the financial management policies, among other things, from time to time. If the cash of Shanghai Jinxin is not enough to pay its debt, Shanghai Mihe is liable to pay the debt; if the loss of Shanghai Jinxin leads to a net asset balance of less than the its registered capital, Shanghai Mihe shall be liable to make up for the deficiency; if one party lacks the necessary working capital to maintain its daily business operations, it may request the other party to provide short-term interest-free loans.

•        Spouse Consents

Pursuant to the Spouse Consents, the respective spouse of the Individual Shareholders of Shanghai Jinxin has irrevocably undertaken that, including without limitation to, the spouse (i) has full knowledge of and has consented to the entering into of the contractual arrangements by the relevant Individual Registered Shareholder; (ii) undertakes to execute all documents and take all actions necessary to ensure the proper performance of the contractual arrangements (as amended from time to time); and (iii) undertakes that if he/she acquires any equity interest in Shanghai Jinxin held by his/her spouse, he/she shall be bound by the existing contractual arrangements, and upon request by Shanghai Mihe, will enter into the substantially similar contractual arrangements.

In the opinion of our PRC legal counsel, DeHeng Law Offices

•        the contractual structures of the VIE and the WFOE in China, both currently and immediately after giving effect to this offering, do not and will not violate any applicable PRC laws, regulations, or rules currently in effect; and

•        each agreement among the WFOE, the VIE and the VIE’s shareholders is legal, valid, binding and enforceable upon each party to such arrangements in accordance with its terms and applicable PRC laws, regulations and rules currently in effect, and both currently and immediately after giving effect to the offering, do not and will not violate any applicable PRC laws, regulations, or rules currently in effect.

However, these contractual arrangements may not be as effective as direct ownership. Our PRC legal counsel has also advised us that there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations. Accordingly, the PRC regulatory authorities may ultimately take a view contrary to or otherwise different from the opinion of our PRC legal counsel. It is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide.

If we or the VIE or its subsidiaries are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures. See “Risk Factors — Risks Relating to Our Corporate Structure — Substantial uncertainties exist with respect to the interpretation and implementation of the Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.”

SELECTED CONSOLIDATED FINANCIAL DATA

The following consolidated statements of comprehensive income data for the years ended December 31, 2022 and 2023, consolidated balance sheets data as of December 31, 2022 and 2023, and consolidated statements of cash flows data for the years ended December 31, 2022 and 2023 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods. You should read this Selected Consolidated Financial and Operating Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The following table sets forth our selected consolidated statements of comprehensive income data for the years presented, both in absolute amount and as a percentage of the total revenues for the years presented.

	For the Years Ended December 31,
	2022		2023
	RMB	%	RMB	US$	%
	(in thousands, except percentages)
Net revenues	236,441	100.0	379,821	53,497	100.0
Cost of revenues	(139,186)	(58.9)	(220,051)	(30,994)	(57.9)
Gross profit	97,255	41.1	159,770	22,503	42.1
Operating expenses
Sales and marketing expenses	(11,580)	(4.9)	(20,760)	(2,924)	(5.5)
General and administrative expenses	(15,552)	(6.6)	(23,624)	(3,327)	(6.2)
Research and development expenses	(26,355)	(11.1)	(35,333)	(4,977)	(9.3)
Total operating expenses	(53,487)	(22.6)	(79,717)	(11,228)	(21.0)
Operating income	43,768	18.5	80,053	11,275	21.1
Other income	1,786	0.8	835	118	0.2
Other expenses	(6)	0.0	—	—	—
Interest income	508	0.2	513	72	0.1
Interest expenses	(202)	(0.1)	—	—	—
Gain (loss) from equity method investments	17	0.0	(381)	(54)	(0.1)
Investment income	633	0.3	1,101	155	0.3
Exchange gain (loss)	7,234	3.1	61	9	0.0
Government subsidy	1,341	0.6	1,331	187	0.4
Income before income taxes	55,079	23.3	83,513	11,762	22.0
Income tax expense	—	—	(21)	(3)	0.0
Net income	55,079	23.3	83,492	11,759	22.0
Less: net loss attributable to non-controlling interests	(2,316)	(1.0)	(12,995)	(1,830)	(3.4)
Net income attributable to the Company’s ordinary shareholders	52,763	22.3	70,497	9,929	18.6
Comprehensive income
Net income	55,079	23.3	83,492	11,759	22.0
Other comprehensive income
Foreign currency translation adjustment	(6,270)	(2.7)	—	—	—
Total comprehensive income	48,809	20.6	83,492	11,759	22.0
Less: comprehensive loss attributable to non-controlling interests	(2,316)	(1.0)	(12,995)	(1,830)	(3.4)
Comprehensive income attributable to the Company’s ordinary shareholders	46,493	19.7	70,497	9,929	18.6

	For the Years Ended December 31,
	2022		2023
	RMB	%	RMB	US$	%
	(in thousands, except percentages)
Earnings per share:
Ordinary shares – basic	0.13		0.17	0.02
Ordinary shares – diluted	0.11		0.15	0.01
Weighted average shares outstanding used in calculating basic and diluted earnings per share:
Ordinary shares – basic	416,920,000		416,920,000	416,920,000
Ordinary shares – diluted	466,190,000		466,190,000	466,190,000

The following table presents our selected consolidated balance sheets data as of December 31, 2022 and 2023:

	As of December 31,
	2022	2023
	RMB	RMB	US$
	(in thousands)
Selected Consolidated Balance Sheets Data:
Cash and cash equivalents	54,946	75,132	10,582
Short-term investments	25,000	43,158	6,079
Accounts receivable	6,388	14,342	2,020
Inventories	190	844	119
Advance to suppliers	2,115	3,678	518
Amount due from related parties	870	90	13
Deferred IPO expenses	—	9,171	1,292
Other current assets	2,844	1,421	200
Total current assets	92,353	147,836	20,823
Total non-current assets	29,035	28,078	3,955
Total assets	121,388	175,914	24,778
Total current liabilities	77,036	50,184	7,070
Total non-current liabilities	7,879	5,396	760
Total liabilities	84,915	55,580	7,830
Mezzanine equity	241,411	241,411	34,002
Total deficit	(204,938)	(121,077)	(17,054)
Total liabilities, mezzanine equity and deficit	121,388	175,914	24,778

The following table presents our selected consolidated statements of cash flows data for the years ended December 31, 2022 and 2023:

	For the years ended December 31,
	2022	2023
	RMB	RMB	US$
	(in thousands)
Selected Consolidated Cash Flow Data:
Net cash provided by operating activities	33,535	56,695	7,986
Net cash used in investing activities	(23,852)	(30,630)	(4,315)
Net cash used in financing activities	—	(5,879)	(828)
Effect of exchange rate changes	(6,270)	—	—
Net increase in cash and cash equivalents	3,413	20,186	2,843
Cash and cash equivalents at beginning of year	51,533	54,946	7,739
Cash and cash equivalents at end of year	54,946	75,132	10,582

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties about our business and operations. Our actual results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those we describe under “Risk Factors” and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements and Industry Data.”

OVERVIEW

We are an innovative digital content service provider in China. Leveraging our powerful digital content generation engine powered by advanced AI/AR/VR/digital human technologies, we are committed to offering our users high-quality digital content services through both our own platform and the content distribution channels of our strong partners.

We currently target K-9 students in China, with core expertise in providing them digital and integrated educational contents, and plan to further expand our service offerings to provide premium and engaging digital contents to other age groups. We were the largest digital textbook platform and a leading digital educational content provider for K-9 students in China, both in terms of revenue in 2022, according to Frost & Sullivan. We collaborate with leading textbook publishers in China and provide digital version of mainstream textbooks used in primary schools and middle schools. Our digital textbooks primarily cover Chinese and English subjects used in K-9 schools in China. We also create and develop digital self-learning contents and leisure reading materials in-house. Our AI-generated content technology enables our comprehensive digital contents to deliver an interactive, intelligent and entertaining learning experience.

We are authorized by major Chinese textbook publishers to digitize their proprietary textbooks, and design and develop the digital version. Besides digital textbooks, leveraging our deep insights in China’s childhood education sector and our technological strength, we also provide digital self-learning materials and digital leisure reading materials, catering to the evolving and diversified needs of potential users. We have strong in-house content development expertise in digitized materials, amusement features, video and audio effects as well as art design. Our products and contents are imbued with the rich operational know-how and deep understanding of China’s childhood education sector, which we believe make making our digital contents highly compelling to our users.

We distribute digital contents primarily through (i) our flagship learning app, Namibox, (ii) telecom and broadcast operators and (iii) third-party devices with our contents embedded. We launched our interactive and self-directed learning app Namibox in 2014, to which provides users an integrated entry point to our digital textbooks, self-learning materials and leisure reading materials. Users can access to various free contents, subscribe to advanced contents and choose to become premium members through our membership programs. In addition, we partner with all mainstream Chinese telecom and broadcast operators to tap into their large user base. Our partnered telecom and broadcast operators broadcast our various programs to end users through their respective platforms, distribute our educational contents to interested users and share certain percentage of revenues with us. Through networks of our partnered telecom and broadcast operators, individual users gain easy access to our digital contents through TVs or mobile devices. Furthermore, we cooperate with well-known hardware manufacturers, such as manufacturers of digital pads and intelligent TVs, and pre-install our programs in such devices directly. The integrated distribution channels empower us to increase our brand awareness in a cost-efficient manner, grow our user base sustainably and improve our contents continuously based on users’ real time feedbacks.

We have realized steady growth with healthy financial performance since inception. Despite negative impacts caused by regulatory changes in the online education industry in 2021, our registered users increased from 29.9 million as of December 31, 2021 to 35.3 million as of December 31, 2022, and further to 39.5 million as of December 31, 2023. In addition, we recorded net income of RMB55.1 million and RMB83.5 million (US$11.8 million) in 2022 and 2023, respectively.

FACTORS AFFECTING RESULTS OF OPERATIONS

Our results of operations and financial condition are affected by the general factors driving China’s K-9 digital educational content services market. We have benefited from the China’s overall economic growth, significant urbanization rate, and higher per capita disposable income of urban households in China, which has allowed many households in China to spend more on education. Our results of operations and financial condition are also affected by a number of technological advancements in the K-9 digital educational content services market, including technological advancements in interaction, gamification and other content features that contribute to continued improvement in children’s learning experience and education quality, as well as the increasing mobile internet penetration in China.

While our business is influenced by these general factors, we believe our results of operations are also directly affected by certain company specific factors, including the following major factors:

Our ability to grow our user base, especially paying user base

We currently derive all of our revenues from fees charged to users and business partners for the contents on our learning app and platform. Our revenues is driven by the increase in the number of our paying users, which is affected by our ability to grow the number of registered users, and our ability to convert a greater portion of our registered users into paying users. Our ability to maintain and enhance user engagement, depends on, among other things, our ability to continually offer popular digital educational contents and provide an engaging and effective learning experience. The number of our cumulative registered users increased from 29.9 million as of December 31, 2021 to 35.3 million as of December 31, 2022, and further to 39.5 million as of December 31, 2023. Our paying users increased from 1.39 million in 2021 to 1.42 million in 2022, and further to 1.46 million in 2023. Furthermore, we had a quite strong performance in terms of the retention of our paying users.

Our ability to optimize our product and content offerings

We offer a diversified suite of integrated digital educational contents to individual users and distributors, and our results are affected by the gross margins for the mix of products and contents we offer. Leveraging our integrated approach in growing and managing our product and content offerings, we have expanded our offerings in a scalable manner through effectively lowering our marginal costs. In 2022 and 2023, our gross margins were 41.1% and 42.1%, respectively. We intend to continue to leverage our integrated strategy to optimize our product mix and develop new products and contents with higher gross margins that meet diversified needs of both individual users and distributors.

Our ability to manage our costs and operating expenses effectively

Our results of operations are affected by our ability to control our costs. In an effort to improve our operating efficiency, we continuously upgrade our content generation engine, optimize our content development process, and strive to improve the efficiency of content development and work productivity, which help reduces content development costs. We also manage to control our operating expenses through streamlining the organizational structure, optimizing personnel structure, as well as strengthening budget control. We intend to continue to prudently control our costs for our digital educational materials.

We have also incurred substantial research and development expenses and continue to improve our technologies to offer innovative content compelling to users. We plan to continue investing in technological innovations and monitoring relevant expenses.

Historically, we have been able to maintain our sales and marketing expenses as a relatively low percentage of our revenues, due to our strong brand reputation and word-of-mouth referrals from existing customers and users. Through our Wechat enterprise account, we have been able to establish a strong private domain traffic pool, which facilitates closer relationships with our users, enables more precise marketing and enhances conversion rate. Since we launched our Wechat enterprise account in December 2021, we have recorded private traffic of over 430,000 users. Leveraging such traffic pool, we have launched various marketing programs to fuel our growth of sales. We intend to continue to leverage our existing brand value and to efficiently market our product and content offerings.

Our ability to continue to upgrade our technological capabilities

We have a strong ability to deploy advanced technologies into our learning app and content creation, which differentiates us from our competitors and is also a key factor that affects our revenues and financial results. We also employ strong in-house content development expertise in educational materials, gamification features, video and audio effects as well as art design. We leverage our expertise in applying advanced technologies to infuse our educational contents with solid pedagogy and elements of fun. We also utilize AI technologies and big data analysis to provide superior user experience. We will continue to increase our investments in developing and upgrading our technology with a focus on providing a uniquely interactive and effective learning experience. Our emphasis will be on technological advancement, such as AR/VR/metahuman/AI-generated content technologies and other metaverse related features to further optimize the immersive self-learning experience for children. We believe our ability to grow our business significantly depends on our ability to continue to upgrade our technological capabilities to optimize our product and content offerings.

KEY COMPONENTS OF RESULTS OF OPERATIONS

Net Revenues

We derived revenues from (i) provision of digital educational contents to individual users through our Namibox app, (ii) licensing content aggregators and distributors, who are mainly telecom and broadcast operators, to distribute our digital educational contents through their platforms to end users, (iii) sales of digital educational contents to hardware manufacturers for them to pre-install our digital contents in their devices to be sold to end users, and (iv) sales of digital educational hardware devices, featured with the installation of our digital educational contents, to hardware distributors for them to sell our devices to end users. The following table sets forth a breakdown of our revenues both in absolute amounts and as a percentage of our total revenues for the years indicated.

	For the Years Ended December 31,
	2022		2023
	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Revenues
Subscription revenue from users	113,487	48.0	113,669	16,010	29.9
Licensing revenues from content aggregators and distributors	121,640	51.4	188,853	26,599	49.7
Revenue from content sold to hardware manufacturers	1,314	0.6	36,385	5,125	9.6
Revenue from sales of digital educational hardware devices	—	—	40,914	5,763	10.8
Total revenues	236,441	100.0	379,821	53,497	100.0

Cost of Revenues

Costs of revenues consist primarily of (i) staff costs, (ii) digital educational content costs, (iii) inventory cost and (iv) others. The following table sets forth a breakdown of our cost of revenues by nature both in absolute amounts and as a percentage of our total cost of revenues for the years indicated.

	For the Years Ended December 31,
	2022		2023
	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Cost of revenues:
Staff costs	6,351	4.6	5,386	759	2.4
Digital educational content costs	131,110	94.2	174,722	24,609	79.4
Inventory cost	1,217	0.9	39,427	5,553	17.9
Others	508	0.4	516	73	0.2
Total	139,186	100.0	220,051	30,994	100.0

Operating Expenses

Our operating expenses consist of sales and marketing expenses, research and development expenses and general and administrative expenses. The following table sets forth a breakdown of our operating expenses both in absolute amounts and as a percentage of our total operating expenses for the years indicated.

Sales and marketing expenses

Sales and marketing expenses consist primarily of advertising expenses, salaries and other compensation-related expenses to sales and marketing personnel and warranty expenses. We expense all advertising costs as incurred and classify these costs under sales and marketing expenses.

Research and development expenses

Research and development costs are expensed as incurred. These costs primarily consist of payroll and related expenses for personnel engaged in research and development activities.

General and administrative expenses

General and administrative expenses consist primarily of salaries, bonuses and benefits for employees involved in general corporate functions and those not specifically dedicated to research and development activities, depreciation and amortization of fixed assets which are not used in research and development activities, legal and other professional services fees, rental and other general corporate related expenses.

	For the Years Ended December 31,
	2022		2023
	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Sales and marketing expenses	11,580	21.7	20,760	2,924	26.0
General and administrative expenses	15,552	29.1	23,624	3,327	29.6
Research and development expenses	26,355	49.3	35,333	4,977	44.3
Total	53,487	100.0	79,717	11,228	100.0

TAXATION

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gains. Additionally, upon payments of dividends by the Company or its subsidiaries in the Cayman Islands to their shareholders, no withholding tax will be imposed.

Hong Kong

Our subsidiary in Hong Kong is subject to a two-tiered income tax rate for taxable income. The first HKD$2 million of profits earned by a company is subject to be taxed at an income tax rate of 8.25%, while the remaining profits will continue to be taxed at the existing tax rate, 16.5%. Under the Hong Kong tax law, our subsidiary in Hong Kong is exempted from income tax on their foreign derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

China

Our PRC subsidiaries, the VIE and its subsidiaries are governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Effective from January 1, 2008, the PRC’s statutory, Enterprise Income Tax (“EIT”) rate is 25%.

EIT grants preferential tax treatment to certain High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for the HNTE status every three years. Shanghai Jinxin obtained the HNTE tax status in November 2021, which reduced its statutory income tax rate to 15% from 2021 to 2023. Zhongjiao Enshi obtained the HNTE tax status in December 2020, which reduced its statutory income tax rate to 15% from 2020 to 2022. In addition, Zhongjiao Enshi was qualified as a software enterprise in 2020, and thus was entitled to a five-year tax holiday (full exemption for the first two years and a 50% reduction in the statutory income tax rate for the following three years) until its software enterprise qualification expired.

If our holding company in the Cayman Islands or any of our subsidiaries outside of China were deemed to be a “resident enterprise” under the PRC Enterprise Income Tax Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%. See “Risk Factors — Risks Relating to Doing Business in China — If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders.”

IMPACT OF COVID-19

Our results of operations and financial condition have been, and may continue to be affected by the spread of COVID-19 and the subsequent COVID-19 variants. Going forward, the extent to which COVID-19 impacts our results of operations will depend on the future developments of the pandemic, which are highly uncertain and unpredictable.

The COVID-19 pandemic has broadly affected China’s K-9 digital educational content services market and the macroeconomy. The increase in work-from-home flexibility during the COVID-19 pandemic has accelerated the demand for online learning and digital education, which has contributed to the growth of China’s K-9 digital educational content services market, and in turn, our business growth. We experienced a growth in revenue from individual users from RMB99.4 million in 2021 to RMB113.5 million in 2022, partly due to an increasing number of K-9 students switching to online study at home and subscribing for our digital educational contents during the pandemic. We believe that, as a market leader, we are well-positioned to capture this opportunity and further grow our business.

However, we are not able to quantify the proportion of the increase in revenue that is attributable to the increased number of paying users opting for online learning during the pandemic as opposed to other factors contributing to our growth in the same period. Further, the circumstances that have driven our business growth during the pandemic may not persist in the future. China began to modify its zero-COVID policy at the end of 2022, and most of the travel restrictions and quarantine requirements were lifted in December 2022. While the revocation or replacement of the restrictive measures to contain the COVID-19 pandemic could have a positive impact on our normal operations, it may also shift the public’s focus to offline activities and affect their interest in online learning and digital education to a certain extent. Consequently, the demand for and continued use of our products and contents by users, as well as the growth rate of our revenue, may decline in future periods as the effects of the COVID-19 pandemic abate. Furthermore, the COVID-19 pandemic has also affected China’s and the world’s economy, and if the negative impact of the COVID-19 pandemic on the economy persists, individuals may have lower disposable income and may reduce their spending on our product and contents, which could have a negative impact on our operations.

RESULTS OF OPERATIONS

The following table sets forth a summary of our consolidated results of operations for the years indicated, both in absolute amounts and as a percentage of our total revenues. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the Years Ended December 31,
	2022		2023
	RMB	%	RMB	US$	%
	(in thousands, except percentages)
Net revenues	236,441	100.0	379,821	53,497	100.0
Cost of revenues	(139,186)	(58.9)	(220,051)	(30,994)	(57.9)
Gross profit	97,255	41.1	159,770	22,503	42.1
Operating expenses
Sales and marketing expenses	(11,580)	(4.9)	(20,760)	(2,924)	(5.5)
General and administrative expenses	(15,552)	(6.6)	(23,624)	(3,327)	(6.2)
Research and development expenses	(26,355)	(11.1)	(35,333)	(4,977)	(9.3)
Total operating expenses	(53,487)	(22.6)	(79,717)	(11,228)	(21.0)
Operating income	43,768	18.5	80,053	11,275	21.1
Other income	1,786	0.8	835	118	0.2
Other expenses	(6)	0.0	—	—	—
Interest income	508	0.2	513	72	0.1
Interest expenses	(202)	(0.1)	—	—	—
Gain (loss) from equity method investments	17	0.0	(381)	(54)	(0.1)
Investment income	633	0.3	1,101	155	0.3
Exchange gain	7,234	3.1	61	9	0.0
Government subsidy	1,341	0.6	1,331	187	0.4
Income before income taxes	55,079	23.3	83,513	11,762	22.0
Income tax expense	—	—	(21)	(3)	0.0
Net income	55,079	23.3	83,492	11,759	22.0

Year ended December 31, 2023 compared to year ended December 31, 2022

Net Revenues

Our revenues increased by 60.6% from RMB236.4 million for the year ended December 31, 2022 to RMB379.8 million (US$53.5 million) for the year ended December 31, 2023, primarily due to the increase of revenue from content aggregators and distributors and from hardware distributors.

Revenue from individual users.    Our subscription revenue from individual users increased slightly from RMB113.5 million for the year ended December 31, 2022 to RMB113.7 million (US$16.0 million) for the year ended December 31, 2023, which resulted from an increase in the number of our paying users from 1.42 million in 2022 to 1.46 million in 2023.

Revenue from content aggregators and distributors.    Our revenue from content aggregators and distributors, who are mainly telecom and broadcast operators, increased by 55.3% from RMB121.6 million for the year ended December 31, 2022 to RMB188.9 million (US$26.6 million) for the year ended December 31, 2023, The increase was primarily due to (i) the expansion of our business partner base. As of December 31, 2022 and 2023, our contents and programs had been distributed through approximately 50 and 76 platforms operated by our partnered telecom and broadcast operators, respectively; and (ii) the accumulation of our digital educational contents provided to our partnered telecom and broadcast operators, which enhanced user engagement. In 2023, our contents were viewed more than 920,000 times per month on average through telecom and broadcast operators’ platforms, compared to more than 750,000 times in 2022.

Revenue from hardware manufacturers.    Our revenue from hardware manufacturers increased significantly from RMB1.3 million for the year ended December 31, 2022 to RMB36.4 million (US$5.1 million) for the year ended December 31, 2023, primarily driven by the increased sales of our digital educational contents to hardware manufacturers, because we started to cooperate with hardware manufacturers since the third quarter of 2022.

Revenue from hardware distributors.    Our revenue from hardware distributors increased from nil for the year ended December 31, 2022 to RMB40.9 million (US$5.8 million) for the year ended December 31, 2023, primarily because we started to cooperate with hardware distributors in 2023.

Cost of Revenues

Our cost of revenues increased by 58.1% from RMB139.2 million for the year ended December 31, 2022 to RMB220.1 million (US$31.0 million) for the year ended December 31, 2023, primarily due to the growth of our business with telecom and broadcast operators, hardware manufacturers as well as hardware distributors, which increased the costs incurred for such business partners.

Gross Profit

As a result of the foregoing, our gross profit increased by 64.3% from RMB97.3 million for the year ended December 31, 2022 to RMB159.8 million (US$22.5 million) for the year ended December 31, 2023. Our gross profit margin remained relatively stable at 41.1% and 42.1% for the years ended December 31, 2022 and 2023, respectively.

Operating Expenses

Our total operating expenses increased by 49.0% from RMB53.5 million for the year ended December 31, 2022 to RMB79.7 million (US$11.2 million) for the year ended December 31, 2023, reflecting the increases in our sales and marketing expenses, general and administrative expenses and research and development expenses.

Sales and marketing expenses.    Our sales and marketing expenses increased by 79.3% from RMB11.6 million for the year ended December 31, 2022 to RMB20.8 million (US$2.9 million) for the year ended December 31, 2023. Such increase was mainly attributable to our increased investments in online advertisements to attract new users.

General and administrative expenses.    Our general and administrative expenses increased by 51.9% from RMB15.6 million for the year ended December 31, 2022 to RMB23.6 million (US$3.3 million) for the year ended December 31, 2023. This increase was primarily due to the increase in costs of third-party professional services associated with this offering.

Research and development expenses.    Our research and development expenses increased by 34.1% from RMB26.4 million for the year ended December 31, 2022 to RMB35.3 million (US$5.0 million) for the year ended December 31, 2023, primarily due to our increased efforts in technology updates and innovation.

Operating Income

Our operating income increased by 82.9% from RMB43.8 million for the year ended December 31, 2022 to RMB80.1 million (US$11.3 million) for the year ended December 31, 2023.

Net Income

As a result of the foregoing, we had net income of RMB83.5 million (US$11.8 million) for the year ended December 31, 2023, compared to net income of RMB55.1 million for the year ended December 31, 2022.

LIQUIDITY AND CAPITAL RESOURCES

The following table sets forth a summary of our cash flows for the years presented:

	For the years ended December 31,
	2022	2023
	RMB	RMB	US$
	(in thousands)
Net cash provided by operating activities	33,535	56,695	7,986
Net cash used in investing activities	(23,852)	(30,630)	(4,315)
Net cash used in financing activities	—	(5,879)	(828)
Effect of exchange rate changes	(6,270)	—	—
Net increase in cash and cash equivalents	3,413	20,186	2,843
Cash and cash equivalents at beginning of year	51,533	54,946	7,739
Cash and cash equivalents at end of year	54,946	75,132	10,582

To date, we have financed our operating and investing activities primarily through cash generated from operating activities. As of December 31, 2022 and 2023, our cash and cash equivalents were RMB54.9 million and RMB75.1 million (US$10.6 million), respectively. Our cash and cash equivalents primarily consist of bank deposits.

We believe that our current cash and cash equivalents and expected cash provided by operating activities will be sufficient to meet our current and anticipated working capital requirements and capital expenditures for the next twelve months. We may, however, need additional cash resources in the future if we experience changes in business conditions or other developments. We may also need additional cash resources in the future if we identify and wish to pursue opportunities for investment, acquisition, capital expenditure or similar actions.

As of December 31, 2023, 99.9% and 0.1% of our cash and cash equivalents were held in mainland China and Hong Kong, respectively, all of which were denominated in Renminbi. As of December 31, 2023, 67.6% of cash and cash equivalents were held by the VIE and its subsidiaries.

Although we consolidate the results of the VIE and its subsidiaries, we only have access to the assets or earnings of the VIE and its subsidiaries through our contractual arrangements with the VIE and its shareholders. See “Corporate History and Structure — Contractual Arrangements with the VIE and its Shareholders.” For restrictions and limitations on liquidity and capital resources as a result of our corporate structure, see “— Holding Company Structure.”

All of our revenues have been, and we expect they are likely to continue to be, in the form of Renminbi. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval as long as certain routine procedural requirements are fulfilled. Therefore, our PRC subsidiary is allowed to pay dividends in foreign currencies to us without prior SAFE approval by following certain routine procedural requirements. However, current PRC regulations permit our PRC subsidiary to pay dividends to us only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Our PRC subsidiary is required to set aside at least 10% of its after-tax profits after making up previous years’ accumulated losses each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. These reserves are not distributable as cash dividends. Historically, our PRC subsidiary has not paid dividends to us, and they will not be able to pay dividends until they generate accumulated profits. Furthermore, capital account transactions, which include foreign direct investment in and loans to our PRC subsidiary, must be approved by and/or registered with SAFE, its local branches and certain local banks.

As a Cayman Islands exempted company and offshore holding company, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiary only through loans or capital contributions, subject to the approval, filings or registration of government authorities and limits on the amount of capital contributions and loans. This may delay us from using the proceeds from this offering to make loans or capital contributions to our PRC subsidiary. We expect to invest substantially all of the proceeds from this offering in our PRC operations for general corporate purposes within the business scopes of our PRC subsidiary and the VIE and its subsidiaries. See “Risk Factors — Risks Relating to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans to our PRC subsidiary and the VIE in China, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

Operating Activities

Net cash generated from operating activities was RMB56.7 million (US$8.0 million) in 2023. The difference between our net cash provided by operating activities and our net income of RMB83.5 million (US$11.8 million) was due to the combined effect of adjustments for non-cash items and changes in working capital. Adjustments for non-cash items primarily included depreciation and amortization of office property and equipment and lease expense of RMB13.1 million (US$1.8 million). Changes in working capital mainly resulted from a decrease in contract liabilities of RMB32.9 million (US$4.6 million), and an increase in accounts receivable of RMB8.0 million (US$1.1 million), partially offset by an increase in accounts payable of RMB4.7 million (US$0.7 million).

Net cash generated from operating activities was RMB33.5 million in 2022. The difference between our net cash provided by operating activities and our net income of RMB55.1 million was due to the combined effect of adjustments for non-cash items and changes in working capital. Adjustments for non-cash items primarily included depreciation and amortization of office equipment of RMB11.4 million. Changes in working capital mainly resulted from a decrease in contract liabilities of RMB34.1 million, partially offset by an increase in tax payables of RMB3.6 million.

Investing Activities

Net cash used in investing activities was RMB30.6 million (US$4.3 million) in 2023, primarily due to (i) payments for short-term investments of RMB18.2 million (US$2.6 million), and (ii) purchase of intangible assets of RMB12.7 million (US$1.8 million).

Net cash used in investing activities was RMB23.9 million in 2022, primarily due to (i) payments for short-term investments of RMB14.6 million, and (ii) purchase of intangible assets of RMB9.2 million.

Financing Activities

Net cash used in financing activities was RMB5.9 million (US$0.8 million) in 2023, primarily due to deferred expenses related to this offering of RMB6.2 million (US$0.9 million), partially offset by capital contribution from non-controlling interest of RMB200 thousand (US$28 thousand).

Net cash provided by financing activities was nil in 2022.

MATERIAL CASH REQUIREMENTS

Our material cash requirements as of December 31, 2023 and any subsequent interim period primarily include our capital expenditures, operating lease commitments and working capital requirements.

Our capital expenditures are primarily incurred for purchases of intangible assets, property and equipment. We made capital expenditures of RMB9.9 million in 2022 and RMB7.2 million (US$1.0 million) in 2023. Our capital expenditures have been primarily funded by cash generated from our operations. We expect to continue to make capital expenditures to support the expected growth of our business. We also expect that cash generated from our operation activities and financing activities will meet our capital expenditure needs in the foreseeable future.

Our operating lease commitments consist of the commitments under the lease agreements for our office premises and employee dormitories. We lease our office facilities under non-cancelable operating leases with various expiration dates. Our operating lease commitments are related to our office lease agreements in China.

The following table sets forth our contractual obligations as of December 31, 2023:

	Payment due by December 31, 2023
	Total	2024	2025	2026	2027
	(RMB in thousands)
Operating lease payment	8,472	2,783	2,734	2,607	348

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in product development services with us.

Other than as shown above, we did not have any significant capital and other commitments, long-term obligations, or guarantees as of December 31, 2023.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Foreign Exchange Risk

From July 21, 2005, RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. For RMB against the U.S. dollar, there were depreciations of approximately 8.2% in 2022 and approximately 2.9% in 2023. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between RMB and the U.S. dollar in the future.

We operate mainly in China and our reporting currency is Renminbi. To the extent that we need to convert the U.S. dollar into RMB for capital expenditures and working capital and other business purposes, appreciation of RMB against U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. Conversely, if we decide to convert RMB into the U.S. dollar for the purpose of making payments for dividends on ordinary shares, strategic acquisitions or investments or other business purposes, appreciation of the U.S. dollar against RMB would have a negative effect on the U.S. dollar amount available to us. In addition, a significant depreciation of RMB against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings or losses.

Interest Rate Risk

We are exposed to interest rate risk on our interest-bearing assets and liabilities. As part of our asset and liability risk management, we review and take appropriate steps to manage our interest rate exposure on our interest-bearing assets and liabilities. We have not been exposed to material risks due to changes in market interest rates, and have not used any derivative financial instruments to manage the interest risk exposure during the year presented.

Concentration and Credit Risk

In 2022 and 2023, revenue from our largest customer, China Telecommunications Corporation, accounted for 45.6% and 33.9% of our total revenues, respectively. In 2023, revenue from a hardware distributor in China accounted for 11.3% of our total revenues. No other single customer accounted for more than 10% of our total revenues during the same years.

There were two and two customers individually represented greater than 10% of our total accounts receivable as of December 31, 2022 and 2023, respectively.

Three suppliers individually represented greater than 10% of our total purchases in 2022, which in aggregate accounted for 65.3% of our total purchases in 2022. Four suppliers individually represented greater than 10% of our total purchases in 2023, which in aggregate accounted for 72.6% of our total purchases in 2023.

CRITICAL ACCOUNTING POLICIES, JUDGMENTS AND ESTIMATES

An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are uncertain and requires significant judgment at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements.

We prepare our consolidated financial statements in accordance with U.S. GAAP. Significant accounting policies we follow in the preparation of the accompanying consolidated financial statements are summarized below.

Principles of Consolidation

Our consolidated financial statements include the financial statements of our company, our subsidiaries, the VIE and its subsidiaries for which we are the ultimate primary beneficiary.

A subsidiary is an entity in which we, directly or indirectly, control more than one half of the voting power, have the power to appoint or remove the majority of the members of the board of directors, or cast a majority of votes at the meeting of the board of directors, or have the power to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

All significant transactions and balances between ourselves, our subsidiaries, the VIE and subsidiaries of the VIE have been eliminated upon consolidation.

Revenue Recognition

Revenue is recognized when or as the control of the goods or services is transferred to a customer. Depending on the terms of the contract and the laws that apply to the contract, control of the goods and services may be transferred over time or at a point in time. Control of the goods and services is transferred over time if our performance:

(i)     provides all of the benefits received and consumed simultaneously by the customer;

(ii)    creates and enhances an asset that the customer controls as we perform; or

(iii)   does not create an asset with an alternative use to us and we have an enforceable right to payment for performance completed to date. If control of the goods and services transfers over time, revenue is recognized over the period of the contract by reference to the progress towards complete satisfaction of that performance obligation. Otherwise, revenue is recognized at a point in time when the customer obtains control of the goods and services.

If control of the goods and services transfers over time, revenue is recognized over the period of the contract by reference to the progress towards complete satisfaction of that performance obligation. Otherwise, revenue is recognized at a point in time when the customer obtains control of the goods and services.

Contracts with customers may include multiple performance obligations. For such arrangements, we allocate revenue to each performance obligation based on its relative standalone selling price. We generally determine standalone selling prices based on the prices charged to customers. If the standalone selling price is not directly observable, it is estimated using expected cost plus a margin or adjusted market assessment approach, depending on the availability of observable information. Assumptions and estimations have been made in estimating the relative selling price of each distinct performance obligation, and changes in judgments on these assumptions and estimates may impact the revenue recognition.

When either party to a contract has performed, we present the contract in the consolidated balance sheets as a contract asset or a contract liability, depending on the relationship between the entity’s performance and the customer’s payment.

A contract asset is our right to consideration in exchange for goods and services that we have transferred to a customer. A receivable is recorded when we have an unconditional right to consideration. A right to consideration is unconditional if only the passage of time is required before payment of that consideration is due.

If a customer pays consideration or we have a right to an amount of consideration that is unconditional, before we transfer a good or service to the customer, we present the contract liability when the payment is made, or a receivable is recorded (whichever is earlier). A contract liability is our obligation to transfer goods or services to a customer for which we have received consideration (or an amount of consideration is due) from the customer.

Subscription revenue from users

We generate subscription revenue from our catalogue of digital educational contents directly provisioned to end users through our Namibox app. We identify the content subscribers as our customers. The performance obligation is the provision of our digital educational contents to users over the prescribed subscription period. The subscription period for the majority is twelve months or less. The subscription revenue is recognized over the period of customer’s subscription. We typically receive payment when the users initiate the subscription of the digital educational contents.

Licensing revenues from content aggregators and distributors

We generate licensing revenue through partnering with content aggregators and distributors (who are mainly major telecom and broadcast operators in China) whereby allowing them to distribute our digital contents through their platforms. For purposes of revenue recognition, management believes that the content aggregators and distributors should be identified its customers. The performance obligation is provision of our digital educational contents to the customers and allow them to distribute via their platforms over a contracted period. We enter into master service agreements with customers that set forth a contract period, which is typically twelve months. We receive a statement from our customers on either a monthly or quarterly basis indicating our potential entitlement to licensing fees based on the amount of contents delivered to end user subscribers of the customers. After we review and agree to the statement sent by the customer, we will receive payment within the standard agreed upon term, which is typically within 15 – 60 days. The revenue is recognized at the point in time when the statement is mutually agreed upon by both parties.

Revenue from content sold to hardware manufacturers

We generate revenue by selling our digital educational contents to hardware manufacturers in China whereby they are allowed to install our digital contents on their devices for sale to end users. For purposes of revenue recognition, management has identified the hardware manufacturers as its customers. The performance obligation is to make available its catalogue of digital educational contents to our customers, and allow them to install such contents on devices that they manufacture. We enter into master service agreements with our customers; these agreements typically cover a twelve month period. As part of the sales process, we typically receive purchase orders for specific contents from the customers, after which we will deliver the selected digital educational contents to the customers in accordance with the purchase orders. We typically receive payment in advance prior to delivery of the digital educational contents. Revenue is recognized at the point in time when control of the select digital educational contents delivered to the customer. We provide one year after-sales services to the customers and recognize a related warranty expense based on our historical experience rate as well as experience rates typical to the industry.

Revenue from sales of digital educational hardware devices

We generate revenue by selling our digital educational hardware devices, featured with the installation of our digital educational content, to hardware distributors in China, who subsequently resell the digital educational hardware devices to the end users. We identify hardware distributors as our customers. We sign contracts with the distributors, which specifies the price, sales quantity of hardware devices and delivery schedule. We will deliver the selected digital educational hardware devices to the customers in accordance with the contracts. We typically receive payment in advance prior to delivery of the digital educational hardware devices. The promises of digital educational hardware devices and digital educational content should be combined into a single performance obligation since they are highly interrelated. Each promise cannot separately satisfy the requirement of the end customers. Revenue is recognized at the point in time when control of the select digital educational hardware devices delivered to the customers. We provide one year after-sales service to the customers and recognize a related warranty expense based on our historical experience rate as well as experience rates typical to the industry.

Property, Plant and Equipment, Net

Property, plant and equipment are stated at cost less accumulated depreciation and impairment loss, if any. Property and equipment are depreciated at rates sufficient to write off their costs less impairment and residual value, if any, over their estimated useful lives on a straight-line basis. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the related assets.

Category	Estimated useful life
Leasehold improvements	Shorter of the estimated useful life or remaining lease term
Computer and electronic equipment	3 – 5 years
Office equipment	2 – 4 years
Motor vehicles	3 – 4 years

Intangible Assets

Intangible assets are carried at cost less accumulated amortization and impairment, if any. Intangible assets are amortized using the straight-line method over the estimated useful lives from 1 to 5 years. The estimated useful lives of amortized intangible assets are reassessed if circumstances occur that indicate the original estimated useful lives have changed. No impairment charge was recognized for the years ended December 31, 2022 and 2023, respectively.

Category	Estimated useful life
Purchased software	3 – 5 years
Purchased copyright	1 – 5 years

Impairment of Long-lived Assets Other Than Goodwill

Long-lived assets are evaluated for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount may not be fully recoverable or that the useful life is shorter than we had originally estimated. When these events occur, we evaluate the impairment by comparing carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, we recognize an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets. Impairment charge recognized for the years ended December 31, 2022 and 2023 was nil.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost of inventory are determined using the first-in-first-out method. We record inventory reserves for obsolete and slow-moving inventory. Inventory reserves are based on inventory obsolescence trends, historical experience and application of the specific identification method. For all years presented, there were no inventory reserves recognized.

Share-based Compensation

We apply ASC 718 (“ASC 718”), Compensation — Stock Compensation, to account for our employee share-based payments. In accordance with ASC 718, we determine whether an award should be classified and accounted for as a liability award or an equity award. All of our share-based awards to employees were classified as equity awards. We measure the employee share-based compensation based on the fair value of the award at the grant date. Expense is recognized using accelerated method over the requisite service period.

RECENT ACCOUNTING PRONOUNCEMENTS

For detailed discussion on recent accounting pronouncements, see Note 2 to our Consolidated Financial Statements.

INTERNAL CONTROL OVER FINANCIAL REPORTING

Prior to this offering, we have been a private company with limited accounting and financial reporting personnel and other resources to address our internal controls and procedures. In connection with the audits of our consolidated financial statements as of December 31, 2022 and 2023 and for each of the two years in the period ended December 31, 2023, we identified a material weakness in our internal control over financial reporting. As defined in the standards established by the Public Company Accounting Oversight Board of the United States, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness identified is our company’s lack of sufficient accounting and financial reporting personnel with requisite knowledge and experience in application of U.S. GAAP and SEC rules.

We are in the process of implementing a number of measures to address this material weakness identified, including: (i) hiring additional accounting and financial reporting personnel with U.S. GAAP and SEC reporting experience, and (ii) expanding the capabilities of existing accounting and financial reporting personnel through continuous training and education in the accounting and reporting requirements under U.S. GAAP, and SEC rules and regulations.

The process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligation. See “Risk Factors — Risks Relating to Our Business and Industry — If we fail to implement and maintain an effective system of internal controls to remediate our material weakness over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of the ADSs may be materially and adversely affected.”

As a company with less than US$1.235 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, in the assessment of the emerging growth company’s internal control over financial reporting.

HOLDING COMPANY STRUCTURE

Jinxin Technology Holding Company is a holding company with no material operations of its own. We conduct our operations primarily through our PRC subsidiary, the consolidated VIE and its subsidiaries. As a result, our ability to pay dividends depends upon dividends paid by our subsidiaries. If our existing PRC subsidiary or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our wholly foreign-owned subsidiaries in China are permitted to pay dividends to us only out of their accumulated after-tax profits, if any, as determined in accordance with PRC accounting standards and regulations. Under the PRC law, each of our PRC subsidiary and the VIE in China is required to set aside at least 10% of its after-tax profits each year, if any, after making up previous years’ accumulated losses, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, each of our wholly foreign-owned subsidiaries in China may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at its discretion, and the VIE may allocate a portion of its after-tax profits based on PRC accounting standards to a discretionary surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by the SAFE. Our PRC subsidiary has not paid dividends and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds.

As an offshore holding company, we are permitted under PRC laws and regulations to provide funding from the proceeds of our offshore fund raising activities to our PRC subsidiary only through loans or capital contributions, and to the consolidated VIE only through loans, in each case subject to the satisfaction of the applicable government registration and approval requirements. See “Risk Factors — Risks Related to Doing Business in China — PRC laws and regulations of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans to or make additional capital contributions to our PRC subsidiary and affiliated entities, which could materially and adversely affect our liquidity and our ability to fund and expand our business.” As a result, there is uncertainty with respect to our ability to provide prompt financial support to our PRC subsidiary and consolidated VIE when needed. Notwithstanding the foregoing, our PRC subsidiary may use its own retained earnings (rather than Renminbi converted from foreign currency denominated capital) to provide financial support to the consolidated VIE either through entrustment loans or direct loans to such consolidated VIE’s nominee shareholders, which would be contributed to the consolidated VIE as capital injections. Such direct loans to the nominee shareholders would be eliminated in our consolidated financial statements against the consolidated VIE’ share capital.

INDUSTRY OVERVIEW

China’s K-9 Digital Educational Content Services Market

Overview of China’s K-9 Digital Educational Content Services Market

Benefiting from the robust development of the mobile internet industry and innovation and advancement in learning tools, China’s K-9 education market has seen rapid digital transformation in recent years. Notably, technological advancements, such as AI recommendation algorithms, automatic speech recognition (ASR), natural language processing (NLP), have significantly improved students’ digital learning experiences and the quality of digital educational content.

China’s K-9 digital educational content services market can be broadly categorized into three segments: (i) K-9 digital textbook services market, (ii) K-9 digital self-learning materials services market, and (iii) K-9 digital reading services market. In recent years, the market has experienced steady growth, a trend that is expected to continue in the foreseeable future. According to Frost & Sullivan, revenues for China’s K-9 digital educational content services market increased from RMB3.5 billion in 2018 to RMB9.6 billion in 2022, representing a CAGR of 29.1%. The market is expected to continue its upward trajectory, reaching RMB23.7 billion in revenue in 2027, representing a CAGR of 19.8% from 2022. The following chart illustrates the historical and expected market size of China’s K-9 digital educational content services in terms of revenue for the years indicated:

RMB billion, 2018-2027E

	2018-2022	2022-2027E
Total CAGR	29.1%	19.8%
Digital Textbook	26.5%	23.0%
Digital Self-learning Materials	18.3%	14.1%
Digital Reading	50.0%	23.2%

Forecasted
Digital Textbook
Digital Self-learning Materials
Digital Reading
3.5
0.7
2.0
0.8
4.6
1.0
2.4
1.2
6.1
1.4
2.8
1.9
8.5
1.8
3.5
3.1
9.6
1.8
3.9
3.9
12.1
2.4
4.6
5.1
14.9
3.0
5.4
6.5
17.5
3.6
6.1
7.8
20.5
4.3
6.9
9.3
23.7
5.0
7.6
11.1
2018
2019
2020
2021
2022
2023E
2024E
2025E
2026E
2027E

Source: Frost & Sullivan

The provision of China’s K-9 digital educational content services is primarily based on the following three business models:

•        The B2B (business-to-business) model:    under this business model, service providers of K-9 digital educational content offer their products and services to business customers, including governments, schools, smart learning device providers, and other corporate customers who have such needs.

•        The B2B2C (business-to-business-to-customer) model:    By partnering with telecom and broadcast operators, K-9 digital educational content service providers can distribute digital educational contents to students or parents through the operators’ platforms, such as Internet Protocol Television (IPTV), Over the Top (OTT) platforms, broadcasting systems, or mobile application networks.

•        B2C (business-to-customer) model:    under this model, K-9 digital educational content service providers directly provide digital educational content to students or parents for a subscription fee. In connection with B2C services, service providers typically deliver digital contents through their proprietary mobile applications, which can be downloaded by students or parents from app stores.

The following chart sets forth the historical and expected market size of China’s K-9 digital educational content services in terms of revenue, divided by different business models, for the years indicated:

RMB billion, 2018-2027E

	2018-2022	2022-2027E
Total CAGR	29.1%	19.8%
2C	32.2%	15.9%
2B2C	23.5%	31.9%
2B(include 2G)	15.4%	31.5%

Forecasted
2C
2B2C
2B
3.5
2.5
0.5
0.5
4.6
3.2
0.7
0.7
6.1
4.4
0.9
0.9
8.5
5.9
1.3
1.2
9.6
7.7
1.0
0.9
12.1
9.3
1.5
1.3
14.9
11.0
2.1
1.8
17.5
12.6
2.7
2.2
20.5
14.3
3.4
2.8
23.7
16.1
4.2
3.4
2018
2019
2020
2021
2022
2023E
2024E
2025E
2026E
2027E

Source: Frost & Sullivan

Key Drivers of China’s K-9 Digital Educational Content Services Market

We maintain that the growth of China’s K-9 digital educational content services market is attributed to a confluence of the following factors, which we believe will continue to sustain its expansion:

•        Prevalence of mobile internet and 5G.    China has experienced a robust development of the mobile internet industry and accumulated a large mobile internet user base over the past decade. Consequently, students are granted effortless access to smart devices and online educational resources. The popularity of mobile internet and 5G has also elevated the awareness of parents, students, teachers and other stakeholders of the efficacy and effectiveness of online education.

•        Technology advancements to improve learning efficiency.    Advancements in teaching methods, interaction tools, technological capabilities such as AI, ASR, NLP, and other content features have contributed to the continued enhancement of students’ learning experiences and efficiency. The interactive features presented by advanced technology confer a more personalized learning experience to students, serve to pique their interest in the learning process, and foster their participation.

•        Demographic shift toward a more technology-savvy generation.    The rise of the “Generation Alpha” cohort, who grew up in the era of widespread mobile internet, has led to a greater familiarity and comfort with digital educational tools and resources. In addition, China is witnessing a shift in demographics where parents born in 1980s and 1990s, who tend to be more technology-savvy than previous generations, have become a key consumer group for educational content services, and the “Generation Alpha” has become the main group of K-9 students.

•        Favorable government policies.    The Chinese government has implemented a range of favorable policies to encourage the growth of digital educational content services market. In 2017, for instance, policies aimed at promoting the construction of online educational platforms were introduced. Moreover, in 2022, the State Administration for Market Regulation issued national standards for digital textbooks used in primary schools and junior high schools, further cementing the government’s support for this burgeoning sector.

Future Trends in China’s K-9 Digital Educational Content Services Market

The future market trends for China’s K-9 educational content services are marked by the following:

•        Increasing penetration rates of digital learning content.    The rapid development of 5G, the Internet and smart devices in China is paving the way for a significant increase in the use of digital learning content. As the popularity of electronic devices such as smartphones and tablets continues to grow, students and parents are increasingly accepting digital learning.

•        Wider and more in-depth application of digital educational hardware and technologies.    As information technology continues to advance, the wider and more in-depth application of digital educational hardware and technologies is inevitable. The maturation of emerging technologies and continuous breakthroughs in AI technologies will promote the application of intelligent functions in a wider range of learning content, making education more engaging and effective. A number of innovative companies are already combining digital educational content with the metaverse and using AR/VR to provide students with immersive learning experiences.

•        The popularity of digital educational content services is becoming an inevitable trend.    Digital educational content services have become essential to improve learning efficiency and reduce teacher workload. This trend will continue in the future, as many pilot cities in China are already promoting digital educational content services, and the nationwide promotion is expected to become a reality.

Key Entry barriers and competitive advantages

China’s K-9 digital educational content services market also poses notable barriers to entry, including:

•        Accumulation of digital educational content resources.    The ability to accumulate and own copyrights to textbooks and supplementary resources is vital for digital educational content service providers. Established players in the industry have invested heavily in accumulating substantial learning content, industry insights, and other educational resources. For new entrants, acquiring comprehensive copyrights to enrich their own content resources is a significant challenge, making resource accumulation an important barrier to entry.

•        Technology capabilities.    In contrast to traditional teaching methods, digital educational content service platforms require higher levels of technological sophistication. Implementing intelligent functions, such as intelligent voice, automatic scoring, adaptive recommendation, and intelligent retrieval, demands a considerable level of technological expertise. Industry players have made great strides in achieving these functions and accumulating technical talent. New entrants face a daunting task in surpassing the technological barriers established by industry giants in the short term.

•        Institutional customer resources.    For institutional customers, existing digital educational content service providers in China have established distribution channels through schools and the Internet. Intermodal operators and schools are particularly sensitive to switching educational content service providers, as teachers and students need to adjust to new systems, thus increasing the potential risk of alienation. As a result, established players in the industry maintain strong relationships with their customers. It will be challenging for new entrants to break into these already-occupied channels.

•        Brand awareness and reputation.    For individual customers, particularly students and parents, selecting digital educational content platforms is largely influenced by recommendations from teachers and classmates. Leading digital educational content service providers have established robust brand images, giving them a distinct advantage in acquiring customers. New entrants face an uphill battle in overcoming existing brand barriers.

Competitive landscape of China’s K-9 Digital Educational Content Services Market

China’s K-9 digital educational content services market stays relatively fragmented, with the top five players having approximately 12.1% of the market share in aggregate in terms of revenue in 2022. According to Frost & Sullivan, our flagship learning app, Namibox, ranked second in the market with a 2.5% market share in terms of revenue in 2022.

China’s K-9 Digital Textbook Services Market

K-9 digital textbook services primarily refer to provision of digital versions of in-school printed textbooks that require the use of electronic devices to access and view the content. Empowered by advanced technology capabilities and diversified delivery modes of educational content, digital textbook services have gained increasing popularity among students and parents as they offer a flexible, interactive and efficient education solution that improves learning outcomes for students.

According to Frost & Sullivan, revenues for China’s K-9 digital textbook services market increased from RMB694 million in 2018 to RMB1,779 million in 2022, representing a CAGR of 26.5%, and is expected to further increase to RMB5,004 million in 2027, representing a CAGR of 23.0% from 2022. The following chart sets forth the historical and expected market size of China’s K-9 digital textbook services in terms of revenue, divided by different business models, for the years indicated:

K-9 Digital Textbooks Services in China, by Channel

RMB million, 2018-2027E

	2018-2022	2022-2027E
Total CAGR	26.5%	23.0%
2C	54.2%	11.9%
2B2C	33.7%	27.4%
2B(include 2G)	13.0%	25.4%

Forecasted
2C
2B2C
2B
694
418
189
87
1,005
575
307
123
1,357
745
397
215
1,835
964
622
249
1,779
682
603
494
2,391
1,020
782
590
3,015
1,315
1,020
680
3,600
1,534
1,301
764
4,282
1,817
1,627
838
5,004
2,112
2,025
868
2018
2019
2020
2021
2022
2023E
2024E
2025E
2026E
2027E

Source: Frost & Sullivan

Key Drivers of China’s K-9 Digital Textbook Services Market

The key drivers behind the growth of China’s K-9 digital textbook services market include:

•        Strong government support for digital textbooks exemplified by the introduction of national standards.    For example, the State Administration for Market Regulation issued national standards for digital textbooks used in primary schools and junior high schools. These standards, which became effective on November 1, 2022, have demonstrated the government’s commitment to fostering the growth of the digital textbook industry. With such government backing, the digital textbook services market is expected to experience sustainable and healthy growth in the coming years.

•        Continued improvement in learning efficiency through digital textbooks.    As a complement to traditional printed textbooks, digital textbooks offer the opportunity for students to access multimedia content, such as embedded videos, interactive elements and audio readers, creating a more immersive and engaging learning environment. As such, the demand for digital textbooks is expected to continue rising, further fueling the market’s growth in the foreseeable future.

Future Trends in China’s K-9 digital textbook services market

Market players in China’s K-9 digital textbook services market are well positioned to benefit from the following market trends and opportunities:

•        Increasing penetration of digital learning materials.    The convenience offered by digital learning materials, which can be downloaded and viewed offline anywhere and at any time, has led to higher perceptions of usefulness and likelihood of continued use by students and teachers, who are gradually turning to the benefits of digital learning. As a result, the growing penetration of digital learning materials is expected to drive the market in the coming years.

•        Vigorous growth of smart learning devices.    Smart learning devices, which provide instant access to a wealth of digital resources and create a more engaging environment, are becoming increasingly popular among students and teachers. Market players best equipped with smart learning device solutions are more likely to gain further market share in the future.

Competitive landscape of China’s K-9 digital textbook services market

The K-9 digital textbook services market in China is relatively concentrated, with the top five players collectively holding 33.5% of the market share in terms of revenue in 2022. According to Frost & Sullivan, we were the largest digital textbook platform in terms of revenue in 2022, with a market share of 12.7%.

China’s K-9 Digital Self-learning Materials Services Market

K-9 digital self-learning materials services primarily refer to provision of self-contained, self-explanatory, and self-directed learning resources in digital formats. These materials complement traditional school education by offering additional educational resources for students, enhancing their self-motivated learning abilities, and contributing to their academic excellence. Compared with traditional printed learning materials, digital self-learning materials have removed the physical location constraints, allowing students to easily access digital content from anywhere.

The demand for and market size of China’s K-9 digital self-learning materials services market has experienced a steady growth, driven by the increasing per capita disposable income of Chinese households. According to Frost & Sullivan, the market’s revenue increased from RMB1,993 million in 2018 to RMB3,908 million in 2022, representing a CAGR of 18.3%. It is expected to further increase to RMB7,554 million in 2027, representing a CAGR of 14.1% from 2022. The following chart sets forth the historical and expected market size of China’s K-9 digital self-learning materials services in terms of revenue, divided by different business models, for the years indicated:

RMB million, 2018-2027E

CAGR	2018-2022	2022-2027E
Total	18.3%	14.1%
2C	19.7%	11.2%
2B2C	1.0%	9.9%
2B	27.6%	59.9%

Forecasted
2C
2B2C
2B
1,993
1,754
199
40
2,377
2,068
238
71
2,844
2,446
336
62
3,532
3,002
353
177
3,908
3,595
207
106
4,643
4,179
251
214
5,426
4,775
288
364
6,102
5,247
305
549
6,866
5,699
323
844
7,554
6,119
332
1,103
2018
2019
2020
2021
2022
2023E
2024E
2025E
2026E
2027E

Source: Frost & Sullivan

Key Drivers of China’s K-9 Digital Self-learning Materials Services Market

The growth of China’s K-9 digital self-learning materials services market has been, and is expected to be fueled by the following factors:

•        Rising willingness to pay for after-school learning services.    As admission to quality schools is primarily based on students’ performance during the standard examinations, there is great emphasis placed on academic achievements in China. Moreover, with the rising per capita disposable income of Chinese households, parents are increasingly demanding quality after-school learning services and have demonstrated a great willingness to pay for them.

•        Stronger needs of self-directed learning.    The adoption and implementation of the “Double Reduction Policy”, which basically requires the suspension of all subject-based off-campus tutoring business targeting pre-school kids and K-12 students, will boost the demand for self-directed learning.

Future Trends in China’s K-9 Digital Self-learning Materials Services Market

Apart from the aforementioned key growth drivers, the following trends also contribute to the expansion and progression of China’s K-9 digital self-learning materials services market:

•        Seamless integration of digital and paper-based learning materials.    Owing to the rapid growth of innovative technologies, digital self-learning materials services will be seamlessly integrated with the conventional educational content, thus creating a more holistic learning experience for students and stimulating their enthusiasm for self-directed learning. For example, by scanning the QR codes printed on their paper-based learning materials, students can easily access digital content featuring a variety of interaction and animation functionalities.

•        Surging adoption of personalized learning approach.    Digital learning materials services have more advantages than traditional paper-based self-learning content in terms of accumulating and analyzing data concerning students learning behaviors and capabilities. Thus, such digital services can provide students with more personalized learning materials and targeted improvement. Such a personalized learning experience will significantly stimulate students’ interest in acquiring knowledge and prepare them for self-directed learning in the future.

China’s K-9 Digital Reading Services Market

K-9 digital reading services primarily refer to the provision of reading resources in digital formats that encompass multimedia elements such as embedded images, videos, and audios. The seamless integration of these tech-savvy features with the written language has helped primary and middle school students achieve a better grasp of comprehension skills and bolster their confidence in reading abilities. Leveraging innovative technologies, digital reading services offer a variety of formats, including audible e-books, audiobooks, and VR/AR-based e-books. These tech-enabled modes of learning have transcended the boundaries of conventional reading practices, opening up a world of possibilities for knowledge acquisition.

Benefiting from the rising awareness of enrichment learning and shifts in educational philosophy, the market size of China’s K-9 digital reading services market in terms of revenue increased from RMB775 million in 2018 to RMB3,923 million in 2022, representing a CAGR of 50.0%, and is expected to further increase to RMB11,136 million in 2027, representing a CAGR of 23.2% from 2022, according to Frost & Sullivan. The following chart illustrates the historical and expected market size of China’s K-9 digital reading services in terms of revenue, divided by different business models, for the years indicated:

Market Size of K-9 Digital Self-learning Services in China, by Channel

RMB million, 2018-2027E

CAGR	2018-2022	2022-2027E
Total	50.0%	23.2%
2C	51.7%	20.4%
2B2C	39.6%	50.5%
2B	26.1%	19.3%

2C
2B2C
2B
Forecasted
775
682
62
31
1,168
1,016
47
105
1,919
1,689
58
173
3,100
2,666
109
326
3,923
3,609
78
235
5,059
4,502
106
450
6,477
5,505
130
842
7,803
6,554
148
1,100
9,347
7,758
168
1,421
11,136
9,132
189
1,815
2018
2019
2020
2021
2022
2023E
2024E
2025E
2026E
2027E

Source: Frost & Sullivan

Key Drivers of China’s K-9 Digital Reading Services Market

The growth of China’s K-9 digital reading services market has been driven by several factors, including:

•        Increasing emphasis on enrichment learning.    Enrichment learning is now widely recognized as an essential component of supplementary education, as it provides students with a more comprehensive academic experience, fosters creativity and critical thinking, and encourages hands-on practice. The shift in learning philosophy has been embraced by an increasing number of parents and students in China, who are seeking interactive and holistic learning methods through digital reading.

•        Innovation in business models.    Digital reading services offer students an advanced level of convenience and accessibility, providing them with a vast array of reading materials in various formats, such as audiobooks, e-books, and comics. Moreover, the subscription-based business model has enabled a wider audience to access high-quality, technology-driven digital reading resources at affordable prices.

Future Trends in China’s K-9 Digital Reading Services Market

The future market trends for China’s K-9 digital reading services include:

•        Richer format of K-9 digital reading services.    With technological advancements and the breaking of boundaries in reading methods, digital books will soon be created and delivered in various formats, including audiobooks, video books, and e-books. Additionally, VR and AR-based reading services applied in K-9 education will provide students with immersive experiences, enabling them to encounter scenarios that are not physically accessible.

•        Growing trend of leveled reading.    With the continuous development of the technological capabilities, K-9 digital reading materials will be categorized based on levels of difficulty through leveled reading systems and methods. The various assessment tools supported by digital reading services will guide students to read independently at an appropriate level and provide a reading plan according to the student’s intellectual development, psychological maturity, or reading habits.

BUSINESS

Our Mission

We aim to deliver premium and engaging digital contents for our users through the power of digitalization and innovation.

Overview

We are an innovative digital content service provider in China. Leveraging our powerful digital content generation engine powered by advanced AI/AR/VR/digital human technologies, we are committed to offering our users high-quality digital content services through both our own platform and the content distribution channels of our strong partners.

We currently target K-9 students in China, with core expertise in providing them digital and integrated educational contents, and plan to further expand our service offerings to provide premium and engaging digital contents to other age groups. We were the largest digital textbook platform and a leading digital educational content provider for K-9 students in China, both in terms of revenue in 2022, according to Frost & Sullivan. We collaborate with leading textbook publishers in China and provide digital version of mainstream textbooks used in primary schools and middle schools. Our digital textbooks primarily cover Chinese and English subjects used in K-9 schools in China. We also create and develop digital self-learning contents and leisure reading materials in-house. Our AI-generated content technology enables our comprehensive digital contents to deliver an interactive, intelligent and entertaining learning experience.

Textbooks have been the primary teaching instrument for most children. Access to an advanced and intelligent version of textbook is becoming a rising demand, particularly among K-9 students who are at early stage of learning and forming an efficient learning style. There are currently over 150 million K-9 students in China while the digitization rate of textbook remains relatively low. Since our inception in 2014, we have built expertise in creating digitized, interactive and intelligent textbooks that we believe improve K-9 students’ learning experience. Previously, CDs were the most common learning equipment used by K-9 students’ to assist with studying textbook in China. We are committed to replacing outdated learning materials and equipment with our intelligent, interactive digital products and resources, and eventually cultivate a fresh and innovative learning style.

We are authorized by major Chinese textbook publishers to digitize their proprietary textbooks, and design and develop the digital version. Besides digital textbooks, leveraging our deep insights in China’s childhood education sector and our technological strength, we also provide digital self-learning materials and digital leisure reading materials, catering to the evolving and diversified needs of potential users. We have strong in-house content development expertise in digitized materials, amusement features, video and audio effects as well as art design. Our products and contents are imbued with the rich operational know-how and deep understanding of China’s childhood education sector, which we believe make our digital contents highly compelling to our users.

We distribute digital contents primarily through (i) our flagship learning app, Namibox, (ii) telecom and broadcast operators and (iii) third-party devices with our contents embedded. We launched our interactive and self-directed learning app Namibox in 2014, to provide users an integrated entry point to our digital textbooks, self-learning materials and leisure reading materials. Users can access various free contents, subscribe to advanced contents and choose to become premium members through our membership programs. In addition, we partner with all mainstream Chinese telecom and broadcast operators to tap into their large user base. Our partnered telecom and broadcast operators broadcast our various programs to end users through their respective platforms, distribute our educational contents to interested users and share certain percentage of revenues with us. Through networks of our partnered telecom and broadcast operators, individual users gain easy access to our digital contents through TVs or mobile devices. Furthermore, we cooperate with well-known hardware manufacturers, such as manufacturers of digital pads and intelligent TVs, and pre-install our programs in such devices directly. The integrated distribution channels empower us to increase our brand awareness in a cost-efficient manner, grow our user base sustainably and improve our contents continuously based on users’ real time feedbacks.

Our business has evolved significantly since inception and we have never stopped reimagining and innovating our products and digital contents. We are doing this not only to cater to, but influence, the learning habits and lifestyles of our users, to fulfill their goals and enrich their lives. With innovative and high-quality educational contents, we have built a trusted and well recognized brand, as well as a large user base throughout China. Since our inception, our Namibox app has amassed over 79 million cumulative downloads and more than 39 million registered users as of December 31, 2023. The high-frequency interactions we have with users and our unique access to a large amount of mission-critical learning data further provide us deep insights in K-9 education sector.

Fueling all of these great achievements are our technologies. We deploy advanced digitization technologies, AI technologies and big data analysis to provide superior user experience. We also deploy advanced AI technologies that power various teaching and voice assessment tools, all to improve the learning effectiveness for children. Leveraging our proprietary digital content generation engine, we are able to consistently refine and upgrade our educational contents, as well as to intelligently recommend content to our users, continually improving user experience.

We have realized steady growth with healthy financial performance since inception. Despite negative impacts caused by regulatory changes in the online education industry in 2021, our registered users increased from 29.9 million as of December 31, 2021 to 35.3 million as of December 31, 2022, and further to 39.5 million as of December 31, 2023. In addition, we recorded net income of RMB55.1 million and RMB83.5 million (US$11.8 million) in 2022 and 2023, respectively.

Our Strengths

Market leader with strong brand value

We were the largest K-9 digital textbook service provider in China in terms of revenue in 2022, according to Frost & Sullivan. Since inception, we digitized a total of 383 textbooks published by 21 publishers, which covers all mainstream textbooks for English and Chinese subjects used in K-9 schools in China. Our flagship learning app, Namibox, has been downloaded more than 79 million times, and we maintain a registered user base of 39.5 million as of December 31, 2023. On the other hand, our programs distributed through partnered telecom and broadcast operators were viewed more than 750,000 and 920,000 times per month on average in 2022 and 2023. We also cooperate with more than ten leading hardware manufacturers in China and our app and programs are embedded in their digital pads and intelligent TVs. We believe that our relentless pursuit of quality and innovation has shaped Namibox to be a reputable brand in the childhood education industry in China and a go-to platform for digital textbooks and learning resources.

Our market leading position and brand awareness were also recognized by industry participants. For example, from 2016 to 2020, we were named multiple times by Tencent, NetEase, Sina and Huanqiu.com as the Annual Renowned Online Education Brand. We received the Gold Medal from Shanghai Creative Industry Expo in 2017. We were also awarded as one of the Top 10 Cases of Counterpart Support in Shanghai in 2017 by the Shanghai Municipal Counterpart Support and Cooperation Office.

Our strong brand recognition together with the increasing demand for digital learning resources further enable us to acquire new users and expand our user base efficiently through organic word-of-mouth referrals. We have been able to maintain user acquisition cost at a minimum level, which lays a solid foundation for us to achieve steady growth in profitability in the long-run. A well-established brand also provides us extra bargaining power with textbook publishers and telecom and broadcast operators.

High-quality and comprehensive suite of products and enriched educational contents

Our content-centric business model focuses on consistently upgrading the quality of our educational content and product offerings, in order to build long-lasting brand recognition. We initially worked with traditional textbook publishers and converted paper textbook into interactive and digital format leveraging our art design, product development and digitalization capabilities. We further expanded into digital self-learning materials, which were all developed and created by our in-house teaching and research team and designed and digitized by our in-house content development professionals. We also select modern and classic stories based on pedagogical principals to provide leisure reading materials in digital format to children.

We aim to deliver an immersive and effective learning experience and meet the diverse needs of childhood education. We continuously improve our educational contents to make them engaging, innovative and fun. Various engaging functions and elements, such as gamification features, animated cartoons, audio book, read and assessment, and dictation, are embedded in our apps and programs, which help maximize effective learning among children and enable children to conduct self-directed learning in an efficient manner. We capture user behavioral data and focus on understanding the learning objectives and interests of our users across all potential touchpoints. The size and highly engaged nature of our user base is the foundation from which we constantly optimize our educational content and product offerings.

We adopted an integrated approach in growing and managing our educational content and product offerings, which results in significant economies of scale and maximizing our monetization potential. Such integrated approach has effectively lowered our marginal R&D costs, allowing us to invest in new educational content, technology and products in a scalable manner. Our self-developed robust content generation engine, DaVinci, supports the full range of our product offerings, and the extensive user traffic further deepens our data insights, improving operational efficiencies and user experience. We have built a powerful and centralized reservoir of know-how spanning across fields such as gamification, AI technology, art design and product development that can be widely applied to the rapid development of new educational content in various formats.

Scalable and synergistic business model

As internet technologies rapidly develop and the digital era emerges, traditional textbook publishers face various challenges to meet increasing demands for a modern and advanced learning style. Unauthorized party simply copies and converts paper textbook into poor quality digital format. While traditional textbook publishers are bothered with such frequent intellectually property rights infringements, they lack the necessary technological capability and expertise in providing digital contents. We provide a balanced and feasible solution to this long-lasting problem faced by publishers. By cooperating with us, traditional publishers have better control over their contents and are able to benefit from revenue shares. Tapping into our strong in-house digital content development and generation expertise, our partnered publishers effectively realize the unutilized potential of their original contents and find an opportunity to participate in the digitalization trend. Since we launched our flagship app in 2014, we have attracted 21 leading publishers to join our platform and authorize us to refine and turn their textbooks into digital format, which cover all mainstream textbooks for English and Chinese subjects used in K-9 schools in China. The unique value proposition we provide lays a solid foundation for a sustainable and mutually-beneficial relationship with leading textbook publishers. It further sets us apart from potential competitors and fuels us to continuously scale up.

Besides reliable content partners, another engine of our scalable business model is our integrated distribution channel. Our Namibox app is our initial distribution channel and the entry point to all our digital contents. Users have access to all educational content seamlessly either through PC or a mobile device. After building an initial users base through our app, we continue to explore other distribution channels to enhance our user outreach. We established partnerships with major telecom and broadcast operators in China. We select and pack our contents in relevant programs, which telecom and broadcast operators distribute through TV and mobile network. This innovative approach largely boosted our user outreach across the country without burdening us with excessive marketing expenses. In 2022 and 2023, our contents were viewed more than 750,000 and 920,000 times per month on average through telecom and broadcast operators’ platforms. Furthermore, we have been exploring an organic partnership with smart device manufacturers. Such manufacturers are motivated to diversify and enrich educational content embedded in their devices and we, as a leading content creator, are their natural partner. Our products are currently pre-installed in various intelligent TVs and digital pads that could be accessed by end users conveniently.

Such an integrated distribution channel, together with our unique position as a digital partner of major traditional textbook publishers, largely enhance our potential user coverage, significantly improve our scalability at low marketing costs and greatly support our continuous business expansion.

Leading technologies and data insights

Our industry-leading digital content generation capability stems from our in-depth know-how in content development and expertise in applying advanced technologies. We currently have a talented R&D team that is well-respected in the industry for its expertise in content creation, gamification features, video and audio effects, as well as product art design.

•        AI technologies.    AI technologies power various voice assessment tools and animated cartoon features embedded in our learning app and programs, which significantly improve learning effectiveness for children.

•        Data analysis.    Leveraging our advanced big data algorithms and large user base, we are able to consistently and effectively upgrade our products and improve our intelligent content. Our learning apps provide various interactive contents. From interactions during content delivery, we gather and analyze high frequent data of learning behavior and accumulate valuable data insights.

•        Gamification.    We encompass colorful gamification elements in educational content to offer a uniquely interactive and entertaining experience, inspiring children’s learning interests and driving their engagement. Meticulously designed and imbued with expertise in children psychology, cognizant capabilities and learning curves, distilled from decades of experience, our learning app delivers a balanced mixture of fun and intellectual stimulation that creates a lasting memory.

Leveraging adaptive learning technologies, big data, well-established education pedagogies and internet and mobile technologies, we have developed a proprietary content generation engine, DaVinci, for digital educational content. It empowers us to design and generate new content in different formats efficiently and continuously, which also enable us to optimize our cost structure in the long-run.

Visionary management team

We benefit from a visionary, experienced and stable management team with deep expertise in technology and education. Our management team has led the successful execution of our strategic development and growth strategies since our inception. Our founder and CEO, Mr. Jin Xu, has extensive experience in the internet industry. He obtained expertise in software, video and audio products through his work at Huawei R&D department over 14 years. Our co-founder and COO, Mr. Jun Jiang, built his expertise in digital marketing field and obtained comprehensive experiences in digital branding, social marketing and e-commerce marketing through his work at Microsoft China, Pepsi China and Nike China. Our co-founder and CTO, Mr. Feifei Huang, is highly experienced in software development and previously worked as a senior software engineer at Huawei. Our educational content director, Ms. Jingya Zhu, has over 10 years’ experiences in education industry. She built her expertise in English teaching and research, as well as educational content development.

Since inception, we have been bringing together the focus on academic rigor and learning outcomes from the education sector with the innovation and ingenuity of the IT industry. Our management team continues to embody this combination of values and experience and is committed to our focus on improving education in China through the power of digitization and technology. We also benefit from our management’s entrepreneurship and corporate culture which fosters persistence, accountability, spirit of service and innovation. Our management team focuses on long-term value creation, is open to embracing challenges and innovative ideas, encourages employees to take on more responsibilities and provides them with support to successfully turn these ideas into actions.

Our Strategies

Improve educational content and user experiences

To ensure we capitalize on our tremendous market opportunity, we will continue to refine our educational content, enhance our content design and generation capability and optimize user experience. We will place a strong emphasis on enhancing the quality of the learning experience we offer, in order to make our contents more engaging and drive better academic outcomes.

Specifically, for digital textbooks, we plan to cooperate with additional textbook publishers, add more academic subjects and eventually expand our overall coverage. For digital self-learning materials, we plan to enlarge our internal teaching and research team, create additional insightful materials meeting users’ actual demands and cover more academic subjects. For digital leisure reading materials, we will enhance our internal content development capability, create additional categories based on users’ interests and upload additional resources to increase user engagement.

Expand the scope of product offerings

We plan to introduce new products that will complement our existing products portfolio and diversify our revenue streams. We plan to invest in developing and manufacturing smart devices ourselves in the future, which will be designed to be fully compatible with our educational contents. Through introducing our own devices, we hope to diversify our products portfolio, create a brand of full services to K-9 students, enhance cross-selling opportunities, and increase our profit margin.

In addition, we intend to expand the demographic coverage of our digital contents to other age groups, particularly adult group. We are designing content offerings that are more advanced in terms of knowledge level for adults.

Strengthen content development capability and technology leadership

We will continue to enhance our content development capability, especially for contents relating to our core subjects of Chinese, mathematics and English. Our emphasis will be on in-house innovation and technological advancement, such as proprietary AR/VR/metahuman/AI-generated content technologies, AI technologies underlying children-focused voice recognition, and assessment tools and adaptive learning functionalities, as well as product gamification and interactive features. In addition to our in-house efforts, we plan to deepen cooperation with renowned content and IP providers, to enrich and refine our contents and to improve the attractiveness of our products to children.

Expand user base and enhance user engagement

We will continue to optimize our Namibox and promote it to a broader user base. We also intend to further strengthen our collaboration with leading telecom and broadcast operators to boost user outreach. Since our inception, we have built our user community largely through word-of-mouth, viral growth, and we expect that to continue. We believe such growth is built upon the excellent learning experience and efficient learning process we have been providing to our users. However, we will also look to increase our market penetration through online and offline marketing events and campaigns. Our users are primarily based in tier one cities in China. While we plan to further increase our penetration rates in such core cities, we will also expand our footprint into the markets in smaller cities across China.

We plan to further enhance the functionality and features of our products and develop cutting-edge technologies to improve user engagement. We are focused on delivering efficient and effective learning for our users and providing them with an engaging learning experience. We also intend to add more social elements to our platform, which will lead to greater interaction and better engagement

Further expand into overseas markets

Leveraging our digital content generation capability and our robust DaVinci digital content generation engine, we plan to expand into overseas markets and build our brand as a global platform for digital educational resources for K-9 students. We plan to strengthen and localize the content and functionalities in overseas markets, and intend to introduce products and services tailored to those markets. We also plan to selectively cooperate with local distribution partners to effectively promote our product offerings overseas.

Create a virtual learning community

Leveraging our technological prowess in AI, VR, metahuman, AI-generated content and big data analytics, we plan to create a virtual learning community for children. We intend to build a mini virtual world that is fun, interactive and amusing to users, in which they could compete learning progress, share learning tips and participate in various online social events. We hope a Namibox online community could drive interactions among users and ultimately transform the learning process into a fun journey.

Our Core Products and Content Offerings

We were the largest digital textbook platform and a leading digital educational content provider for K-9 students in China, both in terms of revenue in 2022, according to Frost & Sullivan. We offer an integrated portfolio of digital educational content to cater to the varying learning needs of K-9 students, including digital textbooks, digital self-learning materials and other digital leisure reading materials. Through our platform, Namibox, and leveraging our partnership with major Chinese telecom and broadcast operators and third-party hardware manufacturers as additional distribution channels to improve our user outreach, we are able to build an integrated and interactive learning and reading platform and deliver high-quality, engaging and enjoyable learning experience to children and teenagers.

We primarily offer the following digital educational contents:

Magic Textbooks

Magic Textbooks are textbooks in rich digital format produced for primary and middle school students. As of December 31, 2023, we had collaborated with and been authorized by 21 major publishers in China to digitalize a total of 383 textbooks published by them, covering all mainstream textbooks for English and Chinese subjects commonly used in K-9 schools in China. Empowered by our technological capabilities, Magic Textbooks are more than mere digital version of paper textbooks, and provide students a comprehensive set of interactive learning functions, including but not limited to:

•        finger-point reading, which allows users to touch the words and images on the pages to read and repeat the texts and dialogues out loud and translate instantly the selected words and sentences, helping students understand and learn in a play-way method;

•        AI-powered speech evaluation, an intelligent tool used for real-time grading of users’ reading and speaking skills. When users repeat after a piece of audio, Magic Textbooks hear through our AI-driven voice recognition and assessment engine, automatically evaluate users’ speech based on the level of completeness, fluency and accuracy, and generate feedback on language skills;

•        animated English dialogues, which feature situational dialogues in English illustrated through animated cartoons with authentic pronunciation and simultaneous translation, creating an immersive, situation-based English learning environment that is fresh, fun and engaging for the users; and

•        user-centric designs, such as parental control features, which allow parents to monitor screen time of their children, eye-protection functions and high resolution display, to deliver a comfortable and user-friendly learning experience.

In addition, to further diversify the educational contents in our digital textbooks and unlock next-level functionalities, we have also embedded self-directed learning resources, including post-lesson exercises and self-learning videos, into our Magic Textbooks. Such self-directed learning resources are designed to help users timely review and practice newly learnt characters and words, improve their listening, speaking, reading and spelling capabilities, and capture key takeaways from each module, which have become an integral part of our Magic Textbooks. By encouraging and enabling users to take initiatives in learning and transition from a teacher-centered learning method to a student-centered learning method, Magic Textbooks not only transform the traditional approach to education but also enrich the traditional understanding of digital textbooks.

Through these interactive self-learning functions and gamified features supported by our advanced digitalization technologies and AI capabilities, Magic Textbooks offer users effective and enjoyable learning experience, cultivate an innovative learning style and inspire their learning interests.

Digital Self-learning Materials

We are committed to creating a fresh learning experience for K-9 students that is different from what traditional paper-based learning and tutoring could offer. Leveraging our profound insights in China’s childhood education sector and our technological strength, we also provide digital self-learning materials that effectively complement our users’ learning and better serve their diversified needs. We design and develop all of our digital self-learning contents in-house, which cover the core subjects of China’s K-9 education including Chinese, mathematics and English. As of December 31, 2023, our library of digital self-learning materials had available a total of 1,889 digitalized reading materials and practice workbooks for primary and middle school students. Moreover, we supplement our digital self-learning materials with a number of self-learning toolkits, such as feature-rich dictionary, Chinese and English vocabulary flashcards, and gamified mental arithmetic drills. The extensive experience we have gained in digital textbooks in China, together with our strong content development capabilities, has propelled the rapid development of our proprietary digital self-learning materials, which help enhance users’ memory and understanding of key knowledge points taught in class, improve their academic outcomes and hone examination skills.

Our digital self-learning materials are categorized into the following two categories:

•        Magic Self-learning Materials, which are reading materials customized in digital format for users’ self-learning purposes. Magic Self-learning Materials are embedded with audio pronunciation features that can read the texts upon touching, after-class exercises that help users revisit course content, and short videos providing detailed explanation of key knowledge points. We also equip certain Magic Self-learning Materials with AI technologies that support the functionalities of voice recognition and read-aloud assessment. Such self-learning materials with multi-media and interactive features provide a comprehensive learning experience for our Magic Textbooks users to facilitate their self-studying; and

•        Practice Workbooks, which are offline-to-online practice workbook used in a wide variety of academic assessment-related scenarios, such as exercises synchronized with different curriculum and textbook versions as well as exercises designed for special purposes or scenarios. Users are allowed to print out the Practice Workbooks and complete the questions offline to stimulate a real-world study experience. Once done, users are encouraged to check against the answers and listen to the video explanations of tricky questions available on our platform by scanning the QR code on the Practice Workbooks.

Digital Leisure Reading Materials

In addition to our digital textbooks and digital self-learning materials, we have further expanded into the digital leisure reading materials sector. Our digital leisure reading materials are designed to meet the needs of students to enrich their extracurricular reading and improve comprehensive quality. As of December 31, 2023, we had available a total of 54 digital leisure reading materials, all of which are developed by ourselves in-house. Our digital leisure reading materials are integrated audio features, which allow the reading materials to read the texts and contents. We also embed certain interactive functions into the digital leisure reading materials, such as quizzes relating to the reading content, to further enhance users’ learning and reading experience. Our digital leisure reading materials mainly comprise two categories, namely encyclopedia and literature.

Our Users and Partners

Our Users for Namibox

We have a large user base throughout China. Namibox app has been downloaded more than 79 million times as of December 31, 2023. The number of our cumulative registered users increased from 29.9 million as of December 31, 2021 to 35.3 million as of December 31, 2022, and further to 39.5 million as of December 31, 2023. The number of paying users who paid subscriptions for digital educational content on Namibox app increased from approximately 1.39 million in 2021 to approximately 1.42 million in 2022, and further to 1.46 million in 2023. Furthermore, we had a quite strong performance in terms of the retention of our paying users. The innovative and high-quality digital educational contents we offer has resulted in a highly engaged user base. In 2022 and 2023, the average daily time spent per paying user on Namibox app was approximately 40 and 41 minutes. In 2022 and 2023, each of our paying users on average launched Namibox app five and 12 times per week.

Through our Wechat enterprise account, we have been able to establish a strong private domain traffic pool, which facilitates closer relationships with our users, enables more precise marketing and enhances conversion rate. Since we launched our Wechat enterprise account in December 2021, we have recorded private traffic of over 430,000 users.

In 2022 and 2023, approximately 70% of our registered users are primary school students, and the remainder are middle school students. A majority of our end users are located in tier-1 and tier-2 cities across China.

Our Business Partners

To further boost our user outreach, we also partner with major telecom and broadcast operators in China to embed access portals to our digital educational contents into their own TV and mobile networks, through which the educational contents are distributed as programs to end users. Leveraging the platforms of these telecom and broadcast operators, we are able to expand touchpoints of our contents and serve more potential users by tapping into the large and established user base of these telecom and broadcast operators. Our programs distributed through our partnered telecom and broadcast operators were viewed more than 750,000 and 920,000 times per month on average in 2022 and 2023.

Material Terms of Cooperation Agreements with Telecom and Broadcast Operators

Under the terms of our agreements with telecom and broadcast operators, we customize and provide digital educational contents to the partnered telecom and broadcast operators for distribution through their various portals, such as Internet Protocol Television, mobile app and other online platforms. We charge a commission fee based on the fees the telecom and broadcast operators receive from end users subscribing for our contents. We are obligated to ensure that the contents provided to our business partners are compliant with applicable laws and regulations in the PRC. The initial term of these agreements typically ranges from one to three years, which will generally automatically renew unless either party is notified otherwise in writing by the other in advance.

In addition, we cooperate with over ten well-known hardware manufacturers in China, including manufacturers of tablet computers and intelligent TVs, to pre-install our digital educational contents in such devices directly. With our app and programs embedded in their various smart devices and distributed to individual users, our digital educational contents can be readily accessed through a diversity of channels.

Content Development

We have strong in-house content development capabilities in digitized materials, amusement features, video and audio effects as well as art design. As of December 31, 2023, we had a dedicated team of 25 content development professionals, whose expertise spans a broad range of related fields, such as teaching and research, book and video editing, educational product design and development. The multidisciplinary nature of the content development process requires synergies and collaborations among teams of education specialists, scriptwriters, video and audio editing and engineers.

For our digital textbooks, we cooperate with leading publishers who authorize us to refine and transform their traditional textbooks into digital format; for our digital self-learning materials and digital leisure reading materials, we develop substantially all of them in-house. Supported by our self-developed digital content generation engine, DaVinci, our content development team has possessed the ability to incorporate and fine-tune the audio and visual effects by layering them onto texts and images, build interactive functionalities and animation features into the textbooks and reading materials, and embed AI technologies into textbooks, which together enables us to optimize the learning experience and improve learning effectiveness for users.

Monetization

We launched our flagship app Namibox in 2014 and began to monetize this app in the first quarter of 2016. We generate revenue primarily from fees collected from our users for purchasing digital educational contents on Namibox, as well as from our partners for purchasing and installing our programs. In particular, we have been actively exploring monetization headroom through our business cooperation with partnered telecom and broadcast operators. Leveraging their large user base across China, we believe that there is significant potential to increase monetization on the sales of our product and content offerings. Furthermore, we are also working with hardware manufacturers to diversify our distribution channels, which we believe will promote our product and content offerings to targeted users more accurately, and in turn increase our revenues. Our strong monetization capability supports our long-term investments in content and technology, and allows us to attract more high-quality and loyal users and partners.

Fees from Our Business Partners

We partner with mainstream telecom and broadcast operators and hardware manufacturers in China and allow them to embed or pre-install our digital educational contents in their platforms or devices for distribution to their end users to meet their learning demands. In return, we receive a fixed fee for a specified period for such partnership or share a portion of revenues generated by our partners for distributing our programs to users on the basis of the number of views or viewing time. We benefit from our business partners’ strong market position, well-established user pool and stable user traffic, which enable us to deliver our products and contents to more individuals, thereby attracting more users and converting them into paying users. We believe that there is great potential for us to further tap into, and explore additional opportunities, to monetize their large user base.

Fees from Our Users

Content-based subscription

We offer content-based subscription plan for most of our digital educational contents on Namibox, through which users can pay for specific digital textbooks on an individual, on-demand basis for an indefinite term. In 2023, our content-based subscription fees range from RMB25 to RMB50 per content.

Time-based subscription

We also offer membership programs, which are time-based subscription packages with an upgraded streaming experience and premium content and privileges. Our membership programs offer subscribing users unlimited access to all the digital educational contents available on the platform during a prescribed period of time. The list price of our membership subscription packages is typically RMB29 for one month, RMB149 for six months, RMB249 for one year and RMB498 for two years. We offer a wide range of subscription packages to suit users’ diversified needs and purchasing willingness.

Our Social Responsibility

Leveraging our extensive experience in and deep understanding of China’s childhood education sector, we regularly engage in social responsibility initiatives to promote educational equality and improve education quality across China. In cooperation with local authorities, schools and other community stakeholders in rural areas in northwest and southwest China, we have sponsored smart cloud classroom, provided digital educational contents for free, and donated funds and educational materials to support children who have limited access to high-quality educational resources.

Branding, Sales and Marketing

We primarily rely on organic word-of-mouth referrals and benefit from our strong brand recognition and various engaging functions to attract users and business partners. We believe that the continuous improvement in our product and content offerings, technological capabilities, as well as user experience will allow us to attract and retain more users, encourage them to utilize our platform more frequently and for longer periods of time, and ultimately increase their spending on our platform. From 2016 to 2020, we were named multiple times by Tencent, NetEase, Sina and Huanqiu.com as the Annual Renowned Online Education Brand. We received the Gold Medal from Shanghai Creative Industry Expo in 2017. We were also awarded as one of the Top 10 Cases of Counterpart Support in Shanghai in 2017 by the Shanghai Municipal Counterpart Support and Cooperation Office.

We also conduct marketing campaigns both online and offline to enhance our brand awareness. In addition to Key Opinion Leader marketing on major social media platforms and display advertisements on streaming TVs, our partnership with major mainstream telecom and broadcast operators and well-known hardware manufacturers in China for distribution of our products and contents also effectively strengthens our brand. As part of our integrated distribution channels, we leverage the large user networks of these partners to promote our brand recognition and extend our reach to potential users in a cost-efficient manner. As of December 31, 2023, our contents and programs had been distributed through approximately 76 platforms operated by our partnered telecom and broadcast operators, covering 28 out of 34 provinces in China.

Technology

Technology is at the core of our business, driving our content development, product innovation and operational optimization. As of December 31, 2023, we had a research and development team of 39 professionals, who have extensive experience in a variety of related fields, ranging from content creation, gamification features, video and audio effects, big data analytics to product art design. A significant portion of our research and development experts have prior work experience at leading internet and technology companies in China.

Through innovation and iteration, our research and development team has developed a comprehensive set of digital content generation capabilities that are extensively applied in our various digital educational contents. Our proprietary technology platforms drive the quality of our students’ learning experiences and optimize our operational efficiency:

AI Technologies

We have accumulated extensive expertise in developing AI-enabled voice recognition and assessment engine, which is primarily used for real-time evaluation of English and Chinese speech skills on our Namibox. In 2023, our voice recognition and assessment engine evaluated an average of 29.9 million audio messages per month, with the highest reaching 53.0 million. In addition, our AI technologies power various interactive functionalities and animated cartoon features embedded in our Namibox app and programs, which create a fun learning experience for users and maximize learning effectiveness.

Data Analysis

Leveraging our advanced big data algorithms and large user base, we are able to consistently and effectively upgrade our products and improve our intelligent content. Our Namibox provides various interactive contents. From interactions during content delivery, we gather and analyze high frequent data of learning behavior and accumulate valuable data insights. All such data has been collected and analyzed to inform us of our users’ particular learning needs, allowing us to develop more relevant and tailored educational contents.

Gamification

We develop educational contents in rich media formats embedded with engaging elements through gamification, offering an interactive and entertaining experience. Meticulously designed and imbued with expertise in children psychology, cognizant capabilities and learning curves, distilled from decades of experience, our Namibox delivers a balanced mixture of fun and intellectual stimulation that creates a lasting memory, which further inspires children’s learning interests and driving their engagement.

Multi-channel Distribution Technologies

We have built our proprietary multi-media distribution system, which allows us to streamline the adaption and transcoding of our digital educational contents into specific formats suitable for different platforms operated by our partnered telecom and broadcast operators for further distribution. With just a few clicks on this multi-channel distribution system, we are able to integrate our app and programs with a variety of operating systems used by our business partners in an effective manner and accommodate their diverse needs for presentation and distribution under various scenarios.

Data Privacy and Security

We are committed to protecting our users’ personal information and privacy. Users must acknowledge the terms and conditions of the user agreement before using our products, under which they consent to our collection, use and disclosure of their data in compliance with applicable laws and regulations. All sensitive personal information and key data are encrypted before storage. We have implemented advanced data encryption measures to ensure secured transmission of data. We have stringent internal rules and policy to govern how we may use and share personal information, as well as protocols, technologies and systems in place to ensure that such information will not be accessed or disclosed improperly. We limit access to our systems that store our user and internal data on a “need-to-know” basis. When our employees download any data to offline storage, our system automatically removes sensitive personal information to protect against any leakage risks in an offline environment. We require additional authorization when any of our user information needs to be disclosed to an external party.

Intellectual Property

We rely on a combination of patent, copyright, trademark and trade secret laws in China and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect our intellectual property. We own copyrights to the educational contents that we have developed in-house. As of the date of this prospectus, we had 88 software copyrights and 73 other copyrights, 3 patents, 70 registered trademarks and 5 domain names in China. As of the same date, we are in the process of applying registrations for 6 software copyrights, 15 other copyrights and 5 trademarks in China.

Despite our efforts to protect ourselves from infringement or misappropriation of our intellectual property rights, unauthorized parties may attempt to copy or otherwise obtain and use our intellectual property. In the event of a successful claim of infringement and our failure or inability to develop non-infringing intellectual property or license the infringed or similar intellectual property on a timely basis, our business could be harmed. See “Risk Factors — Risks Related to Our Business and Industry — We may be involved in legal and other disputes from time to time arising out of our operations, including allegations relating to our infringement of intellectual property rights of third parties.” and “— If we fail to protect our intellectual property rights, our competitive position may be undermined, and litigation to protect our intellectual property rights or defend against third-party allegations of infringement may be costly and ineffective.” in this document for details.

Employees

We had a total of 95 and 93 employees as of December 31, 2022 and 2023, respectively. As of December 31, 2023, all of our employees were based in Shanghai, China. The following table sets forth the numbers of our full-time employees categorized by function as of December 31, 2023.

Function	Number of Employees
Educational content development	25
Sales and marketing	10
Technology	39
Customer services	8
General and administrative	11
Total	93

Our success depends on our ability to attract, retain and motivate qualified employees. We recruit most of our employees in China through online channels, recruitment agencies and on-campus job fairs. We are dedicated to the training and development of our employees. We enter into employment contracts with our full-time employees which contain standard confidentiality provisions. For senior management and certain core employees, we enter into separate non-competition agreements with them. In addition to salaries and benefits, we provide performance-based bonuses for our full-time employees and commission-based compensation for our sales and marketing force.

Under PRC law, we participate in various employee social security plans that are organized by municipal and provincial governments for our PRC-based full-time employees, including pension, unemployment insurance, childbirth insurance, work-related injury insurance and medical insurance, as well as housing provident fund. We are required under PRC laws to make contributions from time to time to employee benefit plans for our PRC-based full-time employees at specified percentages of the salaries, bonuses and certain allowances of such employees, up to a maximum amount specified by the local governments in China.

We believe that we maintain a good working relationship with our employees, and we have not experienced any material labor disputes in the past. None of our employees are represented by labor unions. We did not experience strikes or significant labor disputes which have had or are likely to have a material and adverse effect on our business operation during 2022 and 2023.

Competition

The markets in which we operate are competitive and evolving. We face competition from other K-9 digital educational content providers in China. We compete primarily on the basis of the following factors:

•        quality of products and services;

•        accumulated user bases;

•        technology infrastructure and data analytics capabilities;

•        the development of new product and content offerings;

•        brand recognition and reputation; and

•        ability to adapt to, and capitalize on, changing regulatory and policy trends at local and national levels.

We believe that we are well-positioned to effectively compete on the factors listed above. However, some of our current or future competitors may have longer operating histories, greater brand recognition, or greater financial, technical or marketing resources than we do.

Insurance

We do not maintain any liability insurance or property insurance policies covering equipment and facilities for injuries, death or losses due to fire, earthquake, flood or any other disaster, which we believe is consistent with market practice in China. Consistent with customary industry practice in China, we do not maintain business interruption insurance, nor do we maintain key-man life insurance.

Seasonality

Our operating results are subject to seasonal fluctuations. Subscriptions for our products and contents typically increase during the back-to-school seasons, such as the first and third quarters. Accordingly, we expect our revenues and operating results generally to be higher in these periods than in other months of the year.

Properties and Facilities

Our principal offices are located in Shanghai, China, where we lease premises of approximately 1,576.5 square meters with lease term of approximately four years, and other 240 square meters with lease term of approximately two years. We lease our premises under lease agreements from independent third parties. We believe that our existing facilities are generally adequate to meet our current needs, but we expect to seek additional space as needed to accommodate future growth.

Legal Proceeding

From time to time, we may become a party to various legal or administrative proceedings arising in the ordinary course of our business, including actions with respect to intellectual property infringement, breach of contract and labor and employment claims. We are currently not a party to any material legal or administrative proceedings. However, litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention. For potential impact of legal or administrative proceedings on us, see “Risk Factors — Risks Related to Our Business and Industry — We may be involved in legal and other disputes from time to time arising out of our operations, including allegations relating to our infringement of intellectual property rights of third parties.”, “— If we fail to protect our intellectual property rights, our competitive position may be undermined, and litigation to protect our intellectual property rights or defend against third-party allegations of infringement may be costly and ineffective.” and “— We may be subject to liability claims for any inappropriate content in our product and content offerings, which could cause us to incur legal costs and damages our reputation.”

REGULATIONS

This section set forth a summary of the principal PRC laws and regulations relevant to our business and operations in China.

Regulations Relating to Education

The PRC Education Law, sets forth provisions relating to the fundamental education systems of the PRC, including a school system of pre-school education, primary education, secondary education and higher education, a system of nine-year compulsory education and a system of education certificates. The Education Law stipulates that in principle, enterprises, institutions, social organizations and individuals are encouraged to operate schools and other types of educational organizations in accordance with PRC laws and regulations.

On August 10, 2019, the MOE, jointly with certain other PRC government authorities, issued Opinions on Guiding and Regulating the Orderly and Healthy Development of Educational Mobile Apps, or the Opinions on Educational Apps, which require, among others, for mobile apps that provide services for school teaching and management, student learning and student life, or home-school interactions, with school faculty, students or parents as the main users, and with education or learning as the main application scenarios (the “Educational Apps”), be filed with competent provincial regulatory authorities for education. The Opinions on Educational Apps also require, among others, that: (i) before such filing, the Educational App’s provider shall have obtained ICP License or completed ICP License filing and obtained the certificate and grade evaluation report for graded protection of cybersecurity; (ii) Educational Apps with main users under the age of 18 shall limit the users’ usage time, specify the range of suitable ages, and strictly monitor contents; (iii) before an Educational App is introduced as a mandatory app to students, such Educational App shall be approved by the applicable school through collective decision-making process and be filed with the competent education authority; and (iv) Educational Apps adopted by education authorities and schools as their uniformly used teaching or management tools shall not charge the students or parents any fees, and shall not offer any commercial advertisements or games. On November 11, 2019, the MOE issued the Management Rules on Filing of Educational Mobile Apps, which supplement the filing requirements of the Educational Apps. Namibox, the mobile app operated by the VIE, has been filed on the official education mobile internet application filing website. As of the date of this prospectus, the VIE has not been subject to any material administrative penalties for its operation of Namibox app that would materially affected its operations.

On September 19, 2019, the MOE, jointly with certain other PRC government authorities, issued the Guidance Opinions on Promoting the Healthy Development of Online Education, which provides, among others, that (i) social forces are encouraged to establish online education institutions, develop online education resources, and provide high quality education services; and (ii) an online education negative list shall be promulgated and industries not included in the negative list are open for all types of entities to enter into.

On November 27, 2020, the MOE and the Office of the Central Cyberspace Affairs Commission jointly promulgated the Notice on Further Strengthening the Standardized Management of Online Course Platforms for Minors (the “Notice”). The Notice emphasizes that local cyberspace authorities and education authorities shall regularly organize screening of the training platforms for minors and take measures such as suspending or removing training platforms or requiring training platforms to rectify within a given time limit. After such rectification is completed, the education authorities will review the filings.

The Law for Protection of Minors issued by The Standing Committee of the National People’s Congress on 29 December 2006, was recently amended on 17 October 2020, which took effect on June 1, 2021. According to the amended Law for Protection of Minors, online education products and services which are targeted at minors shall not include any links to online games or push any advertisements and other information irrelevant to teaching. In addition, schools shall not use public holidays, weekends, winter and summer break periods to organize students in primary and secondary schools to take lessons collectively, which will aggregate students’ burden of study, and after-school tutoring service providers may not provide primary school curriculum education to the preschool-aged minors.

On July 24, 2021, the General Office of State Council and the General Office of Central Committee of the Communist Party of China jointly promulgated the Opinions on Further Alleviating the Burden of Homework and After-School Tutoring for Students in Compulsory Education, or the Alleviating Burden Opinion, which provides that, among other things, (i) local government authorities shall no longer approve new after-school tutoring institutions providing tutoring services on academic subjects for students in compulsory education, and the existing after-school tutoring institutions providing tutoring services on academic subjects shall be registered as non-profit; (ii) online Academic AST Institutions that have filed with the local education administration authorities providing tutoring services on academic subjects shall be subject to review and re-approval procedures by competent government authorities, and any failure to obtain such approval will result in the cancellation of its previous filing and ICP license; (iii) Academic AST Institutions are prohibited from raising funds by listing on stock markets or conducting any capitalization activities and listed companies are prohibited from investing in Academic AST Institutions through capital markets fund raising activities, or acquiring assets of Academic AST Institutions by paying cash or issuing securities; and (iv) foreign capital is prohibited from controlling or participating in any Academic AST Institutions through mergers and acquisitions, entrusted operation, joining franchise or variable interest entities.

On July 28, 2021, the General Office of MOE promulgated the Notice on Further Clarifying the Scope of Academic Subjects and Non-Academic Subjects of After-School Tutoring in the Compulsory Education, which specifies that according to the national curriculum on compulsory education, when after-school institutions carry out tutoring, morality and rule of law, Chinese, history, geography, mathematics, foreign language (including English, Japanese, Russian), physics, chemistry and biology are classified as academic subjects, while sports (or sports and health), art (or music, art), and comprehensive practical activities (including information technology education, labor and technology education) are classified as non-academic subjects.

On August 25, 2021, the General Office of MOE issued the Administrative Measures for After-School Tutoring Materials for Primary and Secondary School Students (for Trial Implementation), which provide that, among others, (i) after-school tutoring materials for primary and secondary school students and staff preparing such tutoring materials shall meet certain requirements specified in such measures, which include, among others, tutoring materials shall follow the national curriculum standard and shall not provide contents in advance of the school curriculum; (ii) after-school tutoring institutions shall establish internal management system for the tutoring materials and the staff preparing such tutoring materials; (iii) after-school tutoring institutions shall conduct internal review of the tutoring materials and the local education administrations shall conduct external review of the tutoring materials; (iv) after-school tutoring institutions may only use tutoring materials that have been internally and externally reviewed or if the materials have been officially published; (v) after school tutoring institutions shall file with the relevant education administrations the tutoring materials and the staff preparing such materials; (vi) after-school tutoring institutions in violation of the measures will be subject to rectification and shall not use the relevant tutoring materials during the rectification period; if the after-school tutoring institution refuses to rectify within the time limit or if the violation is severe, its private school operating permit may be revoked by the local education administration.

On September 9, 2021, the General Office of MOE and the General Office of the Ministry of Human Resources and Social Welfare jointly issued the Administrative Measures for Practitioners of the After-School Tutoring Institutions (for Trial Implementation), which set out a series of requirements for the after-school tutoring institutions with respect to their employed teachers, research staff and teaching assistants. After-school tutoring institutions in violation of such requirements will be subject to rectification. If an after-school tutoring institution violates the requirements several times or violates several requirements, such after-school tutoring institution is prohibited from enrollment of students and shall not conduct tutoring activities during the rectification period; and if the after-school tutoring institution refuses to rectify within the time limit or if the violation is severe, its private school operating permit may be revoked by the local education administration.

On November 10, 2021, the MOF issued the Notice on Promoting the Management of Educational Mobile Internet Applications and the “Double Reduction” Policy, which provides that: (i) to suspend the filing of online subject-based training apps for primary and secondary schools, and the relevant education apps that have been filed are temporarily removed from the education mobile internet, education app providers may submit applications for reinstatement of filing after obtaining permission for online subject-based training and additional information; (ii) Apps that provide and disseminate “photo search”, etc., which inert students’ thinking skills, affect students’ independent thinking and violate education and teaching routines should be temporarily restricted and rectified by a deadline; (iii) Filing applications for pre-school online training apps are no longer accepted.

On March 3, 2022, the MOE jointly with other two authorities issued the Announcement on Regulating Non-Academic Subjects After-School Tutoring, which provides that, among others, (1) the non-academic subjects after-school tutoring institutions shall have corresponding qualifications, and the practitioners shall have corresponding certifications for professional capability; (2) tutoring fee information shall be made public; (3) non-academic subjects after-school tutoring institutions shall use the form of service contract for after-school training activities provided to primary and secondary school students, and any unfair competition, monopoly or price fraud is prohibited; and (4) fees charged for non-academic subjects after-school tutoring shall be collected in such institutions’ special accounts, and fees shall not be collected or disguised collected in a lump sum for more than 60 classes or three months. In addition, tutoring for primary and middle schools students shall not allow any tutoring loans made to pay tutoring fees.

Regulations Relating to Foreign Investment

The Foreign Investment Law of the PRC, adopted by the National People’s Congress on March 15, 2019 (the “Foreign Investment Law”) and its Implementing Regulation adopted by the State Council on December 12, 2019 became effective on January 1, 2020. Pursuant to the Foreign Investment Law, China will grant national treatment to foreign invested entities, except for those foreign-invested entities that operate in industries that fall within “restricted” or “prohibited” categories as prescribed in the “negative list” to be released or approved by the State Council.

On December 27, 2021, the Ministry of Commerce and the National Development and Reform Commission (the “NDRC”) promulgated the Special Administrative Measures for Entrance of Foreign Investment, or the Negative List, which came into effect on January 1, 2022. Pursuant to the Negative List and the Foreign Investment Law, foreign investors should refrain from making investment in any of prohibited sectors specified in the Negative List, and foreign investors are required to meet the investment conditions stipulated under the Negative List for access to other sectors that are listed in the Negative List but not classified as “prohibited”.

On December 30, 2019, the Ministry of Commerce and the State Administration for Market Regulation (the “SAMR”) jointly promulgated the Measures for Information Reporting on Foreign Investment, which became effective on January 1, 2020, pursuant to which a foreign investor directly or indirectly carries out investment activities in the PRC shall, by itself or through the foreign-invested enterprise it invested, submit the investment information to the competent commerce administrative authorities.

In December, 2020, the NDRC and the Ministry of Commerce promulgated the Measures for the Security Review of Foreign Investment, which came into effect on January 18, 2021, according to which the NDRC and the Ministry of Commerce establish a working mechanism office in charge of the security review of foreign investment. Such measures define foreign investment as direct or indirect investment by foreign investors in the PRC, which include: (i) investment in new onshore projects or establishment of wholly foreign owned onshore companies or joint ventures with foreign investors; (ii) acquiring equity or asset of onshore companies by merger and acquisition; and (iii) onshore investment by and through any other means. Foreign investment in certain key areas with national security concerns, such as important cultural products and services, important information technology and Internet products and services, key technologies and others which results in the acquisition of de facto control of invested companies, shall be filed with a specifically established office before such investment is carried out. What may constitute “onshore investment by and through any other means” or “de facto control” is not clearly defined under such measures, and could be broadly interpreted. It is likely that control through contractual arrangement be regarded as de facto control based on provisions applied to security review of foreign investment. Failure to make such filing may subject such foreign investor to rectification within a prescribed period, and the foreign investor will be negatively recorded in the relevant national credit information system, which would then subject such investor to joint punishment as provided by relevant rules. If such investor fails to or refuses to undertake such rectification, it would be ordered to dispose of the equity or asset and to take any other necessary measures so as to return to the status quo and to erase the impact to national security.

We are a Cayman Islands exempted company and our businesses by nature in China are mainly value-added telecommunication services and certain other businesses, which are restricted or prohibited for foreign investors by the Negative List. In light of the above restrictions and requirements, the Company relies on contractual arrangements between the WFOE and the VIE to operate its business in China.

Regulations Relating to Telecommunications Services

In September 2000, the State Council issued the Regulations on Telecommunications in China, or the Telecommunications Regulations, as amended on July 29, 2014 and February 6, 2016 respectively, to regulate telecommunications activities in China. The Telecommunications Regulations set out basic guidelines on different types of telecommunications business activities in China. According to the Catalog of Telecommunications Business (2015 Amendment), or the Telecom Catalog, implemented on March 1, 2016 (as amended on June 6, 2019) by the Ministry of Industry and Information Technology (the “MIIT”), Internet information services constitute a type of value-added telecommunications service. The Telecommunications Regulations require operators of value-added telecommunications services to obtain value-added telecommunications business operation licenses from the MIIT, or its provincial branches prior to the commencement of such services.

The Telecommunication Regulations categorize all telecommunication businesses in the PRC as either basic or value-added. The Telecom Catalog, which was issued as an attachment to the Telecommunication Regulations and most recently updated on June 6, 2019, further categorizes value-added telecommunication services into two classes: class I value-added telecommunication services and class II value-added telecommunication services. Information services provided via cable networks, mobile networks or Internet fall within class II value-added telecommunications services.

The Regulations for the Administration of Foreign-Invested Telecommunications Enterprises, or the FITE Regulations, which took effect on January 1, 2002 and were last amended on September 10, 2008 and February 6, 2016 respectively, regulate foreign direct investment in telecommunications enterprises in China. The FITE Regulations stipulate that foreign investors are generally prohibited from holding more than 50% of equity interest in a foreign-invested enterprise that provides value-added telecommunications services, including, among others, provisions of Internet content. In addition, foreign investors are required to have sufficient experience operating value-added telecommunications business when applying for the MIIT’s value-added telecommunications business operation license. On March 29, 2022, the State Council of the PRC issued the Decision to Amend and Abolish Certain Administrative Regulations, which took effect on May 1, 2022, which makes amendments to the FITE Regulations. The amendments include, among others, removing the performance and operational experience requirements for foreign investors that hold equity interest in PRC companies conducting value-added telecommunication business as set out in the FITE Regulations.

On July 13, 2006, the Ministry of Information Industry (which is the predecessor of MIIT) issued the Circular on Strengthening the Administration of Foreign Investment in Value-added Telecommunications Services, or the MIIT Circular 2006, which provides that: (i) foreign investors can only operate a telecommunications business in China through telecommunications enterprises with a valid telecommunications business operation license; (ii) domestic license holders may not rent, transfer or sell telecommunications business operation licenses to foreign investors in any form or provide any foreign investors with resources, venues or facilities to promote unlicensed operations of telecommunications businesses in China; (iii) value-added telecommunications service providers or their shareholders must directly own the domain names and registered trademarks that are used in their daily operations; (iv) each value-added telecommunications service provider must have necessary facilities for its approved business operations and maintain such facilities in the geographic regions specified in its license; and (v) all value-added telecommunications service providers should improve their network and information security, establish a relevant information safety system and set up emergency plans to ensure network and information safety.

Pursuant to the Measures on Telecommunications Business Operating Licenses (2017 Revision), or the Telecom License Measures, promulgated by the MIIT on March 1, 2009 and last amended on July 3, 2017, any approved telecommunications services provider shall conduct its business in accordance with the specifications in its license for value-added telecommunications services, or VATS License. The Telecom License Measures further prescribes types of requisite licenses for VATS Licenses together with qualifications and procedures for obtaining such VATS Licenses.

Based on the Notice regarding the Strengthening of Ongoing and Post Administration of Foreign Investment Telecommunication Enterprises issued by the MIIT in October 2020, the MIIT will not issue examination letter for Foreign Investment in Telecommunication Business. Foreign invested enterprises would need to submit relevant foreign investment materials to MIIT for the establishment or change of telecommunication operating permits.

Shanghai Jinxin obtained the latest ICP License on January 6, 2023, which will remain effective until March 5, 2028, and Zhongjiao Enshi obtained the latest ICP License on July 23, 2021, which will remain effective until September 20, 2024. As of the date of this prospectus, the VIE has not been subject to any material administrative penalties for its operation of businesses relating to the existing ICP License that have materially affected its operations.

Regulations Relating to Internet Information Services

The Administrative Measures on Internet Information Services, or the ICP Measures, issued by the State Council on September 25, 2000 and amended on January 8, 2011, regulate provisions of Internet information services in the PRC. According to the ICP Measures, Internet information services refer to provisions of information through the

Internet to online subscribers, including commercial and non-commercial services. Pursuant to the ICP Measures, commercial Internet information service providers shall obtain a license to operate value-added telecommunications business in internet-based information services (the “ICP Licenses”) from relevant PRC local authorities before engaging in commercial Internet information services in China. In addition, according to applicable PRC laws, administrative regulations or rules, providers of Internet information services in respect of news, publishing, education, medical treatment, health, pharmaceuticals or medical apparatuses shall obtain consent of the relevant PRC competent authority before applying for an operating permit or carrying out record-filing procedures.

Additionally, the ICP Measures and other relevant measures also prohibit publication of any content that propagates, among others, obscenity, pornography, gambling and violence, incites the commission of crimes or infringes upon the lawful rights and interests of third parties. If an Internet information services provider detects that information transmitted on its system falls under the specified prohibition, such provider must immediately terminate the transmission and delete the information and report it to the government authorities. Any provider’s violation of these prohibitions, in serious cases, will lead to revocation of its ICP License and shutdown of its Internet systems. On January 8, 2021, the State Council issued the Revised Draft for Comment of the ICP Measures, or the ICP Measures Draft, which reinforces the responsibilities of Internet information services providers and includes: (i) establishing a review system of content publication, (ii) verifying the truthfulness of identity of users; and (iii) protecting the privacy and safety of personal information.

In addition to the Telecommunications Regulations and other regulations above, mobile applications (“APPs”) and the Internet application store (the “APP Store”) are specially regulated by the Regulations for the Administration of Mobile Internet Applications Information Services (the “APP Provisions”), which were promulgated by the Cyberspace Administration of China (the “CAC”) on June 28, 2016 and became effective on August 1, 2016. Pursuant to the APP Provisions, the APP information service providers shall satisfy relevant qualifications required by laws and regulations, strictly carry out the information security management responsibilities and fulfill their obligations in various aspects relating to the real-name system, protection of users’ information and the examination and management of information content. The APP Store service providers shall file with the local cyberspace administration authorities within 30 days after its APP Store services have launched, and such APP Store service providers are responsible for overseeing APP providers operated on their stores.

On June 14, 2022, the CAC promulgated the amended APP Provisions which became effective on August 1, 2022. (the “Amended APP Provisions”). Pursuant to the Amended APP Provisions, the APP information service providers are required to fulfill their obligations, including without limitation, establishing a real-name system and protection of users’ personal information and protection of minors. In addition, the Amended APP Provisions require APP information service providers to establish and improve mechanisms for the management of information content reviews, establish and improve management measures, including without limitation, user registration, account management, information review, routine inspections and emergency response and handling and allot professional personnel and technical capabilities corresponding to the scale of the services. The APP information service providers shall not induce users to download applications through actions such as false promotions and bundling downloads, or by using illegal and negative information and shall not rig rankings, rig volume, or control reviews and ratings through either machine or manual methods to create fake traffic. Furthermore, it provides that APP information service providers shall conduct security assessments in accordance with relevant laws and regulations before launching new technologies, applications or functions with public opinion features or social mobilization capabilities.

According to the Provisions on the Administration of Information Services of Mobile Internet Apps (2022 Revision) which was promulgated in June 14, 2022 and came into effect on August 1, 2022, the term “information services of Apps” means the activities of providing users with production, copying, publishing, spreading and other services of text, picture, voice, video and other information through Apps, including instant messaging, news, knowledge Q&A, forums, online live broadcast, e-commerce, online audio and video, life services and other types. In addition, Apps providers shall not use Apps to carry out activities prohibited by laws and regulations, such as those endangering national security, disrupting social order, and infringing upon the legitimate rights and interests of others. An App provider providing internet information services that must be subject to examination and approval of the competent authority or have obtained relevant permit in accordance with the law may only provide services upon examination and approval of the competent authority or with the relevant permit.

Shanghai Jinxin obtained the latest ICP License on January 6, 2023, which will remain effective until March 5, 2028, and Zhongjiao Enshi obtained the latest ICP License on July 23, 2021, which will remain effective until September 20, 2024. As of the date of this prospectus, the VIE has not been subject to any material administrative penalties for its operation of businesses relating to the existing ICP License that have materially affected its operations.

Regulations Relating to Online Transmission of Audio-Visual Programs

On April 13, 2005, the State Council promulgated the Certain Decisions on the Entry of the Private Capital into the Cultural Industry, according to which private capital was prohibited from engaging in the business of online transmission of audio-visual programs, and foreign investors are prohibited from engaging in the business of internet audio-visual programs services.

To further regulate the provision of audio-visual program services to the public via the internet, including through mobile networks, within the territory of the PRC, the State Administration of Radio, Film and Television (the “SARFT”, which is the predecessor of National Radio and Television Administration, or the NRTA) and the MIIT jointly promulgated the Administrative Provisions on Internet Audio-Visual Program Service, or the Audio-Visual Program Provisions, on December 20, 2007, which took effect on January 31, 2008 and subsequently amended on August 28, 2015 by the State Administration of Press and Publication Radio, Film and Television (the “SAPPRFT”, the predecessor of NRTA). Pursuant to the Audio-Visual Program Provisions, Internet audio-visual program services refer to activities of making, redacting and integrating audio-visual programs, providing them to the general public via the Internet, and providing platforms for uploading and spreading audio-visual programs. Providers of internet audio-visual program services are required to obtain the Permit for Spreading Audio-Visual Programs via Information Network issued by SAPPRFT, or the Audio-Visual License, or complete certain registration procedures with SAPPRFT. In general, providers of internet audio-visual program services must be either state-owned or state-controlled entities, and the business to be carried out by such providers must satisfy the overall planning and guidance catalog for internet audio-visual program service determined by SAPPRFT. The VIE is neither state-owned nor state-controlled, therefore it is unlikely that it will be able to obtain the Audio-Visual License if required to do so. Whoever engages in Internet audio-visual program service without the license or registration, the competent authorities shall give it/him an admonition and order it/him to correct, and may impose a fine of not more than RMB30,000 (approximately US$4,225); if the circumstances are serious, a punishment shall be imposed in accordance with the provision of Article 47 of the Radio and Television Administration Regulation.

On May 21, 2008, SARFT issued a Notice on Relevant Issues Concerning Application and Approval of License for the Online Transmission of Audio-Visual Programs, as amended on August 28, 2015 by SAPPRFT, which further sets out detailed provisions concerning the application and approval process regarding the License for Online Transmission of Audio/Video Programs. The notice also stipulates that Internet audio-visual program services providers engaging in such services prior to the promulgation of the Audio-Visual Program Provisions are able to apply for the license so long as their violation of the laws and regulations is minor in scope and can be rectified in a timely manner and they have no record of violation during the three months prior to the promulgation of the Audio-Visual Program Provisions. Further, on March 30, 2009, SARFT promulgated the Notice on Strengthening the Administration of the Content of Internet Audio-Visual Programs, which reiterates the pre-approval requirements for the audio-visual programs transmitted via the Internet, including through mobile networks, where applicable, and prohibits certain types of Internet audio-visual programs containing violence, pornography, gambling, terrorism, superstition or other similarly prohibited elements.

On March 17, 2010, the SARFT issued the Internet Audio-Visual Program Services Categories (Provisional), or the Provisional Categories, as amended on March 10, 2017, which classified Internet audio/visual program services into four categories.

In addition, the Notice Concerning Strengthening the Administration of the Streaming Service of Online Audio/Visual Programs promulgated by the SAPPRFT on September 2, 2016 emphasizes that, unless a specific license is granted, an audio/visual programs service provider is forbidden from engaging in live-streaming on major political, military, economic, social, cultural and sports events. Moreover, an Internet live-streaming service provider shall: (i) equip personnel to review the content of live-streaming content; (ii) establish the technical methods and work mechanisms in order to replace the unlawful content by using the backup program; and (iii) record the live-streaming program and keep the records for at least 60 days to fulfill the inspection requirements by competent administrative authorities.

The CAC promulgated the Regulations for the Administration of Online Live-Streaming Services, or Internet Live-Streaming Services Provisions, on November 4, 2016, which came into effect on December 1, 2016. According to the Internet Live-Streaming Services Provisions, an Internet live-streaming service provider shall: (a) establish a live-streaming content review platform; (b) conduct authentication registration of Internet live-streaming issuers based on their identity certificates, business licenses and organization code certificates; and (c) enter into a service agreement with Internet live-streaming services user to specify both parties’ rights and obligations.

On March 16, 2018, the SAPPRFT issued the Notice on Further Regulating the Transmission Order of Internet Audio-Visual Programs, which requires that, among others, audio-visual platforms shall: (i) not produce or transmit programs intended to parody or denigrate classic works; (ii) not re-edit, re-dub, re-caption or otherwise ridicule classic works, radio and television programs, or original Internet audio-visual programs without authorization; (iii) not transmit re-edited programs, which unfairly distort the original content; (iv) strictly monitor the adapted content uploaded by platform users and not provide transmission channels for illicit content; (v) immediately take down unauthorized content upon receipt of complaints from copyright owners, radio and television stations, or film and television production institutions; (vi) strengthen the administration of movie trailers and prevent improper broadcasting of movie clips and trailers prior to authorized release; and (vii) strengthen the administration of sponsorship and endorsement for Internet audio-visual programs. Pursuant to this notice, the provincial branches of the National Radio and Television Administration shall have the authority to supervise radio and television stations and websites that offer audio-visual programs within its jurisdiction and require them to further improve their content management systems and implement relevant management requirements.

On November 18, 2019, the CAC, the Ministry of Culture and Tourism and the NRTA jointly issued the Administrative Provisions on Internet Audio-Video Information Services, or the Internet Audio-Video Information Services Provisions, which became effective on January 1, 2020. The Internet Audio-Video Information Services Provisions define “Internet audio-video information services” as providing audio and video information production, uploading and transmission to the public via Internet platforms such as websites and applications. Entities providing Internet audio-video information services must obtain relevant licenses subject to applicable PRC laws and regulations and are required to authenticate users’ identities based on their organizational codes, PRC ID numbers or mobile phone numbers, etc.

On February 9, 2021, the CAC, the National Office of Anti-Pornography and Illegal Publication, the MIIT, the Ministry of Public Security, the Ministry of Culture and Tourism, the SAMR and the NTRA jointly promulgated the Notice on Promulgation of the Guiding Opinions on Strengthening the Standardized Administration of Online Live-Streaming, or the Guiding Opinions. Pursuant to the Guiding Opinions, the online streaming platforms shall adopt a tiered and classified management system over the streamers’ accounts, with those accounts managed in different tiers and classes based on the nature of the streamers, operational contents, number of fans, popularity of the streaming, time limit of the streaming and other factors. Online streaming platforms shall set up appropriate limitations for streamers’ accounts in different tiers or classes in terms of the total amount of virtual gifts received in any single session of streaming performance, the popularity of the streaming, the time length of the streaming, the sessions of the streaming in any single day, the time gap between different streaming sessions and other factors, and take necessary warning measures against the streamers who violate relevant laws and regulations. In addition, online streaming platforms are required, among other things, to set up appropriate limitations for the maximum purchase price for each virtual gift and the maximum value of virtual gifts that the users send to the streamers each time, and online streaming platforms are required, if necessary, to set up a cooling-off period and a delayed-fund-transfer system for giving virtual gifts. The Guiding Opinions further provides that all live-streaming platforms carrying out profit-making online performances shall hold the Permit for Network Culture Business and go through ICP record-filing.

On March 25, 2022, the CAC, the State Administration of Taxation (the “SAT”) and the SAMR jointly issued the Opinions on Further Regulating the Profit-making Behaviors of Live-Streaming to Promote the Healthy Development of the Industry, or the Opinions, pursuant to which, online streaming platforms shall strengthen the management of online live-streaming account registration and implement the real-name registration system for the streamers based on their ID number or unified social credit code. Online streaming platforms shall report the relevant information of streamers who have profit-making behaviors in the live-streaming to the local cyberspace administration department and competent tax authorities every six months. Further, online streaming platforms are required to adopt a tiered and classified management system over the live-streamers’ accounts. The Opinions also propose to strengthen the tax obligations of streamers. Online streaming platforms are required to (i) clearly indicate the rights and obligations of the streamers, such as the requirement to complete registration with relevant authorities and their tax liabilities, in the service agreements with streamers; (ii) clearly identify the sources and nature of income of streamers; and (iii) perform their tax withholding obligations for personal income of streamers. The platforms shall not assign or evade their tax withholding obligations for personal income of streamers by any means and shall not assist streamers with tax evasion. In addition, the Opinions provide specific requirements for online streaming platforms to regulate live-streaming marketing activities. For example, online streaming platforms and streamers should not conduct false or misleading commercial publicity on commodity producers and operators as well as the performance, function, quality, source, honors won, qualification, sales status, transaction information, user evaluation and other statistics of the products, and online streaming platforms.

As privately-held companies, the VIE may not be eligible to apply for the License for Online Transmission of Audio-Visual Programs. Historically, we were fined by certain local regulators for an immaterial amount for failure to obtain the License for Online Transmission of Audio-Visual Programs. We have paid the fine and made the corresponding rectification. We do not believe that these administrative penalties are material under the current regulatory environment.

Regulations Relating to Online Cultural Activities

On May 10, 2003, The Ministry of Culture promulgated the Provisional Measures on Administration of Internet Culture, as amended on February 17, 2011 and December 15, 2017 respectively. On March 18, 2011, the Ministry of Culture promulgated the Notice on Issues Relating to Implementing the Newly Revised Provisional Measures on Administration of Internet Culture, which apply to entities that engage in activities related to “online cultural products”. “Online cultural products” are classified as cultural products developed, published and disseminated through the Internet which mainly include (i) online cultural products particularly developed for publishing through the Internet, such as, among other things, online music and video files, network games and online animation features and cartoons (including flash animation), and (ii) online cultural products converted from audio and visual products, games, performing arts, artworks and animation features and cartoons, and published on the Internet. Pursuant to this legislation, entities are required to obtain the Internet Culture Operation Licenses from the applicable provincial level counterpart of the Ministry of Culture and Tourism if they intend to engage commercially in any of the following types of activities: production, duplication, import, release or broadcasting of online cultural products; publishing of online cultural products on the Internet or transmission thereof to computers, fixed-line or mobile phones, radios, television sets or game consoles for the purpose of browsing, reading, reviewing, using or downloading such products by online users; or exhibitions or contests related to online cultural products.

On August 12, 2013, the Ministry of Culture issued the Administrative Measures for Content Self-Review by Internet Culture Business Entities, which requires Internet culture business entities to review the content of products and services to be provided prior to providing such content and services to the public. The content management system of an Internet culture business entity is required to specify the responsibilities, standards and processes for content review as well as accountability measures, and is required be filed with the provincial level counterpart of the Ministry of Culture and Tourism.

The Regulations for the Administration of Audio and Video Products, as released by the State Council in August 1994 and last amended in November 2020, require that the publication, production, duplication, importation, wholesale, retail and renting of audio and video products are subject to a license issued by competent authorities.

In September 2021, the State Council released the Opinions on Improvement of Internet Civilization, which reiterates the necessity of strengthen the order in cyberspace and requires Internet platforms to strengthen the responsibility of network platform, strengthen the website platform community rules, user agreement construction, and enhance national security awareness.

On September 15, 2021, the CAC released the Opinions on Further Intensifying Responsibilities of Website Platform for Information Content, which provides specific requirements for website platforms from various aspects, such as community rules, accounts, content moderation, content quality management, key functions, platform operation, minors’ online protection and personnel management. Pursuant to the Opinions, website platforms shall create a positive and healthy cyberspace and steer public opinion in the correct direction. Website platform are also required to strengthen the management of pop-ups, accurately handle the procedures of sending out push notifications to users and strictly control the frequency of push notifications.

Shanghai Jinxin obtained the latest Internet Culture Operation License on December 20, 2023, and Zhongjiao Enshi obtained the latest Internet Culture Operation License on July 14, 2022, either of which will remain effective for 3 years. As of the date of this prospectus, the VIE has not been subject to any material administrative penalties for its operation of businesses relating to the existing Internet Culture Operation License that have materially affected its operations.

Regulations Relating to Online Trading

On August 31, 2018, the Standing Committee of the National People’s Congress, or the SCNPC, promulgated the PRC E-commerce Law, or the E-commerce Law, which became effective on January 1, 2019. The E-commerce Law clarifies on the obligations of the e-commerce platform operators.

The Consumer Protection Law sets out the obligations of business operators and the rights and interests of the consumers in China. Pursuant to this law, business operators must guarantee that the commodities they sell satisfy the requirements for personal or property safety, provide consumers with authentic information about the commodities, and guarantee the quality, function, usage and term of validity of the commodities. Failure to comply with the Consumer Protection Law may subject business operators to civil liabilities such as refunding purchase prices, replacement of commodities, repairing, ceasing damages, compensation, and restoring reputation, and even subject the business operators or the responsible individuals to criminal penalties when personal damages are involved or if the circumstances are severe. The Consumer Protection Law was further amended in October 2013 and became effective in March 2014. The amended Consumer Protection Law further strengthen the protection of consumers and impose more stringent requirements and obligations on business operators, especially on the business operators through the internet. For example, the consumers are entitled to return the goods (except for certain specific goods, such as custom-made goods, fresh and perishable goods, digital products (e.g. audio-visual products, computer software downloaded online or unpacked by the consumer), newspapers and periodicals delivered and other goods for which non-return of goods is confirmed by the consumer at the time of purchase based on the characteristics of the goods,) within seven days upon receipt without any reasons when they purchase the goods from business operators on the internet. The consumers whose interests have been damaged due to their purchase of goods or acceptance of services on online marketplace platforms may claim damages from sellers or service providers. Where the providers of the online marketplace platforms are unable to provide the real names, addresses and valid contact details of the sellers or service providers, the consumers may also claim damages from the providers of the online marketplace platforms. Providers of online marketplace platforms that know or should have known that sellers or service providers use their platforms to infringe upon the legitimate rights and interests of consumers but fail to take necessary measures must bear joint and several liabilities with the sellers or service providers. Moreover, if business operators deceive consumers or knowingly sell substandard or defective products, they should not only compensate consumers for their losses, but also pay additional damages equal to three times the price of the goods or services.

In China, the prices of a very small number of products and services are guided or fixed by the government. According to the Pricing Law, business operators must, as required by the government departments in charge of pricing, mark the prices explicitly and indicate the name, origin of production, specifications, and other related particulars clearly. Business operators may not sell products at a premium or charge any fees that are not explicitly indicated. Business operators must not commit the specified unlawful pricing activities, such as colluding with others to manipulate the market price, using false or misleading prices to deceive consumers to transact, or conducting price discrimination against other business operators. Failure to comply with the Pricing Law may subject business operators to administrative sanctions such as warning, ceasing unlawful activities, compensation, confiscating illegal gains, fines. The business operators may be ordered to suspend business for rectification, or have their business licenses revoked if the circumstances are severe.

As of the date of this prospectus, the VIE has not been subject to relevant administrative penalties for its operation of businesses relating to online trading that have materially affected its operations.

Regulations Relating to Production of Radio and Television Programs

On July 19, 2004, the SARFT issued the Regulations on the Administration of Production and Operation of Radio and Television Programs, or the Radio and TV Programs Regulations, which took effect on August 20, 2004 and was amended by SAPPRFT on August 28, 2015 and was further amended by NRTA on October 29, 2020, respectively. The Radio and TV Programs Regulations require any entities engaging in the production and operation of radio and television programs to obtain a license for such businesses from the NRTA or its provincial branches. Entities with the Radio and Television Program Production and Operating Permit must conduct their business operations strictly in compliance with the approved scope of production and operations and these entities (except radio and TV stations) must not produce radio and TV programs regarding current political news or similar subjects.

Shanghai Jinxin obtained the latest Radio and Television Program Production and Operating Permit on February 24, 2023, and Zhongjiao Enshi obtained the latest Radio and Television Program Production and Operating Permit on March 8, 2023, either of which will remain effective until March 31, 2025. As of the date of this prospectus, the VIE has not been subject to any material administrative penalties for its operation of businesses relating to the existing Radio and Television Program Production and Operating Permit that have materially affected its operations.

Regulations Relating to Advertising Business

The SAMR (formerly known as State Administration of Industry and Commerce) is the primary governmental authority regulating advertising activities in China. Regulations that apply to the advertising business primarily include (i) the PRC Advertisement Law, promulgated by the SCNPC on October 27, 1994 and most recently amended on April 29, 2021, and (ii) the Administrative Regulations for Advertising, promulgated by the State Council on October 26, 1987 and which has been effective since December 1, 1987.

According to the above regulations, enterprises that engage in advertising activities must obtain, from the SAMR or its local branches, a business license, which specifically includes operating an advertising business in its business scope. Enterprises engaged in the advertising business with such advertising business in its business scope do not need to apply for an advertising operation license, but such enterprise cannot be a radio station, a television station, a newspaper and magazine publishing house or any entity otherwise specified in the relevant laws or administrative regulations. The business license of an advertising company is valid for the duration of its existence, unless the license is suspended or revoked due to a violation of any relevant laws or regulations.

PRC advertising laws and regulations set certain content requirements for advertisements in China, including, among other things, prohibitions on false or misleading content, misleading wording, (or) excess wordiness, socially destabilizing content or content involving obscenities, superstition, violence, discrimination or infringement of the public interest. Advertisers, advertising agencies and advertising distributors are required to ensure that the content of the advertisements they prepare or distribute is true and in complete compliance with applicable laws. In providing advertising services, advertising operators and advertising distributors must review supporting documents provided by advertisers for advertisements and verify that the content of the advertisements complies with applicable PRC laws and regulations. Prior to distributing advertisements that are subject to government censorship and approval, advertising distributors are obligated to confirm that such censorship has been performed and approval has been obtained. Violation of these regulations may result in penalties, including fines, confiscation of advertising income, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. Where serious violations occur, the SAMR or its local branches may revoke such offenders’ licenses or permits for their advertising business operations.

On July 4, 2016, the SAIC issued the Interim Measures for the Administration of Internet Advertising, or the Internet Advertising Measures, which became effective on September 1, 2016. According to the Internet Advertising Measures, Internet Advertising refers to commercial advertising for direct or indirect marketing goods or services in the form of text, image, audio, video, or other means through websites, web pages, Internet apps, or other Internet media. The Internet Advertising Measures specifically set out the following requirements: (i) advertisements must be identifiable and marked with the word “advertisement” enabling consumers to distinguish them from non-advertisement information; (ii) sponsored search results must be clearly distinguished from organic search results; (iii) it is forbidden to send advertisements or advertisement links by email without the recipient’s permission or induce Internet users to click on an advertisement in a deceptive manner; and (iv) Internet information service providers that do not participate in the operation of Internet advertisements must stop publishing illegal advertisements if they have known or should know that the advertisements are illegal.

On March 9, 2020, the SAMR and ten other governmental agencies jointly promulgated the Notice on the issuance of the “Key Points of the Inter-Ministry Joint Conference on Rectifying False and Illegal Advertising in 2020” and the “Work System of the Inter-Ministry Joint Conference on Rectifying False and Illegal Advertising.” According to the above regulations, the SAMR will study and strengthen the supervision of emerging advertising formats, especially key platforms and key media, and supervise Internet platforms to consciously fulfill their legal obligations and responsibilities to verify relevant certification documents and advertising contents, as well as avoiding publishing false and illegal advertisements.

On November 26, 2021, the SAMR published the Draft Administrative Measures on Internet Advertising for public comment, or the Draft Measures on Internet Advertising, which requires that users should be able to close pop-up advertisements using one button and provide that the pop-up advertisements shall not contain a countdown timer or require more than one click to close and shall not pop up more than once on the same page. In addition, the Draft Measures on Internet Advertising provides that internet advertising operators and distributors shall establish a system for registering and reviewing advertisers and advertisements and verify and update such system on a regular basis. Platform operators that provide internet information services are required to inspect the content of advertisements displayed and published by using their information services and cooperate with market supervision administration authorities to inspect advertisements and provide information and evidence on alleged illegal advertisements requested by such authorities. The Draft Measures on Internet Advertising also provides that advertising via live-streaming is subject to the new rules. Further, the Draft Measures prohibits internet operators from publishing advertisement on after-school training for primary school and middle school students and kindergarteners and prohibits advertisements for certain items on internet media that targets minors, including, among others, advertisements related to online games that are harmful to the physical or mental health of minors, cosmetics, alcohol or beauty.

On April 23, 2021, The Ministry of Public Security, Ministry of Commerce, Ministry of Culture and Tourism, State Administration of Taxation, State Administration of Radio and Television issued Administrative Measures for Online Live-Streaming Marketing (for Trial Implementation), which became effective on May 25, 2021. It stipulates that a live-streaming marketing platform shall establish and improve the mechanisms and measures for account number and live-streaming marketing function registration and de-registration, information security management, marketing conduct norms, protection of minors, protection of consumers’ rights and interests, protection of personal information, and management of cybersecurity and data security. A live-streaming marketing platform shall be staffed with live-streaming content management professionals commensurate with the scale of services, have the technical capacity to maintain the security of online live-streaming content and have technical solutions that comply with relevant national standards. Operators of live studios and live-streaming marketing personnel engaging in online live-streaming marketing activities shall comply with laws, regulations and the relevant provisions of the State, follow public order and good customs, and truthfully, accurately and comprehensively release information on goods or services, and shall not commit any of the following acts: (i) containing the illegal information and adverse information listed in Articles 6 and 7 of the Provisions on the Ecological Governance of Network Information Contents; (ii) publicizing false or misleading information to cheat or mislead users; (iii) marketing counterfeit or shoddy goods or goods that infringe upon intellectual property rights, or goods that fail to meet the requirements for personal and property safety; (iv) fabricating or tampering with data traffic such as transactions, attention, number of views, number of comments, etc.; (v) still making promotion or diversion for a person even the existence of any illegal or irregular act or act with high risk committed by the person is known or should have been known; (vi) harassing, slandering, vilifying or intimidating others, or infringing upon the legitimate rights and interests of others; (vii) pyramid marketing, fraud, gambling, or selling prohibited or controlled goods, etc.; and (viii) other acts in violation of the laws, regulations and relevant provisions.

On November 5, 2020, the SAMR issued Guiding Opinions of State Administration for Market Regulation on Strengthening the Regulation of Online Live-streaming Marketing Activities, which took effect on the same day, the SAMR stressed on (i) fully specifying the legal liability of network platforms, commodity operators, and online live streamers; (ii) regulating the marketing scope of goods or services, the review and release of advertisements, and protecting consumers’ right to know and right to choose; (iii) investigating and punishing illegal acts in e-commerce, that infringe upon the legitimate rights and interests of consumers, involving unfair competition, involving product quality, involving intellectual property rights, involving food safety, involving advertising, involving pricing in accordance with the law.

Regulations Relating to Intellectual Property Rights

Copyright

China has enacted various laws and regulations relating to the protection of copyright. China is a signatory to some major international conventions on protection of copyright and became a member of the Berne Convention for the Protection of Literary and Artistic Works in October 1992, the Universal Copyright Convention in October 1992 and the Agreement on Trade-Related Aspects of Intellectual Property Rights upon its accession to the World Trade Organization in December 2001.

The PRC Copyright Law, promulgated in 1990 and amended in 2001, 2010 and 2020 respectively, or the Copyright Law, and its related implementing regulations, promulgated in 2002 and amended in 2011 and 2013 respectively, are the principal laws and regulations governing copyright related matters. The Copyright Law provides that Chinese citizens, legal persons, or other organizations shall, whether published or not, enjoy copyright of their works, which include, among others, works of literature, art, natural science, social science, engineering technology and computer software.

The State Council and the National Copyright Administration have promulgated various rules and regulations relating to the protection of software in China. According to these rules and regulations, software owners, licensees and transferees may register their rights in software with the Copyright Protection Center of China and obtain software copyright registration certificates. Although such registration is not mandatory under PRC law, software owners, licensees and transferees are encouraged to go through the registration process and registered software rights may be entitled to better protection.

The Copyright Law covers Internet activities, products disseminated over the Internet and software products, among the subjects entitled to copyright protection. Registration of copyright is voluntary, and it is administrated by the Copyright Protection Center of China. To further clarify some key Internet copyright issues, on December 29, 2020, the PRC Supreme People’s Court promulgated the Regulation on Several Issues Concerning the Application of Laws to Trial of Civil Disputes over Infringement of Information Network Transmission Right, or the 2021 Regulation. The 2021 Regulation took effect on January 1, 2021, and replaced the Interpretations of the Supreme People’s Court on Some Issues Concerning the Application of Laws to Trial of Disputes over Internet Copyright, which was initially adopted in 2000 and subsequently amended in 2004 and 2006. Under the 2021 Regulation, where an Internet information service provider works in cooperation with others to jointly provide works, performances, audio and video products of which the right holders have information network transmission right, such behavior will constitute joint infringement of third parties’ information network transmission right, and the PRC court shall order such Internet information service provider to assume joint liability for such infringement.

To address the problem of copyright infringement related to content posted or transmitted on the Internet, the National Copyright Administration and Ministry of Information Industry jointly promulgated the Measures for Administrative Protection of Copyright Related to Internet on April 29, 2005. These measures, which became effective on May 30, 2005, apply to acts of automatically providing services such as uploading, storing, linking or searching works, audio or video products, or other content through the Internet based on the instructions of Internet users who publish content on the Internet, or the Internet Content Providers, without editing, amending or selecting any stored or transmitted content. When imposing administrative penalties upon the act which infringes upon any user’s right of communication through information networks, the Measures for Imposing Copyright Administrative Penalties, promulgated by the National Copyright Administration on May 7, 2009 and became effective on June 16, 2009, shall be applied.

Where a copyright holder finds that certain Internet content infringes upon its copyright and sends a notice to the relevant Internet information service operator, the relevant Internet information service operator is required to (i) immediately take measures to remove the relevant content, and (ii) retain all infringement notices for six months and to record the content, display time and IP addresses or the domain names related to the infringement for 60 days. If the content is removed by an Internet information service operator according to the notice of a copyright holder, the content provider may deliver a counter-notice to both the Internet information service operator and the copyright holder, stating that the removed content does not infringe upon the copyright of other parties. After the delivery of such counter-notice, the Internet information service operator may immediately reinstate the removed content and shall not bear administrative legal liability for such reinstatement.

An Internet information service operator may be subject to cease-and-desist orders and other administrative penalties such as confiscation of illegal income and fines, if it is clearly aware of a copyright infringement through the Internet or, although not aware of such infringement, it fails to take measures to remove relevant content upon receipt of the copyright owner’s notice of infringement and, as a result, damages public interests. Where there is no evidence to indicate that an Internet information service operator is clearly aware of the existence of copyright infringement, or the Internet information service operator has taken measures to remove relevant content upon receipt of the copyright owner’s notice, the Internet information service provider shall not bear the relevant administrative legal liabilities.

Trademark

The PRC Trademark Law, adopted by the SCNPC in 1982 and amended in 1993, 2001, 2013 and 2019 respective, with its implementation rules adopted by the State Council in 2002 and amended in 2014, protects registered trademarks. The Trademark Office of National Intellectual Property Administration, or the Trademark Office handles trademark registrations and grants a protection term of ten years to registered trademarks, which may be extended for another ten years upon request. Trademark license agreements must be filed with the Trademark Office for record.

Patent

Pursuant to the PRC Patent Law which was promulgated by the SCNPC on March 12, 1984 and amended on August 25, 2000, on December 27, 2008 and on October 17, 2020, and its implementation rules, once a patent for an invention or utility model has been granted, unless otherwise provided by the Patent Law, no entity or individual may use the patent, patented product or patented process for production or business purposes without the authorization of the patent owner. Once a patent has been granted for a design, no entity or individual may manufacture, sell or import any product containing the patented design without the permission of the patent owner. If a patent is found to have been infringed, the infringer must, in accordance with relevant regulations, cease such infringement, take remedial action and pay damages.

Domain Name

The MIIT promulgated the Measures on Administration of Internet Domain Names, or the Domain Name Measures, on August 24, 2017, which took effect on November 1, 2017 and replaced the Administrative Measures on China Internet Domain Names promulgated by the Ministry of Information Industry on November 5, 2004. According to the Domain Name Measures, the MIIT is in charge of the administration of PRC internet domain names. The domain name registration follows a first-to-file principle. Applicants for registration of domain names shall provide the true, accurate and complete information of their identities to domain name registration service institutions. The applicants will become the holder of such domain names upon the completion of the registration procedure. On November 27, 2017, the MIIT promulgated the Notice of the Ministry of Industry and Information Technology on Regulating the Use of Domain Names in Providing Internet-based Information Services, which became effective on January 1, 2018. Pursuant to the notice, the domain name used by an internet-based information service provider in providing internet-based information services must be registered and owned by such provider in accordance with the law. If the internet-based information service provider is an entity, the domain name registrant must be the entity (or any of the entity’s shareholders), or the entity’s principal or senior manager.

Regulations Relating to Internet Infringement

The PRC Civil Code, or the Civil Code, which was adopted by the National People’s Congress on May 28, 2020 and became effective on January 1, 2021, provides that: (i) an online service provider should be held liable for its own tortious acts in providing online services; (ii) where an Internet user engages in tortious conduct through Internet services, the obligee shall have the right to notify the Internet service provider that it should take necessary action such as by deleting content, screening, breaking links, etc.; after receiving the notice, the network service provider shall promptly forward the notice to the relevant network user and take necessary measures in light of the preliminary evidence of infringement and the type of service; if the Internet service provider fails to take necessary action after being notified, it shall be jointly and severally liable with the Internet user with regard to the additional injury or damage suffered; and (iii) where an Internet service provider knows or should have known that an Internet user is infringing upon other people’s civil rights and interests through its Internet service but fails to take necessary action, it shall be jointly and severally liable with the Internet user.

Regulations Relating to Internet Security and Privacy Protection

Internet Security

The SCNPC enacted the Decisions of the Standing Committee of the National People’s Congress on Maintaining Internet Security on December 28, 2000 and subsequently amended on August 27, 2009, that may subject persons to criminal liability in China for any attempt to: (i) hack into a computer or system of strategic importance; (ii) intentionally invent and spread destructive programs such as computer viruses to attack the computer system and the communications network and damage the computer system and the communications networks; (iii) discontinue the computer network or the communications service without authorization in violation of national regulations; (iv) leak state secrets; (v) spread false commercial information; or (vi) infringe on intellectual property rights, or other actions as stipulated by the decisions.

On December 13, 2005, the Ministry of Public Security promulgated Provisions on Technological Measures for Internet Security Protection, or the Internet Protection Measures, which took effect on March 1, 2006. The Internet Protection Measures require all Internet information services operators to take proper measures including anti-virus, data back-up and other related measures, and keep records of certain information about their users (including user registration information, log-in and log-out time, IP address, content and time of posts by users) for at least 60 days and submit the above information as required by laws and regulations.

In 1997, the State Council issued the Administration Measures on the Security Protection of Computer Information Network with International Connections, which was amended and became effective on January 8, 2011, which prohibit using the Internet in ways which, among others, result in a leak of state secrets or a spread of socially destabilizing content. The Ministry of Public Security has supervision and inspection powers in this regard, and relevant local security bureaus may also have jurisdiction. If an ICP License holder violates these measures, the PRC government may revoke its ICP License and shut down its website.

On February 22, 1993, the SCNPC issued the PRC National Security Law, or the National Security Law, as amended on August 27, 2009 and July 1, 2015, respectively. The National Security Law provides that the state shall safeguard the sovereignty, security and cybersecurity development interests of the state, and that the state shall establish a national security review and supervision system to review, among other things, foreign investment, key technologies, internet and information technology products and services, and other important activities that are likely to impact national security of China.

On November 7, 2016, the SCNPC promulgated the PRC Cybersecurity Law, or the Cybersecurity Law, which took effect on June 1, 2017. In accordance with the Cybersecurity Law, network operators must comply with applicable laws and regulations and fulfill their obligations to safeguard network security in conducting business and providing services. Network service providers must take technical and other necessary measures as required by laws, regulations and mandatory requirements to safeguard the operation of networks, respond to network security effectively, prevent illegal and criminal activities, and maintain the integrity, confidentiality and usability of network data.

On December 28, 2021, the CAC, the NDRC, the MIIT, the Ministry of Public Security, the Ministry of State Security and eight other PRC governmental agencies jointly issued the Cybersecurity Review Measures, which became effective on February 15, 2022 and replaces the Cybersecurity Review Measures promulgated on April 13, 2020. Pursuant to Cybersecurity Review Measures, critical information infrastructure operators that purchase network products and services and network platform operators engaging in data processing activities are subject to cybersecurity review under the Cybersecurity Review Measures if their activities affect or may affect national security. According to the Cybersecurity Review Measures, before purchasing any network products or services, a critical information infrastructure operator shall assess potential national security risks that may arise from the launch or use of such products or services, and apply for a cybersecurity review with the cybersecurity review office of CAC if national security will or may be affected. In addition, network platform operators who possess personal information of more than one million users and intend to be listed on a foreign stock exchange must be subject to the cybersecurity review. The relevant competent governmental authorities may initiate the cybersecurity review against the relevant operators if the authorities believe that the network product or service or data processing activities of such operators affect or may affect national security.

On June 10, 2021, the SCNPC promulgated the PRC Data Security Law, or the Date Security Law, which took effect on September 1, 2021. The Data Security Law introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it may cause to national security, public interests, or legitimate rights and interests of individuals or organizations if such data are tampered with, destroyed, leaked, illegally acquired or illegally used. The appropriate level of protection measures is required to be taken for each respective category of data. The Data Security Law also requires data processing operators to establish a sound data security management system throughout the whole process, organize data security education and training, and take corresponding technical measures and other necessary measures to ensure data security. In addition, PRC entities and individuals shall not provide any data stored in the PRC to foreign justice or enforcement agencies without the approval of PRC government authorities.

On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law, which stipulates improvement on the laws and regulations related to data security, cross-border data transfer and the management of confidential information, strengthens principal responsibility for the information security of overseas listed companies, strengthens standardized mechanisms for providing cross-border information, and improves upon of cross-border audit regulatory cooperation in accordance with the law and the principle of reciprocity.

On July 30, 2021, the State Council promulgated the Regulations on Protection of Security of Critical Information Infrastructure, effective on September 1, 2021, pursuant to which, a “critical information infrastructure” refers to refer to critical network facilities and information systems involved in important industries and sectors, such as public communication and information services, energy, transportation, water conservancy, finance, public services, governmental digital services, science and technology related to national defense industry, as well as those which may seriously endanger national security, the national economy and citizens’ livelihoods or public interests if damaged or malfunctioned, or if any leakage of data in relation thereto occurs. The appropriate governmental departments and supervision and management departments of the aforementioned important industries will be responsible for (i) organizing the identification of critical information infrastructures in their respective industries in accordance with relevant identification rules, and (ii) promptly notifying the identified operators and the public security department of the State Council of the identification results. In the event of occurrence of any major cybersecurity incident or discovery of any major cybersecurity threat for the critical information infrastructure, the operator shall report to the protection authorities and the public security authorities as required.

On July 7, 2022, the CAC issued the Measures for the Security Assessment of Cross-border Transfer of Data, which stipulates that data processor who provides overseas the important data collected and generated during operations within the PRC and personal information that shall be subject to security assessment shall conduct a security assessment. Furthermore, if the data processor provides data overseas and meets one of the following circumstances, it shall declare the security assessment: (i) where a data processor provides critical data abroad; (ii) where a key information infrastructure operator or a data processor processing the personal information of more than one million people provides personal information abroad; (iii) where a data processor has provided personal information of 100,000 people or sensitive personal information of 10,000 people in total abroad since January 1 of the previous year; and (iv) other circumstances prescribed by the CAC for which declaration for security assessment for outbound data transfers is required.

On November 14, 2021, the CAC published the Measures on Network Data Security Management (Draft for Comment) for public comments, or the Draft Measures for Internet Data Security, which provides that data processors conducting the following activities shall must for cybersecurity review: (i) merger, reorganization or separation of Internet platform operators that have acquired a large number of data resources related to national security, economic development or public interests affecting or possibly affecting national security; (ii) listing abroad of data processors processing over one million users’ personal information; (iii) listing in Hong Kong that affects or may affect national security; and (iv) other data processing activities that affect or may affect national security. The Draft Measures for Internet Data Security also requires data processors processing over one million users’ personal information to comply with the regulations on important data processors, including, among others, appointing a person in charge of data security and establishing a data security management organization, filing with the competent authority within 15 working days after identifying its important data, formulating data security training plans and organizing data security education and training for all staff every year, and that the education and training time of data security related technical and management personnel shall not be less than 20 hours per year. The Draft Measures for Internet Data Security also provides that data processors processing important data or going public overseas shall conduct an annual data security assessment by themselves or entrust a data security service institution to do so, and submit the data security assessment report of the previous year to the local branch of CAC before January 31 of each year. Further, the Draft Measures for Internet Data Security also require Internet platform operators to establish platform rules, privacy policies and algorithm strategies related to data, and solicit public comments on their official websites and personal information protection-related sections for no less than 30 working days when they formulate platform rules or privacy policies or makes any amendments that may have a significant impacts on users’ rights and interests. Platform rules and privacy policies formulated by operators of large Internet platforms with more than 100 million daily active users, or amendments to such rules or policies by operators of large Internet platforms with more than 100 million daily active users that may have significant impacts on users’ rights and interests shall be evaluated by a third-party organization designated by the CAC and submitted to the cyberspace authority and telecommunications authority at or above the provincial level for approval.

On July 12, 2021, the MIIT and two other authorities jointly issued the Provisions on the Administration of Security Vulnerabilities of Network Products, or the Provisions. The Provisions state that, no organization or individual may abuse the security vulnerabilities of network products to engage in activities that endanger network security, or to illegally collect, sell, or publish the information on such security vulnerabilities. Anyone who is aware of the aforesaid offences shall not provide technical support, advertising, payment settlement and other assistance to the relevant offenders. According to the Provisions, network product providers, network operators, and platforms collecting network product security vulnerabilities shall establish and improve channels for receiving network product security vulnerability information and keep such channels available, and retain network product security vulnerability information reception logs for at least six months. The Provisions also bans provision of undisclosed vulnerabilities to overseas organizations or individuals other than to the product providers.

On July 21, 2023, the MIIT promulgated the Notice of the Ministry of Industry and Information Technology on the Record-filing of Mobile Internet Apps, which states that any APP sponsor that engages in Internet information services within the territory of the People’s Republic of China shall go through the record-filing formalities in accordance with the Law of the People’s Republic of China Against Telecommunications and Internet Frauds, the Administrative Measures on Internet-based Information Services and other regulations. Any APP sponsor that fails to complete the record-filing formalities shall not engage in APP Internet information services. Network access service providers and distribution platforms shall check the real identity of users, network resources and other information of organizations or individuals intending to engage in the internet information services for the APP, and shall not go through the record-filing formalities on behalf of the said organizations or individuals when they know or should know that the information is inaccurate. As of the date of this prospectus, Shanghai Jinxin has completed the filing process for its app Namibox.

On March 22, 2024, the CAC issued the Provisions on Promoting and Regulating Cross-border Data Flows, which stipulates that a data handler providing personal information abroad may be exempted from declaring security assessment for data to be provided abroad, concluding a standard contract for personal information to be provided abroad or passing authentication for protection of personal information if it satisfies certain conditions. In addition, to provide the data collected and generated in such activities as international trade, cross-border transport, academic cooperation, transnational manufacturing and marketing, which do not contain personal information or important data, to overseas parties is exempted from all these procedures aforementioned.

Privacy Protection

On December 28, 2012, the SCNPC reiterated relevant rules on the protection of Internet information by issuing the Decision on Strengthening the Protection of Network Information, or the 2012 Decision. The 2012 Decision distinctly clarified certain relevant obligations of Internet information service providers. Once it discovers any transmission or disclosure of information prohibited by relevant laws and regulations, the Internet information service provider shall stop transmission of such information, take measures such as elimination, keeping relevant records and reporting to relevant authorities.

Under the Several Provisions on Regulating the Market Order of Internet Information Services, issued by the MIIT on December 29, 2011 and became effective on March 15, 2013, an ICP service operator may not collect any user personal information or provide such information to third parties without the consent of a user. An ICP service operator must expressly inform the users of the method, content and purpose for the collection and processing of such user personal information and may only collect such information necessary for the provision of its services. PRC laws and regulations prohibit Internet content providers from disclosing any information transmitted by users through their networks to any third parties without their authorization unless otherwise permitted by law. An ICP service operator is also required to properly store user personal information, and in case of any leak or likely leak of the user personal information, the ICP service operator must take immediate remedial measures and, in severe circumstances, make an immediate report to the telecommunications regulatory authority. In addition, pursuant to the Order for the Protection of Telecommunication and Internet User Personal Information issued by the MIIT on July 16, 2013 and became effective on September 1, 2013, any collection and use of user personal information must be subject to the consent of the user, abide by the principles of legality, rationality and necessity and be within the specified purposes, methods and scope. An ICP service operator must also keep such information strictly confidential, and is further prohibited from divulging, tampering or destroying of any such information, or selling or providing such information to other parties. If an Internet content provider violates these regulations, the MIIT or its local bureaus may impose penalties and the Internet content provider may be liable for damages caused to its users.

The Seventh Amendment to the PRC Criminal Law issued by the SCNPC on February 28, 2009, prohibits institutions, companies, and their employees in the telecommunications and other industries from selling or otherwise illegally disclosing a citizen’s personal information obtained during the course of performing duties or providing services.

Pursuant to the Ninth Amendment to the Criminal Law of the PRC issued by the SCNPC on August 29, 2015, effective on November 1, 2015, any Internet service provider that fails to fulfill the obligations related to Internet information security as required by applicable laws and refuses to take corrective measures, will be subject to criminal liability for: (i) any large-scale dissemination of illegal information; (ii) any severe effect due to the leakage of users’ personal information; (iii) any serious loss of evidence of criminal activities; or (iv) other severe situations, and any individual or entity that (a) sells or provides personal information to others unlawfully or (b) steals or illegally obtains any personal information will be subject to criminal liability in severe situations.

Pursuant to the Cybersecurity Law, network operators shall follow their cybersecurity obligations according to the requirements of the classified protection system for cybersecurity, including: (i) formulating internal security management systems and operating instructions, determining the persons responsible for cybersecurity and implementing the responsibility for cybersecurity protection; (ii) taking technological measures to prevent computer viruses, network attacks, network intrusions and other actions endangering cybersecurity; (iii) taking technological measures to monitor and record the network operation status and cybersecurity incidents; (iv) taking measures such as data classification, and back-up and encryption of important data; and (v) other obligations stipulated by laws and administrative regulations. In addition, network operators shall follow the principles of legitimacy to collect and use personal information and disclose their rules of data collection and use, clearly express the purposes, means and scope of collecting and using the information and obtain the consent of the persons whose data is gathered.

On January 23, 2019, the Office of the Central Cyberspace Affairs Commission, the MIIT, the Ministry of Public Security and the SAMR jointly issued the Circular on the Special Campaign of Correcting Unlawful Collection and Usage of Personal Information via Apps. Pursuant to this 2019 circular: (i) App operators are prohibited from collecting any personal information irrelevant to the services provided by such operator; (ii) information collection and usage policy should be presented in a simple and clear way, and such policy should be consented by the users voluntarily; (iii) authorization from users should not be obtained by coercing users with default or bundling clauses or making consent a condition of a service. App operators violating such rules can be ordered by authorities to correct its incompliance within a given period, be reported in public; or even quit its operation or cancel its business license or operational permits.

On August 22, 2019, the CAC issued the Provisions on the Cyber Protection of Children’s Personal Information, which became effective on October 1, 2019, which requires, among others, that network operators who collect, store, use, transfer and disclose personal information of children under the age of 14 shall establish special rules and user agreements for the protection of children’s personal information, inform the children’s guardians in a noticeable and clear manner and shall obtain the consent of the children’s guardians. The Civil Code further provides in a stand-alone chapter of right of personality and reiterates that the personal information of a natural person shall be protected by the law. Any organization or individual shall legitimately obtain such personal information of others in due course on a need-to-know basis and ensure the safety and privacy of such information, and refrain from excessively handling or using such information.

On November 28, 2019, CAC, MIIT, the Ministry of Public Security and SAMR promulgated the Identification Method of Illegal Collection and Use of Personal Information Through App, which provides guidance for the regulatory authorities to identify the illegal collection and use of personal information through mobile Apps, and for the app operators to conduct self-examination and self-correction and for other participants to voluntarily monitor compliance.

On July 22, 2020, the MIIT issued the Notice on Carrying out Special Rectification Actions in Depth against the Infringement on Users’ Rights and Interests by Apps to urge app service providers, among others, to enhance the protection of users’ personal information in relation to the download, installing and upgrade of Apps.

On March 12, 2021, the CAC, the MIIT, the Ministry of Public Security and the SAMR issued the Notice on Promulgation of the Rules on the Scope of Necessary Personal Information for Common Types of Mobile Internet Applications, which came into effect on May 1, 2021. The notice clarifies that network operators shall not collect personal information irrelevant to the services they provide and the app operators shall not refuse to provide basic services to users on the ground of users’ refusal to provide their personal non-essential information. In particular, as for online communities apps, the necessary personal information includes mobile phone numbers of registered users, and as for online streaming and online video apps, the basic functional services should be accessible without collecting personal information from users.

On April 26, 2021, the MIIT issued the Interim Administrative Provisions on Personal Information Protection in Internet Mobile Applications (Draft for Comment) for public comment, which sets forth two principles of collection and utilization of personal information, namely “explicit consent” and “minimum necessity”.

On August 20, 2021, the SCNPC promulgated the PRC Personal Information Protection Law, or the Personal Information Protection Law effective from November 1, 2021. The Personal Information Protection Law requires, among others, that (i) the processing of personal information should have a clear and reasonable purpose which should be directly related to the processing purpose, in a method that has the least impact on personal rights and interests, and (ii) the collection of personal information should be limited to the minimum scope necessary to achieve the processing purpose to avoid the excessive collection of personal information. Different types of personal information and personal information processing will be subject to various rules on consent, transfer and security. For example, according to the Personal Information Protection Law, sensitive personal information refers to personal information that, if leaked or used illegally, may easily cause harm to the dignity of natural persons, or serious damage to the safety of individuals and properties, including information relating to biometric identification, religious beliefs, specific identities, healthcare, financial account, individual location tracking, etc., as well as personal information of minors under the age of 14. The Personal Information Protection Law requires that separate consent shall be obtained from individuals when processing sensitive personal information, unless otherwise specified by other laws and regulations. When processing personal information of a minor under the age of 14, processors of personal information shall obtain the consent of the minor’s parent or guardian, and establish specific processing rules. It also provides that individuals shall have the right to access and obtain a copy of their personal information from the processors of personal information. In addition, the Personal Information Protection Law provides that individuals shall have the right to withdraw their consent to the processing of their personal information, and processors of personal information shall not deny offering products or services on the ground that individuals refuse to give consent or withdraw their consent to the processing of their personal data. Entities handling personal information shall be liable for their personal information handling activities, and shall adopt necessary measures to safeguard the security of the personal information they handle. Otherwise, the entities handling personal information could be ordered to rectify or suspend or terminate the provision of services, and face confiscation of illegal income, fines or other penalties. The Personal Information Protection Law further provides that personal information processors shall not provide any personal information stored in the PRC to foreign justice or enforcement agencies without the approval of PRC government authorities.

On October 16, 2023, the State Council promulgated the Regulation on the Protection of Minors in Cyberspace, or the Regulation, which became effective on January 1, 2024. The Regulation mainly covers the promotion of Internet literacy, the regulation of Internet information content, the protection of personal information and the prevention of Internet addiction, aims to guide the minors to access internet space in a scientific, civilized, safe and reasonable manner. The Regulation clarifies the responsibilities of multiple roles, such as schools, families, providers of cyber products and services (such as games, live-streaming, audio and video, and social contact), personal information handlers, manufacturers and sellers of intelligent terminal products, cyber-related industrial organizations and news media.

As of the date of this prospectus, the VIE has not been subject to any material administrative penalties for its operation of businesses relating to Internet security and privacy protection that have materially affected its operations.

Regulations Relating to Publication

On February 4, 2016, the SAPPRFT and the MIIT jointly issued the Administrative Provisions on Online Publishing Services, or the Online Publishing Provisions, which came into effect on March 10, 2016. Under the Online Publishing Provisions, any entity providing online publishing services shall obtain an Online Publishing Services Permit. “Online publishing services” refer to the provision of online publications to the public through information networks; and “online publications” refer to digital works with publishing features such as having been edited, produced or processed and are available to the public through information networks, including: (i) written works, pictures, maps, games, cartoons, audio/video reading materials and other original digital works containing useful knowledge or ideas in the field of literature, art, science or other fields; (ii) digital works of which the content is identical to that of any published book, newspaper, periodical, audio/video product, electronic publication or the like; (iii) network literature databases or other digital works, derived from any of the aforesaid works by selection, arrangement, collection or other means; and (iv) other types of digital works as may be determined by the SAPPRFT.

On November 29, 2020, the State Council issued the Administrative Regulations on Publishing (Revised in 2020), according to which, organizations and individual entrepreneurs engaged in the retail business of publications shall be examined and licensed by the administrative department in charge of publication of the people’s government at the county level and obtain a Publication Business License.

Shanghai Jinxin and Shanghai Mouding obtained the latest Publication Business License respectively on March 29, 2023, which will remain effective until March 31, 2027. Zhongjiao Enshi obtained the latest Publication Business License on May 5, 2023, which will remain effective until April 30, 2025. As privately-held companies, the VIE may not be eligible to apply for the Online Publishing Service Permit. Historically, we were fined by certain local regulators for an immaterial amount for failure to obtain the Online Publishing Service Permit. We have paid the fine and made the corresponding rectification. We do not believe that these administrative penalties are material under the current regulatory environment.

Regulations Relating to Internet Performance Agency Institution

On August 30, 2021, National Bureau of Culture and Tourism issued the Circular of Measures for Administration of Internet Performance Agency Institutions, which provides that agency institutions engaged in online performance activities shall obtain operating performance license within 18 months (buffer period) of the enactment of the Circular, and the lack of business qualifications during the buffer period will not be regarded as a violation of the provisions of the Circular. For the purpose of the Circular, an internet performance agency institution is an operating unit that is legally engaged in the following activities: (i) business activities such as the organization, production and marketing of online performances; (ii) brokerage activities such as contracting, promotion and representation of online performers. On October 10, 2022, the National Bureau of Culture and Tourism issued the Announcement on the Extension of the Policy Buffer Period of the Measures for Administration of Internet Performance Agency Institutions, extend the buffer period to February 29, 2024.

By the end of 2023, Shanghai Mouding has completely ceased its internet performance agency business. As a result, Shanghai Mouding will no longer be required to obtain an operating performance license.

Regulations Relating to Foreign Debts, Foreign Currency Exchange and Dividend Distribution

Foreign Debts

As an offshore holding company, we may make additional capital contributions to WFOE subject to approval from the local department of commerce and the SAFE, with no limitation on the amount of capital contributions. We may also make loans to WFOE subject to the approval from SAFE or its local office and the limitation on the amount of loans.

By means of making loans, WFOE is subject to the relevant PRC laws and regulation relating to foreign debts. On January 8, 2003, the State Development Planning Commission, SAFE, and Ministry of Finance, or MOF, jointly promulgated the Circular on the Interim Provisions on the Management of Foreign Debts, or the Foreign Debts Provisions, which became effective on March 1, 2003, and was partially abolished on May 10, 2015. Pursuant to Foreign Debts Provisions, the total amount of foreign loans received by a foreign-invested company shall not exceed the difference between the total investment in projects as approved by the MOFCOM or its local counterpart and the amount of registered capital of such foreign-invested company. In addition, on January 12, 2017, the People’s Bank of China, or PBOC, issued the Circular on Full-Coverage Macro-Prudent Management of Cross-Border Financing, or the PBOC Circular 9, which sets out the statutory upper limit on the foreign debts for PRC non-financial entities, including both foreign-invested companies and domestic-invested companies. Pursuant to the PBOC Circular 9, the foreign debt upper limit for both foreign-invested companies and domestic-invested companies is calculated as twice the net asset of such companies. As to net assets, the companies shall take the net assets value stated in their latest audited financial statement. According to the announcement promulgated by the PBOC and the SAFE on July 20, 2023, the limit for the total amount of foreign debt of Shanghai Jinxin is 3 times of its respective net assets.

The PBOC Circular 9 does not supersede the Foreign Debts Provisions. It provides a one-year transitional period from January 11, 2017, for foreign-invested companies, during which foreign-invested companies, such as WFOE, could adopt their calculation method of foreign debt upper limit based on either the Foreign Debts Provisions or the PBOC Circular 9. The transitional period ended on January 11, 2018. Upon its expiry, pursuant to the PBOC Circular 9, PBOC and SAFE shall reevaluate the calculation method for foreign-invested companies and determine what the applicable calculation method would be.

Foreign currency exchange

The core regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations, as amended in August 2008, or the FEA Regulations. Certain organizations in the PRC, including foreign invested enterprises, may purchase, sell and/or remit foreign currencies at certain banks authorized to conduct foreign exchange business upon providing valid commercial documents. However, approval of the State Administration of Foreign Exchange, or the SAFE, is required for capital account transactions.

On August 29, 2008, the SAFE issued the Notice of State Administration of Foreign Exchange on Improving Business Operational Issues relating to Administration of Sale of Foreign Currency for Payment of Foreign Currency Capital Funds of Foreign Investment Enterprises, or the Circular 142 to regulate the conversion of foreign currency into Renminbi by a foreign-invested enterprise by restricting the ways in which converted Renminbi may be used. Circular 142 requires that the registered capital of a foreign-invested enterprise converted into Renminbi from foreign currencies may only be utilized for purposes within its business scope. Meanwhile, the SAFE strengthened its oversight of the flow and the use of the registered capital of a foreign-invested enterprise settled in Renminbi converted from foreign currencies. The use of such Renminbi capital may not be changed without the SAFE’s approval, and may not in any case be used as repayment of Renminbi loans if the proceeds of such loans have not been used.

In November 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Direct Investment, as amended, which substantially amends and simplifies the foreign exchange procedure. Pursuant to this circular, the opening of various special purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of RMB proceeds by foreign investors in the PRC and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible previously. In addition, SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents in May 2013, as amended, which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC shall be conducted by way of registration and banks shall process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches. After the Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13, became effective on June 1, 2015, instead of applying for approvals regarding foreign exchange registrations of foreign direct investment and overseas direct investment from SAFE, entities and individuals will be required to apply for such foreign exchange registrations from qualified banks. The qualified banks, under the supervision of SAFE, directly examine the applications and conduct the registration.

In 2014, the SAFE decided to further reform the foreign exchange administration system to satisfy and facilitate the business and capital operations of foreign-invested enterprises, and issued the Circular on the Relevant Issues Concerning the Launch of Reforming Trial of the Administration Model of the Settlement of Foreign Currency Capital of Foreign-Invested Enterprises in Certain Areas on July 4, 2014, or SAFE Circular 36. The SAFE Circular 36 suspends the application of SAFE Circular 142 in certain areas and allows a foreign-invested enterprise registered in such areas to use the Renminbi capital converted from foreign currency registered capital for equity investments within the scope of business, which will be regarded as the reinvestment of foreign-invested enterprise. On March 30, 2015, the SAFE issued the Circular on the Reforming of the Management Method of the Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular 19, effective on June 1, 2015 and amended on December 30, 2019, which replaced SAFE Circular 142 and SAFE Circular 36. Under SAFE Circular 19, a foreign-invested enterprise, within the scope of business, may also choose to convert its registered capital from foreign currency to Renminbi on a discretionary basis, and the Renminbi capital so converted can be used for equity investments within the PRC, which will be regarded as the reinvestment of foreign-invested enterprise. Nevertheless, Circular 19 reiterates the principle that Renminbi converted from foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Further, in June 2016, the SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or Circular 16, which took effect on the same day. Compared to Circular 19, Circular 16 provides that discretionary foreign exchange settlement applies to foreign exchange capital, foreign debt offering proceeds and remitted foreign listing proceeds, and the corresponding Renminbi obtained from foreign exchange settlement are not restricted from extending loans to related parties or repaying the intercompany loans (including advances by third parties).

On October 23, 2019, SAFE issued the Circular on Further Promoting Cross-border Trade and Investment Facilitation, or SAFE Circular 28. Among others, SAFE Circular 28 relaxes the prior restrictions and allows the foreign-invested enterprises without equity investment as in their approved business scope to use their capital obtained from foreign exchange settlement to make domestic equity investment as long as the investments are real and in compliance with the foreign investment-related laws and regulations. In addition, SAFE Circular 28 stipulates that qualified enterprises in certain pilot areas may use their capital income from registered capital, foreign debt and overseas listing, for the purpose of domestic payments without providing authenticity certifications to the relevant banks in advance for those domestic payments. According to the Circular on Optimizing the Administration of Foreign Exchange to Support the Development of Foreign-related Business issued by the SAFE on April 10, 2020, eligible enterprises are allowed to make domestic payments using the income under their capital accounts generated from their capital, foreign debt and overseas listing, without providing materials for each transaction evidencing the authenticity in advance, provided that the capital usage is authentic and compliant with the current capital account income usage management regulations.

Dividend distribution

In July 2014, SAFE issued the Circular of the State Administration of Foreign Exchange on Issues concerning Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or SAFE Circular 37 which was most recently amended on June 15, 2018 and has replaced the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents’ Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles (known as Circular 75). SAFE Circular 37 regulates foreign exchange matters in relation to the use of special purpose vehicles, or “SPVs,” by PRC residents or entities to seek offshore investment and financing or conduct round trip investment in China. Under SAFE Circular 37, an SPV refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or entities for the purpose of seeking offshore financing or making offshore investment, using legitimate domestic or offshore assets or interests, while “round trip investment” refers to the direct investment in China by PRC residents or entities through SPVs, namely, establishing foreign-invested enterprises to obtain the ownership, control rights and management rights. Circular 37 requires that, before making contribution into an SPV, PRC residents or entities are required to complete foreign exchange registration with SAFE or its local branch.

In February 2015, SAFE promulgated the SAFE Circular 13. SAFE Circular 13 has amended SAFE Circular 37 by requiring PRC residents or entities to register with qualified banks instead of SAFE or its local branch in connection with their establishment of an SPV.

In addition, pursuant to SAFE Circular 37, an amendment to registration or subsequent filing with qualified banks by such PRC resident is also required if there is a material change with respect to the capital of the offshore company, such as any change of basic information (including change of such PRC residents, change of name and operation term of the SPV), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions. Failure to comply with the registration requirements as set forth in SAFE Circular 37 and SAFE Circular 13, misrepresent on or failure to disclose controllers of foreign-invested enterprises that are established by round-trip investment may result in bans on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliates, and may also subject relevant PRC residents to penalties under the Foreign Exchange Administration Regulations of the PRC.

Stock Option Rules

Pursuant to the Circular on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company issued by the SAFE in February 2012, or the SAFE Circular 7, employees, directors, supervisors and other senior management participating in any stock incentive plan of an overseas publicly listed company who are PRC citizens or who are non PRC citizens residing in China for a continuous period of not less than one year, subject to a few exceptions, are required to register with the SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and complete certain other procedures. Failure to complete the SAFE registrations may subject them to fines and legal sanctions and may also limit our ability to contribute additional capital into our wholly foreign-owned subsidiaries in China and limit these subsidiaries’ ability to distribute dividends to us. The PRC agents shall, on behalf of the PRC residents who have the right to exercise the employee share options, apply to the SAFE or its local branches for an annual quota for the payment of foreign currencies in connection with the PRC residents’ exercise of the employee share options. The foreign exchange proceeds received by the PRC residents from the sale of shares under the stock incentive plans granted and dividends distributed by the overseas listed companies must be remitted into the bank accounts in the PRC opened by the PRC agents before distribution to such PRC residents. In addition, the PRC agents shall file each quarter the form for record-filing of information of the Domestic Individuals Participating in the Stock Incentive Plans of Overseas Listed Companies with the SAFE or its local branches.

In addition, the State Administration for Taxation has issued the Notice of Ministry of Finance and State Administration of Taxation on Issues relating to the Levy of Individual Income Tax on Personal Income from Stock Options, concerning employee share options, under which our employees working in the PRC who exercise share options will be subject to PRC individual income tax. Our PRC subsidiary has obligations to file documents related to employee share options with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If our employees fail to pay or if we fail to withhold their income taxes as required by relevant laws and regulations, we may face sanctions imposed by the PRC tax authorities or other PRC government authorities.

Regulations Relating to Taxation

PRC enterprise income tax

On March 16, 2007, the SCNPC promulgated the Enterprise Income Tax Law of the PRC, which was recently amended on December 29, 2018. On December 6, 2007, the State Council enacted the Regulations for the Implementation of the Law on Enterprise Income Tax (collectively, the EIT Law). Under the EIT Law, both resident enterprises and non-resident enterprises are subject to the enterprise income tax so long as their income is generated within the territory of PRC. “Resident enterprises” are defined as enterprises that are established in China in accordance with PRC laws, or that are established in accordance with the laws of foreign countries but are actually or in effect controlled from within the PRC. “Non-resident enterprises” are defined as enterprises that are organized under the laws of foreign countries and whose actual management is conducted outside the PRC, but have established institutions or premises in the PRC, or have no such established institutions or premises but have income generated from inside the PRC. Under the EIT Law and relevant implementing regulations, a uniform corporate income tax rate of 25% is applied. If non-resident enterprises have not formed permanent establishments or premises in the PRC, or if they have formed permanent establishment or premises in the PRC but there is no actual relationship between the relevant income derived in the PRC and the established institutions or premises set up by them, however, enterprise income tax is set at the rate of 10% with respect to their income sourced from inside the PRC.

In April 2009, the SAT issued the Circular on Issues Concerning the Identification of Chinese-Controlled Overseas Registered Enterprises as Resident Enterprises in Accordance with the Actual Standards of Organizational Management, or “SAT Circular 82,” which was amended in December 2017. SAT Circular 82 specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision-making bodies; key properties, accounting books, company seal, and minutes of board meetings and shareholders’ meetings; and half or more of the senior management or directors having voting rights. In addition to SAT Circular 82, the SAT issued the Measures for the Administration of Enterprise Income Tax of Chinese-Controlled Overseas Registered Enterprises as Resident Enterprises (for Trial Implementation), or “SAT Bulletin 45,” which took effect in September 2011 and was amended in April 2015, to provide more guidance on the implementation of SAT Circular 82 and clarify the reporting and filing obligations of such “Chinese-controlled offshore incorporated resident enterprises.” SAT Bulletin 45 provides procedures and administrative details for the determination of resident status and administration on post-determination matters, such as the recognition of the resident status of an overseas Chinese-funded enterprise may adopt recognition through voluntary judgment by the enterprise before submission of such judgment to the tax authorities or recognition rendered by the tax authorities through investigation and finding. Although both SAT Circular 82 and SAT Bulletin 45 only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals, the determining criteria set forth in SAT Circular 82 and SAT Bulletin 45 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, PRC enterprise groups, or by PRC or foreign individuals.

The EIT Law and its implementation rules permit certain “high and new technology enterprises strongly supported by the state” that independently own core intellectual property and meet statutory criteria, to enjoy a reduced 15% enterprise income tax rate.

According to the Administrative Rules for the Certification of High and New Technology Enterprises, or HNTEs, effective on January 1, 2008 and amended on January 29, 2016 (effective as of January 1, 2016), for each entity accredited as HNTE, its HNTE status is valid for three years if it meets the qualifications for HNTE on a continuing basis during such period.

Shanghai Jinxin obtained the Certification of High and New Technology Enterprises on November 18, 2021, and Zhongjiao Enshi obtained the Certification of High and New Technology Enterprises on December 4, 2020, both of which will remain effective for three years.

PRC indirect transfer tax

In February 2015, SAT issued a Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or “SAT Circular 7.” SAT Circular 7 provides comprehensive guidelines relating to indirect transfers of PRC taxable assets (including equity interests and real properties of a PRC resident enterprise) by a non-resident enterprise. In addition, in October 2017, SAT issued an Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or “SAT Circular 37,” effective in December 2017, which, among others, amended certain provisions in SAT Circular 7 and further clarify the tax payable declaration obligation by non-resident enterprise. Indirect transfer of equity interest and/or real properties in a PRC resident enterprise by their non-PRC holding companies are subject to SAT Circular 7 and SAT Circular 37.

SAT Circular 7 provides clear criteria for an assessment of reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. As stipulated in SAT Circular 7, indirect transfers of PRC taxable assets are considered as reasonable commercial purposes if the shareholding structure of both transaction parties falls within the following situations: i) the transferor directly or indirectly owns 80% or above equity interest of the transferee, or vice versa; ii) the transferor and the transferee are both 80% or above directly or indirectly owned by the same party; iii) the percentages in bullet points i) and ii) shall be 100% if over 50% the share value of a foreign enterprise is directly or indirectly derived from PRC real properties. Furthermore, SAT Circular 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets. Where a non-resident enterprise transfers PRC taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an indirect transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such indirect transfer to the relevant tax authority and the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding, or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

According to SAT Circular 37, where the non-resident enterprise fails to declare the tax payable pursuant to Article 39 of the EIT Law, the tax authority may order it to pay the tax due within required time limits, and the non-resident enterprise shall declare and pay the tax payable within such time limits specified by the tax authority. If the non-resident enterprise, however, voluntarily declares and pays the tax payable before the tax authority orders it to do so within required time limits, it shall be deemed that such enterprise has paid the tax in time.

Value added tax

The Provisional Regulations of the PRC on Value-added Tax was promulgated by the State Council on December 13, 1993, and most recently amended on November 19, 2017. The Detailed Rules for the Implementation of the Provisional Regulations of the PRC on Value-added Tax (Revised in 2011) were promulgated by the MOF on December 25, 1993, and were recently amended on October 28, 2011 (collectively with the VAT Regulations, the VAT Law). On April 4, 2018, MOF and SAT jointly promulgated the Circular on Adjustment of Value-Added Tax Rates, or MOF and SAT Circular 32. On March 20, 2019, MOF, SAT and General Administration of Customs, or GAC, jointly issued a Circular on Relevant Polices for Deepening Value-added Tax Reform, or MOF, SAT and GAC Circular 39, which became effective from April 1, 2019. According to the abovementioned laws and circulars, all enterprises and individuals engaged in the sale of goods, the provision of processing, repair and replacement services, sales of services, intangible assets, real property and the importation of goods within the territory of the PRC are the taxpayers of VAT. The VAT tax rates generally applicable are simplified as 13%, 9%, 6% and 0%, and the VAT tax rate applicable to the small-scale taxpayers is 3%.

Withholding Tax

Pursuant to an Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Incomes, or the Double Tax Avoidance Arrangement, and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under such Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5%. Based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, or the SAT Circular 81, issued on February 20, 2009, by the SAT, however, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. According to the Circular on Several Questions regarding the “Beneficial Owner” in Tax Treaties, which was issued on February 3, 2018, by the SAT and took effect on April 1, 2018, when determining the applicant’s status of the “beneficial owner” regarding tax treatments in connection with dividends, interests or royalties in the tax treaties, several factors, including without limitation, whether the applicant is obligated to pay more than 50% of his or her income in 12 months to residents in third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant tax exemption on relevant incomes or levy tax at an extremely low rate, will be taken into account, and it will be analyzed according to the actual circumstances of the specific cases. This circular further provides that applicants who intend to prove his or her status of the “beneficial owner” shall submit the relevant documents to the relevant tax bureau according to the Announcement on Issuing the Measures for the Administration of Non-Resident Taxpayers’ Enjoyment of the Treatment under Tax Agreements.

Regulations Relating to Employment

The Labor Contract Law and its implementation rules provide requirements concerning employment contracts between an employer and its employees. If an employer fails to enter into a written employment contract with an employee within one year from the date on which the employment relationship is established, the employer must rectify the situation by entering into a written employment contract with the employee and pay the employee twice the employee’s salary for the period from the day following the lapse of one month from the date of establishment of the employment relationship to the day prior to the execution of the written employment contract. The Labor Contract Law and its implementation rules also require compensation to be paid upon certain terminations, which significantly affects the cost of reducing workforce for employers. In addition, if an employer intends to enforce a non-compete provision with an employee in an employment contract or non-competition agreement, it has to compensate the employee on a monthly basis during the term of the restriction period after the termination or ending of the labor contract. Employers in most cases are also required to provide a severance payment to their employees after their employment relationships are terminated.

Enterprises in China are required by PRC laws and regulations to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund, and contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government from time to time at locations where they operate their businesses or where they are located. According to the Social Insurance Law, an employer that fails to make social insurance contributions may be ordered to pay the required contributions within a stipulated deadline and be subject to a late fee computed from the due date at the rate of 0.05% per day. If the employer still fails to rectify the failure to make social insurance contributions within the stipulated deadline, it may be subject to a fine ranging from one to three times the amount overdue. According to the Regulations on Management of Housing Fund, an enterprise that fails to make housing fund contributions may be ordered to rectify the noncompliance and pay the required contributions within a stipulated deadline; otherwise, an application may be made to a local court for compulsory enforcement.

As of the date of this prospectus, no material labor dispute or other conflict with the employees of the VIE exists and no material action or investigation is currently or has been brought up by any PRC governmental agency against any of the VIE regarding labor or employment matters.

Regulations Relating to M&A Rules and Overseas Listing

On August 8, 2006, six PRC governmental and regulatory agencies, including the Ministry of Commerce and the CSRC, jointly promulgated the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), a new regulation with respect to the mergers and acquisitions of domestic enterprises by foreign investors that became effective on September 8, 2006 and revised on June 22, 2009. Foreign investors shall comply with the M&A rules when they purchase equity interests of a domestic company or subscribe for the increased capital of a domestic company, and thus changing the nature of the domestic company into a foreign- invested enterprise; or when the foreign investors establish a foreign-invested enterprise in the PRC for the purpose of purchasing the assets of a domestic company and operating the asset; or when the foreign investors purchase the asset of a domestic company, establish a foreign-invested enterprise by injecting such assets, and operate the assets. The M&A rules, among other things, purports to require that an offshore special vehicle, or a special purpose vehicle, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals, shall obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

In addition, the Provisions of Ministry of Commerce on Implementation of Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors issued by the MOFCOM that took effect in September 2011 specify that if a merger and acquisition of domestic enterprise by a foreign investor falls within the M&A safety review scope, the foreign investor shall file an application for M&A safety review to the Ministry of Commerce. The M&A safety review scope is as follows: foreign investors’ M&A of domestic military industry enterprises and military industry support enterprises, enterprises around key and sensitive military facilities, and other units which have impact on national defense security; and foreign investors’ M&A of domestic enterprises, which have impact on the national security, in fields of important agricultural products, important energy and resources, important infrastructure, important transport service, key technology and major equipment manufacturing, etc. and such M&A may result in foreign investors’ acquirement of actual control over the enterprises. The rules prohibit any activities attempting to bypass a security review, including by holding on agency basis, trust, multi-tier reinvestment, leasing, loan, control by agreement, overseas transactions, etc.

On July 6, 2021, the relevant PRC government authorities issued Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies.

On December 27, 2021, the NDRC and the Ministry of Commerce jointly issued the Special Administrative Measures (Negative List) for Foreign Investment Access (2021 Version), or the 2021 Negative List, which became effective on January 1, 2022. Pursuant to such Special Administrative Measures, if a domestic company engaging in the prohibited business stipulated in the 2021 Negative List seeks an overseas offering and listing, it shall obtain the approval from the competent governmental authorities. Besides, the foreign investors of the company shall not be involved in the company’s operation and management, and their shareholding percentage shall be subject, mutatis mutandis, to the relevant regulations on the domestic securities investments by foreign investors.

On February 17, 2023, the CSRC issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises, or the Trial Measures, which became effective on March 31, 2023. On the same date of the issuance of the Trial Measures, the CSRC circulated No. 1 to No. 5 Supporting Guidance Rules, the Notes on the Trial Measures, the Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and the relevant CSRC Answers to Reporter Questions on the official website of the CSRC, or collectively, the Guidance Rules and Notice.

Under the Trial Measures, no overseas offering and listing shall be made under any of the following circumstances: (i) where such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (ii) where the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (iii) where the domestic company intending to make the securities offering and listing, or its controlling shareholders and the actual controller, have committed crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (iv) where the domestic company intending to make the securities offering and listing is suspected of committing crimes or major violations of laws and regulations, and is under investigation according to law, and no conclusion has yet been made thereof; and (v) where there are material ownership disputes over equity held by the domestic company’s controlling shareholder or by other shareholders that are controlled by the controlling shareholder and/or actual controller. Overseas offering and listing by domestic companies shall be made in strict compliance with relevant laws, administrative regulations and rules concerning national security in spheres of foreign investment, cybersecurity, data security and etc., and duly fulfill their obligations to protect national security. If the intended overseas offering and listing necessitates a national security review, relevant security review procedures shall be completed according to law before the application for such offering and listing is submitted to any overseas parties such as securities regulatory agencies and trading venues. Any overseas offering and listing made by an issuer that meets both the following conditions will be determined as indirect: (i) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by domestic companies; and (ii) the main parts of the issuer’s business activities are conducted in the Chinese Mainland, or its main places of business are located in the Chinese Mainland, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in the Chinese Mainland. The determination as to whether or not an overseas offering and listing by domestic companies is indirect, shall be made on a substance over form basis.

Under the Trial Measures and the Guidance Rules and Notice, domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application. The companies that have already been listed on overseas stock exchanges or have obtained the approval from overseas supervision administrations or stock exchanges for its offering and listing prior to March 31, 2023 and will complete their overseas offering and listing prior to September 30, 2023 are not required to make immediate filings for its listing yet need to make filings for subsequent offerings in accordance with the Trial Measures. The companies that have already submitted an application for an initial public offering to overseas supervision administrations prior to the effective date of the Trial Measures but have not yet obtained the approval from overseas supervision administrations or stock exchanges for the offering and listing may arrange for the filing within a reasonable time period and should complete the filing procedure before such companies’ overseas issuance and listing.

According to the Trial Measures, where a domestic company fails to fulfill filing procedure, or offers and lists securities in an overseas market in violation of the Trial Measures, the CSRC shall order rectification, issue warnings to such domestic company, and impose a fine of between RMB1,000,000 yuan and RMB10,000,000 yuan. Directly liable persons-in-charge and other directly liable persons shall be warned and each imposed a fine of between RMB500,000 yuan and RMB5,000,000 yuan. Controlling shareholders and actual controllers of the domestic company that organize or instruct the aforementioned violations shall be imposed a fine of RMB1,000,000 yuan and RMB10,000,000 yuan. Directly liable persons-in-charge and other directly liable persons shall be each imposed a fine of between RMB500,000 yuan and RMB5,000,000 yuan. Securities companies and securities service providers that fail to duly urge compliance by the domestic company with the Trial Measures shall be warned and imposed a fine of between RMB500,000 yuan and RMB5,000,000 yuan. Directly liable persons-in-charge and other directly liable persons shall be warned and each imposed a fine of between RMB200,000 yuan and RMB2,000,000 yuan. For cases of severe violations of the Trial Measures or other laws and administrative regulations, the CSRC may impose a ban on entering into the securities market upon the relevant responsible persons. Any such violation that constitutes a crime shall be investigated for criminal liability according to law.

On February 24, 2023, the CSRC, Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China jointly issued the Provisions on Strengthening the Confidentiality and Archive Management Work Relating to the Overseas Securities Offering and Listing, or the Confidentiality Provisions, which came into effect on March 31, 2023 with the Trial Administrative Measures. The Confidentiality Provisions require that, among other things, (a) a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; (b) domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations; (c) domestic company that plans to provide accounting records or photocopies of accounting records to relevant individuals and entities including securities companies, securities service providers and overseas regulators, shall perform the corresponding procedures in accordance with the relevant provisions; and (d) the working documents formed within the territory of PRC by the securities companies and securities service agencies that provide corresponding services for the overseas issuance and listing of domestic enterprises shall be stored within the territory of PRC. The working documents that need to be provided outbound should be subject to approval procedures in accordance with the relevant national regulations.

We have been actively preparing the necessary documents required for filing with the CSRC, in order to fully comply with the required filing procedures pursuant to the Trial Measures. We submitted initial filing documents to the CSRC on July 18, 2023, received comments from the CSRC on August 21, 2023 and submitted responses to such comments on September 7, 2023. CSRC has concluded the filing procedure and published the filing results on the CSRC website on April 2, 2024.

Regulations Relating to Anti-monopoly

According to the Anti-monopoly Law, which was promulgated by the SCNPC on August 30, 2007, amended on June 24, 2022, and became effective on August 1, 2022. “monopolistic practices” include: (i) the conclusion of a monopolistic agreement between undertakings; (ii) the abuse of dominant market positions by undertakings; and (iii) the concentration of undertakings that eliminates or restricts competition or may eliminate or restrict competition. Undertakings with a dominant market position shall not abuse their dominant market position to eliminate or restrict competition. Undertakings shall not use data, algorithms, technologies, capital advantages and platform rules, etc. to engage in any monopolistic practices prohibited by the Anti-monopoly Law.

Regulations Relating to Lease Registration

Under the Law of the People’s Republic of China on Administration of Urban Real Estate, leasing of real estate shall refer to an act of lease of a building by the owner to a lessee and payment of rental by the lessee to the lessor. The lessor and the lessee shall enter into a written lease contract for leasing of a building to stipulate the term of the lease, the purpose of the lease, the lease price, maintenance and repair liability, and any other rights and obligations of both parties. The lease contract shall be registered and filed with the real estate administration authorities.

According to the Administrative Measures on Leasing of Commodity Housing, the lessor and the lessee shall complete property leasing registration and filing formalities within 30 days from execution of the property lease contract with the development (real estate) department of the People’s Government of the centrally-administered municipality, municipality or county where the leased property is located. Individuals or organizations who violate the above article shall be ordered by the development (real estate) department of the People’s Governments of centrally-administered municipalities, municipalities or counties to make correction within a stipulated period. If individuals fail to make correction within the stipulated period, a fine of not more than RMB1,000 for each lease agreement shall be imposed, and if organizations fail to make correction within the stipulated period, a fine ranging from RMB1,000 to RMB10,000 for each lease agreement shall be imposed.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Jin Xu	49	Chairman of the Board of Directors and Chief Executive Officer
Jun Jiang	50	Director and Chief Operating Officer
Liwei Zhang*	50	Independent Director Appointee
Anran You*	47	Independent Director Appointee
Zhenyu Zhao*	49	Independent Director Appointee
Feifei Huang	39	Chief Technology Officer
Huazhen Xu	30	Chief Financial Officer

____________

*        Each of Mr. Liwei Zhang, Mr. Anran You and Mr. Zhenyu Zhao has accepted the appointment as our independent director, effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

Mr. Jin Xu is our founder and has served as the chairman of the board of directors and chief executive officer since our inception. Mr. Xu founded Shanghai Jinxin Network Technology Co., Ltd. in September 2014. Prior to that, Mr. Xu worked as a software engineer and architect at Huawei Technologies Co., Ltd. Mr. Xu received his bachelor’s degree in astronomy in 1996 and his master’s degree in astrophysics in 1999, both from Nanjing University.

Mr. Jun Jiang has served as our director since December 2016 and as our chief operating officer since April 2015. Mr. Jiang co-founded Shanghai Jinxin Network Technology Co., Ltd. in 2014 and is responsible for operational management, business development and marketing of our company. Prior to that, Mr. Jiang worked as the director of the digital marketing & e-commerce division at each of Microsoft Corporation (Nasdaq: MSFT) and Bacardi Limited. Mr. Jiang received his bachelor’s degree in chemistry in 1997 from Fudan University and his MBA degree in 2002 from the Hong Kong University Business School and the School of Management of Fudan University.

Mr. Liwei Zhang will serve as our independent director upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Zhang has held a number of managerial positions at Bank of America since November 2007 and currently serves as its vice president. Prior to that, Mr. Zhang served as a senior development manager at Infor Global Solutions, Inc. from January 2003 to October 2007 and a development manager at Capital One Financial Corporation (NYSE: COF) from May 2000 to June 2001. Mr. Zhang received his bachelor’s degree in computer science from Southeast University in July 1996.

Mr. Anran You will serve as our independent director upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. You has served as a partner at Yanqiao Investment Management Ltd since November 2014. Prior to that, Mr. You worked as a senior manager at the investment banking division of Southern Securities Co., Ltd. from July 1999 to May 2006. Mr. You is also the founder of Heyou Technology Corporation. Mr. You received his bachelor’s degree in international finance in July 1999 and his master’s degree in economics in December 2008, both from Shandong University.

Mr. Zhenyu Zhao will serve as our independent director upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Since January 2009, Mr. Zhao has been working at Shanghai Xuqin Law Firm (formerly known as Shanghai Xinguan Law Firm), with his last position as the managing partner. Prior to that, Mr. Zhao worked as a prosecutor at People’s Procuratorate of Jing’an District of Shanghai Municipality from August 1997 to January 2009. Mr. Zhao received his bachelor’s degree in accounting and economics in July 1997 and his master’s degree in public administration in July 2002, both from Tongji University.

Mr. Feifei Huang has served as our chief technology officer since January 2015. Prior to joining us, Mr. Huang worked as a software engineer at Huawei Technologies Co., Ltd. Mr. Huang received his bachelor’s degree in computer science and technology in 2006 from Jiangsu University and his master’s degree in computer applications technology in 2009 from Nanjing University of Aeronautics and Astronautics.

Mr. Huazhen Xu has served as our Chief Financial Officer since July 2023, and he is responsible for our overall financial management, including financial planning, accounting, and tax compliance. Mr. Xu served as a financial director at Xuhang Holdings Limited from February 2023 to June 2023. From April 2020 to May 2022, Mr. Xu served as a financial controller at Ebang International Holdings Inc. (Nasdaq: EBON). From October 2016 to August 2019, Mr. Xu served as a senior auditor at Ernst & Young LLP. Mr. Xu received his bachelor’s degree in International Accounting from Shanghai University of Finance and Economics in 2016. Mr. Xu has been a member of the Association of Chartered Certified Accountants since February 2020.

Board of Directors

Our board of directors will consist of five directors upon the SEC’s declaration of effectiveness of the registration statement on Form F-1, of which this prospectus is a part. A director is not required to hold any shares in our company by way of qualification. A director must disclose any material interest pursuant to our post-offering memorandum and articles of association, and such director may not vote at any meeting of directors or of a committee of directors on any resolution concerning a matter in which he has, directly or indirectly, an interest or duty. The directors may exercise all the powers of the company to borrow money, mortgage or charge its undertaking, property, and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any debt, liability, or obligation of the company or of any third party. None of our directors who are not our executive officers has a service contract with us that provides for benefits upon termination of service as a director.

Committees of the Board

We will establish three committees under the board of directors immediately upon the effectiveness of our registration statement on Form F-1, in which this prospectus is included: an audit committee, a compensation committee and corporate governance and nominating committee. We will adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee.    Our audit committee will consist of Liwei Zhang, Anran You and Zhenyu Zhao, and will be chaired by Liwei Zhang. We have determined that Liwei Zhang, Anran You and Zhenyu Zhao each satisfies the “independence” requirements of Rule 5605(c)(2) of the Nasdaq Stock Market Rules and meet the independence standards under Rule 10A-3 under the Exchange Act. We have also determined that Liwei Zhang qualifies as an “audit committee financial expert.” The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

•        appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•        reviewing with the independent auditors any audit problems or difficulties and management’s response;

•        discussing the annual audited financial statements with management and the independent auditors;

•        reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•        reviewing and approving all proposed related party transactions;

•        meeting separately and periodically with management and the independent auditors; and

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee.    Our compensation committee will consist of Anran You, Liwei Zhang and Zhenyu Zhao and will be chaired by Anran You. We have determined that Anran You, Liwei Zhang and Zhenyu Zhao each satisfies the “independence” requirements of Rule 5605(a)(2) of the Nasdaq Stock Market Rules. Our compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our Chief Executive Officer may not be present at any committee meeting during which his compensation is deliberated upon. The compensation committee will be responsible for, among other things:

•        reviewing and approving, or recommending to the board for its approval, the compensation for our Chief Executive Officer and other executive officers;

•        reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

•        reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and;

•        selecting and receiving advice from compensation consultants, legal counsel or other advisors only after taking into consideration all factors relevant to that person’s independence from management.

Corporate Governance and Nominating Committee.    Our corporate governance and nominating committee will consist of Zhenyu Zhao, Liwei Zhang and Anran You, and will be chaired by Zhenyu Zhao. We have determined that Zhenyu Zhao, Liwei Zhang and Anran You each satisfies the “independence” requirements of Rule 5605(a)(2) of the Nasdaq Stock Market Rules. The corporate governance and nominating committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board of directors and its committees. The corporate governance and nominating committee will be responsible for, among other things:

•        selecting and recommending nominees for election by the shareholders or appointment by the board;

•        reviewing annually with our board its current composition with regards to the characteristics such as independence, knowledge, skills, experience and diversity;

•        making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

•        advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than what may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care, and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. Our company has the right to seek damages if a duty owed by our directors is breached. A shareholder may in certain circumstances have rights to damages if a duty owed by the directors is breached.

•        Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others: convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

•        declaring dividends and distributions;

•        appointing officers and determining the term of office of officers;

•        exercising the borrowing powers of our company and mortgaging the property of our company; and

•        approving the transfer of shares in our company, including the registering of such shares in our share register.

Terms of Directors and Executive Officers

Our directors may be appointed and removed by an ordinary resolution of our shareholders. Any vacancies on the board of directors arising other than upon the removal of a director by ordinary resolution can be filled by the remaining director(s) of the Company. Our directors are not automatically subject to a term of office and shall hold office until such time as they are removed from office by an ordinary resolution of our shareholders. In addition, a director will cease to be a director if he (i) becomes prohibited by law from being a director; (ii) becomes bankrupt or makes any arrangement or composition with his creditors generally; (iii) dies or is, in the opinion of all his co-directors, incapable by reason of mental disorder of discharging his duties as director; (iv) resigns his office by notice to the Company; (v) has for more than six months been absent without permission of the directors from meetings of directors held during that period and the directors resolve that his office be vacated. Our officers are appointed by and serve at the discretion of the board of directors, and may be removed by our board of directors.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Each of our executive officers is employed for a specified time period which will be automatically extended, unless either we or the executive officer gives a three-month prior written notice to terminate such employment. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including but not limited to the commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense other than one which in the opinion of the board does not affect the executive’s position as our employee, willful disobedience of a lawful and reasonable order, misconduct being inconsistent with the due and faithful discharge of the executive officer’s material duties, fraud or dishonesty, or habitual neglect of his or her duties. We may terminate the employment without cause at any time with a three-month prior written notice or by payment of three months’ salary in lieu of notice. The executive officer may resign prior to the expiration of the employment agreement if such resignation or an alternative arrangement with respect to his or her employment is approved by our board of directors.

Each executive officer has agreed to hold, at all times during the term of his or her employment and after termination, in strict confidence and not to use, except for our benefit, or disclose to any person, corporation or other entity without our written consent, any confidential information. Each executive officer has also agreed to disclose in confidence to us all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, concepts and trade secrets, whether or not patentable or registrable under patent, copyright, circuit layout design or similar laws in China or anywhere else in the world, which the executive officer may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of the executive officer’s employment that are either related to the scope of his or her employment or make use, in any manner, of our resources.

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions set forth in their agreements. Specifically, each executive officer has agreed not to, for a period of one year after he or she ceases to be employed by us, without our prior written consent: (i) carry on or be engaged, concerned or interested directly or indirectly whether as shareholder, director, employee, partner, agent or otherwise carry on any business in direct competition with us, (ii) solicit or entice away or attempt to solicit or entice away from us, any person, firm, company or organization who is or shall at any time within two years prior to such cessation have been our customer, client, representative or agent or in the habit of dealing with us, or (iii) employ, solicit or entice away or attempt to employ, solicit or entice away from us any person who is or shall have been at the date of or within twelve months prior to such cessation our officer, manager, consultants or employee.

We have entered into indemnification agreements with each of our directors and executive officers, pursuant to which we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or executive officer of our company.

Compensation of Directors and Executive Officers

For the year ended December 31, 2023, we paid an aggregate of RMB1.3 million (US$0.2 million) in cash and benefits to our executive officers and we did not pay any compensation to our non-executive directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. Our PRC subsidiary is required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

2016 Share Incentive Plan

In April 2016, our board of directors and shareholders approved an equity incentive plan, which we refer to as the 2016 Plan, to attract and retain the services of valuable employees, directors, and consultants and provide incentives for such persons to exert their best efforts for the success of our business by offering these individuals an opportunity to acquire a proprietary interest in the success of our business or to increase this success by permitting them to acquire our ordinary shares. As of the date of this prospectus, the maximum aggregate number of ordinary shares which may be issued pursuant to all awards under the 2016 Plan is 130,666,669. As of the date of this prospectus, awards to purchase 49,270,000 ordinary shares under the 2016 Plan have been granted and remain outstanding, excluding awards that were forfeited or canceled after the relevant grant dates.

The following paragraphs describe the principal terms of the 2016 Plan.

Types of Awards.    The 2016 Plan permits the awards of options and restricted shares.

Plan Administration.    Our board of directors, or a committee of one or more members of the board of directors administers the 2016 Plan. The administrator determines, among other things, the fair market value of ordinary shares, the awardees to whom awards may from time to time be granted, the number of options or restricted shares to be covered by each award, and the terms and conditions of each option grant.

Award Agreement.    Awards granted under the 2016 Plan are evidenced by an award agreement that sets forth terms, conditions and limitations for each award, which is subject to any modification as determined by the administrator.

Eligibility.    We may grant awards to employees, directors and consultants. We may, however, grant options that are intended to qualify as incentive stock options only to our employees.

Vesting Schedule.    In general, the plan administrator determines the vesting schedule, which is specified in the relevant award agreement.

Exercise and Term of Options.    The plan administrator determines the exercise price for each award, which is stated in the relevant award agreement. The term of an award is specified in the relevant award agreement and may not exceed ten years from the date of grant.

Transfer Restrictions.    Ordinary shares awarded are subject to special forfeiture conditions, rights of repurchase or redemption, rights of first refusal, market stand-offs, and other transfer restrictions as the plan administrator may determine, as specified in the relevant award agreement. Awards may not be sold, pledged or otherwise transferred in any manner otherwise than in accordance with the exceptions provided in the 2016 Plan and the relevant award agreement, such as by will or by the laws of descent or distribution.

Termination and Amendment of the 2016 Plan.    Unless terminated earlier, the 2016 Plan has a term of ten years. The board of directors has the authority to amend, alter, suspend, or terminate the plan at any time, subject to the restrictions set out in our memorandum and articles or associations and approval by our shareholders to the extent necessary to comply with the applicable laws. However, no termination, suspension, amendment or modification pf the 2016 Plan may adversely affect in any material way any award previously granted pursuant to the 2016 Plan, unless mutually agreed otherwise between the Awardee and the plan administrator. Termination of the 2016 Plan may not affect the plan administrator’s ability to exercise the powers granted to it with respect to awards granted under the 2016 Plan prior to the date of such termination.

The following table summarizes, as of the date of this prospectus, the number of ordinary shares under outstanding options that we granted to our directors and executive officers, excluding options that were forfeited or canceled after the relevant grant dates.

Name	Ordinary Shares Underlying Options Granted	Exercise Price (US$ per Share)	Date of Grant	Date of Expiration
Feifei Huang	35,000,000	0.0001	April 30, 2015	April 30, 2026

As of the date of this prospectus, other employees as a group hold options to purchase a total of 14,270,000 ordinary shares of our company, with an average weighted exercise price of US$0.0375 per share.

PRINCIPAL SHAREHOLDERS

The following table sets forth information concerning the beneficial ownership of our ordinary shares as of the date of this prospectus by:

•        each of our directors and executive officers; and

•        each person known to us to beneficially own 5% or more of our ordinary shares.

The calculations in the table below are based on 1,130,240,747 ordinary shares issued and outstanding on an as-converted basis as of the date of this prospectus, and            ordinary shares issued and outstanding immediately after the completion of this offering, assuming the underwriter does not exercise its option to purchase additional ADSs.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Beneficially Owned Immediately After This Offering
	Number	Percentage of total ordinary shares on an as-converted basis*	Number	%	Percentage of aggregate voting power**
Directors and Executive Officers†:
Jin Xu(1)	328,880,195	29.10%
Jun Jiang	56,000,000	4.95%
Liwei Zhang***	—	—
Anran You***	—	—
Zhenyu Zhao***	—	—
Feifei Huang	—	—
Huazhen Xu	—	—
All Directors and Executive Officers as a Group	384,880,195	34.05%
Principal Shareholders:
Namibox Technology Limited(1)	328,880,195	29.10%
Wu Capital Limited(2)	160,550,709	14.21%
Rockbridge Angel Investments Limited(3)	73,344,866	6.49%
QM Angel I Limited(4)	108,500,000	9.60%
Talented Ventures III Limited(5)	161,060,102	14.25%
China Broadband Capital Partners III, L.P.(6)	161,060,102	14.25%

____________

*        For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of (i) 1,130,240,747, being the number of ordinary shares as of the date of this prospectus and (ii) the number of ordinary shares that such person or group can acquire through exercising options under our incentive plans within 60 days after the date of this prospectus.

**      For each person or group included in this column, percentage of total voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our ordinary shares as a single class.

***    Each of Mr. Liwei Zhang, Mr. Anran You and Mr. Zhenyu Zhao has accepted the appointment as our independent director, effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

†        Except as otherwise indicated below, the business address of our directors and executive officers is Floor 8, Building D, Shengyin Building, Shengxia Road 666, Pudong, Shanghai, the People’s Republic of China. The business address of Mr. Liwei Zhang is Room 904, No.16, Lane 910, Dingxiang Road, Pudong, Shanghai, the People’s Republic of China. The business address of Mr. Anran You is Room 1002, No. 701, Daning Road, Jing’an District, Shanghai, the People’s Republic of China. The business address of Mr. Zhenyu Zhao is Room 101, No. 6, Lane 55, Lancun Road, Pudong, Shanghai, the People’s Republic of China.

(1)      Represents 328,880,195 ordinary shares held by Namibox Technology Limited, a British Virgin Islands company wholly-owned by Mr. Jin Xu. The registered address of Namibox Technology Limited is Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

(2)      Represent (i) 3,783,787 ordinary shares, (ii) 15,135,134 Series Seed preferred shares, (iii) 6,306,307 Series Angel preferred shares, (iv) 73,535,357 Series B preferred shares and (v) 61,790,124 Series C preferred shares held by Wu Capital Limited, a British Virgin Islands company wholly-owned by TMF (Cayman) Ltd, the trustee of a trust constituted under the laws of British Virgin Islands, with Ms. Xinyi Cai being the settlor. The registered address of Wu Capital Limited is Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands.

(3)      Represents 73,344,866 Series Seed preferred shares held by Rockbridge Angel Investments Limited, a Hong Kong company wholly-owned by Shanghai Rockbridge Investment Center (Limited Partnership), which is controlled by Mr. Weidong Chen, its general partner. The registered address of Rockbridge Angel Investments Limited is Room 2609, China Resources Building, 26 Harbour Road, Wanchai, Hong Kong.

(4)      Represent (i) 87,500,000 Series Angel preferred shares, (iv) 21,000,000 Series Pre-A preferred shares held by QM Angel I Limited, a Hong Kong company wholly-owned by Zhuhai Zhongguan QM Venture Investment Enterprise (Limited Partnership), which is controlled by Zhuhai Zhongguan QM Investment Management Company Limited, its general partner. The registered address of QM Angel I Limited is Suite 3903, 39/F, Far East Finance Centre, 16 Harcourt Road, Admiralty, Hong Kong.

(5)      Represent (i) 15,050,000 Series Pre-A preferred shares, (ii) 93,333,331 Series A preferred shares, (iii) 38,888,892 Series A+ preferred shares and (iv) 13,787,879 Series B preferred shares held by Talented Ventures III Limited (formerly known as Gifted Ventures II Limited), a British Virgin Islands company. Shunwei China Internet Fund III, L.P. is the sole shareholder of Talented Ventures III Limited. Shunwei Capital Partners III GP, L.P. is the general partner of Shunwei China Internet Fund III, L.P. Shunwei Capital Partners III GP Limited is the general partner of Shunwei Capital Partners III GP, L.P. Silver Unicorn Ventures Limited holds more than 50% of the issued and outstanding shares of Shunwei Capital Partners III GP Limited, and Mr. Koh Tuck Lye is the sole shareholder of Silver Unicorn Ventures Limited. The registered address of Talented Ventures III Limited is Vistra Corporate Services Center, Wickhams Cay II, Road Town, Tortola, VG 1110, British Virgin Islands.

(6)      Represent (i) 15,050,000 Series Pre-A preferred shares, (ii) 93,333,331 Series A preferred shares, (iii) 38,888,892 Series A+ preferred shares and (iv) 13,787,879 Series B preferred shares held by China Broadband Capital Partners III, L.P., a Cayman Islands company. The general partner of China Broadband Capital Partners III, L.P. is CBC Partners III, L.P., which is ultimately controlled by Mr. Suning Tian. The registered address of China Broadband Capital Partners III, L.P. is 190 Elgin Avenue, George Town, Grand Cayman, KY1-9008, Cayman Islands.

As of the date of this prospectus, none of our outstanding ordinary shares is held by record holders in the United States. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

Contractual Arrangements

See “Corporate History and Structure” for a description of the contractual arrangements by and among the WFOE, the VIE and the shareholders of the VIE.

Shareholders Agreement

See “Description of Share Capital — History of Securities Issuances — Shareholders’ Agreement.”

Employment Agreements and Indemnification Agreements

See “Management — Employment Agreements and Indemnification Agreements.”

Share Incentive Plan

See “Management — 2016 Share Incentive Plan.”

Other Transactions with Related Parties

Transactions with Jin Xu

As of December 31, 2022 and 2023, we had cash advances outstanding in the total amount of RMB0.7 million and nil, respectively, to Mr. Jin Xu, our founder, chairman and chief executive officer.

Transactions with Shanghai Xiyan Enterprise Management Center (“Shanghai Xiyan”)

In 2022 and 2023, we generated content subscription revenue of RMB0.3 million and RMB0.3 million (US$0.04 million), respectively, from Shanghai Xiyan, a non-controlling shareholder of Zhongjiao Enshi Education Technology Co., Ltd. In 2022 and 2023, we also incurred expenses of RMB0.2 million and RMB0.3 million (US$0.04 million), respectively, for rental of a facility from Shanghai Xiyan.

As of December 31, 2022 and 2023, we had amount due from Shanghai Xiyan of RMB0.2 million and RMB45 thousand (US$7 thousand), respectively, as prepaid rental expenses.

Transactions with Shanghai Diyi Education Technology Co., Ltd. (“Shanghai Diyi”)

In 2022 and 2023, we generated content subscription revenue of RMB3.4 million and RMB3.7 million (US$0.5 million), respectively, from Shanghai Diyi, our minority-owned investee. In 2022 and 2023, we also recorded cost of revenues of RMB1.1 million and RMB1.4 million (US$0.2 million), respectively, from Shanghai Diyi in connection with copyright licensing fee.

As of December 31, 2022 and 2023, we had amounts due to Shanghai Diyi of RMB1 thousand and RMB10 thousand (US$1 thousand), respectively, for technical services provided by Shanghai Diyi. As of December 31, 2022 and 2023, we had amounts due from Shanghai Diyi of nil and RMB45 thousand (US$6 thousand), respectively.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association, as amended from time to time, and the Companies Act (as amended) of the Cayman Islands, which we refer to as the Companies Act below, and the common law of Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$50,000 divided into 3,500,000,000 shares, par value of US$0.00001428571428 each, comprising of (i) 2,786,679,253 ordinary shares, par value of US$0.00001428571428 each, (ii) 88,480,000 Series Seed preferred shares, par value of US$0.00001428571428 each, (iii) 105,000,000 Series Angel preferred shares, par value of US$0.00001428571428 each, (iv) 61,600,000 Series Pre-A preferred shares, par value of US$0.00001428571428 each, (v) 186,666,662 Series A preferred shares, par value of US$0.00001428571428 each, (vi) 77,777,784 Series A+ preferred shares, par value of US$0.00001428571428 each, (vii) 101,111,115 Series B preferred shares, par value of US$0.00001428571428 each, and (viii) 92,685,186 Series C preferred shares, par value of US$0.00001428571428 each. As of the date of this prospectus, 416,920,000 ordinary shares, 88,480,000 Series Seed preferred shares, 105,000,000 Series Angel preferred shares, 61,600,000 Series Pre-A preferred shares, 186,666,662 Series A preferred shares, 77,777,784 Series A+ preferred shares, 101,111,115 Series B preferred shares and 92,685,186 Series C preferred shares are issued and outstanding.

Conditional upon and effective immediately prior to the completion of this offering, all of our issued and outstanding preferred shares in the capital of the Company will be converted by way of re-designation and re-classification into ordinary shares in the capital of the Company on a one-for-one basis; and that part of the authorized share capital of the Company comprising the Series Seed Preferred Shares, Series Angel Preferred Shares, Series Pre-A Preferred Shares, Series A Preferred Shares, Series A+ Preferred Shares, Series B Preferred Shares, and Series C Preferred Shares will be re-classified and re-designated as Ordinary Shares such that our authorized share capital will be changed into US$50,000 divided into 3,500,000,000 ordinary shares of a par value of US$0.00001428571428 each. Following such conversion and re-designation and upon the completion of this offering, we will have            ordinary shares issued and outstanding, assuming the underwriter does not exercise the option to purchase additional ADSs. All of our shares issued and outstanding prior to the completion of the offering are and will be fully paid, and all of our shares to be issued in the offering will be issued as fully paid.

Our Post-Offering Memorandum and Articles of Association

We will adopt an amended and restated memorandum and articles of association, which will become effective and replace our current amended and restated memorandum and articles of association in its entirety immediately prior to the completion of this offering. The following are summaries of material provisions of the post-offering memorandum and articles of association and of the Companies Act, insofar as they relate to the material terms of our ordinary shares.

Objects of Our Company.    Under our post-offering memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

Ordinary Shares.    Our ordinary shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends.    The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors or declared by our shareholders by ordinary resolution (provided that no dividend may be declared by our shareholders which exceeds the amount recommended by our directors). Our post-offering memorandum and articles of association provide that dividends may be declared and paid out of the funds of our Company lawfully available therefor. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights.

At any general meeting a resolution put to the vote of the meeting shall be decided on a poll. An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the issued and outstanding ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the issued and outstanding ordinary shares cast at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our post-offering memorandum and articles of association. Our shareholders may, among other things, divide or combine their shares by ordinary resolution.

General Meetings of Shareholders.    As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our post-offering memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

Shareholders’ general meetings may be convened by the chairman of our board of directors or by our directors (acting by a resolution of our board). Advance notice of at least ten (10) clear days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of, at the time when the meeting proceeds to business, one or more of our shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third in nominal value of the total issued and outstanding shares in our company entitled to vote upon the business to be transacted at such general meeting.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering memorandum and articles of association provide that upon the requisition of any one or more of our shareholders holding shares which carry in aggregate not less than two-thirds in par value of the issued shares of our company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our post-offering memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Transfer of Ordinary Shares.    Subject to the applicable restrictions set out below and in our post-offering memorandum and articles of association, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up to a person of whom it does not approve, or any share issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists, and it may also, without prejudice to the foregoing generality, refuse to register a transfer of any share to more than four joint holders or a transfer of any share that is not a fully paid up share on which we have a lien. Our board of directors may also decline to recognize any instrument of transfer unless:

•        the instrument of transfer is lodged at the registered office or such other place (i.e., our transfer agent) at which the register of shareholders is kept, accompanied by any relevant share certificate(s) and/or such other evidence as the board of directors may reasonably require to show the right of the transferor to make the transfer;

•        the instrument of transfer is in respect of only one class of ordinary shares;

•        the ordinary shares transferred are fully paid and free of any lien;

•        the instrument of transfer is properly stamped, if required;

•        a fee of such maximum sum as the Nasdaq may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within one month after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required in accordance with the rules of the Nasdaq Stock Market, be suspended and the register be closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.

Liquidation.    On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed pari passu amongst our shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively. If our assets available for distribution are insufficient to repay all of the paid-up capital, such the assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up, on the shares held by them respectively.

Calls on Shares and Forfeiture of Shares.    Subject to the terms of allotment, our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 clear days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares.    Subject to the provisions of the Companies Act and our post-offering memorandum and articles of association, we may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors or by our shareholders by special resolution. Our company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Act, the redemption or repurchase of any share may be paid out of our Company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares.    Whenever the capital of our company is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be varied with the consent in writing of the holders of two-thirds of all of the issued shares of that class or with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares.    Our post-offering memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our post-offering memorandum and articles of association also authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

•        the designation of the series;

•        the number of shares of the series;

•        the dividend rights, dividend rates, conversion rights, voting rights; and

•        the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records.    Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Anti-Takeover Provisions.    Some provisions of our post-offering memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

•        authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

•        limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-offering memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company.    We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•        does not have to file an annual return of its shareholders with the Registrar of Companies;

•        is not required to open its register of members for inspection;

•        does not have to hold an annual general meeting;

•        may issue negotiable or bearer shares or shares with no par value;

•        may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•        may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        may register as a limited duration company; and

•        may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements.    The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•        the statutory provisions as to the required majority vote have been met;

•        the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•        the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•        the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits.    In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

•        a company acts or proposes to act illegally or ultra vires;

•        the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•        those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability.    Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering memorandum and articles of association provide that that we shall indemnify our directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending or investigating (whether successfully or otherwise) any civil, criminal, investigative and administrative proceedings concerning or in any way related to our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our post-offering memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties.    Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent.    Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our post-offering amended and restated articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals.    Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering amended and restated articles of association allow our shareholders holding shares which carry in aggregate not less than two-thirds in par value of the issued shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our post-offering amended and restated articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting.    Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our post-offering amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors.    Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering amended and restated articles of association, subject to certain restrictions as contained therein, directors may be removed with or without cause, by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the company and the director, if any; but no such term shall be implied in the absence of express provision. In addition, a director’s office shall be vacated if the director (i) becomes prohibited by law from being a director; (ii) becomes bankrupt or makes any arrangement or composition with his creditors generally; (iii) dies or is, in the opinion of all his co-directors, incapable by reason of mental disorder of discharging his duties as director; (iv) resigns his office by notice to the company; (v) has for more than six months been absent without permission of the directors from meetings of directors held during that period and the directors resolve that his office be vacated.

Transactions with Interested Shareholders.    The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up.    Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares.    Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our post-offering amended and restated articles of association, if our share capital is divided into more than one class of shares, the rights attached to any such class may only be varied with the consent in writing of two-thirds of the holders of the issued shares of that class or with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents.    Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our post-offering memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders.    There are no limitations imposed by our post-offering memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

The following is a summary of our securities issuances in the past three years.

Options or restricted shares

See “Management — 2016 Share Incentive Plan.”

Shareholders’ Agreement

Our currently effective shareholders agreement was entered into on September 26, 2018 and amended on September 26, 2023, by and among our shareholders. The agreement provides for certain shareholders’ rights, including right of first offer, right of first refusal, drag-along right, call right, put right, and pre-emptive right, and contains provisions governing other corporate governance matters. These special rights, as well as the corporate governance provisions, will automatically terminate upon the completion of this offering.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs. Each ADS will represent ownership of      ordinary shares, deposited with Deutsche Bank AG, Hong Kong Branch, as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 1 Columbus Circle, New York, NY 10019, USA. The principal executive office of the depositary is located at 1 Columbus Circle, New York, NY 10019, USA.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs. See “— Jurisdiction and Arbitration.”

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see “Where You Can Find Additional Information.”

Holding the ADSs

How will you hold your ADSs?

You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. ADSs will be issued through DRS, unless you specifically request certificated ADRs. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares) set by the depositary with respect to the ADSs.

•        Cash.    The depositary will convert or cause to be converted any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements under the terms of the deposit agreement into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States and will distribute promptly the amount thus received. If the depositary shall determine in its judgment that such conversions or transfers are not practical or lawful or if any government approval or license is needed and cannot be obtained at a reasonable cost within a reasonable period or otherwise sought, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold or cause the custodian to hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held for the respective accounts of the ADS holders. It will not invest the foreign currency and it will not be liable for any interest for the respective accounts of the ADS holders.

•        Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round down fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•        Shares.    For any ordinary shares we distribute as a dividend or free distribution, either (1) the depositary will distribute additional ADSs representing such ordinary shares or (2) existing ADSs as of the applicable record date will represent rights and interests in the additional ordinary shares distributed, to the extent reasonably practicable and permissible under law, in either case, net of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary will only distribute whole ADSs. It will try to sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

•        Elective Distributions in Cash or Shares.    If we offer holders of our ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must timely first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practicable to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

•        Rights to Purchase Additional Shares.    If we offer holders of our ordinary shares any rights to subscribe for additional shares, the depositary shall having received timely notice as described in the deposit agreement of such distribution by us, consult with us, and we must determine whether it is lawful and reasonably practicable to make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal or reasonably practicable to make the rights available but that it is lawful and reasonably practicable to sell the rights, the depositary will endeavor to sell the rights and in a riskless principal capacity or otherwise, at such place and upon such terms (including public or private sale) as it may deem proper distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The Depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for ordinary shares (rather than ADSs).

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of ordinary shares or be able to exercise such rights.

•        Other Distributions.    Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will distribute to you anything else we distribute on deposited securities by any means it may deem practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If any of the conditions above are not met, the depositary will endeavor to sell, or cause to be sold, what we distributed and distribute the net proceeds in the same way as it does with cash; or, if it is unable to sell such property, the depositary may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration, such that you may have no rights to or arising from such property.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if we and/or the depositary determines that it is illegal or not practicable for us or the depositary to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

Except for ordinary shares deposited by us in connection with this offering, no shares will be accepted for deposit during a period of 180 days after the date of this prospectus.

How do ADS holders cancel an American Depositary Share?

You may turn in your ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, to the extent permitted by law.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

You may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs at any meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities. Otherwise, you could exercise your right to vote directly if you withdraw the ordinary shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the ordinary shares.

If we ask for your instructions and upon timely notice from us by regular, ordinary mail delivery, or by electronic transmission, as described in the deposit agreement, the depositary will notify you of the upcoming meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, and arrange to deliver our voting materials to you. The materials will include or reproduce (a) such notice of meeting or solicitation of consents or proxies; (b) a statement that the ADS holders at the close of business on the ADS record date will be entitled, subject to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the ordinary shares or other deposited securities represented by such holder’s ADSs; and (c) a brief statement as to the manner in which such instructions may be given to the depositary or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received by the depositary to give a discretionary proxy to a person designated by us. Voting instructions may be given only in respect of a number of ADSs representing an integral number of ordinary shares or other deposited securities. For instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will try, as far as practical, subject to applicable law and the provisions of our memorandum and articles of association, to vote or to have its agents vote the ordinary shares or other deposited securities (in person or by proxy) as you instruct. The depositary will only vote or attempt to vote as you instruct. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exists or the matter materially and adversely affects the rights of holders of the ordinary shares.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares underlying your ADSs. In addition, there can be no assurance that ADS holders and beneficial owners generally, or any holder or beneficial owner in particular, will be given the opportunity to vote or cause the custodian to vote on the same terms and conditions as the holders of our ordinary shares.

The depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the ordinary shares underlying your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted at least 30 business days in advance of the meeting date.

Compliance with Regulations

Information Requests

Each ADS holder and beneficial owner shall (a) provide such information as we or the depositary may request pursuant to law, including, without limitation, relevant Cayman Islands law, any applicable law of the United States of America, our memorandum and articles of association, any resolutions of our Board of Directors adopted pursuant to such memorandum and articles of association, the requirements of any markets or exchanges upon which the ordinary shares, ADSs or ADRs are listed or traded, or to any requirements of any electronic book-entry system by which the ADSs or ADRs may be transferred, regarding the capacity in which they own or owned ADRs, the identity of any other persons then or previously interested in such ADRs and the nature of such interest, and any other applicable matters, and (b) be bound by and subject to applicable provisions of the laws of the Cayman Islands, our memorandum and articles of association, and the requirements of any markets or exchanges upon which the ADSs, ADRs or ordinary shares are listed or traded, or pursuant to any requirements of any electronic book-entry system by which the ADSs, ADRs or ordinary shares may be transferred, to the same extent as if such ADS holder or beneficial owner held ordinary shares directly, in each case irrespective of whether or not they are ADS holders or beneficial owners at the time such request is made.

Disclosure of Interests

Each ADS holder and beneficial owner shall comply with our requests pursuant to Cayman Islands law, the rules and requirements of the Nasdaq and any other stock exchange on which the ordinary shares are, or will be, registered, traded or listed or our memorandum and articles of association, which requests are made to provide information, inter alia, as to the capacity in which such ADS holder or beneficial owner owns ADS and regarding the identity of any other person interested in such ADS and the nature of such interest and various other matters, whether or not they are ADS holders or beneficial owners at the time of such requests.

Fees and Expenses

As an ADS holder, you will be required to pay the following service fees to the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs):

Service	Fees

•   To any person to which ADSs are issued or to any person to which a distribution is made in respect of ADS distributions pursuant to stock dividends or other free distributions of stock, bonus distributions, stock splits or other distributions (except where converted to cash)

Up to US$0.05 per ADS issued
• Cancellation of ADSs, including the case of termination of the deposit agreement	Up to US$0.05 per ADS cancelled
• Distribution of cash dividends	Up to US$0.05 per ADS held
• Distribution of cash entitlements (other than cash dividends) and/or cash proceeds from the sale of rights, securities and other entitlements	Up to US$0.05 per ADS held
• Distribution of ADSs pursuant to exercise of rights.	Up to US$0.05 per ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to US$0.05 per ADS held
• Depositary services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank

As an ADS holder, you will also be responsible for paying certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs) such as:

•        Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of ordinary shares).

•        Expenses incurred for converting foreign currency into U.S. dollars.

•        Expenses for cable, telex and fax transmissions and for delivery of securities.

•        Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when ordinary shares are deposited or withdrawn from deposit).

•        Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

•        Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to ordinary shares, deposited securities, ADSs and ADRs.

•        Any applicable fees and penalties thereon.

The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

The depositary may make payments to us or reimburse us for certain costs and expenses, by making available a portion of the ADS fees collected in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable, or which become payable, on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register or transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for you. Your obligations under this paragraph shall survive any transfer of ADRs, any surrender of ADRs and withdrawal of deposited securities or the termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal or par value of our ordinary shares	The cash, shares or other securities received by the depositary will become deposited securities.
Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.
Distribute securities on the ordinary shares that are not distributed to you, or Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted which would require the deposit agreement to be amended in order to comply therewith, we and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to ADS holders.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if we have removed the depositary, and in either case we have not appointed a new depositary within 90 days. In either such case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. After such sale, the depositary’s only obligations will be to account for the money and other cash. After termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary thereunder.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the Company, the ADRs and the deposit agreement.

The depositary will maintain facilities in the Borough of Manhattan, The City of New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

These facilities may be closed at any time or from time to time when such action is deemed necessary or advisable by the depositary in connection with the performance of its duties under the deposit agreement or at our reasonable written request.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary and the Custodian; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary and the custodian. It also limits our liability and the liability of the depositary. The depositary and the custodian:

•        are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

•        are not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, the Cayman Islands or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our memorandum and articles of association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure);

•        are not liable by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our memorandum and articles of association or provisions of or governing deposited securities;

•        are not liable for any action or inaction of the depositary, the custodian or us or their or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, any person presenting ordinary shares for deposit or any other person believed by it in good faith to be competent to give such advice or information;

•        are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement;

•        are not liable for any special, consequential, indirect or punitive damages for any breach of the terms of the deposit agreement, or otherwise;

•        may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

•        disclaim any liability for any action or inaction or inaction of any of us or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information; and

•        disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADS.

The depositary and any of its agents also disclaim any liability (i) for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, (ii) the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (iii) any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, (iv) for any tax consequences that may result from ownership of ADSs, ordinary shares or deposited securities, or (v) for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without gross negligence or willful misconduct while it acted as depositary.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Jurisdiction and Arbitration

The laws of the State of New York govern the deposit agreement and the ADSs and we have agreed with the depositary that the federal or state courts in the City of New York shall have exclusive jurisdiction to hear and determine any dispute arising from or in connection with the deposit agreement and that the depositary will have the right to refer any claim or dispute arising from the relationship created by the deposit agreement to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration provisions of the deposit agreement do not preclude you from pursuing claims under the Securities Act or the Exchange Act in federal or state courts.

Jury Trial Waiver

The deposit agreement provides that each party to the deposit agreement (including each holder, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable law.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of an ADS, split-up, subdivide or combine ADSs, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:

•        payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

•        satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement; and

•        compliance with (A) any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal or delivery of deposited securities and (B) such reasonable regulations and procedures as the depositary may establish, from time to time, consistent with the deposit agreement and applicable laws, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we determine that it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

You have the right to cancel your ADSs and withdraw the underlying ordinary shares at any time except:

•        when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our ordinary shares;

•        when you owe money to pay fees, taxes and similar charges;

•        when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities, or other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or

•        for any other reason if the depositary or we determine, in good faith, that it is necessary or advisable to prohibit withdrawals.

The depositary shall not knowingly accept for deposit under the deposit agreement any ordinary shares or other deposited securities required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such ordinary shares.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the completion of this offering, we will have          ADSs outstanding, representing          ordinary shares, or approximately          % of our outstanding ordinary shares, assuming the underwriter does not exercise its option to purchase additional ADSs. An aggregate of          ADSs will be eligible for immediate sale by the Selling Shareholder upon the completion of this offering. All of the ADSs sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of ADSs in the public market could adversely affect prevailing market prices of the ADSs. Prior to this offering, there has been no public market for our ordinary shares or the ADSs, and while the ADSs have been approved for listing on the Nasdaq, we cannot assure you that a regular trading market for ADSs may develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-up Agreements

We, our directors and executive officers and certain shareholders and option holders have agreed, subject to some exceptions, not to transfer or dispose of, directly or indirectly, any of our ordinary shares, in the form of ADSs or otherwise, or any securities convertible into or exchangeable or exercisable for our ordinary shares, in the form of ADSs or otherwise, for a period of 180 days after the closing of the offering. After the expiration of the 180-day period, the ordinary shares or ADSs held by our directors, executive officers and our existing shareholders may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings. Additionally, we have registered for resale up to         ADSs held by a shareholder, which are not subject to lock-up agreements. The Resale Prospectus is included in the registration statement of which this prospectus is a part.

Rule 144

All of our ordinary shares outstanding prior to this offering are “restricted shares” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements. Under Rule 144 as currently in effect, a person who has beneficially owned our restricted shares for at least six months is generally entitled to sell the restricted securities without registration under the Securities Act beginning 90 days after the date of this prospectus, subject to certain additional restrictions.

Our affiliates may sell within any three-month period a number of restricted shares that does not exceed the greater of the following:

•        1% of the then outstanding ordinary shares of the same class, in the form of ADSs or otherwise, which will equal approximately ordinary shares immediately after this offering, assuming the underwriter does not exercise its option to purchase additional ADSs; or

•        the average weekly trading volume of our ordinary shares in the form of ADSs or otherwise on the Nasdaq during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Affiliates who sell restricted securities under Rule 144 may not solicit orders or arrange for the solicitation of orders, and they are also subject to notice requirements and the availability of current public information about us.

Persons who are not our affiliates are only subject to one of these additional restrictions, the requirement of the availability of current public information about us, and this additional restriction does not apply if they have beneficially owned our restricted shares for more than one year.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement relating to compensation is eligible to resell such ordinary shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

TAXATION

The following summaries of Cayman Islands, the PRC and U.S. federal income tax consequences of an investment in the ADSs or ordinary shares are based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. The below summaries are subject in all circumstances to the limitations set forth herein and below. In addition, the below summaries do not deal with all possible tax consequences relating to an investment in the ADSs or ordinary shares, such as the tax consequences under state, local and other tax laws, or tax laws of jurisdictions other than the Cayman Islands, the PRC and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Campbells, our Cayman Islands counsel. To the extent that the discussion relates to matters of the PRC tax law, it represents the opinion of DeHeng Law Offices, our PRC counsel.

Cayman Islands Taxation

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands save certain stamp duties which may be applicable, from time to time, on certain instruments executed in or brought within the jurisdiction of the Cayman Islands. The Cayman Islands are a party to a double tax treaty entered into with the United Kingdom in 2010 but otherwise is not party to any double tax treaties.

Further, no stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands.

Payments of dividends and capital in respect of the Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the Shares, nor will gains derived from the disposal of the Shares be subject to Cayman Islands income or corporation tax.

PRC Taxation

Under the PRC Enterprise Income Tax Law, which became effective on January 1, 2008 and amended on February 24, 2017 and December 29, 2018, respectively, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation rules to the PRC Enterprise Income Tax Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

In addition, the SAT Circular 82 issued by the State Administration of Taxation in April 2009 specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC: (a) senior management personnel and core management departments that are responsible for daily production, operation and management; (b) financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (c) key properties, accounting books, company seal, minutes of board meetings and shareholders’ meetings; and (d) half or more of the senior management or directors having voting rights. Further to SAT Circular 82, the State Administration of Taxation issued the Announcement of the State Administration of Taxation on Printing and Distributing the Administrative Measures for Income Tax on Chinese-controlled Resident Enterprises Incorporated Overseas (Trial Implementation), or SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on resident status and administration on post-determination matters. Our company is incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. As such, we do not believe that our company meets all of the conditions above or is a PRC resident enterprise for PRC tax purposes. For the same reasons, we believe our other entities outside China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with our position. If the PRC tax authorities determine that our Cayman Islands holding company is a PRC resident enterprise for PRC enterprise income tax purposes, a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders (including the

ADS holders) if such dividends are deemed to be sourced within the PRC. In addition, non-PRC resident enterprise shareholders (including the ADS holders) may be subject to PRC tax on gains realized on the sale or other disposition of ADSs or ordinary shares at a rate of 10%, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders (including the ADS holders) and any gain realized on the transfer of ADSs or ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us) if such dividends or gains are deemed to be sourced within the PRC. These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. See “Risk Factors — Risks Related to Doing Business in China — If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders.”

United States Federal Income Tax Considerations

The following discussion is a summary of certain material United States federal income tax consequences to a United States Holder (as defined below), under current law, of an investment in the ADSs or ordinary shares in the offering. This discussion is based on the federal income tax laws of the United States as of the date of this prospectus, including the United States Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury Regulations promulgated thereunder, judicial authority, published administrative positions of the United States Internal Revenue Service, or the IRS, and other applicable authorities, all as of the date of this prospectus. All of the foregoing authorities are subject to change, which change could apply retroactively and could significantly affect the tax consequences described below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion and there can be no assurance that the IRS or a court will not take a position contrary to any position that we take. This discussion, moreover, does not address the United States federal estate, gift, Medicare, and alternative minimum tax considerations, or any state, local and non-United States tax considerations, relating to the ownership or disposition of the ADSs or ordinary shares.

Except as specifically described below, this discussion does not address any of the tax consequences of holding the ADSs or ordinary shares through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States, including withholding taxes or reporting obligations applicable to accounts maintained with non-United States financial institutions (through which a United States Holder may hold the ADSs or ordinary shares) and does not describe any tax considerations arising in respect of the Foreign Account Tax Compliance Act, or FATCA. This discussion applies only to a United States Holder (as defined below) that holds ADSs or ordinary shares as capital assets for United States federal income tax purposes (generally, property held for investment). The discussion neither addresses the tax consequences to any particular investor nor describes all of the tax consequences applicable to persons in special tax situations, such as:

•        banks and certain other financial institutions;

•        insurance companies;

•        regulated investment companies;

•        real estate investment trusts;

•        brokers or dealers in stocks and securities, or currencies;

•        persons who use or are required to use a mark-to-market method of accounting;

•        certain former citizens or residents of the United States subject to Section 877 of the Code;

•        entities subject to the United States anti-inversion rules;

•        tax-exempt organizations and entities;

•        persons subject to the alternative minimum tax provisions of the Code;

•        persons whose functional currency is other than the United States dollar;

•        persons holding ADSs or ordinary shares as part of a straddle, hedging, conversion or integrated transaction;

•        persons that actually or constructively own ADSs or ordinary shares representing 10% or more of our total voting power or value;

•        persons who acquired ADSs or ordinary shares pursuant to the exercise of an employee stock option or otherwise as compensation;

•        partnerships or other pass-through entities, or persons holding ADSs or ordinary shares through such entities;

•        persons required to accelerate the recognition of any item of gross income with respect to the ADSs or ordinary shares as a result of such income being recognized on an applicable financial statement; or

•        persons that held, directly, indirectly or by attribution, ADSs or ordinary shares or other ownership interests in us prior to this offering.

If a partnership (including an entity or arrangement treated as a partnership for United States federal income tax purposes) holds the ADSs or ordinary shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partnership or partner in a partnership holding ADSs or ordinary shares should consult its own tax advisors regarding the tax consequences of investing in and holding the ADSs or ordinary shares.

THE FOLLOWING DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-UNITED STATES TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of the discussion below, a “United States Holder” is a beneficial owner of ADSs or ordinary shares that is, for United States federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•        a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons (as defined in the Code) have the authority to control all of its substantial decisions or (ii) a valid election is in place under applicable Treasury Regulations to treat such trust as a domestic trust.

The discussion below assumes that the representations contained in the deposit agreement and any related agreement are true and that the obligations in such agreements will be complied with in accordance with their terms.

ADSs

For United States federal income tax purposes, it is generally expected that a United States Holder of ADSs will be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a United States Holder of the ADSs will be treated in this manner. Accordingly, deposits or withdrawals of ordinary shares for ADSs generally are not expected to be subject to United States federal income tax.

Dividends and Other Distributions on the ADSs or Ordinary Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of any distribution that we make to you with respect to the ADSs or ordinary shares (including any amounts withheld to reflect PRC withholding taxes) will be taxable as a dividend, to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income (including any withheld taxes) will be includable in your gross income on the day actually or constructively received by you, if you own the ordinary shares, or by the depositary, if you own ADSs.

Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid generally will be reported as a “dividend” for United States federal income tax purposes. Such dividends will not be eligible for the dividends-received deduction allowed to qualifying corporations under the Code.

Dividends received by a non-corporate United States Holder may qualify for the lower rates of tax applicable to “qualified dividend income,” if the dividends are paid by a “qualified foreign corporation” and other conditions discussed below are met with respect to certain eligible holders. A non-United States corporation is treated as a qualified foreign corporation (i) with respect to dividends paid by that corporation on shares (or American depositary shares backed by such shares) that are readily tradable on an established securities market in the United States or (ii) if such non-United States corporation is eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program. However, a non-United States corporation will not be treated as a qualified foreign corporation if it is a passive foreign investment company in the taxable year in which the dividend is paid or the preceding taxable year.

Under a published IRS Notice, common or ordinary shares (such as our ordinary shares), or American depositary shares (such as our ADSs) representing such shares, are considered to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq Stock Market, as the ADSs (but not our ordinary shares) are expected to be. Based on existing guidance, it is unclear whether the ordinary shares will be considered to be readily tradable on an established securities market in the United States, because only the ADSs, and not the underlying ordinary shares, are listed on a securities market in the United States. We believe, but we cannot assure you, that dividends we pay on the ordinary shares that are represented by ADSs, but not on the ordinary shares that are not so represented, will be eligible for the reduced rates of taxation, subject to applicable limitations (including ineligibility for reduced rates as a result of our being a PFIC for the taxable year in which the dividend is paid or the preceding taxable year). In addition, if we are treated as a PRC resident enterprise under the PRC Enterprise Income Tax Law (see “Taxation — PRC Taxation”), then we could be eligible for the benefits of the Agreement Between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion With Respect to Taxes on Income (the “Treaty”). If we were eligible for such benefits, then dividends that we pay on our ordinary shares, regardless of whether such shares are represented by out ADSs, would be eligible for the reduced rates of taxation, subject to applicable limitations (including ineligibility for reduced rates as a result of our being a PFIC for the taxable year in which the dividend is paid or the preceding taxable year).

Even if dividends would be treated as paid by a qualified foreign corporation, a non-corporate United States Holder will not be eligible for reduced rates of taxation if it does not hold the ADSs or ordinary shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date (disregarding certain periods of ownership while the United States Holder’s risk of loss is diminished) or if the United States Holder elects to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code. In addition, the rate reduction will not apply to dividends of a qualified foreign corporation if the non-corporate United States Holder receiving the dividend is obligated to make related payments with respect to positions in substantially similar or related property.

You should consult your own tax advisors regarding the availability of the lower tax rates applicable to qualified dividend income for any dividends that we pay with respect to the ADSs or ordinary shares, as well as the effect of any change in applicable law after the date of this prospectus.

Any PRC withholding taxes imposed on dividends paid to you with respect to the ADSs or ordinary shares (at a rate not exceeding the applicable rate provided in the Treaty if the Treaty applies and if you are eligible for Treaty benefits) generally will be treated as foreign taxes eligible for credit against your United States federal income tax liability, subject to the various limitations and disallowance rules that apply to foreign tax credits generally. For purposes of calculating the foreign tax credit, dividends paid to you with respect to the ADSs or ordinary shares will be treated as income from sources outside the United States and generally will constitute passive category income. The rules relating to the determination of the foreign tax credit are complex and recently issued Treasury Regulations have introduced additional requirements and limitations to the foreign tax credit rules. You should consult your tax advisors regarding the availability of a foreign tax credit in your particular circumstances.

Disposition of the ADSs or Ordinary Shares

You will recognize gain or loss on a sale or exchange of the ADSs or ordinary shares in an amount equal to the difference between the amount realized on the sale or exchange and your adjusted tax basis in the ADSs or ordinary shares. Subject to the discussion under “— Passive Foreign Investment Company” below, such gain or loss generally will be capital gain or loss. Capital gains of a non-corporate United States Holder, including an individual, that has held the shares for more than one year may be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations.

Any gain or loss that you recognize on a disposition of the ADSs or ordinary shares generally will be treated as United States-source income or loss for foreign tax credit limitation purposes. However, if we are treated as a PRC resident enterprise for PRC tax purposes and PRC tax is imposed on gain from the disposition of the ADSs or ordinary shares (see “Taxation — PRC Taxation”), then if the Treaty applies and a United States Holder is eligible for the benefits of the Treaty, such United States Holder may elect to treat the gain as PRC-source income for foreign tax credit purposes, subject to certain limitations. You should consult your tax advisors regarding the proper treatment of gain or loss, as well as the availability of a foreign tax credit, in your particular circumstances.

Passive Foreign Investment Company

A non-U.S. corporation, such as the Company, will be treated as a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year if, after applying applicable look-through rules, either:

•        at least 75% of the Company’s gross income for such year is passive income; or

•        at least 50% of the value of the Company’s assets (determined based on a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income.

For this purpose, passive income generally includes dividends, interest, royalties and rents (other than certain royalties and rents derived in the active conduct of a trade or business and not derived from a related person). We generally will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% of the stock.

Although the law in this regard is not entirely clear, we treat the VIE (including their subsidiaries) as being owned by us for U.S. federal income tax purposes because we control their management decisions and are entitled to substantially all of the economic benefits associated with them. As a result, we consolidated their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we are not the owner of the VIE or its subsidiaries for U.S. federal income tax purposes, we may be treated as a PFIC for the current taxable year and any subsequent taxable year.

Assuming that we are the owner of the consolidated VIE (including their subsidiaries) for U.S. federal income tax purposes, and based on the current and anticipated composition and classification of our income and assets (taking into account the expected cash proceeds from, and our anticipated market capitalization following this offering) and the nature of our business operations, we do not expect to be a PFIC for the current taxable year ending December 31, 2024, although there can be no assurance in this regard. The determination of PFIC status for any taxable year is based on an annual determination that cannot be made until the close of such taxable year, involves extensive factual investigation, including ascertaining the fair market value of all of our assets on a quarterly basis and the character of each item of income that we earn, and is subject to uncertainty in several respects. Under circumstances where we determine not to deploy significant amounts of cash for active purposes or if it were determined that we do not own the stock of the VIE for U.S. federal income tax purposes, our risk of becoming a PFIC may substantially increase. We cannot assure you that we will not be treated as a PFIC for any taxable year, or that the IRS will not take a position contrary to any position that we take regarding the determination of our PFIC status.

Changes in the value of our assets or the nature or composition of our income or assets may cause us to be or become a PFIC for one or more taxable years. The determination of whether we will be a PFIC for any taxable year will also depend in part upon the value of our goodwill and other unbooked intangibles not reflected on our balance sheet (which may depend upon the market price of our ADSs from time to time, which may fluctuate significantly) and also may be affected by how, and how quickly, we spend our liquid assets and the cash we generate from our operations and raise in this offering. In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our anticipated market capitalization following the listing of our ADSs on the Nasdaq. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be or become a PFIC for the current or one or more future taxable years because our liquid assets and cash (which are for this purpose considered assets that produce passive income) may then represent a greater percentage of the value of our overall assets. Further, while we believe our classification methodology and valuation approach are reasonable, it is possible that the IRS may challenge our classification or valuation of our assets (including our goodwill and other unbooked intangibles), which may make it more likely that we are a PFIC for the current or one or more future taxable years.

If we are a PFIC for any taxable year during which you hold ADSs or ordinary shares, we generally will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold ADSs or ordinary shares, unless we were to cease to be a PFIC and you make a “deemed sale” election with respect to the ADSs or ordinary shares. If such election is made, you will be deemed to have sold the ADSs or ordinary shares you hold at their fair market value and any gain from such deemed sale would be subject to the rules described in the following two paragraphs. After the deemed sale election, so long as we do not become a PFIC in a subsequent taxable year, the ADSs or ordinary shares with respect to which such election was made will not be treated as shares in a PFIC and, as a result, you will not be subject to the rules described below with respect to any “excess distribution” you receive from us or any gain from an actual sale or other taxable disposition of the ADSs or ordinary shares. You should consult your tax advisors as to the possibility and consequences of making a deemed sale election if we are and then cease to be a PFIC and such an election becomes available to you.

If we are a PFIC for any taxable year during which you hold ADSs or ordinary shares, then, unless you make a “mark-to-market” election (as discussed below), you generally will be subject to special and adverse tax rules with respect to any “excess distribution” that you receive from us and any gain that you recognize from a sale or other disposition, including a pledge, of ADSs or ordinary shares. For this purpose, distributions that you receive in a taxable year that are greater than 125% of the average annual distributions that you received during the shorter of the three preceding taxable years or your holding period for the ADSs or ordinary shares will be treated as an excess distribution. Under these rules:

•        the excess distribution or recognized gain will be allocated ratably over your holding period for the ADSs or ordinary shares;

•        the amount of the excess distribution or recognized gain allocated to the taxable year of distribution or gain, and to any taxable years in your holding period prior to the first taxable year in which we were treated as a PFIC, will be treated as ordinary income; and

•        the amount of the excess distribution or recognized gain allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the resulting tax will be subject to the interest charge generally applicable to underpayments of tax.

The tax liability for amounts allocated to years prior to the year of disposition or excess distribution cannot be offset by any net operating losses for such years, and gains (but not losses) from a sale or other disposition of the ADSs or ordinary shares cannot be treated as capital, even if you hold the ADSs or ordinary shares as capital assets.

If we are a PFIC for any taxable year during which you hold ADSs or ordinary shares and any of our non-United States subsidiaries that are corporations for United States federal income tax purposes (or other corporations in which we directly or indirectly own equity interests (including our consolidated VIE or any subsidiaries of the consolidated VIE)) is also a PFIC, you would be treated as owning a proportionate amount (by value) of the shares of each such non-United States corporation classified as a PFIC (each such corporation, a lower tier PFIC) for purposes of the application of these rules. You should consult your own tax advisor regarding the application of the PFIC rules to any of our lower tier PFICs.

As an alternative to the foregoing rules, a United States Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that certain requirements are met. Marketable stock is stock that is regularly traded on a qualified exchange or other market, under applicable Treasury regulations. Our ADSs, but not our ordinary shares, are expected to be listed on the Nasdaq, which is a qualified exchange for these purposes. Consequently, if the ADSs are and remain listed on the Nasdaq and are regularly traded, and you are a United States Holder of ADSs, we expect that the mark-to-market election would be available to you for each taxable year for which we are a PFIC, but no assurances are given in this regard.

If a mark-to-market election is available to you and you make the election, you will include as ordinary income in each taxable year that we are classified as a PFIC the excess of the fair market value of your ADSs at the end of such taxable year over your adjusted tax basis in the ADSs. You will be entitled to deduct as an ordinary loss in each taxable year the excess, if any, of your adjusted tax basis in such ADSs over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. If you make a mark-to-market election and we cease to be a PFIC, you will not take into account the gain or loss described above during any period in which we are not a PFIC. If you make a mark-to-market election, any gain you recognize upon the sale or other disposition of our ADSs in a year in which we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss to the extent of the net amount of previously included income as a result of the mark-to-market election. Your adjusted tax basis in our ADSs will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. If you make a mark-to-market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years in which we are a PFIC, unless our ADSs are no longer regularly traded on a qualified exchange or other market, or the IRS consents to the revocation of the election.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, if we were a PFIC for any taxable year, a United States Holder that makes a mark-to-market election with respect to our ADSs may continue to be subject to the tax and interest charges under the general PFIC rules with respect to such United States Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for United States federal income tax purposes.

In certain circumstances, a shareholder in a PFIC may avoid the adverse tax and interest-charge regime described above by making a “qualified electing fund” election to include in income its share of the corporation’s income on a current basis. As previously noted, if we were a PFIC, you would be able to make a qualified electing fund election with respect to the ADSs or ordinary shares only if we agreed to furnish you annually with a PFIC annual information statement as specified in the applicable Treasury regulations. We currently do not intend to prepare or provide the information that would enable you to make a qualified electing fund election if we were a PFIC and, as a result, you will not be able to make such an election.

A United States Holder that holds the ADSs or ordinary shares in any year in which we are a PFIC will be required to file an annual report containing such information as the United States Treasury Department may require.

You should consult your own tax advisor regarding the application of the PFIC rules to your ownership and disposition of the ADSs or ordinary shares, the associated reporting requirements and the availability, application and consequences of the elections discussed above.

Information Reporting and Backup Withholding

Information reporting to the IRS and backup withholding generally will apply to dividends in respect of the ADSs or ordinary shares, and the proceeds from the sale or exchange of the ADSs or ordinary shares, that are paid to you within the United States (and in certain cases, outside the United States), unless you furnish a correct taxpayer identification number and make any other required certification, generally on IRS Form W-9 or you otherwise establish an exemption from information reporting and backup withholding. Backup withholding is not an additional tax. Amounts withheld as backup withholding generally are allowed as a credit against your United States federal income tax liability, and you may be entitled to obtain a refund of any excess amounts withheld under the backup withholding rules if you file an appropriate claim for refund with the IRS and furnish any required information in a timely manner.

United States Holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules.

Information with Respect to Foreign Financial Assets

United States Holders who are individuals (and certain entities closely held by individuals) generally will be required to report our name, address and such information relating to an interest in the ADSs or ordinary shares as is necessary to identify the class or issue of which the ADSs or ordinary shares are a part. These requirements are subject to exceptions, including an exception for ADSs or ordinary shares held in accounts maintained by certain financial institutions and an exception applicable if the aggregate value of all “specified foreign financial assets” (as defined in the Code) does not exceed $50,000.

United States Holders should consult their tax advisors regarding the application of these information reporting rules.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, EF Hutton LLC, as the sole underwriter, has agreed to purchase, and we have agreed to sell, the number of ADSs indicated below.

Name of Underwriter	Number of ADSs
EF Hutton LLC
Total

The underwriters are collectively referred to as the “underwriters”. The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and the independent registered public accounting firm. The underwriters are obligated, severally and not jointly, to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken. The underwriters are not required, however, to take or pay for the ADSs covered by the underwriters’ option to purchase additional ADSs described below.

The underwriters initially propose to offer part of the ADSs directly to the public at the initial public offering price listed on the front cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of US$            per ADS under the initial public offering price. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the representative.

Certain of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC.

We have granted the underwriters an option, exercisable for 45 days after the closing of the offering, to purchase up to an aggregate of (15%) additional ADSs at the public offering price listed on the front cover page of this prospectus less underwriting discounts. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ADSs as the number listed next to the underwriter’s name in the preceding table bears to the total number of ADSs listed in the preceding table.

Discounts and Expenses

The table below shows the per ADS and total public offering price, underwriting discounts, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional            ADSs.

Total
	Per ADS	No Exercise	Full Exercise
Public offering price	US$	US$	US$
Underwriting discounts	US$	US$	US$
Proceeds, before expenses, to us	US$	US$	US$

We have agreed to reimburse the Representative up to a maximum of US$229,500 for out-of-pocket accountable expenses, including but not limited to reasonable fees and expenses of its legal counsel, due diligence and background check expenses, reasonable cost for roadshows, cost of book building, prospectus tracking and compliance software for the offering, and costs associated with bound volumes of the offering materials and commemorative mementos and lucite tombstones. We have provided an advance against out-of-pocket expenses to the representative in the amount of $50,000 upon the execution of our engagement agreement with the representative. The advance shall be applied towards out-of-pocket accountable expense set forth herein and any portion of the advances shall be returned back to us to the extent not actually incurred in accordance with FINRA Rule 5110(g)(4).

We have also agreed to pay the Representative a non-accountable expense allowance in an amount equal to 1.0% of the gross proceeds of this offering.

The estimated total expenses of the offering payable by us, excluding underwriting discounts and the non-accountable expense allowance, are approximately US$           million.

Right of First Refusal

We have agreed, provided that this offering is completed, that until 12 months after the date of the closing of this offering, the Representative shall have a right of first refusal to act as sole investment banker, sole book-runner, and/or sole placement agent at its sole discretion, for each and every future public equity and debt offering, including all public equity linked financings (each a “Subject Transaction”), during such twelve-month period, of our Company, or any successor to or any current or future subsidiary of our Company, provided, however, that such right shall be subject to FINRA Rule 5110(g).

Listing

We have applied to list the ADSs on the Nasdaq Global Market under the trading symbol “NAMI.”

Lock-Up Agreements

Subject to certain exceptions, we and all directors and officers and holders of all of our outstanding shares and share-based awards have agreed that, without the prior written consent of the representative, we and they will not, during the period commencing on the date of this prospectus and ending 180 days after the date of this prospectus, or the restricted period:

•        offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs or any other securities convertible into or exercisable or exchangeable for ordinary shares or ADSs;

•        enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs or any other securities convertible into or exercisable or exchangeable for ordinary shares or ADSs; or

•        file any registration statement with the SEC relating to the offering of any ordinary shares, ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs (other than a registration statement on Form S-8), whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs, or such other securities, in cash or otherwise. In addition, we and each such person agree that, without the prior written consent of the representative on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any ordinary shares, ADSs or any security convertible into or exercisable or exchangeable for ordinary shares or ADSs.

In addition, we have requested the depositary not to accept any deposit of any ordinary shares or deliver any ADSs for 180 days after the date of this prospectus (other than in connection with this offering), unless we instruct the depositary otherwise, which we have agreed not to do without the prior written consent of the representative.

The representative, in its sole discretion, may release the ordinary shares and ADSs and other securities subject to the lock-up agreements described above in whole or in part at any time. Subject to compliance with the notification requirements under FINRA Rule 5131 applicable to lock-up agreements with our directors or officers, if the representative, in its sole discretion, agrees to release or waive the restrictions set forth in a lock-up agreement for an officer or director of us and provides us with notice of the impending release or waiver at least three business days before the effective date of the release or waiver, we agree to announce the impending release or waiver by issuing a press release through a major news service at least two business days before the effective date of the release or waiver. Currently, there are no agreements, understandings or intentions, tacit or explicit, to release any of the securities from the lock-up agreements prior to the expiration of the corresponding period.

Stabilization, Short Positions and Penalty Bids

To facilitate this offering of the ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the underwriters may sell more ADSs than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ADSs available for purchase by the underwriters under their option to purchase additional ADSs. The underwriters can close out a covered short sale by exercising the option or purchasing ADSs in the open market. In determining the source of ADSs to close out a covered short sale, the underwriters will consider, among other things, the open market price of ADSs compared to the price available under the option. The underwriters may also sell ADSs in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in this offering. In addition, to stabilize the price of the ADSs, the underwriters may bid for, and purchase, ADSs in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the ADSs in this offering, if the syndicate repurchases previously distributed ADSs to cover syndicate short positions or to stabilize the price of the ADSs. Any of these activities may raise or maintain the market price of the ADSs above independent market levels or prevent or retard a decline in the market price of the ADSs. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Indemnification

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may, at any time, hold or recommend to clients that they acquire, long or short positions in such securities and instruments.

Pricing of the Offering

Prior to this offering, there has been no public market for our ordinary shares or ADSs. The initial public offering price was determined by negotiations between us and the representative. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours, the general condition of the securities markets at the time of this offering, the recent market prices of, and demand for, publicly traded ordinary shares of generally comparable companies, and other factors deemed relevant by the representative and us. Neither we nor the underwriters can assure investors that an active trading market will develop for the ADSs, or that the ADSs will trade in the public market at or above the initial public offering price.

Electronic Offer, Sale and Distribution of ADSs

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of ADSs to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders. Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by any underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Selling Restrictions

No action may be taken in any jurisdiction other than the U.S. that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Australia.    This document has not been lodged with the Australian Securities & Investments Commission and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a)     you confirm and warrant that you are either:

(i)     a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act 2001 (Cth) of Australia, or the Corporations Act;

(ii)    a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii)   a person associated with the company under section 708(12) of the Corporations Act; or

(iv)   a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act; and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act, any offer made to you under this document is void and incapable of acceptance; and

(b)    you warrant and agree that you will not offer any of the ADSs issued to you pursuant to this document for resale in Australia within 12 months of those ADSs being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Canada.    The ADSs may be sold in Canada only to purchasers resident or located in the Provinces of Ontario, Québec, Alberta and British Columbia, purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands.    This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the ADSs, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any ADSs in the Cayman Islands.

Dubai International Financial Center (“DIFC”).    This prospectus relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority, or the DFSA. This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The ADSs to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

European Economic Area.    In relation to each Member State of the European Economic Area an offer to the public of any ADSs which are the subject of the offering contemplated by this prospectus may not be made in that Member State unless the prospectus has been approved by the competent authority in such Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that an offer to the public in that Member State of any ADSs may be made at any time under the following exemptions under the Prospectus Regulation:

•        to any legal entity which is a “qualified investor” as defined in the Prospectus Regulation;

•        to fewer than 150 natural or legal persons (other than “qualified investors” as defined in the Prospectus Regulation) subject to obtaining the prior consent of the representative for any such offer; or

•        in any other circumstances falling within Article 1(4) of the Prospectus Regulation; provided that no such offer of ADSs shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Any person making or intending to make any offer of ADSs within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of ADSs through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any ADSs, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

France.    Neither this prospectus nor any other offering material relating to the ADSs described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the ADSs has been or will be:

•        offered to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•        offered to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer;

•        offered in any other circumstances falling within Article 3(2) of the Prospectus Directive;

•        released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•        used in connection with any offer for subscription or sale of the ADSs to the public in France.

Such offers, sales and distributions will be made in France only:

•        to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•        to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•        in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The ADSs may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Germany.    This prospectus does not constitute a Prospectus Directive-compliant prospectus in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and does therefore not allow any public offering in the Federal Republic of Germany, or Germany, or any other Relevant Member State pursuant to § 17 and § 18 of the German Securities Prospectus Act. No action has been or will be taken in Germany that would permit a public offering of the ADSs, or distribution of a prospectus or any other offering material relating to the ADSs. In particular, no securities prospectus (Wertpapierprospekt) within the meaning of the German Securities Prospectus Act or any other applicable laws of Germany, has been or will be published within Germany, nor has this prospectus been filed with or approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) for publication within Germany.

Each underwriter will represent, agree and undertake (i) that it has not offered, sold or delivered and will not offer, sell or deliver the ADSs within Germany other than in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and any other applicable laws in Germany governing the issue, sale and offering of ADSs, and (ii) that it will distribute in Germany any offering material relating to the ADSs only under circumstances that will result in compliance with the applicable rules and regulations of Germany.

This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Hong Kong.    The ADSs may not be offered or sold in Hong Kong by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong) or (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder or (3) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Israel.    The ADSs offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), nor has it been registered for sale in Israel. The ADSs may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the ADSs being offered. Any resale in Israel, directly or indirectly, to the public of the ADSs offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy.    The offering of the ADSs has not been registered with the Commissione Nazionale per le Società e la Borsa, or the CONSOB, pursuant to Italian securities legislation and, accordingly, no ADSs may be offered, sold or delivered, nor copies of this prospectus or any other documents relating to the ADSs distributed in Italy except:

•        to “qualified investors,” as referred to in Article 100 of Legislative Decree No. 58 of February 24, 1998, as amended, or the Decree No. 58, and defined in Article 26, paragraph 1, letter d) of CONSOB Regulation No. 16190 of October 29, 2007, as amended, or the Regulation No. 16190, pursuant to Article 34-ter, paragraph 1, letter. b) of the CONSOB Regulation No. 11971 of May 14, 1999, as amended, or the Regulation No. 11971; or

•        in any other circumstances where an express exemption from compliance with the offer restrictions applies, as provided under Decree No. 58 or Regulation No. 11971.

Any offer, sale or delivery of the ADSs or distribution of copies of this prospectus or any other documents relating to the ADSs in the Republic of Italy must be:

•        made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of September 1, 1993, as amended, or Banking Law, Decree No. 58 and Regulation No. 16190 and any other applicable laws and regulations;

•        in compliance with Article 129 of the Banking Law, and the implementing guidelines of the Bank of Italy, as amended; and

•        in compliance with any other applicable notification requirement or limitation which may be imposed, from time to time, by CONSOB or the Bank of Italy or other competent authority.

Please note that, in accordance with Article 100-bis of Decree No. 58, where no exemption from the rules on public offerings applies, the subsequent distribution of the ADSs on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971.

Furthermore, ADSs which are initially offered and placed in Italy or abroad to qualified investors only but in the following year are regularly, or sistematicamente, distributed on the secondary market in Italy to non-qualified investors become subject to the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971. Failure to comply with such rules may result in the sale of the ADSs being declared null and void and in the liability of the intermediary transferring the ADSs for any damages suffered by such non-qualified investors.

Japan.    The ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, and ADSs will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Korea.    The ADSs have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the ADSs have been and will be offered in Korea as a private placement under the FSCMA. None of the ADSs may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). The ADSs have not been listed on any of securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the ADSs shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the ADSs. By the purchase of the ADSs, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the ADSs pursuant to the applicable laws and regulations of Korea.

Kuwait.    Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia.    No prospectus or other offering material or document in connection with the offer and sale of the ADSs has been or will be registered with the Securities Commission of Malaysia, or the Commission, for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the ADSs, as principal, if the offer is on terms that the ADSs may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding 12 months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding 12 months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the ADSs is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

People’s Republic of China.    The prospectus of this offering has been submitted to the CAC for cybersecurity review and will be submitted to the CSRC for CSRC Filing. Apart therefrom, this prospectus has not been and will not be circulated or distributed in the PRC. Our ADSs may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any domestic investors of the PRC except pursuant to applicable laws and regulations of the PRC.

Qatar.    In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Center Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Singapore.    This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our ADSs may not be circulated or distributed, nor may our ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA, (2) to a relevant person or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the ADSs are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs under Section 275 of the SFA, except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

Switzerland.    The ADSs may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ADSs or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the issuer or the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or the CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ADSs.

Taiwan.    The ADSs have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ADSs in Taiwan.

United Arab Emirates.    This prospectus is not intended to constitute an offer, sale or delivery of shares or other securities under the laws of the United Arab Emirates, or the UAE. The ADSs and the underlying shares have not been and will not be registered under Federal Law No. 4 of 2000 Concerning the Emirates Securities and Commodities Authority and the Emirates Security and Commodity Exchange, or with the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or with any other UAE exchange.

The offering, the ADSs, the underlying shares and interests therein have not been approved or licensed by the UAE Central Bank or any other relevant licensing authorities in the UAE, and do not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended) or otherwise.

In relation to its use in the UAE, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the ADSs and the underlying shares may not be offered or sold directly or indirectly to the public in the UAE.

United Kingdom.    Each underwriter has represented and agreed that: (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA, received by it in connection with the issue or sale of the ADSs in circumstances in which Section 21(1) of the FSMA does not apply to us; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and the non-accountable expense allowance, which we expect to incur in connection with the offer and sale of the ADSs. With the exception of the SEC registration fee and the Financial Industry Regulatory Authority, or FINRA, filing fee, and the stock exchange market entry and listing fee, all amounts are estimates.

SEC registration fee	US$
Stock exchange market entry and listing fee
FINRA filing fee
Printing expenses
Legal fees and expenses
Accounting fees and expenses
Miscellaneous
Total	US$

These expenses will be borne by us.

LEGAL MATTERS

The validity of the ADSs and certain other legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for us by Kirkland & Ellis International LLP. Certain legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for the underwriter by Hunter Taubman Fischer & Li LLC. The validity of the ordinary shares represented by the ADSs offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by Campbells. Legal matters as to PRC law will be passed upon for us by DeHeng Law Offices and for the underwriter by Shihui Partners. Kirkland & Ellis International LLP may rely upon Campbells with respect to matters governed by Cayman Islands law and DeHeng Law Offices with respect to matters governed by PRC law. Hunter Taubman Fischer & Li LLC may rely upon Shihui Partners with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of Jinxin Technology Holding Company as of December 31, 2022 and 2023 and for each of the two years in the period ended December 31, 2023, appearing in this Prospectus and Registration Statement have been audited by WWC Professional Corporation, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The offices of WWC Professional Corporation are located at 2010 Pioneer Court, San Mateo, CA 94403.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form F-1, including exhibits with the SEC, under the Securities Act with respect to the underlying ordinary shares represented by the ADSs to be sold in this offering. We have also filed a related registration statement on Form F-6 with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and the ADSs.

Immediately upon the effectiveness of the registration statement on Form F-1 of which this prospectus forms a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing, among other things, the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our ordinary shares.

The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information we have filed electronically with the SEC. Our corporate website is www.namibox.com.

INDEX TO FINANCIAL STATEMENTS

JINXIN TECHNOLOGY HOLDING COMPANY

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Shareholders of JINXIN TECHNOLOGY HOLDING COMPANY

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of JINXIN TECHNOLOGY HOLDING COMPANY, subsidiaries, and variable interest entities (collectively the “Company”) as of December 31, 2022, and 2023 and the related consolidated statements of comprehensive income, shareholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Previously Issued Financial Statements

As discussed in Note 2, the Company has restated its consolidated financial statements as of December 31, 2022, and for the year then ended. The restatement is the result of the correction of errors in the initial recognition of certain convertible preferred shares that include contingent redemption features. The Company had previously erroneously assumed it as part of a restructuring of the Company’s assets and capital structure for an anticipated public offering, their shares would be assumed to be treated as permanent equity whereby the holders would relinquish their redemption rights as part of the restructuring; that assumption was incorrect; the holders have maintained their rights to seek redemption in case that the Company would be unsuccessful in its public offering; accordingly the Company has reassessed the characteristics and rights of these shares and has determined that these shares should be accounted for as mezzanine equity.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

WWC, P.C.
Certified Public Accountants
PCAOB ID: 1171

We have served as the Company’s auditor since 2023.
San Mateo, California

April 2, 2024

JINXIN TECHNOLOGY HOLDING COMPANY
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands of RMB and US$, except for number of shares)

	As of December 31,
	2022	2023
	RMB	RMB	US$
ASSETS
Current assets:
Cash and cash equivalents	54,946	75,132	10,582
Short-term investments	25,000	43,158	6,079
Accounts receivable	6,388	14,342	2,020
Inventories	190	844	119
Advance to suppliers	2,115	3,678	518
Amount due from related parties	870	90	13
Deferred IPO expenses	—	9,171	1,292
Other current assets	2,844	1,421	200
Total current assets	92,353	147,836	20,823

Non-current assets:
Long-term investments	8,707	8,326	1,173
Property and equipment, net	1,430	1,315	185
Intangible assets, net	8,704	10,862	1,530
Operating lease right-of-use assets, net	10,194	7,575	1,067
Total non-current assets	29,035	28,078	3,955
Total assets	121,388	175,914	24,778

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	3,533	10,221	1,442
Accrued expenses and other liabilities	4,069	6,290	886
Tax payables	8,223	5,378	757
Operating lease liabilities – current	2,464	2,479	349
Amount due to related parties	1	10	1
Contract liabilities	58,746	25,806	3,635
Total current liabilities	77,036	50,184	7,070

Non-current liabilities:
Operating lease liabilities – non-current	7,879	5,396	760
Total non-current liabilities	7,879	5,396	760
Total liabilities	84,915	55,580	7,830

Mezzanine equity:
Redeemable preferred shares (US$0.00001428571428 par value; 519,840,747 shares issued and outstanding as of December 31, 2022 and 2023)	241,411	241,411	34,002
Shareholders’ deficit:
Ordinary shares (US$0.00001428571428 par value; 3,500,000,000 shares authorized; 416,920,000 issued and outstanding as of December 31, 2022 and 2023)	41	41	6
Additional paid-in capital	13,188	13,357	1,881
Statutory reserve	2,561	5,268	742
Accumulated deficit	(229,503)	(161,713)	(22,777)
Accumulated other comprehensive income	399	399	56
Total JINXIN TECHNOLOGY HOLDING COMPANY shareholders’ deficit	(213,314)	(142,648)	(20,092)
Non-controlling interests	8,376	21,571	3,038
Total deficit	(204,938)	(121,077)	(17,054)
Total liabilities, mezzanine equity and deficit	121,388	175,914	24,778

The accompanying notes are an integral part of these consolidated financial statements.

JINXIN TECHNOLOGY HOLDING COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Amounts in thousands of RMB and US$, except for number of shares and per share data)

	For the years ended December 31,
	2022	2023
	RMB	RMB	US$
Net revenues	236,441	379,821	53,497
Cost of revenues	(139,186)	(220,051)	(30,994)
Gross profit	97,255	159,770	22,503
Sales and marketing expenses	(11,580)	(20,760)	(2,924)
General and administrative expenses	(15,552)	(23,624)	(3,327)
Research and development expenses	(26,355)	(35,333)	(4,977)
Total operating expenses	(53,487)	(79,717)	(11,228)
Operating income	43,768	80,053	11,275
Other income	1,786	835	118
Other expenses	(6)	—	—
Interest income	508	513	72
Interest expenses	(202)	—	—
Gain (Loss) from equity method investments	17	(381)	(54)
Investment income	633	1,101	155
Exchange gain	7,234	61	9
Government Subsidy	1,341	1,331	187
Income before income taxes	55,079	83,513	11,762
Income tax expense	—	(21)	(3)
Net income	55,079	83,492	11,759
Less: net loss attributable to non-controlling interests	(2,316)	(12,995)	(1,830)
Net income attributable to the Company’s ordinary shareholders	52,763	70,497	9,929

Comprehensive income
Net income	55,079	83,492	11,759
Other comprehensive income
Foreign currency translation adjustment	(6,270)	—	—
Total comprehensive income	48,809	83,492	11,759
Less: comprehensive loss attributable to non-controlling interests	(2,316)	(12,995)	(1,830)
Comprehensive income attributable to the Company’s ordinary shareholders	46,493	70,497	9,929

Earnings per share:
Ordinary shares – basic	0.13	0.17	0.02
Ordinary shares – diluted	0.11	0.15	0.01

Weighted average shares outstanding used in calculating basic and diluted earnings per share:
Ordinary shares – basic	416,920,000	416,920,000	416,920,000
Ordinary shares – diluted	466,190,000	466,190,000	466,190,000

The accompanying notes are an integral part of these consolidated financial statements.

JINXIN TECHNOLOGY HOLDING COMPANY
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT
(Amounts in thousands of RMB and US$, except for number of shares)

	Ordinary shares		Additional paid-in capital	Statutory reserve	Accumulated deficit	Accumulated other comprehensive income	Total JINXIN TECHNOLOGY HOLDING COMPANY Shareholders’ deficit	Non- controlling interests	Total shareholders’ deficit
	Shares	Amount
Balance, December 31, 2021 (RMB)	416,920,000	41	13,175	332	(280,037)	6,669	(259,820)	6,060	(253,760)
Net income	—	—	—	—	52,763	—	52,763	2,316	55,079
Share-based compensation	—	—	13	—	—	—	13	—	13
Appropriation to statutory reserve	—	—	—	2,229	(2,229)	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	(6,270)	(6,270)	—	(6,270)
Balance, December 31, 2022 (RMB)	416,920,000	41	13,188	2,561	(229,503)	399	(213,314)	8,376	(204,938)

Net income	—	—	—	—	70,497	—	70,497	12,995	83,492
Share-based compensation	—	—	16	—	—	—	16	—	16
Capital contribution by shareholders	—	—	153	—	—	—	153	—	153
Appropriation to statutory reserve	—	—	—	2,707	(2,707)	—	—	—	—
Capital contribution by non-controlling shareholders	—	—	—	—	—	—	—	200	200
Balance, December 31, 2023 (RMB)	416,920,000	41	13,357	5,268	(161,713)	399	(142,648)	21,571	(121,077)
Balance, December 31, 2023 (US$)		6	1,881	742	(22,777)	56	(20,092)	3,038	(17,054)

The accompanying notes are an integral part of these consolidated financial statements.

JINXIN TECHNOLOGY HOLDING COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands of RMB and US$, except for number of shares)

	For the years ended December 31,
	2022	2023
	RMB	RMB	US$
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	55,079	83,492	11,759
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,408	13,067	1,840
(Gain) loss from equity method investments	(17)	381	54
Share based compensation expense	13	16	2
Non-cash lease expense	2,953	2,619	369
(Gain) loss on disposal of property and equipment	(71)	23	3

Changes in operating assets and liabilities:
Accounts receivable	(1,446)	(7,954)	(1,120)
Advance to suppliers	108	(1,563)	(220)
Inventories	579	(654)	(92)
Amount due from related parties	(210)	120	17
Other current assets	491	1,423	200
Accounts payable	(1,009)	4,687	660
Contract liabilities	(34,123)	(32,940)	(4,640)
Accrued expenses and other payables	(563)	(718)	(99)
Tax payables	3,604	(2,845)	(401)
Lease liabilities	(2,960)	(2,468)	(347)
Amount due to related parties	(301)	9	1
Net cash provided by operating activities	33,535	56,695	7,986

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(688)	(476)	(67)
Proceeds from disposal of property and equipment	113	2	—
Purchase of intangible assets	(9,187)	(12,658)	(1,783)
Payments for short-term investments	(14,550)	(18,158)	(2,558)
Repayment of loans from related parties	460	660	93
Net cash used in investing activities	(23,852)	(30,630)	(4,315)

CASH FLOWS FROM FINANCING ACTIVITIES
Contribution from shareholders	—	153	22
Deferred IPO expense	—	(6,232)	(878)
Contribution from noncontrolling interests in subsidiaries	—	200	28
Net cash provided by (used in) financing activities	—	(5,879)	(828)
Effect of exchange rate changes	(6,270)	—	—

Net increase in cash and cash equivalents	3,413	20,186	2,843
Cash and cash equivalents at beginning of year	51,533	54,946	7,739
Cash and cash equivalents at end of year	54,946	75,132	10,582

Supplemental disclosures of cash flows information:
Cash paid for interest expense	—	—	—
Cash paid for income taxes	—	—	—

Supplemental disclosure of noncash information:
Liabilities assumed in connection with purchase of intangible assets	—	2,001	282
Liabilities assumed in connection with unpaid professional service fee	—	2,939	414
Operating lease right of use assets obtained exchange for operating lease liabilities	9,933	—	—

The accompanying notes are an integral part of these consolidated financial statements.

JINXIN TECHNOLOGY HOLDING COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands of RMB and US$, except for number of shares and per share data)

1. ORGANIZATION

(a) Nature of operations

JINXIN TECHNOLOGY HOLDING COMPANY (the ‘‘Company’’) was incorporated in the Cayman Islands in August 2015 under the Cayman Islands Companies Law as an exempted company with limited liability. The Company through its consolidated subsidiaries, variable interest entity (the ‘‘VIE’’) and the subsidiaries of the VIE (collectively, the “Group”) are principally engaged in provision of digital textbook subscription services in the People’s Republic of China (the ‘‘PRC’’ or ‘‘China’’). Due to the PRC legal restrictions on foreign ownership and investment in such business, the Company conducts its primary business operations through its VIE and subsidiaries of the VIE. The Company is ultimately controlled by Mr. Jin Xu (the ‘‘Founder’’) and the nominee shareholders of the VIE.

In August, 2015, the Company established a wholly-owned subsidiary, Namibox Limited (“Namibox HK”), in accordance with the laws and regulations in Hong Kong.

In November, 2015, Namibox HK established a wholly-owned subsidiary, Shanghai Mihe Information Technology Co., Ltd. (“Shanghai Mihe”), a wholly-owned foreign enterprise (“WFOE”) incorporated in the People’s Republic of China (“PRC”), as part of a restructure of the Company.

Namibox HK and Shanghai Mihe are currently not engaging in any active business operations and merely acting as holding companies.

Prior to the incorporation of the Company and the completion of the Corporate Reorganization (as defined below), the main operating activities of the Company were carried out by Shanghai Jinxin Network Technology Co., Ltd. (“Shanghai Jinxin” or the “VIE”) and its subsidiaries, which were all established in the PRC. Shanghai Jinxin are principally engaged in provision of digital textbook subscription services in PRC.

As of the date of this report, the details of the Company’s principal subsidiaries are as follows:

Entity	Date of incorporation/ acquisition	Place of incorporation	Percentage of direct or indirect ownership by the Company	Principal activities
Subsidiaries:
Namibox Limited (“Namibox HK”)	August, 2015	Hong Kong	100% owned by Jinxin Technology Holding Company	Investment holding
Shanghai Mihe Information Technology Co., Ltd. (“Shanghai Mihe”)	November, 2015	PRC	100% owned by Namibox HK	Investment holding
Variable Interest Entities (the “VIEs”)
Shanghai Jinxin Network Technology Co., Ltd. (“Shanghai Jinxin”)	April, 2014	PRC	Contractual arrangements	Provision of digital textbook subscription services
Held directly by Shanghai Jinxing
Zhongjiao Enshi Education Technology (Shanghai) Co., Ltd. (“Zhongjiao Enshi”)	June, 2019	PRC	52% owned by Shanghai Jinxin	Provision of digital textbook subscription services
Shanghai Pindu Education Technology Co., Ltd. (“Shanghai Pindu”)	October, 2020	PRC	100% owned by Shanghai Jinxin	Provision of digital textbook subscription services

JINXIN TECHNOLOGY HOLDING COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands of RMB and US$, except for number of shares and per share data)

1. ORGANIZATION (cont.)

Entity	Date of incorporation/ acquisition	Place of incorporation	Percentage of direct or indirect ownership by the Company	Principal activities
Shanghai Mouding Education Technology Co., Ltd. (“Shanghai Mouding”)	May, 2021	PRC	100% owned by Shanghai Jinxin	Provision of digital textbook subscription services
Shanghai Jingche Network Technology Co., Ltd. (“Shanghai Jingche”)	October, 2022	PRC	100% owned by Shanghai Jinxin	Provision of digital textbook subscription services

The PRC laws and regulations currently place certain restrictions on foreign ownership of companies that engage in engage in radio and television program production and operation business and value-added telecommunication business. To comply with PRC laws and regulations, the Group conducts all of its business in China through the VIE and subsidiaries of the VIE. Despite the lack of technical majority ownership, the Company has effective control of the VIE through a series of contractual arrangements (the “Contractual Agreements”) and a parent-subsidiary relationship exists between the Company and the VIE. The equity interests of the VIE are legally held by PRC individuals and a PRC entity (the “Nominee Shareholders”). Through the Contractual Agreements, the Nominee Shareholders of the VIE effectively assigned all of their voting rights underlying their equity interests in the VIE to the Company, via the WFOE, and therefore, the Company has the power to direct the activities of the VIE that most significantly impact its economic performance. The Company also has the right to receive economic benefits and obligations to absorb losses from the VIE, via the WFOE, that potentially could be significant to the VIE. Based on the above and in accordance with SEC Regulation SX-3A-02 and ASC 810-10, the Company is deemed to be the primary beneficiary of Shanghai Jinxin and the financial positions, the operating results and cash flows of Shanghai Jinxin and its subsidiaries are consolidated in the Company’s consolidated financial statements for financial reporting purposes. The described contractual arrangements are as follows:

•        Exclusive Technology and Consulting Service Agreement

Pursuant to the Exclusive Technology and Consulting Service Agreement, Shanghai Jinxin is obliged to pay service fee to Shanghai Mihe for the exclusive services such as technical services, Internet support, business consulting, marketing consulting, system integration, product development and system maintenance. The service fee shall consist of 100% of the profit before tax of Shanghai Jinxin, after the deduction of all costs, expenses, taxes and other fee required under PRC laws and regulations. Shanghai Jinxin agrees not to accept the same or any similar services provided by any third party and shall not establish cooperation relationships similar to that formed by the exclusive technology and consulting service agreements with any third party. And Shanghai Mihe shall have exclusive proprietary rights to and interests in any and all intellectual property rights developed or created by itself and Shanghai Jinxin. The Exclusive Technology and Consulting Service Agreement shall remain effective unless terminated (i) by Shanghai Mihe with prior written notice in accordance with the provisions of the Exclusive Technology and Consulting Service Agreement; or (ii) upon the expiration of the operation period of Shanghai Jinxin pursuant to PRC laws and regulations.

•        Exclusive Option Agreement

Pursuant to the Exclusive Option Agreement, the shareholders of Shanghai Jinxin have unconditionally and irrevocably granted Shanghai Mihe or its designated purchaser the right to purchase all or part of their equity interests in Shanghai Jinxin (“Equity Option”). The purchase price payable by Shanghai Mihe in respect of the transfer of equity interests upon exercise of the Equity Option shall be RMB1.0 or equal to the lowest price permissible by the then-applicable PRC laws and regulations. Shanghai Mihe or its designated purchaser shall have the right to purchase such proportion of equity interests in Shanghai Jinxin as it decides at any time. In addition, Shanghai Jinxin also unconditionally and irrevocably granted an exclusive option to Shanghai Mihe or its designated person to purchase all or any of its assets at a purchase price of the lowest price permitted under

JINXIN TECHNOLOGY HOLDING COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands of RMB and US$, except for number of shares and per share data)

1. ORGANIZATION (cont.)

PRC laws and regulations. Shanghai Mihe shall have absolute discretion as to when and in what manner to exercise the option to purchase assets of Shanghai Jinxin permitted by PRC laws and regulations. In the event of such purchase, Shanghai Mihe or its designated person will enter into an asset transfer agreement with Shanghai Jinxin to set out detailed arrangements.

The Exclusive Option Agreement shall remain effective unless terminated (i) in accordance with the provisions of the Exclusive Option Agreement or any other supplemental agreements; or (ii) the entire equity interests held by the shareholders of Shanghai Jinxin in Shanghai Jinxin have been transferred to Shanghai Mihe or its designated person.

•        Powers of Attorneys

Pursuant to the Powers of Attorneys, each of the shareholders of Shanghai Jinxin irrevocably authorized Shanghai Mihe or its designee(s) to act on their respective behalf as proxy attorney, to the extent permitted by law, to exercise all rights of shareholders concerning all the equity interest held by each of them in Shanghai Jinxin, including but not limited to proposing to convene or attend shareholder meetings, signing resolutions and minutes of such meetings, exercising all the rights as shareholders in such meeting (including but not limited to voting rights, nomination rights and appointment rights), the right to receive dividends and the right to sell, transfer, pledge or dispose of all the equity held in part or in whole, and exercising all other rights as shareholders. The Powers of Attorneys will remain irrevocable and effective during the period that the shareholder remains his/her/its shareholding.

•        Equity Pledge Agreements

Pursuant to the Equity Pledge Agreements, each of the shareholders of Shanghai Jinxin unconditionally and irrevocably pledged and granted first priority security interests over all of his/her/its equity interests in Shanghai Jinxin together with all related rights thereto to Shanghai Mihe as security for performance of the contractual arrangements and all direct, indirect or consequential damages and foreseeable loss of interest incurred by Shanghai Mihe as a result of any event of default on the part of the shareholders of Shanghai Jinxin, Shanghai Jinxin and all expenses incurred by Shanghai Mihe as a result of enforcement of the obligations of the shareholders of Shanghai Jinxin and/or Shanghai Jinxin under the contractual arrangements. Upon the occurrence and during the continuance of an event of default (as defined in the Equity Pledge Agreements), Shanghai Mihe shall have the right to (i) require the shareholders of Shanghai Jinxin to immediately pay any amount payable under the contractual arrangements; or (ii) to purchase, auction or sell all or part of the pledged equity interests in Shanghai Jinxin and will have priority in receiving the proceeds from such disposal.

The said equity pledge under the Equity Pledge Agreements takes effect upon the completion of registration with relevant administrative department of industry and commerce and shall remain valid until after all the contractual obligations of the shareholders of Shanghai Jinxin and Shanghai Jinxin under the relevant contractual arrangements have been fully performed and all the outstanding debts of the shareholders of Shanghai Jinxin and/or Shanghai Jinxin under the relevant contractual arrangements have been fully paid.

•        Business Operation Agreement

Pursuant to the Business Operation Agreement, the shareholders of Shanghai Jinxin and Shanghai Jinxin have jointly and severally further undertaken to Shanghai Mihe that, without the prior written consent of Shanghai Mihe, Shanghai Jinxin shall not engage in any transactions or actions that may have substantial adverse impact on its assets, business, staff, obligations, rights or results of operations. The shareholders of Shanghai Jinxin have agreed to accept, and strictly follow, the advice and instructions from Shanghai Mihe on the appointment and dismissal of relevant staff, the daily operation and management, and the financial management policies, among other things, from time to time. If the cash of Shanghai Jinxin is not enough to pay its debt, Shanghai Mihe is liable to pay the debt; if the loss of Shanghai Jinxin leads to a net asset balance of less than the its

JINXIN TECHNOLOGY HOLDING COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands of RMB and US$, except for number of shares and per share data)

1. ORGANIZATION (cont.)

registered capital, Shanghai Mihe shall be liable to make up for the deficiency; if one party lacks the necessary working capital to maintain its daily business operations, it may request the other party to provide short-term interest-free loans.

•        Spouse Consents

Pursuant to the Spouse Consents, the respective spouse of the Individual Shareholders of Shanghai Jinxin has irrevocably undertaken that, including without limitation to, the spouse (i) has full knowledge of and has consented to the entering into of the contractual arrangements by the relevant Individual Registered Shareholder; (ii) undertakes to execute all documents and take all actions necessary to ensure the proper performance of the contractual arrangements (as amended from time to time); and (iii) undertakes that if he/she acquires any equity interest in Shanghai Jinxin held by his/her spouse, he/she shall be bound by the existing contractual arrangements, and upon request by Shanghai Mihe, will enter into the substantially similar contractual arrangements.

The Company believes that Shanghai Jinxin is considered a VIE under Accounting Codification Standards (“ASC”) 810 “Consolidation”, because the equity investors in Shanghai Jinxin no longer have the characteristics of a controlling financial interest, and the Company, through Shanghai Mihe, is the primary beneficiary of Shanghai Jinxin and controls Shanghai Jinxin’s operations. Accordingly, Shanghai Jinxin has been consolidated as a deemed subsidiary into the Company as a reporting company under ASC 810.

As required by ASC 810-10, the Company performs a qualitative assessment to determine whether the Company is the primary beneficiary of Shanghai Jinxin which is identified as a VIE of the Company. A quality assessment begins with an understanding of the nature of the risks in the entity as well as the nature of the entity’s activities including terms of the contracts entered into by the entity, ownership interests issued by the entity and the parties involved in the design of the entity. The Company’s assessment of the involvement with Shanghai Jinxin reveals that the Company has the absolute power to direct the most significant activities that impact the economic performance of Shanghai Jinxin. Shanghai Mihe is obligated to absorb a majority of the loss from Shanghai Jinxin activities and receive a majority of Shanghai Jinxin’s expected residual returns. In addition, Shanghai Jinxin’s shareholders have pledged their equity interest in Shanghai Jinxin to Shanghai Mihe, irrevocably granted Shanghai Mihe an exclusive option to purchase, to the extent permitted under PRC Law, all or part of the equity interests in Shanghai Jinxin and agreed to entrust all the rights to exercise their voting power to the person(s) appointed by Shanghai Mihe. Under the accounting guidance, the Company is deemed to be the primary beneficiary of Shanghai Jinxin and the financial positions, the operating results and cash flows of Shanghai Jinxin and Shanghai Jinxin’s subsidiaries are consolidated in the Company for financial reporting purposes.

Comparative VIE financials, are set forth below:

	As of December 31,
	2022	2023
	RMB	RMB	US$
Current assets	58,567	116,191	16,365
Non-current assets:	28,908	28,007	3,945
Total assets	87,475	144,198	20,310
Current liabilities:	76,700	46,862	6,600
Non-current liabilities:	7,879	5,396	760
Total liabilities	84,579	52,258	7,360
Net asset	2,896	91,940	12,950

Net income	55,162	88,692	12,492
Net cash provided by operating activities	32,885	62,560	8,811
Net cash used in investing activities	(26,894)	(34,290)	(4,830)
Net cash used in financing activities	—	(1,665)	(235)

JINXIN TECHNOLOGY HOLDING COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands of RMB and US$, except for number of shares and per share data)

1. ORGANIZATION (cont.)

Quantitative Metrics of the VIE, Shanghai Jinxin are set forth below:

	As of December 31, 2023
	Parent company	WOFE (“Shanghai Mihe”)	Subsidiaries	Shanghai Jinxin and its subsidiaries (the VIEs)	Elimination of intercompany balances	Consolidated Financials	Consolidated Financials	% of the Consolidated Financials
	RMB	RMB	RMB	RMB	RMB	RMB	US$
	A	B	C	D	E	F=A+B+C+D+E		G=D/F
Cash and cash equivalents	58	631	23,668	50,775	—	75,132	10,582	68%
Other current assets	713	135	6,440	65,416	—	72,704	10,241	90%
Intercompany receivable from subsidiaries	186,176	—	—	—	(186,176)	—	—	N/A
Intercompany receivable from WOFE	55,874	—	—	—	(55,874)	—	—	N/A
Investment in WOFE	—	—	155,821	—	(155,821)	—	—	N/A
Other non-current assets	—	71	—	28,007	—	28,078	3,955	100%
Total assets	242,821	837	185,929	144,198	(397,871)	175,914	24,778	82%
Other current liabilities	—	383	2,939	46,862	—	50,184	7,070	93%
Intercompany payables to parent company	—	55,874	186,176	—	(242,050)	—	—	N/A
Non-current liabilities:	—	—	—	5,396	—	5,396	760	100%
Total liabilities	—	56,257	189,115	52,258	(242,050)	55,580	7,830	94%
Total mezzanine equity and shareholders’ equity (deficit)	242,821	(55,420)	(3,186)	91,940	(155,821)	120,334	16,948	76%
Total liabilities, mezzanine equity and shareholders’ equity (deficit)	242,821	837	185,929	144,198	(397,871)	175,914	24,778	82%

Net revenues	—	19	—	379,802	—	379,821	53,497	100%
Gross profit	—	19	—	159,751	—	159,770	22,503	100%
Total operating expenses	32	5,675	83	73,927	—	79,717	11,228	93%
Net income (loss)	3,320	(5,585)	(2,935)	88,692	—	83,492	11,759	106%
Total comprehensive income (loss)	3,320	(5,585)	(2,935)	88,692	—	83,492	11,759	106%

Net cash (used in) provided by operating activities	(1,613)	(5,394)	1,142	62,560	—	56,695	7,986	110%
Net cash provided by (used in) investing activities	—	3,660	—	(34,290)	—	(30,630)	(4,315)	112%
Net cash (used in) provided by financing activities	(713)	—	(3,501)	(1,665)	—	(5,879)	(828)	28%

JINXIN TECHNOLOGY HOLDING COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands of RMB and US$, except for number of shares and per share data)

1. ORGANIZATION (cont.)

	As of December 31, 2022
	Parent company	WOFE (“Shanghai Mihe”)	Subsidiaries	Shanghai Jinxin and its subsidiaries (the VIEs)	Elimination of intercompany balances	Consolidated Financials	% of the Consolidated Financials
	RMB	RMB	RMB	RMB	RMB	RMB
	A	B	C	D	E	F=A+B+C+D+E	G=D/F
Cash and cash equivalents	2,384	2,365	26,028	24,169	—	54,946	44%
Other current assets	—	3,709	—	33,698	—	37,407	90%
Intercompany receivable from subsidiaries	182,101	—	—	—	(182,101)	—	N/A
Intercompany receivable from WOFE	55,000	—		700	(55,700)	—	N/A
Investment in WOFE	—	—	146,935	—	(146,935)	—	N/A
Other non-current assets	—	127	—	28,908	—	29,035	100%
Total assets	239,485	6,201	172,963	87,475	(384,736)	121,388	72%
Other current liabilities	—	336	—	76,700	—	77,036	100%
Intercompany payables to parent company	—	55,000	182,101	—	(237,101)	—	N/A
Intercompany payables to VIE	—	700	—	—	(700)	—	N/A
Other current liabilities	—	—	—	—	—		N/A
Non-current liabilities:	—	—	—	7,879	—	7,879	100%
Total liabilities	—	56,036	182,101	84,579	(237,801)	84,915	100%
Total mezzanine equity and shareholders’ equity/(deficit)	239,485	(49,835)	(9,138)	2,896	(146,935)	36,473	8%
Total liabilities, mezzanine equity and shareholders’ equity/(deficit)	239,485	6,201	172,963	87,475	(384,736)	121,388	72%

Net revenues		1,370	—	236,364	(1,293)	236,441	100%
Gross profit		(506)	—	99,054	(1,293)	97,255	102%
Total operating expenses	947	6,025	482	47,326	(1,293)	53,487	88%
Net income (loss)	15,896	(6,265)	(9,714)	55,162	—	55,079	100%
Total comprehensive income (loss)	15,896	(6,265)	(15,984)	55,162	—	48,809	113%

Net cash (used in) provided by operating activities	(756)	(5,546)	6,952	32,885	—	33,535	98%
Net cash provided by /(used in) investing activities	—	3,042	—	(26,894)	—	(23,852)	111%
Net cash provided by financing activities	—	—	—	—	—	—	0%

As of December 31, 2023, Jinxin Technology Holding Company had made cumulative capital contributions of RMB146.9 million to the WFOE through its intermediate holding company, and had transferred RMB55.9 million to the WFOE by way of intra-group loans. In 2022 and 2023, the VIE transferred RMB20.5 million and RMB32.0 million to the WFOE, respectively, through intra-group loans. In 2022 and 2023, the WFOE transferred RMB19.8 million and RMB32.7 million to the VIE, respectively, through repayment of loans. Apart therefrom, no other cash or asset was transferred between Jinxin Technology Holding Company, its subsidiaries, and the VIE in 2022 and 2023.

There are no pledge or collateralization of the VIE and VIE’s subsidiaries’ assets that can only be used to settled obligations of the VIE and VIE’s subsidiaries, except for the restricted net assets disclosed in Note 15. Relevant PRC laws and regulations restrict the VIE from transferring a portion of its net assets to the Company in the form of loans and advances or cash dividends.

As the VIE is incorporated as limited liability company under the PRC Company Law, creditors of the VIE do not have recourse to the general credit of the Company for any of the liabilities of the VIE in normal course of business.

JINXIN TECHNOLOGY HOLDING COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands of RMB and US$, except for number of shares and per share data)

1. ORGANIZATION (cont.)

Risks in relation to the VIE structure

The Company believes that the contractual arrangements with its VIE and their respective shareholders are in compliance with PRC laws and regulations and are legally enforceable. However, uncertainties in the PRC legal system could limit the Company’s ability to enforce the contractual arrangements. If the legal structure and contractual arrangements were found to be in violation of PRC laws and regulations, the PRC government could:

•        revoke the business and operating licenses of the Company’s PRC subsidiary and VIE;

•        discontinue or restrict the operations of any related-party transactions between the Company’s PRC subsidiary and VIE;

•        limit the Company’s business expansion in China by way of entering into contractual arrangements;

•        impose fines or other requirements with which the Company’s PRC subsidiary and VIE may not be able to comply;

•        require the Company or the Company’s PRC subsidiary and VIE to restructure the relevant ownership structure or operations; or

•        restrict or prohibit the Company’s use of the proceeds of the additional public offering to finance.

The Company’s ability to conduct its business may be negatively affected if the PRC government were to carry out any of the aforementioned actions. As a result, the Company may not be able to consolidate its VIE and VIE’s subsidiaries in its consolidated financial statements as it may lose the ability to exert control over the VIE and their respective shareholders and it may lose the ability to receive economic benefits from the VIE and VIE’s subsidiaries. The Company, however, does not believe such actions would result in the liquidation or dissolution of the Company, its PRC subsidiary and VIE.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements of the Company include the financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Significant accounting policies followed by the Company in the preparation of the accompanying consolidated financial statements are summarized below.

Principles of consolidation

The accompanying consolidated financial statements of the Company include the financial statements of the Company and its subsidiaries, VIE and VIE’s subsidiaries for which the Company is the ultimate primary beneficiary.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power; has the power to appoint or remove the majority of the members of the board of directors (the “Board”); and to cast majority of votes at the meeting of the Board or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

All significant transactions and balances between the Company and its subsidiaries, VIE and VIE’s subsidiaries have been eliminated. The non-controlling interests in consolidated subsidiaries are shown separately in the consolidated financial statements.

JINXIN TECHNOLOGY HOLDING COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands of RMB and US$, except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Restatement of 2022 financial statements

Management of the Company reviewed ASC 480 (“ASC 480”), Distinguishing Liabilities from Equity, and determined that its previously filed financial statements, had not appropriately applied the foregoing accounting guidance and has led to certain errors in the Company’s 2022 consolidated financial statements in regards to the recognition of its redeemable convertible preferred shares. The Company previously recognized the redeemable convertible preferred shares as permanent equity. The redeemable preferred shares are redeemable at the holders’ option any time after a certain date and were contingently redeemable upon the occurrence of certain events outside of the Company’s control, the Company should have recognized the convertible redeemable preferred shares as mezzanine equity. As a result, the Company has restated its 2022 consolidated financial statements. The effect of the correction of errors in the accompanying consolidated balance sheets and consolidated statements of comprehensive income is summarized below. There was no tax impact related to the correction.

	As of December 31, 2022
	As previously reported	Impact of Adjustment	As Restated
	RMB	RMB	RMB
Consolidated Balance Sheets:
Mezzanine equity:
Redeemable preferred shares	—	241,411	241,411
Shareholders’ equity:
Ordinary shares	111	(70)	41
Additional paid-in capital	254,529	(241,341)	13,188
	For the Years Ended December 31, 2022
	As previously reported	Impact of Adjustment	As Restated
	RMB	RMB	RMB
Consolidated statements of operations and comprehensive loss:
Earnings per share:
Ordinary shares – basic	0.04	0.09	0.13
Ordinary shares – diluted	0.04	0.07	0.11

Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenue and expenses during the reported period in the consolidated financial statements and accompanying notes. Significant accounting estimates reflected in the Company’s consolidated financial statements mainly include, but are not limited to, standalone selling price of each distinct performance obligation in revenue recognition, depreciable lives of property, equipment and software, assessment for impairment of long-lived assets, inventory valuation for excess and obsolete inventories, lower of cost and net realizable value of inventories, valuation of deferred tax assets and current expected credit loss of receivables. Actual results could differ from those estimates.

Foreign currency

The Company’s reporting currency is the Renminbi (“RMB”). The functional currency of the Company and its subsidiaries which are incorporated in Hong Kong (“HK”) is United States dollars (“US$”). The functional currencies of the other subsidiaries are their respective local currencies. The determination of the respective functional currency is based on the criteria set out by ASC 830, Foreign Currency Matters, (“ASC 830”).

JINXIN TECHNOLOGY HOLDING COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands of RMB and US$, except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Transactions denominated in currencies other than in the functional currency are translated into the functional currency using the exchange rates prevailing at the transaction dates. Monetary assets and liabilities denominated in foreign currencies are translated into functional currency using the applicable exchange rates at the balance sheet date. Non-monetary items that are measured in terms of historical cost in foreign currency are re-measured using the exchange rates at the dates of the initial transactions. Exchange gains or losses arising from foreign currency transactions are included in the consolidated statements of comprehensive income.

The financial statements of the Company’s entities of which the functional currency is not RMB are translated from their respective functional currency into RMB. Assets and liabilities denominated in foreign currencies are translated into RMB at the exchange rates at the balance sheet date. Equity accounts other than earnings generated in current period are translated into RMB at the appropriate historical rates. Income and expense items are translated into RMB using the periodic average exchange rates. The resulting foreign currency translation adjustments are recorded in other comprehensive income in the consolidated statements of comprehensive income, and the accumulated foreign currency translation adjustments are presented as a component of accumulated other comprehensive income in the consolidated statements of shareholders’ deficit.

Convenience translation

Translations of balances in the consolidated balance sheets, consolidated statements of comprehensive loss and consolidated statements of cash flows from RMB into US$ as of and for the year ended December 31, 2023 are solely for the convenience of the reader and were calculated at the rate of US$1.00 to RMB7.0999, representing the noon buying rate in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York on December 29, 2023. No representation is made that the RMB amounts represent or could have been, or could be, converted, realized or settled into US$ at that rate on December 31, 2023, or at any other rate.

Cash and cash equivalents

Cash and cash equivalents represent cash on hand, time deposits and highly-liquid investments placed with banks or other financial institutions, which are unrestricted as to withdrawal and use, and which have original maturities of three months or less.

Short-term investments

All highly liquid investments with maturities of greater than three months, but less than twelve months, are classified as short-term investments. Short-term investments primarily include wealth management financial products with variable interest issued by commercial banks with the intention to be sold within twelve months. The Company account for short-term investments in accordance with ASC 320 and records at fair value. Interest income are reflected on the consolidated statements of comprehensive income.

Accounts receivable and allowance for credit losses

Accounts receivable are stated at the historical carrying amount net of allowance for credit losses.

The Company maintains an allowance for credit losses which reflects its best estimate of amounts that potentially will not be collected. The Company determines the allowance for credit losses taking into consideration various factors including but not limited to historical collection experience and credit-worthiness of the debtors as well as the age of the individual receivables balance. Additionally, the Company makes specific bad debt provisions based on any specific knowledge the Company has acquired that might indicate that an account is uncollectible. The facts and circumstances of each account may require the Company to use substantial judgment in assessing its collectability.

JINXIN TECHNOLOGY HOLDING COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands of RMB and US$, except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

On January 1, 2023, the Company adopted ASC326, Financial Instruments-Credit Losses (“ASC326”), using modified-retrospective transition approach. Following the adoption of this guidance, a cumulative-effect adjustment in accumulated deficit of nil was recognized as of January 1, 2023. Pursuant to ASC 326, an allowance for credit losses for financial assets, including accounts receivable, carried at amortized cost to present the net amount expected to be collected as of the balance sheet date. Such allowance is based on credit losses expected to arise over the life of the asset’s contractual term, which includes consideration of prepayments. Assets are written off when the Company determines that such financial assets are deemed uncollectible and are recognized as a deduction from the allowance for credit losses. Expected recoveries of amounts previously written off, not to exceed the aggregate of the amount previously written off, are included in determining the necessary reserve at the balance sheet date. The Company pools financial assets based on similar risk characteristics to estimate expected credit losses. The Company estimates expected credit losses on financial assets individually when those assets do not share similar risk characteristics. The Company closely monitors its accounts receivable including timely account reconciliations, detailed reviews of past due accounts, updated credit limits, and monthly analysis of the adequacy of their reserve for credit losses.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost of inventory are determined using the first-in-first-out method. The Company records inventory reserves for obsolete and slow-moving inventory. Inventory reserves are based on inventory obsolescence trends, historical experience and application of the specific identification method. For all periods presented, there were no inventory reserves recognized.

Deferred IPO expenses

The Company complies with the requirements of FASB ASC Topic 340-10-S99-1, “Other Assets and Deferred Costs — SEC Materials” (“ASC 340-10-S99”) and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering”. Deferred IPO expenses consist of underwriting, legal, accounting and other professional expenses incurred through the balance sheet date that are directly related to the Initial Public Offering and that will be charged to shareholders’ equity upon the completion of the Proposed Public Offering. As of December 31, 2023, the Company did not complete its IPO. As of December 31, 2022 and 2023, the accumulated deferred IPO expenses were nil and RMB9,171 (US$1,292), respectively.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment loss, if any. Property and equipment are depreciated at rates sufficient to write off their costs less impairment and residual value, if any, over their estimated useful lives on a straight-line basis. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the related assets.

Category	Estimated useful life
Leasehold improvements	Shorter of the estimated useful life or remaining lease term
Computer and electronic equipment	3 – 5 years
Office equipment	2 – 4 years
Motor vehicles	3 – 4 years

JINXIN TECHNOLOGY HOLDING COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands of RMB and US$, except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Intangible assets

Intangible assets are carried at cost less accumulated amortization and impairment, if any. Intangible assets are amortized using the straight-line method over the estimated useful lives from 1 to 5 years. The estimated useful lives of amortized intangible assets are reassessed if circumstances occur that indicate the original estimated useful lives have changed. No impairment charge was recognized for the years ended December 31, 2022 and 2023, respectively.

Category	Estimated useful life
Purchased software	3 – 5 years
Purchased copyright	1 – 5 years

Impairment of long-lived assets other than goodwill

Long-lived assets are evaluated for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount may not be fully recoverable or that the useful life is shorter than the Company had originally estimated. When these events occur, the Company evaluates the impairment by comparing carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, the Company recognizes an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets. Impairment charge recognized for the years ended December 31, 2022 and 2023 was nil.

Long-term investments

The Company’s long-term investments include equity investments in entities. Investments in entities in which the Company can exercise significant influence and holds an investment in voting common stock or in-substance common stock (or both) of the investee but does not own a majority equity interest or control are accounted for using the equity method of accounting in accordance with ASC topic 323, Investments — Equity Method and Joint Ventures (“ASC 323”). Under the equity method, the Company initially records its investments at cost and then market value. The Company subsequently adjusts the carrying amount of the investments to recognize the Company’s proportionate share of each equity investee’s net income or loss into earnings after the date of investment. The Company evaluates the equity method investments for impairment under ASC 323. An impairment loss on the equity method investments is recognized in earnings when the decline in value is determined to be other-than-temporary.

Fair value of financial instruments

Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be either recorded or disclosed at fair value, the Company considers the principal or most advantageous market in which it would transact, and it also considers assumptions that market participants would use when pricing the asset or liability.

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:

Level 1 —	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 —	Other inputs that are directly or indirectly observable in the marketplace.
Level 3 —	Unobservable inputs which are supported by little or no market activity.

JINXIN TECHNOLOGY HOLDING COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands of RMB and US$, except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Financial assets and liabilities of the Company primarily consist of cash and cash equivalents, short-term investments, accounts receivables, amounts due from related parties, accounts payables, amounts due to related parties, accrued expenses and other liabilities excluding payroll and welfare payables. As of December 31, 2022 and 2023, the carrying values of these financial assets and liabilities approximate their fair values.

The following table summarizes the carrying values of the Company’s financial instruments that the management believes should be categorized as Level 2:

	As of December 31,
	2022	2023
	RMB	RMB	US$
Financial assets:
Short-term investments	25,000	43,158	6,079

Revenue recognition

Revenue is recognized when or as the control of the goods or services is transferred to a customer. Depending on the terms of the contract and the laws that apply to the contract, control of the goods and services may be transferred over time or at a point in time. Control of the goods and services is transferred over time if the Company’s performance:

(i)     provides all of the benefits received and consumed simultaneously by the customer;

(ii)    creates and enhances an asset that the customer controls as the Company performs; or

(iii)   does not create an asset with an alternative use to the Company and the Company has an enforceable right to payment for performance completed to date. If control of the goods and services transfers over time, revenue is recognized over the period of the contract by reference to the progress towards complete satisfaction of that performance obligation. Otherwise, revenue is recognized at a point in time when the customer obtains control of the goods and services.

If control of the goods and services transfers over time, revenue is recognized over the period of the contract by reference to the progress towards complete satisfaction of that performance obligation. Otherwise, revenue is recognized at a point in time when the customer obtains control of the goods and services.

Contracts with customers may include multiple performance obligations. For such arrangements, the Company allocates revenue to each performance obligation based on its relative standalone selling price. The Company generally determines standalone selling prices based on the prices charged to customers. If the standalone selling price is not directly observable, it is estimated using expected cost plus a margin or adjusted market assessment approach, depending on the availability of observable information. Assumptions and estimations have been made in estimating the relative selling price of each distinct performance obligation, and changes in judgments on these assumptions and estimates may impact the revenue recognition.

When either party to a contract has performed, the Company presents the contract in the consolidated balance sheets as a contract asset or a contract liability, depending on the relationship between the entity’s performance and the customer’s payment.

A contract asset is the Company’s right to consideration in exchange for goods and services that the Company has transferred to a customer. A receivable is recorded when the Company has an unconditional right to consideration. A right to consideration is unconditional if only the passage of time is required before payment of that consideration is due.

JINXIN TECHNOLOGY HOLDING COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands of RMB and US$, except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

If a customer pays consideration or the Company has a right to an amount of consideration that is unconditional, before the Company transfers a good or service to the customer, the Company presents the contract liability when the payment is made, or a receivable is recorded (whichever is earlier). A contract liability is the Company’s obligation to transfer goods or services to a customer for which the Company has received consideration (or an amount of consideration is due) from the customer.

Subscription revenue from users

The Company generates subscription revenue from its catalogue of digital educational content directly provisioned to end users via its “Mami Box” platform. The Company identifies the content subscribers as its customers. The performance obligation is the provision of the digital educational content to user over the prescribed subscription period. The subscription period for the majority is twelve months or less. The subscription revenue is recognized over the period of customer’s subscription. The Company typically receives payment when the users initiate the subscription of the digital educational content.

Licensing revenues from content aggregators and distributors

The Company generates licensing revenue through partnering with content aggregators and distributors (normally they are major telecom and broadcast operators in China) whereby allowing to distribute the digital content through their platforms. For purposes of revenue recognition, management believes that the content aggregators and distributors should be identified its customers. The performance obligation is provision of digital educational content to the customers and allow them distributed via their platform over a contracted period. The Company signs master service agreements with customers that set forth a contract period, which is typically twelve months. The Company receives a statement from its customers on either a monthly or quarterly basis indicating the Company’s potential entitlement to licensing fees based on the amount of content delivered to end user subscribers of the customer. After the Company reviews and agrees to the statement sent by the customers, the Company will receive payment within the standard agreed upon terms, which typically within 15-60 days. The revenue is recognized at the point in time when the statement is mutually agreed upon by both parties.

Revenue from content sold to hardware manufacturers

The Company generates revenue by selling its content to hardware manufacturers in China whereby they are allowed to install the Company’s digital educational content on the manufacturers’ devices for sale to end users. For purposes of revenue recognition, management has identified that the hardware manufacturers as its customers. The performance obligation is to make available its catalogue of digital educational content to its customers, and allow them to install such content on devices that they manufacture. The Company signs master service agreements with its customers; these agreements typically cover a twelve-month period. As part of the sales process, the Company typically receives purchase order for specific content from the customers, after which the Company will deliver the selected digital educational content to the customers in accordance to the purchase order. The Company typically receives payment in advance prior to delivery of the digital educational content. Revenue is recognized at the point in time when control of the select digital educational content delivered to the customer. The Company provides one year after-sales service to the customers and recognizes a related warranty expense based on the Company’s historical experience rate as well as experience rates typical to the industry.

Revenue from sales of digital educational hardware devices

The Company generates revenue by selling its digital educational hardware devices, featured with the installation of the Company’s digital educational content, to hardware distributors in China, who subsequently resell the digital educational hardware devices to the end users. The Company identifies hardware distributors as its customers. The Company signs contracts with the distributors, which specifies the price, sales quantity of hardware devices and delivery schedule. The Company will deliver the selected digital educational hardware devices to the customers in accordance with the contracts. The Company typically receives payment in advance prior to delivery of the digital educational hardware devices. The promises of digital educational hardware devices and digital educational content

JINXIN TECHNOLOGY HOLDING COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands of RMB and US$, except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

should be combined into a single performance obligation since they are highly interrelated. Each promise cannot separately satisfy the requirement of the end customers. Revenue is recognized at the point in time when control of the select digital educational hardware devices delivered to the customers. The Company provides one year after-sales service to the customers and recognizes a related warranty expense based on the Company’s historical experience rate as well as experience rates typical to the industry.

Cost of revenues

Costs of revenues primarily consist of staff costs, digital educational content costs, inventory cost and other direct costs of providing these services or goods.

Sales and marketing expenses

Sales and marketing expenses consist primarily of advertising expenses, salaries and other compensation-related expenses to sales and marketing personnel and warranty expenses. The Company expenses all advertising costs as incurred and classifies these costs under sales and marketing expenses. The Company recorded advertising costs of RMB1,147 and RMB2,622 (US$369) for the years ended December 31, 2022 and 2023, respectively.

Research and development expenses

Research and development costs are expensed as incurred. These costs primarily consist of payroll and related expenses for personnel engaged in research and development activities.

General and administrative expenses

General and administrative expenses primarily consist of salaries, bonuses and benefits for employees involved in general corporate functions and those not specifically dedicated to research and development activities, depreciation and amortization of fixed assets which are not used in research and development activities, legal and other professional services fees, rental and other general corporate related expenses.

Government subsidy

Government subsidy represent cash subsidies received from the PRC government. Cash subsidies that have no defined rules and regulations to govern the criteria necessary for companies to enjoy the benefits are recognized when received. Such subsidies are generally provided as incentives from the local government to encourage the expansion of local business.

Income taxes

Current income taxes are recorded in accordance with the regulations of the relevant tax jurisdiction. The Company accounts for income taxes under the asset and liability method in accordance with ASC 740, Income Tax, (“ASC 740”). Under this method, deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between carrying amounts of existing assets and liabilities in the financial statements and their respective tax basis, and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statements of comprehensive loss in the period of change. Valuation allowances are established when necessary to reduce the amount of deferred tax assets if it is considered more likely than not that amount of the deferred tax assets will not be realized.

The Company records liabilities related to uncertain tax positions when, despite the Company’s belief that the Company’s tax return positions are supportable, the Company believes that it is more likely than not that those positions may not be fully sustained upon review by tax authorities. Accrued interest and penalties related to unrecognized tax benefits are classified as income tax expense. The Company did not recognize uncertain tax positions as of December 31, 2022 and 2023.

JINXIN TECHNOLOGY HOLDING COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands of RMB and US$, except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Comprehensive income

The Company applies ASC 220, Comprehensive Income (“ASC 220”), with respect to reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income is defined to include all changes in equity of the Company during a period arising from transactions and other event and circumstances except those resulting from investments by shareholders and distributions to shareholders. For the years presented, the Company’s comprehensive income includes net income and other comprehensive income, which mainly consists of the foreign currency translation adjustment that have been excluded from the determination of net income.

Leases

As the lessee, the Company recognizes in the balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, the Company makes an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities and recognizes lease expenses for such lease generally on a straight-line basis over the lease term.

Operating lease assets are included within operating lease right-of-use assets , and the corresponding operating lease liabilities are included within operating lease liabilities on the consolidated balance sheets as of December 31, 2022 and 2023.

Share-based compensation

The Company applies ASC 718 (“ASC 718”), Compensation — Stock Compensation, to account for its employee share-based payments. In accordance with ASC 718, the Group determines whether an award should be classified and accounted for as a liability award or an equity award. All of the Company’s share-based awards to employees were classified as equity awards. The Company measures the employee share-based compensation based on the fair value of the award at the grant date. Expense is recognized using accelerated method over the requisite service period.

Segment reporting

ASC 280, Segment Reporting, (“ASC 280”), establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers.

Based on the criteria established by ASC 280, our chief operating decision maker (“CODM”) has been identified as our Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the company. As a whole and hence, we have only one reportable segment. We do not distinguish between markets or segments for the purpose of internal reporting. As our long-lived assets are substantially located in the PRC, no geographical segments are presented.

Earnings per share

Net income is not allocated to other participating securities if based on their contractual terms they are not obligated to share the income. Basic earnings per share is computed by dividing net income attributable to ordinary shareholders by the weighted-average number of ordinary equivalent shares outstanding during the year. Diluted earnings per share is calculated by dividing net income attributable to ordinary shareholders, as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the year. Ordinary equivalent shares consist of ordinary shares issuable upon the exercise of share options using the treasury stock method.

JINXIN TECHNOLOGY HOLDING COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands of RMB and US$, except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Non-controlling interests

For the Group’s subsidiaries majority-owned by the Company’s VIE and VIE’s subsidiaries, non-controlling interests are recognized to reflect the portion of the equity which is not attributable, directly or indirectly, to the Group as the controlling shareholder. Non-controlling interests on the consolidated balance sheets are resulted from the consolidating 52.00% equity interest in Zhongjiao Enshi. The 48.00% of Zhongjiao Enshi is held by third-party institute shareholders.

Statutory reserve

Pursuant to the laws applicable to the PRC, PRC entities must make appropriations from their after-tax profit to the non-distributable “statutory surplus reserve fund.” Subject to certain cumulative limits, the “statutory surplus reserve fund” requires annual appropriations of 10% of after-tax profit until the aggregated appropriations reach 50% of the registered capital (as determined under accounting principles generally accepted in the PRC (“PRC GAAP”) at each year-end). For foreign invested enterprises and joint ventures in the PRC, annual appropriations should be made to the “reserve fund.” For foreign invested enterprises, the annual appropriation for the “reserve fund” cannot be less than 10% of after-tax profits until the aggregated appropriations reach 50% of the registered capital (as determined under PRC GAAP at each year-end). If the Company has accumulated loss from prior periods, the Company is able to use the current period net income after tax to offset against the accumulate loss.

Recent accounting pronouncements

The Company is an emerging growth company (‘‘EGC’’) as defined by the Jumpstart Our Business Startups Act (‘‘JOBS Act’’). The JOBS Act provides that an EGC can take advantage of extended transition periods for complying with new or revised accounting standards. This allows an EGC to delay adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company elected to take advantage of the extended transition periods. However, this election will not apply should the Company cease to be classified as an EGC.

In March 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting and issued subsequent amendments within ASU 2021-01 and ASU 2022-06(collectively, including ASU2020-04, “ASC 848”) in January 2021 and December 2022 respectively. ASC 848 provides optional expedients and exceptions for applying U.S. GAAP on contract modifications and hedge accounting to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform, if certain criteria are met. The Group has elected the optional expedients for certain existing interest rate swaps that are designated as cash flow hedges, which did not have a material impact on the financial position, results of operations and cash flows. The Group has evaluated the effects, if any, of the potential election of the other optional expedients and exceptions provided in this guidance on the financial position, results of operations and cash flows, which were insignificant.

In June 2022, the FASB issued ASU2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions, which clarifies that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value. The amendments also clarify that an entity cannot, as a separate unit of account, recognize and measure a contractual sale restriction. This guidance also requires certain disclosures for equity securities subject to contractual sale restrictions. The new guidance is required to be applied prospectively with any adjustments from the adoption of the amendments recognized in earnings and disclosed on the date of adoption. This guidance is effective for the Group for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted. Effective January 1,2023, the Group early adopted ASU 2022-03 on a prospective basis. The adoption of this guidance did not have a material impact on its financial position, results of operations and cash flows.

JINXIN TECHNOLOGY HOLDING COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands of RMB and US$, except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In November 2023, the FASB issued ASU 2023-07, Segment Reporting: Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which focuses on improving reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. A public entity shall disclose for each reportable segment the significant expense categories and amounts that are regularly provided to the CODM and included in reported segment profit or loss. ASU 2023-07 also requires public entities to provide in interim periods all disclosures about a reportable segment’s profit or loss and assets that are currently required annually. Entities are permitted to disclose more than one measure of a segment’s profit or loss if such measures are used by the CODM to allocate resources and assess performance, as long as at least one of those measures is determined in a way that is most consistent with the measurement principles used to measure the corresponding amounts in the consolidated financial statements. ASU 2023-07 is applied retrospectively to all periods presented in financial statements, unless it is impracticable. This update will be effective for the Group’s fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Group is currently in the process of evaluating the disclosure impact of adopting ASU 2023-07.

3. CONCENTRATION OF RISKS

(a) Concentration of credit risks

Financial instruments that potentially subject the Company, its subsidiaries, VIE and VIE’s subsidiaries to significant concentration of credit risk primarily cash and cash equivalents and accounts receivables. The carrying amounts of cash and cash equivalents represent the maximum exposure to credit risk. As of December 31, 2022 and 2023, the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries have RMB54,946 and RMB75,132 (US$10,582) in cash and cash equivalents, respectively, which is mainly held in cash and demand deposits with several financial institutions in the PRC and Hong Kong. In the event of bankruptcy of one of these financial institutions, the Company, its subsidiaries, VIE and VIE’s subsidiaries may not be able to claim its cash and demand deposits back in full. The Company, its subsidiaries, VIE and VIE’s subsidiaries continue to monitor the financial strength of the financial institutions.

Accounts receivable are typically unsecured and denominated in RMB, derived from revenue earned from customers in the PRC, which are exposed to credit risk. The risk is mitigated by credit evaluations the Company, its subsidiaries, VIE and VIE’s subsidiaries perform on its customers and its ongoing monitoring process of outstanding balances. The Company, its subsidiaries, VIE and VIE’s subsidiaries maintain an allowance for credit losses and actual losses have generally been within management’s expectations.

(b) Currency convertibility risk

Substantially majority of the Company, its subsidiaries, VIE and VIE’s subsidiaries’ operating activities are settled in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions requires submitting a payment application form together with supporting documents.

(c) Major customers and supplying channels

For the year ended December 31, 2022, one major client accounted for 45.6% of the Company’s total revenues. For the year ended December 31, 2023, two major clients respectively accounted for 33.88% and 11.34% of the Company’s total revenues. As of December 31, 2022, two customers respectively accounted for 63.0% and 19.6% of the Company’s total accounts receivable. As of December 31, 2023, two customers accounted for 56.5% and 32.1% of the Company’s total accounts receivable.

JINXIN TECHNOLOGY HOLDING COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands of RMB and US$, except for number of shares and per share data)

3. CONCENTRATION OF RISKS (cont.)

For the year ended December 31, 2022, three vendors respectively accounted for 42.0%, 13.0% and 10.3% of the Company’s total purchases and no single supplier accounted for more than 10% of the Company’s total accounts payable. For the year ended December 31, 2023, four vendors respectively accounted for 21.2%, 19.2%, 17.8% and 14.4% of the Company’s total purchases and two suppliers respectively accounted for 41.1% and 19.6% of the Company’s total accounts payable.

4. CASH AND CASH EQUIVALENTS

Cash and cash equivalents consisted of the following:

	As of December 31,
	2022	2023
	RMB	RMB	US$
Cash on hand	—	—	—
Cash at bank	53,910	74,093	10,436
Other cash and cash equivalents	1,036	1,039	146
	54,946	75,132	10,582

5. ACCOUNTS RECEIVABLE

Accounts receivable and the allowance for credit losses consisted of the following:

	As of December 31,
	2022	2023
	RMB	RMB	US$
Accounts receivable	6,388	14,342	2,020
Allowance for credit losses	—	—	—
	6,388	14,342	2,020

As of December 31, 2022 and 2023, all accounts receivable were due from third party customers. The age of all the of the receivables as of December 31, 2023 was less than one year. For the accounts receivable as of December 31, 2023, the Company subsequently collected RMB6,274 (US$884) in 2024.

An analysis of the allowance for credit losses was as follows:

As of December 31,
	2022	2023
	RMB	RMB	US$
Balance at beginning of the year	—	—	—
Additional provision charged to expense	—	—	—
Balance at the end of the year	—	—	—

6. SHORT-TERM INVESTMENTS

Short-term investment comprised of the following:

	As of December 31, 2023
	Level 1	Level 2	Level 3	Total	Total
	RMB	RMB	RMB	RMB	US$
Bank Wealth Management	—	43,158	—	43,158	6,079
	—	43,158	—	43,158	6,079

JINXIN TECHNOLOGY HOLDING COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands of RMB and US$, except for number of shares and per share data)

6. SHORT-TERM INVESTMENTS (cont.)

	As of December 31, 2022
	Level 1	Level 2	Level 3	Total
	RMB	RMB	RMB	RMB
Bank Wealth Management	—	25,000	—	25,000
	—	25,000	—	25,000

As of December 31, 2022 and 2023, the Company had short-term investments, which mainly consists of wealth management products purchased from commercial banks, in the amount of RMB25,000 and RMB43,158 (US$6,079), respectively. These wealth management products bear a highest expected rate of return ranging from 2.69% – 4.00%. For the years ended December 31, 2022 and 2023, the Company recorded investment income of RMB633 and RMB1,101 (US$155) in the consolidated statements of comprehensive income, respectively.

7. INVENTORIES

Inventories consisted of the following:

	As of December 31,
	2022	2023
	RMB	RMB	US$
Finished goods	190	844	119
	190	844	119
Less: provision for impairment of inventories	—	—	—
	190	844	119

During the years ended December 31, 2022 and 2023, the Company recorded provision for impairment of inventories of nil and nil for the obsolete inventories in cost of revenues, respectively.

8. PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following:

	As of December 31,
	2022	2023
	RMB	RMB	US$
At cost:
Computer and network equipment	2,269	1,499	211
Office equipment	486	210	30
Motor vehicles	467	467	66
Leasehold improvements	824	1,089	153
	4,046	3,265	460
Less: Accumulated depreciation	(2,616)	(1,950)	(275)
	1,430	1,315	185

Depreciation expense was RMB661 and RMB566 (US$80) for the years ended December 31, 2022 and 2023, respectively.

JINXIN TECHNOLOGY HOLDING COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands of RMB and US$, except for number of shares and per share data)

9. INTANGIBLE ASSETS, NET

The following table presents the Company’s intangible assets as of the respective balance sheet dates:

	As of December 31,
	2022	2023
	RMB	RMB	US$
Purchased software	1,305	—	—
Purchased copyright	34,673	18,023	2,538
Less: accumulated amortization	(27,274)	(7,161)	(1,008)
Balance at the end of the year	8,704	10,862	1,530

The intangible assets are amortized using the straight-line method, which is the Company’s best estimate of how these assets will be economically consumed over their respective estimated useful lives of one to five years.

Amortization expense was RMB10,748 and RMB12,501 (US$1,761) for the years ended December 31, 2022 and 2023, respectively.

The annual estimated amortization expenses for the intangible assets for each of the next five years are as follows:

	RMB	US$
2024	10,473	1,474
2025	226	32
2026	84	12
2027	64	9
2028	15	3
	10,862	1,530

10. LONG-TERM INVESTMENTS

The Company’s long-term investments consisted of the following:

Equity method investments	Amounts
RMB
Balance as of December 31, 2021	8,690
Gain attributable to nonconsolidated entity	17
Balance as of December 31, 2022	8,707
Loss attributable to nonconsolidated entity	(381)
Balance as of December 31, 2023	8,326

In June 2016, the Company through its subsidiary, Shanghai Jinxin, and a third company jointly set up Shanghai Diyi Educational Technology Limited (“Shanghai Diyi”). The Company injected capital of RMB10,000 and hold 49.01% of equity interest in Shanghai Diyi. Based on the article of association, the Company cannot exercise control over relevant activities of the investee, but it has the ability to exercise significant influence over operation and financial decisions.

JINXIN TECHNOLOGY HOLDING COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands of RMB and US$, except for number of shares and per share data)

11. ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consisted of the following:

	As of December 31,
	2022	2023
	RMB	RMB	US$
Payroll and welfare payables	3,178	2,572	362
Professional service fee payables	—	2,939	414
Others	891	779	110
	4,069	6,290	886

12. TAXATION

Enterprise income tax (“EIT”)

Cayman Islands

The Company is incorporated in the Cayman Islands and conducts its primary business operations through the subsidiaries in the PRC and Hong Kong. Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain arising in Cayman Islands.

Hong Kong

Subsidiaries in Hong Kong are subject to Hong Kong profits tax rate of 16.5%. Additionally, upon payments of dividends by the Company to its shareholders, no HK withholding tax will be imposed.

PRC

The Company’s PRC subsidiaries are governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Enterprise Income Tax Laws of the PRC (the “EIT Laws”), domestic enterprises and Foreign Investment Enterprises (the “FIE”) are usually subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemption may be granted on case-by-case basis. EIT grants preferential tax treatment to certain High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for the HNTE status every three years. Shanghai Jinxin obtained the HNTE tax status in November 2021, which reduced its statutory income tax rate to 15% from 2021 to 2023. Zhongjiao Enshi obtained the HNTE tax status in December 2020, which reduced its statutory income tax rate to 15% from 2020 to 2022. In addition, Zhongjiao Enshi was qualified as a software enterprise in 2020, and thus was entitled to a five-year tax holiday (full exemption for the first two years and a 50% reduction in the statutory income tax rate for the following three years) until its software enterprise qualification expired.

Income tax expenses comprised of:

	For the years ended December 31,
	2022	2023
	RMB	RMB	US$
Current	—	21	3
Deferred	—	—	—
	—	21	3

JINXIN TECHNOLOGY HOLDING COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands of RMB and US$, except for number of shares and per share data)

12. TAXATION (cont.)

The reconciliation of tax computed by applying the statutory income tax rate of 25% for the years ended December 31, 2022 and 2023 applicable to the PRC operations to income tax expense were as follows:

	For the years ended December 31,
	2022	2023
Statutory income tax rate	25.00%	25.00%
Income tax exemptions and reliefs	(20.64)%	(7.51)%
Income tax difference under different tax jurisdictions	(5.72)%	(0.70)%
Non-deductible expense	0.09%	0.05%
Development & research expense	(10.17)%	(9.91)%
Effect of change in valuation allowance	11.44%	(6.90)%
Income tax expense	0.00%	0.03%

For the purpose of presentation in the consolidated balance sheets, deferred income tax assets and liabilities have been offset, and included in other assets on the accompanying consolidated balance sheets. Significant component of deferred tax assets and liabilities are as follows:

	As of December 31,
	2022	2023
	RMB	RMB	US$
Deferred tax assets
Tax losses	49,286	43,524	6,130
Valuation allowance	(49,286)	(43,524)	(6,130)
Total deferred tax assets	—	—	—

The Company operates through several subsidiaries. Valuation allowance is considered for each of the entities. Realization of the net deferred tax assets is dependent on factors including future reversals of existing taxable temporary differences and adequate future taxable income, exclusive of reversing deductible temporary differences and tax loss or credit carry forwards. The Group evaluates the potential realization of deferred tax assets on an entity-by-entity basis.

13. CONVERTIBLE REDEEMABLE PREFERRED SHARES

Series Pre-A Preferred Shares

On October 1, 2015, China Broadband Capital Partners III, L.P. (“China Broadband”), Gifted Ventures II Limited (“Gifted Ventures”), QM Angel I Limited (“QM Angel”), Zhong Mi Capital Ltd.(“Zhong Mi Capital”) respectively subscribed 15,050,000, 15,050,000, 21,000,000 and 10,500,000 Series Pre-A Preferred Shares (in aggregate of 61,600,000 shares, “Series Pre-A Preferred Shares”), at US$0.0162 per share with total cash consideration of US$1,000.

Series A Preferred Shares

On December 31, 2015, China Broadband Capital Partners III, L.P. (“China Broadband”), Gifted Ventures II Limited (“Gifted Ventures”) respectively subscribed 93,333,331 and 93,333,331 Series A Preferred Shares (in aggregate of 186,666,662 shares, “Series A Preferred Shares”), at US$0.0161 per share with total cash consideration of US$3,001.

Series A+ Preferred Shares

On June 1, 2016, China Broadband Capital Partners III, L.P. (“China Broadband”), Gifted Ventures II Limited (“Gifted Ventures”) respectively subscribed 38,888,892 and 38,888,892 Series A+ Preferred Shares (in aggregate of 77,777,784 shares, “Series A+ Preferred Shares”), at US$0.0643 per share with total cash consideration of US$5,000.

JINXIN TECHNOLOGY HOLDING COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands of RMB and US$, except for number of shares and per share data)

13. CONVERTIBLE REDEEMABLE PREFERRED SHARES (cont.)

Series B Preferred Shares

On December 23, 2016, China Broadband Capital Partners III, L.P. (“China Broadband”), Gifted Ventures II Limited (“Gifted Ventures”), Wu Capital Limited (“Wu Capital”) respectively subscribed 13,787,879, 13,787,879 and 73,535,357 Series B Preferred Shares (in aggregate of 101,111,115 shares, “Series B Preferred Shares”), at US$0.1088 per share with total cash consideration of US$11,000.

Series C Preferred Shares

On September 26, 2018, Wu Capital Limited (“Wu Capital”), Pearson Education Asia Limited respectively subscribed 61,790,124 and 30,895,062 Series C Preferred Shares (in aggregate of 92,685,186 shares, “Series C Preferred Shares”), at US$0.1618 per share with total cash consideration of US$15,000.

The rights, preferences and privileges of the Preferred Shares are as follows:

•        Conversion right

The Preferred Shares (exclusive of unpaid shares) would automatically be converted into ordinary shares upon a qualified initial public offering (“IPO”). The initial conversion ratio of Preferred Shares to ordinary shares shall be 1:1, subject to adjustments in the event of share splits, share dividends, combinations, recapitalization and similar events.

•        Redemption right

The investors of Series Preferred Shares have a right to require the Company to redeem their investments, at any time and from time to time on or after the date of the earliest to occur of the following: (i) the Company fails to complete a qualified initial public offering (“IPO”) until April 27, 2024; (ii) at any time upon the occurrence of any fraudulent act; (iii) the Company is not able to control any of its affiliates due to any change of PRC laws and regulations; (iv)any material license, permit or government approval of the Company is suspended, rejected to be issued or renewed or revoked, and the business of the Company is adversely affected as a result thereof, or (v) the Company is not able to control any of its affiliates due to any change of PRC laws and regulations.

The redeemed price for each Series Preferred Share should equal to the higher of (i) 100% of the issue price plus a simple interest rate of 8% per annum, (ii) the fair market value of the Preferred Shares as determined in good faith by an independent appraiser jointly by the Preferred Shareholders and the Company.

•        Liquidation

All assets and funds of the Company legally available for distribution to the Shareholders shall be distributed and the following circumstances shall be deemed a “Liquidation Event”:

(i)     as applicable, any acquisition, sale of shares, change of control, merger, consolidation or other similar transaction involving the Company in which the shareholders of the Company do not retain a majority of the voting power in the surviving entity or the parent of the surviving entity (except any transaction effected solely to change the Company’s domicile); or

(ii)    any sale, transfer or exclusive license by the Company of all or substantially all the assets or intellectual property of the Company.

•        Voting Right

The holders of redeemable shares and ordinary shares have the equivalent voting rights based on their proportionate holding of the Company.

JINXIN TECHNOLOGY HOLDING COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands of RMB and US$, except for number of shares and per share data)

13. CONVERTIBLE REDEEMABLE PREFERRED SHARES (cont.)

•        Dividend

Each holder of redeemable shares shall be entitled to receive dividends and distributions on an as-converted basis together with the ordinary shares on parity with each other, provided that such dividends and distributions shall be payable only when, as, and if declared by the Board.

Accounting of convertible redeemable preferred shares

The Company has classified the redeemable shares in the mezzanine equity of the consolidated balance sheets. In addition, management of the Company evaluated that redemption was not probable due to the fact that the Company filed the application for listing to a stock exchange prior to the date mentioned above and therefore the Company did not accrete the redeemable shares to the redemption value. The redemption value as of December 31, 2022 and 2023 was RMB241,411 and RMB241,411(US$34,002) respectively.

14. Ordinary shares

The Company was incorporated in the Cayman Islands in August 2015 under the Cayman Islands Companies Law as an exempted company with limited liability. The Company authorized 3,500,000,000 shares with US$0.00001428571428 par value and issued 416,920,000 shares to three shareholders in exchange for RMB41 (US$6). As of December 31, 2023, the number of outstanding ordinary shares is 416,920,000.

15. RESTRICTED NET ASSETS

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries, the VIE and subsidiaries of the VIE. Relevant PRC statutory laws and regulations permit payments of dividends by the Company’s PRC subsidiaries, the VIE and subsidiaries of the VIE only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company’s subsidiaries, the VIE and subsidiaries of the VIE.

In accordance with the PRC Regulations on Enterprises with Foreign Investment and the articles of association of the Company’s PRC subsidiaries, a foreign-invested enterprise established in the PRC is required to provide certain statutory reserves, namely general reserve fund, the enterprise expansion fund and staff welfare and bonus fund which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts. A foreign-invested enterprise is required to allocate at least 10% of its annual after-tax profit to the general reserve fund until such reserve has reached 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors for all foreign-invested enterprises. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. Shanghai Mihe was established as a foreign-invested enterprise and, therefore, is subject to the above mandated restrictions on distributable profits. For the years ended December 31, 2022 and 2023, WFOE did not have after-tax profit and therefore no statutory reserves have been allocated.

Foreign exchange and other regulations in the PRC may further restrict the Company’s PRC subsidiaries from transferring funds to the Company in the form of dividends, loans and advances. Amounts restricted include paid-in capital and statutory reserves of the Company’s PRC subsidiaries, as determined pursuant to PRC generally accepted accounting principles. As of December 31, 2023, restricted net assets of the Company’s PRC subsidiaries were RMB 217,304 (US$30,607).

JINXIN TECHNOLOGY HOLDING COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands of RMB and US$, except for number of shares and per share data)

16. LEASES

The Company entered into operating lease agreements for office spaces and employee dormitories. None of the amounts disclosed below for these leases contains variable payments, residual value guarantees or options that were recognized as part of the right-of-use assets and lease liabilities. As the Company’s leases did not provide an implicit discount rate, the Company used an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments.

As of December 31, 2023, the Company recognized operating lease liabilities, including current and noncurrent, in the amount of RMB7,875 (US$1,109) and the corresponding operating lease right-of-use assets of RMB7,575 (US$1,067).

Rent expense for the years ended December 31, 2022 and 2023 was RMB3,737 and RMB2,902 (US$409) respectively.

Lease commitments

The Company’s maturity analysis of operating lease liabilities as of December 31, 2023 is as follows:

Operating Leases
2024	2,783
2025	2,734
2026	2,607
2027	348
Total lease payment	8,472
Less imputed interest	(597)
Present value of operating lease liabilities	7,875
Less: current obligation	(2,479)
Long-term obligation as of December 31, 2023 (RMB)	5,396
Long-term obligation as of December 31, 2023 (US$)	760

Supplemental disclosure related to operating leases were as follows:

	For the year ended December 31, 2023	For the year ended December 31, 2022
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows for operating leases	2,902	3,737
Weighted average remaining lease term of operating leases	3.03	3.96
Weighted average discount rate of operating leases	4.75%	4.75%

17. NET REVENUES

The following table presents the Company’s revenues disaggregated by service lines for the years ended December 31, 2022 and 2023:

	For the years ended December 31,
	2022	2023
	RMB	RMB	US$
Subscription revenue from users	113,487	113,669	16,010
Licensing revenues from content aggregators and distributors	121,640	188,853	26,599
Revenue from content sold to hardware manufacturers	1,314	36,385	5,125
Revenue from sales of digital educational hardware devices	—	40,914	5,763
	236,441	379,821	53,497

JINXIN TECHNOLOGY HOLDING COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands of RMB and US$, except for number of shares and per share data)

17. NET REVENUES (cont.)

The following table presents the movement of the Company’s contract liabilities for the years ended December 31, 2022 and 2023:

	For the years ended December 31,
	2022	2023
	RMB	RMB	US$
Balance at the beginning of the year	92,869	58,746	8,274
Cash payment received from the customers	87,566	104,312	14,693
Revenue and value-added tax recognized	(121,689)	(137,252)	(19,332)
Balance at the end of the year	58,746	25,806	3,635

The amount of revenue recognized that was included in the contract liabilities at the beginning of the year were RMB114,801 and RMB129,483 (US$18,237) for the years ended December 31, 2022 and 2023, respectively.

18. SHARE BASED COMPENSATION

Share option plan (the “2016 Plan”)

On April 6, 2016, the shareholders and Board of Directors of the Company approved the 2016 Plan. Under the 2016 Plan, the maximum aggregate number of shares that may be issued shall not exceed 130,666,669. The terms of the options shall not exceed ten years from the date of grant. All share options to be granted under the 2016 Plan have a contractual term of six years and generally vest over 2 to 4 years in the grantee’s option agreement. The purpose of the 2016 Plan is to attract and retain exceptionally talented and qualified individuals, and to motivate them to exercise their best efforts on behalf of the Company through valuable incentives and awards.

A summary of the employee equity award activity under the 2016 Plan is stated below:

	Number of options	Weighted- average exercise price	Weighted- average grant-date fair value	Weighted- average remaining contractual term	Aggregate intrinsic Value
		RMB	RMB	Years	RMB
Outstanding, December 31, 2022	49,270,000	0.06	0.06	2.9	—
Granted	—	—	—	—	—
Forfeited	—	—	—	—	—
Outstanding, December 31, 2023	49,270,000	0.06	0.06	1.9	—
Vested and expected to vest at December 31, 2023	49,270,000	0.06	0.06	1.9	—
Exercisable at December 31, 2023	49,270,000	0.06	0.06	1.9	—
Outstanding, December 31, 2021	49,270,000	0.06	0.06	3.9	—
Granted	—	—	—	—	—
Forfeited	—	—	—	—	—
Outstanding, December 31, 2022	49,270,000	0.06	0.06	2.9	—
Vested and expected to vest at December 31, 2022	49,270,000	0.06	0.06	2.9	—
Exercisable at December 31, 2022	49,270,000	0.06	0.06	2.9	—

The aggregate intrinsic value is calculated as the difference between the exercise price of the awards and the fair value of the underlying Ordinary Shares at each reporting date, for those awards that had exercise price below the estimated fair value of the relevant Ordinary Shares.

JINXIN TECHNOLOGY HOLDING COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands of RMB and US$, except for number of shares and per share data)

18. SHARE BASED COMPENSATION (cont.)

As of December 31, 2023, there was RMB11 (US$2) of unrecognized share-based compensation expense, related to unvested awards. Total unrecognized compensation cost may be adjusted for actual forfeitures occurring in the future.

19. RELATED PARTY TRANSACTIONS

a) related parties

Xu Jin	Chairman and CEO
Shanghai Xiyan Enterprise Management Center	Non-controlling shareholder of the Company’s subsidiary
Shanghai Diyi	Equity investee of the Company

b) Amount due from related parties

		As of December 31,
Name of Related Party	Nature	2022	2023
		RMB	RMB	US$
Shanghai Diyi	Account receivables	—	45	6
Xu Jin	Related Party Loan	660	—	—
Shanghai Xiyan Enterprise Management Center	Deposit, Prepaid Rent Fee	210	45	7
		870	90	13

c) Amount due to related parties

		As of December 31,
Name of Related Party	Nature	2022	2023
		RMB	RMB	US$
Shanghai Diyi	Advance from Customer	1	10	1
		1	10	1

d) Net Revenues — Related Party

	As of December 31,
Name of Related Party	2022	2023
	RMB	RMB	US$
Shanghai Diyi	3,354	3,745	527
Shanghai Xiyan Enterprise Management Center	325	250	35

e) Cost of revenues — Related Party

	As of December 31,
Name of Related Party	2022	2023
	RMB	RMB	US$
Shanghai Diyi	1,114	1,420	200

JINXIN TECHNOLOGY HOLDING COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands of RMB and US$, except for number of shares and per share data)

19. RELATED PARTY TRANSACTIONS (cont.)

f) General and administrative expense — Lease expense

	As of December 31,
Name of Related Party	2022	2023
	RMB	RMB	US$
Shanghai Xiyan Enterprise Management Center	211	252	35

20. PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed balance sheets

	As of December 31,
	2022	2023
	RMB	RMB	US$
ASSETS
Current assets:
Cash and cash equivalents	2,384	58	8
Amount due from subsidiaries	237,101	242,050	34,092
Deferred IPO expenses	—	713	100
Total current assets	239,485	242,821	34,200

Non-current assets
Investment in subsidiaries	(211,388)	(144,058)	(20,290)
Total non-current assets	(211,388)	(144,058)	(20,290)
Total assets	28,097	98,763	13,910

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Total liabilities	—	—	—

Mezzanine equity:
Redeemable preferred shares (US$0.00001428571428 par value; 519,840,747 and 519,840,747 shares issued and outstanding as of December 31, 2022 and 2023, respectively)	241,411	241,411	34,002
Shareholders’ deficit:
Ordinary shares (US$0.00001428571428 par value; 3,500,000,000 shares authorized; 416,920,000 and 416,920,000 issued and outstanding as of December 31, 2022 and 2023, respectively)	41	41	6
Additional paid-in capital	13,188	13,357	1,881
Statutory reserve	2,561	5,268	742
Accumulated deficit	(229,503)	(161,713)	(22,777)
Accumulated other comprehensive loss	399	399	56
Total shareholders’ deficit	(213,314)	(142,648)	(20,092)
Total liabilities, mezzanine equity and shareholders’ deficit	28,097	98,763	13,910

JINXIN TECHNOLOGY HOLDING COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands of RMB and US$, except for number of shares and per share data)

20. PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (cont.)

Condensed statement of comprehensive income

	For the years ended December 31,
	2022	2023
	RMB	RMB	US$
General and administrative expenses	(947)	(32)	(5)
Total operating expenses	(947)	(32)	(5)
Operating loss	(947)	(32)	(5)
Interest income	17	4	1
Investment income	—	10	1
Exchange gain	16,825	3,337	470
Share of profits from subsidiaries and Consolidated VIEs	36,868	67,178	9,462
Income before taxes	52,763	70,497	9,929
Income tax expense	—	—	—
Net income	52,763	70,497	9,929

Comprehensive income
Net income	52,763	70,497	9,929
Other comprehensive income
Foreign currency translation adjustment	(6,270)	—	—
Total comprehensive income	46,493	70,497	9,929

Condensed statements of cash flows

	For the year ended December 31,
	2022	2023
	RMB	RMB
Net cash used in operating activities	(756)	(1,613)	(228)
Net cash provided by investing activities	—	—	—
Net cash used in financing activities	—	(713)	(100)
Net decrease in cash and cash equivalents and restricted cash	(756)	(2,326)	(328)
Cash and cash equivalents at beginning of year	3,140	2,384	336
Cash and cash equivalents at end of year	2,384	58	8

Basis of presentation

In the Company-only financial statements, the Company’s investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries since inception.

The Company records its investment in its subsidiary under the equity method of accounting as prescribed in ASC 323-10, Investment-Equity Method and Joint Ventures, and such investment is presented on the balance sheets as “Investments in subsidiaries” and the share of the subsidiaries’ profit or loss is presented as “Share of profits of subsidiaries and Consolidated VIEs” on the statements of operations.

JINXIN TECHNOLOGY HOLDING COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands of RMB and US$, except for number of shares and per share data)

20. PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (cont.)

The subsidiaries did not pay any dividends to the Company for the years presented.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted and as such, these Company-only financial statements should be read in conjunction with the Company’s consolidated financial statements.

21. SUBSEQUENT EVENTS

The Company has assessed all events from December 31, 2023 up through April 2, 2024, which is the date that these consolidated financial statements are available to be issued, there are not any material subsequent events that require disclosure in these consolidated financial statements.

纳米盒

NAMIBOX

Innovative Digital Educational Content Service Provider
Empowered by Advanced Technologies

Jinxin Technology Holding Company

          Ordinary Shares

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PROSPECTUS

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EF HUTTON LLC

          , 2024

Until           , 2024 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)
Dated           , 2024

American Depositary Shares

Jinxin Technology Holding Company

Representing            Ordinary Shares

____________________

This prospectus (the “Resale Prospectus”) relates to the resale of            American Depositary Shares (“ADSs”) representing         ordinary shares by HK EDUCATION VISION HOLDING CO.,LIMITED (the “Selling Shareholder”). We will not receive any of the proceeds from the sale of ADSs by the Selling Shareholder.

Any sales of the ADSs covered by this prospectus will only occur after the commencement of trading of our ADSs representing our ordinary shares on the Nasdaq Global Market (“Nasdaq”), and such sales will occur at prevailing market prices or in privately negotiated prices. The distribution of securities offered hereby may be effected in one or more transactions that may take place in ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals. The Selling Shareholder will sell its shares at prevailing market prices or in privately negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Shareholder.

We have applied to list the ADSs on the Nasdaq Global Market under the trading symbol “NAMI.”

Jinxin Technology Holding Company is a Cayman Islands holding company with no business operations and not a Chinese operating company. It conducts its China-based operations through its PRC subsidiary, or the WFOE, a consolidated variable interest entity, or the VIE, and the VIE’s subsidiaries. However, we and our shareholders do not have any equity interests in the VIE as current PRC laws and regulations restrict and impose conditions on direct foreign investment in companies that engage in certain services, such as value-added telecommunication services. As a result, we operate a significant portion of our businesses in China through certain contractual arrangements with the VIE. This structure allows us to be considered the primary beneficiary of the VIE for accounting purposes, which serves the purpose of consolidating the financial results of the VIE in our consolidated financial statements under generally accepted accounting principles in the U.S. (“U.S. GAAP”). This structure also provides investors with exposure to foreign investment in such companies. As of the date of this prospectus, these contractual arrangements have not been tested in a court of law in the PRC. The VIE is owned by certain nominee shareholders, not us. The nominee shareholders are also shareholders of our company. For a summary of such contractual arrangements, see “Corporate History and Structure — Contractual Arrangements with the VIE and Its Shareholders.” Investors in the ADSs are purchasing equity securities of a Cayman Islands holding company rather than equity securities of our subsidiaries and the VIE. Investors may never directly hold equity interests in the VIE under the current PRC laws and regulations. As used in this prospectus, “we,” “us,” “our company,” “our” or “Jinxin Technology” refers to Jinxin Technology Holding Company and its subsidiaries, and, in the context of describing our consolidated financial information, business operations and operating data, the consolidated VIE. We refer to Shanghai Jinxin Network Technology Co., Ltd. as the VIE in the context of describing their activities and contractual arrangements with us.

Our corporate structure involves unique risks to investors in the ADSs. In 2022 and 2023, substantially all of our revenues were derived from the VIE. If the PRC government deems that our contractual arrangements with the VIE do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to material penalties or be forced to relinquish our interests in those operations or otherwise significantly change our corporate structure. We and our investors face significant uncertainty about potential future actions by the PRC government that could affect the legality and enforceability of the contractual arrangements with the VIE and, consequently, significantly affect our ability to consolidate the financial results of the VIE and the financial performance of our company as a whole. Our ADSs may decline in value or become worthless, if we are unable to claim our contractual rights over the assets of the VIE that conducts substantially all of our operations in China. See “Risk Factors — Risks Related to Our Corporate Structure” for detailed discussion.

Under PRC law, Jinxin Technology Holding Company may provide funding to the WFOE only through capital contributions or loans, and to the VIE only through loans, subject to the satisfaction of applicable government registration and approval requirements. In 2022 and 2023, transfers of cash were made across our organization through capital injections and intra-group loans. As of December 31, 2023, Jinxin Technology Holding Company had made cumulative capital contributions of RMB146.9 million to the WFOE through its intermediate holding company, and had transferred RMB55.9 million to the WFOE by way of intra-group loans. In 2022 and 2023, the VIE transferred RMB20.5 million and RMB32.0 million to the WFOE, respectively, through intra-group loans. In 2022 and 2023, the WFOE transferred RMB19.8 million and RMB32.7 million to the VIE, respectively, through repayment of loans. Apart therefrom, no other cash or asset was transferred within our organization in 2022 and 2023. Jinxin Technology Holding Company has not previously declared or paid any cash dividend or dividend in kind, and has no plan to declare or pay any dividends in the near future on our shares or the ADSs representing our ordinary shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. For details, see “Prospectus Summary — Transfer of Funds and Other Assets” and “Summary Consolidated Financial Data — Condensed Consolidating Schedule.” As of the date of this prospectus, we do not have cash management policies and procedures in place that dictate how funds are transferred through our organization. Rather, the funds can be transferred in accordance with the applicable PRC laws and regulations, subject to satisfaction of applicable government registration and approval requirements. There is no assurance the PRC government will not intervene in or impose restrictions and limitations on the ability of Jinxin Technology Holding Company, our subsidiaries, and the VIE to transfer cash. To the extent cash or assets are held in mainland China or by a mainland China entity, the funds or assets may not be available to fund operations or for other use outside of mainland China due to the intervention in or imposition of restrictions and limitations on the ability of Jinxin Technology Holding Company, our subsidiaries, or the VIE by the PRC government to transfer cash or assets. While there are currently no such restrictions or limitations in Hong Kong on cash transfers to, or from, entities in Hong Kong, if certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future, were to become applicable to our Hong Kong subsidiary in the future, and to the extent our cash or assets are in Hong Kong or a Hong Kong entity, such funds or assets may not be available due to the interventions in or imposition of restrictions and limitations on our ability to transfer funds or assets by the PRC government. See “Prospectus Summary — Summary of Risk Factors,” “Prospectus Summary — Restrictions on Foreign Exchange and our Ability to Transfer Cash between Entities, Across Borders and to U.S. Investors,” “Risk Factors — Risks Related to Our Corporate Structure — We may rely on dividends and other payments from Shanghai Mihe to fund cash and financing requirements, and any limitation on the ability of Shanghai Mihe to pay dividends to us could have a material adverse effect on our ability to conduct our business and pay dividends to our shareholders” and “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans to our PRC subsidiary and the VIE in China, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

Jinxin Technology Holding Company’s ability to pay dividends, if any, to its shareholders and ADS holders and to service any debt it may incur will depend upon dividends paid by the WFOE. Under PRC laws and regulations, the WFOE is subject to certain restrictions with respect to paying dividends or otherwise transferring any of their net assets offshore to Jinxin Technology Holding Company. In particular, under the current effective PRC laws and regulations, dividends may be paid only out of distributable profits. Distributable profits are the net profit as determined under PRC GAAP, less any recovery of accumulated losses and appropriations to statutory and other reserves required to be made. The WFOE is required to set aside at least 10% of its after-tax profits each year, after making up previous years’ accumulated losses, if any, to fund certain statutory reserve funds, until the aggregate amount of such a fund reaches 50% of its registered capital. Furthermore, the PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our offshore intermediary holding companies or ultimate parent company, and therefore, our shareholders or investors in our ADSs. If any of our subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to Jinxin Technology Holding Company. In addition, the WFOE is required to make appropriations to certain statutory reserve funds, which are not distributable as cash dividends except in the event of a solvent liquidation of the companies. See “Prospectus Summary — Restrictions on Foreign Exchange and our Ability to Transfer Cash between Entities, Across Borders and to U.S. Investors,” “Risk Factors — Risks Related to Our Corporate Structure — We may rely on dividends and other payments from Shanghai Mihe to fund cash and financing requirements, and any limitation on the ability of Shanghai Mihe to pay dividends to us could have a material adverse effect on our ability to conduct our business and pay dividends to our shareholders” and “Risk Factors — Risks Related to Doing Business in China — PRC governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment” for detailed discussion.

The Holding Foreign Companies Accountable Act, or the HFCAA, was enacted on December 18, 2020 and amended by the Consolidated Appropriations Act, 2023 enacted on December 29, 2022. The amended HFCAA states that if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for two consecutive years, the SEC shall prohibit our shares or ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States. The Consolidated Appropriations Act, 2023 reduced the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two years. On December 16, 2021, the PCAOB issued its report notifying the SEC of its determination that it was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China or Hong Kong. Our auditor, WWC Professional Corporation, is an independent registered public accounting firm headquartered in the United States. Our auditor is currently subject to PCAOB inspections and has been inspected by the PCAOB on a regular basis. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms.

Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a “Commission-Identified Issuer” following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a “Commission-Identified Issuer” for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the prohibition on trading under the HFCAA. The delisting of our ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. These risks could result in a material adverse change in our operations and the value of our ADSs, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause the value of such securities to significantly decline or become worthless. For more details, see “Risk Factors — Risks Related to Doing Business in China — Our ADSs will be prohibited from trading in the United States under the Holding Foreign Companies Accountable Act, or the HFCAA, if it is later determined that the PCAOB is unable to inspect and investigate completely our auditor. The delisting of and prohibition from trading our ADSs, or the threat of their being delisted and prohibited from trading, may cause the value of our ADSs to significantly decline or be worthless.”

We face various legal and operational risks and uncertainties as a company based in and primarily operating in China. Similar to situations of many other countries, the PRC government has significant authority to exert influence on the ability of a China-based company, like us, to conduct its business, accept foreign investments or list on a U.S. stock exchange. For example, recently the PRC government initiated a series of regulatory actions and statements to regulate business operations in China, including cracking down on illegal activities in the securities market, strengthened supervision on overseas listings by China-based companies, including companies with a VIE structure, adopting new measures to extend the scope of cybersecurity reviews and data security protection, and expanding the efforts in anti-monopoly enforcement. The PRC government may also regulate our operations by adopting new laws and regulations from time to time. The PRC government has recently published new policies that significantly affected certain industries. The PRC private education industry, especially the after-school tutoring sector, has experienced intense scrutiny and has been subject to significant regulatory changes recently. In particular, the Opinions on Further Alleviating the Burden of Homework and After-School Tutoring for Students in Compulsory Education jointly promulgated by the General Office of State Council and the General Office of Central Committee of the Communist Party of China on July 24, 2021, or the Alleviating Burden Opinion, sets out a series of operating requirements on after-school tutoring institutions that provides, among other things, (i) all existing after-school tutoring institutions providing tutoring services on academic subjects for students in compulsory education, or the Academic AST Institutions, shall be registered as non-profit, (ii) Academic AST Institutions are prohibited from raising funds by listing on stock markets or conducting any capitalization activities and listed companies are prohibited from investing in Academic AST Institutions through capital markets fund raising activities, or acquiring assets of Academic AST Institutions by paying cash or issuing securities, and (iii) foreign capital is prohibited from controlling or participating in any Academic AST Institutions through mergers and acquisitions, entrusted operation, joining franchise or variable interest entities. See “Regulations — Regulations Relating to Education” for more details. The VIE ceased to provide online tutoring services by the end of 2021 and has taken a series of actions to restructure its business and operations in order to be in compliance with the Alleviating Burden Opinion and other applicable PRC laws and regulations relating to after-school tutoring, which negatively affected our business, financial condition and results of operations in 2022. Although we do not expect that the Alleviating Burden Opinion and other PRC laws and regulations relating to after-school tutoring currently in effect will adversely impact our ability to conduct our current business, accept foreign investments or list on a U.S. or other foreign exchange, we cannot rule out the possibility that the PRC government will in the future release regulations or policies regarding our industry that could affect or influence our business, financial condition and results of operations. Furthermore, the PRC government has recently made efforts to exert more oversight and control over overseas securities offerings and other capital markets activities and foreign investment in China-based companies like us. Any such action, once taken by the PRC government, could cause the value of such securities to significantly decline or in extreme cases, become worthless. For a detailed description of risks related to doing business in China, see “Risk Factors — Risks Related to Doing Business in China.”

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

____________________________

We are an “emerging growth company” under the applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements. See “Risk Factors” beginning on page 22 for factors you should consider before investing in the ADSs.

The date of this Resale Prospectus is            , 2024

The Resale Offering

ADSs offered by the Selling Shareholder	ADSs representing ordinary shares.
ADSs offered by us	0 ADSs
Ordinary shares outstanding before the Resale Offering	Ordinary shares.
ADSs outstanding immediately after the Resale Offering	ADSs (or ADSs if the underwriter exercises its option to purchase additional ADSs in full).
Ordinary shares outstanding immediately after the Resale Offering	Ordinary shares, par value US$0.00001428571428 per share (or ordinary shares if the underwriter exercises its option to purchase additional ADSs in full).
Use of proceeds:	We will not receive any of the proceeds from the sale of the ADSs by the Selling Shareholder named in this Resale Prospectus.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the ADSs by the Selling Shareholder.

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SELLING SHAREHOLDER

The following table sets forth the name of the Selling Shareholder, the number of ordinary shares owned by the Selling Shareholder immediately prior to the date of this Resale Prospectus and the number of ADSs to be offered by the Selling Shareholder pursuant to this Resale Prospectus. The table also provides information regarding the beneficial ownership of our ordinary shares by the Selling Shareholder as adjusted to reflect the assumed sale of all of the ADSs offered under this Resale Prospectus.

The Selling Shareholder has not had any position, office or other material relationship within past three years with the Company. The Selling Shareholder is not a broker-dealer or an affiliate of a broker-dealer. For the ADSs to be offered by the Selling Shareholder, they do not have an agreement or understanding to distribute any of the ADSs being registered. The Selling Shareholder may offer for sale from time to time any or all of the ADSs. The table below assumes that the Selling Shareholder will sell all of the ADSs offered for sale by the Resale Prospectus.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

Name of Selling Shareholder	Ordinary Shares Beneficially Owned Prior to Offering	Maximum Number of Ordinary Shares to be Sold	Number of Ordinary Shares Owned after Offering	Percentage Ordinary Shares Ownership After Offering (%)
HK EDUCATION VISION HOLDING CO., LIMITED	228,256,018

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SELLING SHAREHOLDER PLAN OF DISTRIBUTION

The Selling Shareholder and any of its pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of the ADSs being offered under this Resale Prospectus on any stock exchange, market or trading facility on which shares of our ADSs are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholder may use any one or more of the following methods when disposing of shares:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        block trades in which the broker-dealer will attempt to sell the shares as agent but may position; and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        to cover short sales made after the date that the registration is declared effective by the SEC;

•        broker-dealers may agree with the Selling Shareholder to sell a specified number of such shares at a stipulated price per share;

•        a combination of any of these methods of sale; and

•        any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended, if available for the Selling Shareholder, rather than under this Resale Prospectus. The Selling Shareholder has the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The Selling Shareholder may pledge its shares to its brokers under the margin provisions of customer agreements. If the Selling Shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the Selling Shareholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this Resale Prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this Resale Prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The Selling Shareholder and any broker-dealers or agents that are involved in selling the shares offered under this Resale Prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting discount under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this Resale Prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this Resale Prospectus or, if required, in a replacement resale prospectus included in a post-effective amendment to the registration statement of which this Resale Prospectus is a part.

The Selling Shareholder and any other persons participating in the sale or distribution of the shares offered under this Resale Prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Shareholder or any other person. Furthermore, under Regulation M, persons engaged

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in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

Rule 2710 requires members firms to satisfy the filing requirements of Rule 2710 in connection with the resale, on behalf of Selling Shareholder, of the securities on a principal or agency basis. NASD Notice to Members 88-101 states that in the event the Selling Shareholder intends to sell any of the shares registered for resale in this Resale Prospectus through a member of FINRA participating in a distribution of our securities, such member is responsible for insuring that a timely filing, if required, is first made with the Corporate Finance Department of FINRA and disclosing to FINRA the following:

•        it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

•        the complete details of how the Selling Shareholder’ shares are and will be held, including location of the particular accounts;

•        whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the Selling Shareholder, including details regarding any such transactions; and

•        in the event any of the securities offered by the Selling Shareholder are sold, transferred, assigned or hypothecated by any Selling Shareholder in a transaction that directly or indirectly involves a member firm of FINRA or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of FINRA for review.

No FINRA member firm may receive compensation in excess of that allowable under FINRA rules, including Rule 2710, in connection with the resale of the securities by the Selling Shareholder. If any of the ordinary shares offered for sale pursuant to this Resale Prospectus are transferred other than pursuant to a sale under this Resale Prospectus, then subsequent holders could not use this Resale Prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the Selling Shareholder will sell all or any portion of the shares offered under this Resale Prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this Resale Prospectus. However, the Selling Shareholder and any purchaser is responsible for paying any discount, and similar selling expenses they incur.

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LEGAL MATTERS

The validity of the ADSs and certain other legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for us by Kirkland & Ellis International LLP. The validity of the ordinary shares represented by the ADSs offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by Campbells. Legal matters as to PRC law will be passed upon for us by DeHeng Law Offices. Kirkland & Ellis International LLP may rely upon Campbells with respect to matters governed by Cayman Islands law and DeHeng Law Offices with respect to matters governed by PRC law.

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          Ordinary Shares

Jinxin Technology Holding Company

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RESALE PROSPECTUS

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You should rely only on the information contained in this Resale Prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this Resale Prospectus. This Resale Prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this Resale Prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or the sale of these securities.

Until             , 2024, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriter with respect to their unsold subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6 Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The post-offering memorandum and articles of association which we have conditionally adopted and will become effective immediately prior to the completion of this offering provide that we shall indemnify our directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s own dishonesty in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending or investigating (whether successfully or otherwise) any civil, criminal, investigative and administrative proceedings concerning or in any way related to our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements, the form of which is filed as Exhibit 10.1 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide indemnification for us and our officers and directors for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7 Recent Sales of Unregistered Securities

During the past three years, we have issued the following securities.

Item 8 Exhibits and Financial Statement Schedules

(a) Exhibits

See Exhibit Index beginning on page II-3 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9 Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Exhibit Index

Jinxin Technology Holding Company

Exhibit Number	Description of Document
1.1**	Form of Underwriting Agreement
3.1**	Fifth Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect
3.2**	Form of Sixth Amended and Restated Memorandum and Articles of Association of the Registrant, effective immediately prior to the completion of this offering
4.1	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)
4.2*	Registrant’s Specimen Certificate for Ordinary Shares
4.3	Form of Deposit Agreement, among the Registrant, the depositary and the holders and beneficial owners of American Depositary Shares issued thereunder
4.4**†	The Registrant’s Shareholders Agreement dated September 26, 2018, as amended by Supplemental Agreement dated September 26, 2023
4.5**	The Registrant’s Third Amended and Restated Restricted Share Agreement dated September 26, 2018
5.1	Opinion of Campbells regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters
8.1	Opinion of Campbells regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2**	Opinion of DeHeng Law Offices regarding certain PRC tax matters (included in Exhibit 99.2)
10.1**	Form of Indemnification Agreement between the Registrant and its directors and executive officers
10.2**	Form of Employment Agreement between the Registrant and its executive officers
10.3**†

English translation of the Exclusive Technology and Consulting Service Agreement between Shanghai Mihe and Shanghai Jinxin, dated September 26, 2018, as amended by supplemental agreement dated January 6, 2023.

10.4**†

English translation of the Exclusive Option Agreement among Shanghai Mihe, Shanghai Jinxin and shareholders of Shanghai Jinxin, dated September 26, 2018, as amended by supplemental agreement dated January 6, 2023.

10.5**†

English translation of the Powers of Attorney among Shanghai Mihe, Shanghai Jinxin and shareholders of Shanghai Jinxin, dated September 26, 2018, as amended by supplemental Powers of Attorney dated January 6, 2023.

10.6**†	English translation of the Equity Pledge Agreement among Shanghai Mihe, Shanghai Jinxin and shareholders of Shanghai Jinxin, dated January 6, 2023.
10.7**†

English translation of the Business Operation Agreement among Shanghai Mihe, Shanghai Jinxin and shareholders of Shanghai Jinxin, dated September 26, 2018, as amended by supplemental agreement dated January 6, 2023.

10.8**†

English translation of the form of Spousal Consent granted by the spouse of each individual shareholder of Shanghai Jinxin, as currently in effect, and a schedule of all executed Spousal Consent Letters adopting the same form.

10.9**	2016 Share Plan
10.10**†	English translation of the Form Digital Product Operation Service Support Agreement Between Dazzle Interactive Network Technologies Co., Ltd. and Zhongjiao Enshi
21.1**	List of Principal Subsidiaries and VIE of the Registrant
23.1**	Consent of WWC Professional Corporation, an independent registered public accounting firm
23.2	Consent of Campbells (included in Exhibit 5.1)
23.3**	Consent of DeHeng Law Offices (included in Exhibit 99.2)
23.4**	Consent of Zhenyu Zhao, independent director appointee
23.5**	Consent of Liwei Zhang, independent director appointee
23.6**	Consent of Anran You, independent director appointee
24.1**	Powers of Attorney (included on signature page)
99.1**	Code of Business Conduct and Ethics of the Registrant
99.2**	Opinion of DeHeng Law Offices regarding certain PRC law matters
99.3**	Consent of Frost & Sullivan
107**	Filing Fee Table

____________

*        To be filed by amendment.

**      Previously filed.

†        Specific terms in this exhibit have been omitted because they both are not material and would be competitively harmful if publicly disclosed. The terms have been marked at the appropriate place with brackets and asterisks.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on April 16, 2024.

Jinxin Technology Holding Company
By:	/s/ Jin Xu
Name: Jin Xu
Title: Chairman of the Board of Directors and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on April 16, 2024.

Signature	Title
/s/ Jin Xu	Chairman of the Board of Directors and Chief Executive Officer
Jin Xu	(Principal Executive Officer)
/s/ Jun Jiang	Director and Chief Operating Officer
Jun Jiang
/s/ Huazhen Xu	Chief Financial Officer
Huazhen Xu	(Principal Financial and Accounting Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Jinxin Technology Holding Company has signed this registration statement or amendment thereto in New York, New York on April 16, 2024.

Authorized U.S. Representative Cogency Global Inc.
By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President